Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271795

PROSPECTUS

NEAR INTELLIGENCE, INC.

48,231,701 SHARES OF COMMON STOCK

UP TO 2,897,733 SHARES OF COMMON STOCK UNDERLYING CONVERTIBLE DEBENTURES

UP TO 5,349,234 SHARES OF COMMON STOCK UNDERLYING WARRANTS

5,200,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

This prospectus relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) 48,231,701 shares of common stock, par value $0.0001 per share (“Common Stock”), of Near Intelligence, Inc., a Delaware corporation (“Near” “we”, “us” or “our”), consisting of (A) an aggregate of 40,283,923 shares of Common Stock held by former Near Holdings (as defined below) equityholders, (B) an aggregate of 4,075,000 shares of Common Stock held by KludeIn Prime LLC (the “Sponsor”) and former directors of KludeIn (as defined below), (C) an aggregate of 1,268,916 shares of Common Stock held by BTIG, LLC (“BTIG”) and IBS Holding Corporation dba I-Bankers Securities Inc. (“IBS”), which shares were issued to BTIG and IBS as deferred underwriting compensation, (D) 2,522,068 shares of Common Stock held by Cantor Fitzgerald & Co. (“CF&CO”), which shares were issued to CF&CO in lieu of a cash advisory fee otherwise payable to CF&CO pursuant to the CF Engagement Letter (as defined below), and (E) 81,794 shares of Common Stock held by Northland Securities, Inc. dba Northland Capital Markets (“Northland”), which shares were issued to Northland as compensation for capital markets advisory services; (ii) up to 2,897,733 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures (as defined herein), including 1,125,886 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures held by the Sponsor; (iii) up to 149,234 shares of Common Stock issuable upon exercise of Part A-1 Warrants (as defined herein), including 57,984 shares of Common Stock issuable upon exercise of Part A-1 Warrants held by the Sponsor; (iv) up to 5,200,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants (as defined herein) held by the Sponsor; and (v) 5,200,000 Private Placement Warrants held by the Sponsor. This prospectus also relates to the issuance by us of up to an aggregate of 5,200,000 shares of Common Stock upon exercise of the Private Placement Warrants.

The shares of Common Stock being offered for resale under this prospectus represent, as of the date of this prospectus, approximately 94.1% of our total outstanding shares of Common Stock, assuming the cash exercise of all Private Placement Warrants and Part A-1 Warrants and conversion of all Part A-1 Convertible Debentures at the floor price. Furthermore, we have filed separate registration statements to (i) register the primary issuance by us of up to 8,625,000 shares of Common Stock upon exercise of the Public Warrants (as defined herein) (the “Public Warrants Prospectus”) and (ii) register for resale (x) up to 30,283,535 shares of Common Stock, consisting of (A) up to 28,927,538 shares of Common Stock issuable upon conversion of Part A-2/Part B Convertible Debentures (as defined herein), (B) up to 62,500 shares of Common Stock issuable upon exercise of Part A-2 Warrants (as defined herein) and (C) 1,293,497 shares of Common Stock (the “Part A-2/Part B Resale Prospectus”), and (y) 42,000,000 shares of Common Stock that may be issued by us to CF Principal Investments LLC pursuant to the Common Stock Purchase Agreement (as defined herein) establishing a committed equity facility (the “CEF Prospectus”). Assuming the cash exercise of all Public Warrants, the shares registered under the Public Warrants Prospectus would represent approximately 14.3% of our total outstanding shares of Common Stock as of the date of this prospectus. Assuming conversion of the outstanding Part A-2/Part B Convertible Debentures at the applicable floor price and the cash exercise of all Part A-2 Warrants, the shares offered for resale under the Part A-2/Part B Resale Prospectus would represent approximately 37.5% of our total outstanding shares of Common Stock as of the date of this prospectus. If all of the shares offered for resale under the CEF Prospectus were issued and outstanding as of the date of this prospectus, such shares would represent approximately 44.8% of our total outstanding shares of Common Stock, after giving effect to such issuance.

Given the substantial number of securities being registered for potential resale under this prospectus as well as under the Part A-2/Part B Resale Prospectus and the CEF Prospectus, such sales, or the perception in the market that the selling securityholders intend to sell such shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. The shares of Common Stock registered for resale in this prospectus were acquired at effective purchase prices ranging from $0.00 to $9.46 per share, some of which are considerably below $1.52 per share, the closing price of our Common Stock on July 28, 2023. The Sponsor paid $1.00 per Private Placement Warrant. See “Summary of the Prospectus — Information Related to Offered Securities.” Certain selling securityholders may earn a positive rate of return by selling their shares, even if such sale results in a significant decline in the public trading price of our Common Stock and such selling securityholders’ shares are sold at a lower public trading price. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

The exercise price of the Private Placement Warrants is $11.50 per share, which exceeds the trading price of the Common Stock as of the date of this prospectus. Although we will receive the proceeds from the exercise of any Part A-1 Warrants or Private Placement Warrants for cash, we believe that, for so long as the Private Placement Warrants are out of the money, the holders thereof are not likely to exercise the Private Placement Warrants. We will not receive the proceeds from the resale of shares of Common Stock or Private Placement Warrants by the selling securityholders.

On March 23, 2023 (the “Closing Date”), we consummated the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of May 18, 2022 (as amended from time to time, the “Merger Agreement”), by and among KludeIn I Acquisition Corp., a Delaware corporation (“KludeIn”), Paas Merger Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of KludeIn (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of KludeIn (“Merger Sub 2”), and Near Intelligence Holdings Inc., a Delaware corporation (“Near Holdings”), pursuant to which, (i) Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving the merger as a wholly owned subsidiary of KludeIn (the “First Merger”), and (ii) immediately following the First Merger, Near Holdings, as the surviving entity of the First Merger, merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”).

We are registering the resale of certain shares of Common Stock and the resale of the Private Placement Warrants as required by the Amended and Restated Registration Rights Agreement, dated as of March 23, 2023 (the “A&R Registration Rights Agreement”), entered into by and among us, the Sponsor, former KludeIn directors and certain former Near Holdings equityholders. We are also registering the resale of certain shares of Common Stock as required by (i) the letter agreement dated March 22, 2023, by and between KludeIn and BTIG, which amended certain terms of the Underwriting Agreement, dated as of January 6, 2021 (the “Underwriting Agreement”), by and between KludeIn and BTIG, and (ii) the Registration Rights Agreement, dated March 31, 2023, by and among us and the purchasers of the Part A-1 Convertible Debentures (the “Part A-1 Registration Rights Agreement”).

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and the Private Placement Warrants. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Common Stock and Private Placement Warrants.

Our shares of Common Stock are listed on The Nasdaq Global Market under the symbol “NIR.” On July 28, 2023, the closing sale price of shares of our Common Stock was $1.52. The Public Warrants are listed on The Nasdaq Capital Market under the symbol “NIRWW.” On July 28, 2023, the closing sale price of our Public Warrants was $0.1129.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside of the United States:    We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Near does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Near by, any other companies.

Notwithstanding references thereto in this prospectus, Near’s website is not part of and is not incorporated in the prospectus, and you should not consider information found on Near’s website to be part of this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements are any statements that look to future events and include, but are not limited to, statements regarding our business strategy; anticipated future operating results and operating expenses, cash flows, capital resources, and liquidity; trends, opportunities and risks affecting our business, industry and financial results; the expected benefits of use of our solutions; future expansion or growth plans and potential for future growth; our ability to attract new clients to purchase our solutions; market acceptance of our solutions; the sufficiency of our existing cash and cash equivalents to meet our working capital and capital expenditure needs over the next 12 months; acquisitions; and our expectations or beliefs concerning future events. In addition, the words “anticipates,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•        our ability to generate sufficient revenue to achieve and sustain profitability;

•        we may be unable to attract new customers or retain existing customers, and given that a significant portion of our revenue is derived from a limited number of customers, the loss or decline in revenue from any of these customers would harm our business, results of operations and financial condition;

•        the Financing Agreement contains restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity;

•        we may be unable to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on favorable terms or at all;

•        substantial regulation and the potential for unfavorable changes to, or our failure to comply with, these regulations, which could substantially harm our business and operating results;

•        the level of demand for and market utilization of our solutions and products;

•        developments and projections relating to our competitors and industry;

•        our management team’s limited experience managing a public company;

•        the possibility that we need to defend ourselves against fines, penalties and injunctions if we are determined to be promoting products for unapproved uses;

•        our dependency upon third-party service providers for certain technologies;

•        our ability to maintain the listing of the Common Stock or the Public Warrants on Nasdaq;

•        the risk that our significant increased expenses and administrative burdens as a public company could have an adverse effect on our business, financial condition and results of operations; and

•        the other factors set forth in the section of this prospectus entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FREQUENTLY USED TERMS

“2023 Plan” means the Near Intelligence, Inc. 2023 Equity Incentive Plan.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated March 23, 2023, by and among Near, the Sponsor, former KludeIn directors and certain persons and entities holding securities of Near Holdings prior to the consummation of the Business Combination.

“Bylaws” means the Amended and Restated By-Laws of Near Intelligence, Inc.

“Blue Torch” means Blue Torch Finance LLC, a Delaware limited liability company.

“Board” means the Board of Directors of Near.

“Business Combination” means the business combination contemplated by the Merger Agreement.

“CF Registration Rights Agreement” means that certain Registration Rights Agreement between KludeIn and CFPI, dated as of May 18, 2022, as amended from time to time.

“CF&CO” means Cantor Fitzgerald & Co.

“CFPI” means CF Principal Investments LLC, a Delaware limited liability company.

“Charter” means the certificate of incorporation of Near Intelligence, Inc.

“Closing Date” means March 23, 2023, the closing date of the Business Combination.

“Common Stock” means the shares of common stock of Near Intelligence, Inc., par value $0.0001 per share.

“Common Stock Financing” means the issuance of shares of Common Stock to CFPI under the Common Stock Purchase Agreement.

“Common Stock Purchase Agreement” means that certain agreement between KludeIn and CFPI, dated as of May 18, 2022.

“Contribution” means the contribution by N Sing of specified assets to Near Holdings in exchange for all of the capital stock of Near Holdings.

“Convertible Debentures” means convertible debentures issued pursuant to the Securities Purchase Agreements.

“Financing Agreement” means that certain Financing Agreement between Near Holdings, Near, certain of its subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch, as administrative agent and collateral agent, dated as of November 4, 2022, as amended from time to time.

“First Merger” means the merger of Merger Sub 1 with and into Near Holdings, with Near Holdings surviving as a wholly owned subsidiary of KludeIn.

“Founder Shares” means the shares of KludeIn Class B common stock par value, $0.0001 per share, initially purchased by the Sponsor in a private placement, and the shares of KludeIn Class A common stock, par value $0.0001 per share, issuable upon the conversion thereof.

“IPO” means the initial public offering of KludeIn.

“KludeIn” means KludeIn I Acquisition Corp., a Delaware corporation (which was renamed “Near Intelligence, Inc.” in connection with the consummation of the Business Combination).

“Legacy Near” means Near Intelligence Holdings Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 18, 2022, as amended on November 3, 2022, December 23, 2022 and January 17, 2023, by and among KludeIn, Merger Sub 1, Merger Sub 2 and Near Holdings.

“Merger Sub 1” means Paas Merger Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of KludeIn.

“Merger Sub 2” means Paas Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of KludeIn.

“Nasdaq” means the Nasdaq Global Market or the Nasdaq Capital Market, as applicable.

“N Sing” means Near Pte. Ltd., a Singapore corporation.

“Near” means Near Intelligence, Inc., a Delaware corporation.

“Near Holdings” means Near Intelligence Holdings Inc., a Delaware corporation.

“Part A-1 Convertible Debentures” means the convertible debentures issued pursuant to the Part A-1 Securities Purchase Agreement.

“Part A-1 Investors” means the purchasers of the Part A-1 Convertible Debentures, as identified on Schedule I to the Part A-1 Securities Purchase Agreement.

“Part A-1 Registration Rights Agreement” means that certain Registration Rights Agreement, dated March 31, 2023, among Near and the Part A-1 Investors.

“Part A-1 Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated March 31, 2023, by and among Near and the Part A-1 Investors.

“Part A-2 Convertible Debentures” means the convertible debentures issued pursuant to the Part A-2 Securities Purchase Agreement.

“Part A-2 Investors” means the purchasers of the Part A-1 Convertible Debentures, as identified on Schedule I to the Part A-2 Securities Purchase Agreement.

“Part A-2 Registration Rights Agreement” means that certain Registration Rights Agreement, dated May 18, 2023, among Near and the Part A-2 Investors.

“Part A-2 Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated May 18, 2023, by and among Near and the Part A-2 Investors.

“Part A-2 Warrants” means the warrants to purchase shares of Common Stock at an exercise price of $0.01 per share, issued to the Part A-2 Investors pursuant to the Part A-2 Securities Purchase Agreement.

“Part B Convertible Debentures” means the convertible debentures issued pursuant to the Part B Securities Purchase Agreement.

“Part B Investors” means the purchasers of the Part B Convertible Debentures, as identified on Schedule I to the Part B Securities Purchase Agreement.

“Part B Registration Rights Agreement” means that certain Registration Rights Agreement, dated May 18, 2023, among Near and the Part B Investors.

“Part B Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated May 18, 2023, by and among Near and the Part B Investors.

“Private Placement Warrants” means the 5,200,000 warrants issued to the Sponsor in a private placement simultaneously with the closing of the IPO.

“Public Warrants” means the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Reorganization” means the distribution by N Sing of the capital stock of Near Holdings received by it in the Contribution to all of the shareholders of N Sing, such that all of the shareholders of N Sing constituted and became the stockholders of Near Holdings and the capital stock and ownership structure of Near Holdings reflected the share capital and ownership structure of N Sing on a 1,000:1 basis.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger of Near Holdings with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of KludeIn.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase Agreements” means, collectively, the Part A-1 Securities Purchase Agreement, the Part A-2 Securities Purchase Agreement and the Part B Securities Purchase Agreement.

“Sponsor” means KludeIn Prime LLC, a Delaware limited liability company.

“VWAP” means the daily dollar volume-weighted average price for such security on the Nasdaq Global Market as reported by Bloomberg through its “Historical Prices — Px Table with Average Daily Volume” functions.

“Warrants” means the Private Placement Warrants and the Public Warrants.

“Warrant Agreement” means that certain warrant agreement, dated as of January 6, 2021, by and between KludeIn and Continental Stock Transfer & Trust Company.

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MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

On the Closing Date, (i) Paas Merger Sub 1, Inc. (“Merger Sub 1”) merged with and into Near Intelligence Holdings Inc. (“Near Holdings”), with Near Holdings surviving the merger as a wholly owned subsidiary of KludeIn I Acquisition Corp. (“KludeIn”) (the “First Merger”), and (ii) immediately following the First Merger, Near Holdings, as the surviving entity of the First Merger, merged with and into Paas Merger Sub 2 LLC (“Merger Sub 2”), with Merger Sub 2 being the surviving entity as a wholly owned subsidiary of KludeIn. Unless the context indicates otherwise, references in this prospectus to the “Company,” “Near,” “we,” “us,” “our” and similar terms refer to Near Intelligence, Inc. (f/k/a KludeIn I Acquisition Corp.) and its consolidated subsidiaries after the consummation of the Business Combination. References to “KludeIn” refer to the predecessor company prior to the consummation of the Business Combination. References to “Legacy Near” refer to Near Intelligence Holdings Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination.

Our Company

Founded in 2012, Near is a global, full stack data intelligence SaaS platform that stitches and enriches data on people and places from which its customers can derive actionable intelligence of consumer behavior to help its customers make meaningful decisions.

Every business needs to know their customers in order to thrive. Generally, businesses struggle to accurately understand their consumers, their competition, and what marketing is effective. It is a problem that is expensive to solve and the solutions are often unreliable and untimely. Near’s platform (the “Near Platform”) is designed to provide accurate and comprehensive information on people, places, and products generating marketing and operational intelligence on consumer behavior and human movement to enable enterprises to make informed and rapid strategic decisions.

Near has a global presence, with its business being bifurcated in two distinct markets, one being the U.S. region and the other the international region (rest of the world except U.S.). The majority of our customers and revenue come from the U.S. region. For the years ended December 31, 2022 and 2021, the U.S. region accounts for 66% and 64%, respectively, of our revenue and the international region accounts for the remainder of the revenue.

The Near Platform is used by multiple global enterprise companies across various countries to make better decisions and reach their target customers. Our customers include some of the largest and best-known companies in their respective sectors. Our customers operate in multiple verticals, including business services, retail, real-estate, automotive, media and technology, hospitality, travel and tourism. Our customers range from some of the largest global enterprises all the way down to small businesses. Consequently, we believe the market for the Near Platform represents a significant and underpenetrated market opportunity today, as the business intelligence and analytics platform industry was estimated to be approximately $38 billion in 2021 (according to https://www.emergen research.com/industry-report/business-intelligence-and-analytics-platforms-market), of which we estimate $23 billion of that market is addressable by the Near Platform. We arrived at the estimate of $23 billion by deducting from the $38 billion total estimated market size revenues from verticals that our offerings do not currently address, such as education, energy and healthcare, among others.

Recent Developments

Business Combination

As previously disclosed, on May 18, 2022, Near Holdings, KludeIn, Merger Sub 1 and Merger Sub 2 entered into the Merger Agreement, pursuant to which, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving such merger as a wholly owned subsidiary of KludeIn, and immediately following the first merger, Near Holdings merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (such transactions, the “Business Combination”). Upon completion of the Business Combination on March 23, 2023, KludeIn changed its name to “Near Intelligence, Inc.” As a result of the Business Combination, we received approximately $2.0 million from the KludeIn trust account and incurred approximately $25.4 million of related legal, financial advisory and other professional fees.

Convertible Debenture Financings

Part A-1 Convertible Debentures

On March 31, 2023, we entered into a securities purchase agreement (the “Part A-1 Securities Purchase Agreement”) with the investors listed on Schedule 1 thereto (the “Part A-1 Investors”), in connection with the issuance and sale by us of (i) convertible debentures in an aggregate principal amount of $5,969,325 (the “Part A-1 Convertible Debentures”), including $2,319,325 aggregate principal amount of Part A-1 Convertible Debentures issued to the Sponsor, and (ii) warrants (the “Part A-1 Warrants”) to purchase an aggregate of 149,234 shares (the “Part A-1 Warrant Shares”) of Common Stock, including 57,984 Part A-1 Warrants issued to the Sponsor.

The Part A-1 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is 90 days after the final maturity date of the term loans issued pursuant to that certain Financing Agreement among Near, Near Holdings, as borrower, certain other subsidiaries as guarantors, and Blue Torch Finance LLC (“Blue Torch”), dated as of November 4, 2022, as amended from time to time (the “Financing Agreement”). The maturity date may be extended at the option of the Part A-1 Investor. Beginning September 28, 2023, any portion of the outstanding and unpaid principal amount of the Part A-1 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock (the “Part A-1 Conversion Shares”) based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs (as defined below) during the twenty (20) consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $2.06.

The Part A-1 Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

The Part A-1 Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Part A-1 Investor and its affiliates having beneficial ownership of more than 4.99% of our then outstanding shares of Common Stock, provided that this limitation may be waived by the applicable Part A-1 Investor upon not less than 65 days’ prior notice to us. The Part A-1 Convertible Debentures also contain certain representations, warranties, covenants, and events of default including, among other things, if we become delinquent in our periodic report filings with the U.S. Securities and Exchange Commission (the “SEC”) and if any event of default under the Financing Agreement results in the indebtedness thereunder becoming or being declared due and payable. If an event of default occurs and is continuing, the full unpaid principal amount of the Part A-1 Convertible Debentures, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at a Part A-1 Investor’s election by notice to us, immediately due and payable in cash.

The Part A-1 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-1 Warrants are exercisable into shares of Common Stock beginning on March 31, 2023 and expire at 5:00 p.m. Eastern Time on March 31, 2027. No portion of the Part A-1 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-1 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the applicable Part A-1 Investor upon not less than 65 days’ prior notice to us.

In connection with the entry into the Part A-1 Securities Purchase Agreement and the issuance of the Part A-1 Convertible Debentures and Part A-1 Warrants, we and each of the Part A-1 Investors entered into a registration rights agreement (the “Part A-1 Registration Rights Agreement”) pursuant to which we are required to file a registration statement registering the resale by the Part A-1 Investors of the Part A-1 Conversion Shares and Part A-1 Warrant Shares under the Securities Act. Pursuant to the Part A-1 Registration Rights Agreement, we are required to meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of the registration statement. We filed such registration statement on May 10, 2023.

Part A-2 Convertible Debentures and Part B Convertible Debentures

On May 18, 2023, we entered into a securities purchase agreement (the “Part A-2 Securities Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part A-2 Investors”), in connection with the issuance and sale by us of (i) convertible debentures in an aggregate principal amount of $2,500,000 (the “Part A-2 Convertible Debentures”), including $600,000 aggregate principal amount of Part A-2 Convertible Debentures issued to the Sponsor, and (ii) warrants (the “Part A-2 Warrants”) to purchase an aggregate of 62,500 shares of Common Stock, including 15,000 shares of Common Stock issuable upon exercise of Part A-2 Warrants held by the Sponsor. Also on May 18, 2023, we entered into a securities purchase agreement (the “Part B Securities Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part B Investors” and together with the Part A-2 Investors, the “Part A-2/Part B Investors”), in connection with the issuance and sale by us of (i) convertible debentures in an aggregate principal amount of $11,440,217 (the “Part B Convertible Debentures”, and together with the Part A-2 Convertible Debentures, the “Part A-2/Part B Convertible Debentures”) and (ii) an aggregate of 263,125 shares of Common Stock (the “Commitment Fee Shares”). The Part B Convertible Debentures were issued at an original issue discount of 8%, resulting in aggregate gross proceeds to us of $10,525,000.

The Part A-2 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is the later of (i) February 2, 2027 and (ii) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement. The Part B Convertible Debentures bear interest at an annual rate of 10% and will mature on the date that is the later of (i) the one-year anniversary of the issuance date of the Part B Convertible Debentures or (ii) the earlier of (a) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement or (b) the termination or repayment of the term loans issued pursuant to the Financing Agreement. The interest rate is subject to increase to 15% upon the occurrence and during the continuance of any Event of Default (as defined therein). The maturity date of any Part A-2 Convertible Debenture or Part B Convertible Debenture may be extended at the option of the applicable Part A-2/Part B Investor. The Part A-2 Convertible Debentures and the Part B Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

Beginning November 14, 2023, any portion of the outstanding and unpaid principal amount of the Part A-2 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs during the 20 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $0.45 (the “Floor Price”).

Any portion of the outstanding and unpaid principal amount of the Part B Convertible Debentures, together with any redemption premium and accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $2.23, or (ii) 90.0% of the lowest daily VWAP of the Common Stock during the seven consecutive trading days prior to the conversion date, but not lower than the Floor Price.

Subject to a subordination agreement among Blue Torch and the Part B Investors (the “Part B Subordination Agreement”), the Company may, at its option, elect to redeem a portion or all amounts outstanding under either Part B Convertible Debenture in cash, plus a 5% redemption premium on the amount to be redeemed, provided that (i) the last reported closing price of the Common Stock is less than $2.23 and (ii) the Company provides the applicable holder with at least five business days’ prior written notice of its desire to exercise such redemption right. Upon receipt of a redemption notice, a holder shall have five business days to elect to convert all or any portion of its Part B Convertible Debenture in lieu of redemption.

For purposes of the Convertible Debentures, “VWAP” means the daily dollar volume-weighted average price for such security on the Nasdaq Global Market as reported by Bloomberg through its “Historical Prices — Px Table with Average Daily Volume” functions.

The Part A-2/Part B Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Part A-2/Part B Investor and its affiliates having beneficial ownership of more than 4.99% (or in the case of one investor, 9.99%) of the Company’s then outstanding shares of Common Stock, provided that this limitation may be waived by the applicable Part A-2/Part B Investor upon not less than 65 days’ prior notice to the Company.

The Part A-2 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-2 Warrants are currently exercisable into shares of Common Stock and will expire at 5:00 p.m. Eastern Time on May 18, 2027. No portion of the Part A-2 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-2 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the applicable Part A-2 Investor upon not less than 65 days’ prior notice to us.

The Part B Convertible Debentures provide that, upon the occurrence of a Trigger Event (as defined below) and subject to the Part B Subordination Agreement, the Company must make monthly cash payments against the principal amount then outstanding in an amount equal to $1,000,000 of the principal amount of such Part B Convertible Debenture plus accrued and unpaid interest thereon, if any, plus a redemption premium of 5% of the triggered payment amount (each, a “Trigger Payment” and collectively, the “Trigger Payments”). A “Trigger Event” occurs if the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days. The Company’s obligation to make Trigger Payments shall be reduced by an amount equal to any portion of the principal amount of such Part B Convertible Debenture, together with any accrued and unpaid interest, that, following the applicable Trigger Date, is converted into shares of Common Stock at the option of the holder. The Company’s obligation to make Trigger Payments will continue until the fifth consecutive trading day that the VWAP is greater than 110% of the Floor Price.

In connection with the entry into the Part A-2 Securities Purchase Agreement and the Part B Securities Purchase Agreement and the issuance of the Part A-2 Convertible Debentures, the Part A-2 Warrants, the Part B Convertible Debentures and the Commitment Fee Shares, the Company and each of the Part A-2/Part B Investors entered into certain Registration Rights Agreements (together, the “Part A-2/Part B Registration Rights Agreements”) pursuant to which we are required to file registration statements registering the resale by the Part A-2/Part B Investors of the shares issuable upon conversion of the Part A-2/Part B Convertible Debentures, the shares issuable upon exercise of the Part A-2 Warrants and the Commitment Fee Shares under the Securities Act. Pursuant to the Part A-2/Part B Registration Rights Agreements, we are required to meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of registration statements. We are required to file a (i) registration statement related to the shares issuable upon conversion of the Part A-2 Convertible Debentures and upon exercise of the Part A-2 Warrants no later than thirty (30) days following May 18, 2023, and (ii) a registration statement related to the shares issuable upon conversion of the Part B Convertible Debentures and the Commitment Fee Shares no later than fifteen (15) days following May 18, 2023. The registration statement of which this prospectus forms a part is intended to satisfy such initial filing obligations.

In connection with the investment of YA II PN, Ltd. (“Yorkville”) in the Part B Convertible Debentures, entities affiliated with certain officers of the Company (collectively, the “Stockholder Guarantors”) entered into a Guaranty in favor of Yorkville (the “Stockholder Guaranty”). Pursuant to the Stockholder Guaranty, upon failure of the Company to make any Trigger Payment when due, including in the event the Company is unable to make a Trigger Payment as a result of the Part B Subordination Agreement, the Stockholder Guarantors will be obligated to make such Trigger Payment to Yorkville. Upon receipt of a Trigger Payment from any Stockholder Guarantor, Yorkville will transfer to such Stockholder Guarantor a portion of the Part B Convertible Debenture in an amount equal to the Trigger Payment received, less the redemption premium. Each Stockholder Guarantor also agreed to certain lock-up provisions during the term of the Stockholder Guaranty.

Issuance of Conversion Shares

On July 20, 2023, the Company issued 961,161 shares of Common Stock to Yorkville upon conversion of $922,826 of the outstanding principal amount of Yorkville’s Part B Convertible Debenture and $143,389 of accrued interest, at a conversion price of $1.1093 per share. The remaining principal balance of Yorkville’s Part B Convertible Debenture following this conversion is $7,800,000.

Blue Torch Financing Agreement

On November 4, 2022, Near Holdings entered into the Financing Agreement as borrower, with certain of its subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch, and Near was joined as a party to the Financing Agreement following consummation of the Business Combination. The Financing Agreement provides for senior secured term loans in an initial principal amount of up to $100.0 million. Borrowings under the Financing Agreement accrue interest at a floating rate per annum equal to the adjusted Term SOFR plus 9.75% (subject to a floor set at 3.891% as of the effective date). Interest is payable quarterly and the borrowings under the Financing Agreement are scheduled to mature on November 4, 2026. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Financing Agreement at a per annum rate equal to 2.00% above the interest rate otherwise applicable to such obligations. Our obligations under the Financing Agreement are guaranteed by certain of our domestic and foreign subsidiaries meeting materiality thresholds set forth in the Financing Agreement. Such obligations, including the guarantees, are secured by substantially all of our and the subsidiary guarantors’ personal property.

On March 23, 2023, Near Holdings, its subsidiary guarantors, Blue Torch and the Required Lenders (as defined therein) entered into the Consent and Amendment No. 2 to Financing Agreement (the “Consent and Amendment No. 2”), pursuant to which we agreed that (a) on or prior to March 31, 2023, (i) the Business Combination would be consummated in accordance with the terms of the Merger Agreement, in all material respects, and at a pre-money enterprise value of at least $575 million, (ii) we would raise additional capital from the issuance of subordinated indebtedness or equity securities (“Junior Capital”) in an amount that, together with net cash proceeds from the KludeIn trust account, equaled or exceeded $8.0 million, and (iii) we would secure commitments constituting Junior Capital of at least $8.5 million in the aggregate (the “Committed Junior Investments”), and (b) on or prior to April 15, 2023, the Committed Junior Investments must have been funded with net cash proceeds of at least $8.5 million ((i) and (ii) together, the “Junior Capital Financing Conditions”). In addition to the foregoing Junior Capital Financing Conditions, on or before May 31, 2023, the Company was required to receive net cash proceeds of at least $50.0 million from the issuance of Junior Capital (the “Subsequent Financing Condition”). The failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition before the applicable date would result in a mandatory prepayment event of our outstanding obligations pursuant to the Financing Agreement. However, the failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition would not result in an event of default if the mandatory prepayment is made within three business days following the date on which such condition subsequent was not satisfied. In connection with the Consent and Amendment No. 2, we were deemed to have paid a one-time closing fee of $2.0 million, which was added to the outstanding principal amount of the loans under the Financing Agreement.

As described above, on March 31, 2023, we raised additional Junior Capital in an amount which, together with the net proceeds from the KludeIn trust account, equaled or exceeded $8.0 million. However, we did not fully satisfy the other Junior Capital Financing Conditions, and, as a result, we were required to prepay all outstanding obligations under the Financing Agreement. We did not make such prepayment and our failure to comply with such mandatory prepayment obligations constituted an event of default under the Financing Agreement. Furthermore, as of April 15, 2023 and May 1, 2023, we were in breach of the minimum Liquidity (as defined in the Financing Agreement) covenants under the Financing Agreement and such breaches constituted events of default under the Financing Agreement (the “Liquidity Defaults”). The Liquidity Defaults constituted Specified Events of Default (as defined in the Financing Agreement), resulting in a 2.00% increase in the interest rate per annum until the date the Liquidity Defaults were cured or waived in writing and a $5.0 million deferred consent fee related to Consent and Amendment No. 2, which deferred consent fee would be added to the outstanding principal amount of the loans under the Financing Agreement.

On May 5, 2023, we entered into a Forbearance Agreement with Blue Torch (the “Initial Forbearance Agreement”), pursuant to which Blue Torch agreed to temporarily forbear from exercising its default-related rights and remedies against us solely with respect to the events of default related to the Junior Capital Financing Conditions and the Liquidity Defaults (collectively, the “Existing Defaults”) during the period beginning on the date of the Initial Forbearance Agreement and ending on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivered a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default (as defined therein), or (iii) May 10, 2023. On May 10, 2023, we entered into another Forbearance Agreement with Blue Torch (the “Extended Forbearance Agreement”), which was substantially similar to the Initial Forbearance Agreement except that the forbearance period would end on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivered a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default, or (iii) May 20, 2023.

Effective as of May 18, 2023, we entered into Waiver and Amendment No. 3 to Financing Agreement (“Waiver and Amendment No. 3”), pursuant to which, among other things, (i) Blue Torch waived the Existing Defaults and (ii) the parties agreed to amend certain terms of the Financing Agreement relating to (x) the Junior Capital Financing Conditions, (y) the minimum Liquidity requirements and (z) the leverage ratios required for withdrawals of proceeds under the Financing Agreement. In accordance with Waiver and Amendment No. 3, on or prior to May 20, 2023 (or such later date as may be agreed in writing), the net cash proceeds from the issuance of Junior Capital after March 23, 2023, plus net cash proceeds from the KludeIn trust account, was required to be at least $21.0 million in the aggregate (the “Amended Junior Capital Financing Conditions”). In addition, the Subsequent Financing Condition was eliminated. Furthermore, (i) from April 14, 2023 to May 20, 2023, we could not permit our Liquidity to be less than the sum of (x) $10.0 million and (y) the DB/Harbert Deferred Payment Amount reduced by $3.8 million, and (ii) from May 20, 2023 forward, we may not permit our Liquidity to be less than $20.0 million. Additionally, pursuant to Waiver and Amendment No. 3, the parties agreed that $2.0 million of the $5.0 million deferred consent fee payable under the Financing Agreement was due and payable as of May 18, 2023, and has been automatically paid-in-kind and capitalized on the outstanding principal amount of the loans. The remaining $3.0 million of the deferred consent fee will become due and payable (i) if as of May 20, 2023, (x) we failed to obtain net cash proceeds from the issuance of Junior Capital after March 23, 2023 of at least $20.0 million and (y) after giving effect to payment of all outstanding fees and expenses related to the Business Combination, pro forma Liquidity is not at least $32.0 million (the “Liquidity Condition”), or (ii) upon occurrence of certain other events of default under the Financing Agreement.

As described above, on May 18, 2023, we raised additional Junior Capital in an amount which, together with the net proceeds from the issuance of the Part A-1 Convertible Debentures and the KludeIn trust account, equaled or exceeded $21.0 million. Accordingly, we have satisfied the Amended Junior Capital Financing Condition.

On June 26, 2023, we initiated conversations with Blue Torch regarding an optional prepayment (the “Optional Prepayment”) to reduce the outstanding principal amount of the loans under the Financing Agreement by $29,000,000 (the “Prepayment Amount”).

Under the Financing Agreement we are required to maintain a ratio of indebtedness to recurring revenue, or Leverage Ratio (as defined in the Financing Agreement), below specified thresholds. As described above, the Company issued $19.9 million in aggregate principal amount of Convertible Debentures on March 31, 2023 and May 18, 2023, which are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement. As a result of the Convertible Debentures being treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, we failed to maintain the required Leverage Ratio for the test period ending on May 31, 2023, and such failure constituted an event of default under the Financing Agreement (the “Leverage Ratio Default”). On July 7, 2023, the Company received a Notice of Default and Reservation of Rights letter from Blue Torch, in which Blue Torch reserved all rights and remedies related to the Leverage Ratio Default under the Financing Agreement and elected to postpone application of a post-default rate provided for under the Financing Agreement.

On July 18, 2023, we entered into that certain Amendment No. 4 to Financing Agreement (“Amendment No. 4”) by and among Near Intelligence LLC, the Company’s subsidiary guarantors, the Required Lenders (as defined therein) and Blue Torch, as administrative agent, pursuant to which, among other things, the parties agreed to amend certain terms of the Financing Agreement relating to the Leverage Ratio to provide that the Convertible Debentures will not be treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, nor will any other convertible notes, debentures or similar securities of the Company that constitute Subordinated Indebtedness (as defined in Financing Agreement). In addition, Amendment No. 4 gave effect to the Optional Prepayment previously contemplated between the Company and Blue Torch, by providing for the release to Blue Torch of 100% of the remaining loan proceeds held in a controlled account, which proceeds were applied as an optional prepayment to reduce the outstanding principal amount of the loans under the Financing Agreement by the Prepayment Amount and to pay accrued and unpaid interest on the Prepayment Amount. In addition, a prepayment premium in the amount of $1,742,047.02 (the “PIK Payment”) was paid-in-kind and capitalized to the outstanding principal amount of the loans. After giving effect to the application of the Prepayment Amount and the PIK Payment, the principal balance of the loans under the Financing Agreement was $76,742,047.02 as of July 18, 2023.

Further, pursuant to Amendment No. 4, Blue Torch waived the Leverage Ratio Default and agreed to forbear from exercising its default-related rights and remedies against us solely with respect to the Leverage Ratio Default, which waiver included (i) waived application of a post-default interest rate, (ii) acknowledgment and agreement that a Deferred Fee Trigger Event (as defined in the Financing Agreement) had not occurred as a result of the Leverage Ratio

Default, and (iii) confirmation that (A) no existing loan had been or shall be converted to a loan with an interest rate determined by the Reference Rate (as defined in the Financing Agreement) as a result of the Leverage Ratio Default and (B) no other fees were or shall be due and payable as a result of the Leverage Ratio Default.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our Common Stock or warrants and result in a loss of all or a portion of your investment:

•        We have a history of losses. As our costs increase, we may not be able to generate sufficient revenue to achieve and sustain profitability.

•        We have a limited operating history and have been growing rapidly over the last several years, which makes it difficult to forecast our future results of operations and increases the risk of your investment.

•        We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on favorable terms or at all.

•        We currently generate significant revenue from our largest customers, and the loss or decline in revenue from any of these customers would harm our business, results of operations and financial condition.

•        Our management team has no experience managing a public company.

•        Our failure to maintain effective internal controls over financial reporting could harm us.

•        Third parties may claim that the operation of our business infringes on or misappropriates their intellectual proprietary rights.

•        Our failure to adequately protect our intellectual property with governmental registrations and confidentiality agreements may negatively impact our ability to compete effectively against competitors in our industry.

•        If we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired.

•        If the use of data sharing technology is rejected by end users, restricted or otherwise subject to unfavorable regulation, blocked or limited by technical changes on end users’ devices, or our and our clients’ ability to use data on our platform is otherwise restricted, it could materially impact our business.

•        Failure to comply with current or future federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, cybersecurity and advertising could adversely affect our business, financial condition, results of operations and prospects.

•        Negative publicity and public perception about the data analytics and digital marketing industry could adversely affect our business and operating results.

•        Our operations may be adversely affected by sanctions, export controls, and similar measures targeting Russia and other countries and territories as well as other responses to Russia’s military conflict in Ukraine.

•        If we are not able to maintain and enhance our brand and our reputation as a global leader in privacy-led data intelligence, our business and results of operations may be adversely affected.

•        We may not be able to obtain and maintain accurate, comprehensive, or reliable data, because data suppliers may withdraw data that we have previously collected or withhold data from us in the future or we fail to maintain and improve our methods and technologies, or anticipate new methods or technologies for data collection, organization, and cleansing. As a result, we may experience reduced demand for our products and services and loss of customer confidence.

•        The failure to attract, recruit, onboard and retain highly talented personnel could hinder our ability to successfully execute our business strategy, which could have a material adverse effect on our financial position and operating results.

•        Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition.

•        Interruptions or delays in services from third parties, including data center hosting facilities, internet infrastructure, cloud computing platform providers, and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm our business.

•        We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

•        Certain existing stockholders purchased securities in Near at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in Near may not experience a similar rate of return.

•        We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of shares, including pursuant to this prospectus, may cause the market price of our shares to drop significantly.

•        There is no guarantee that the Public Warrants or the Private Placement Warrants will ever be in the money, and, as such, they may expire worthless and we may receive no proceeds from the exercise of the Public Warrants or Private Placement Warrants.

Corporate Information

Legacy Near was founded in 2012. KludeIn was incorporated on September 24, 2020 under the laws of Delaware for the purpose of consummating the Business Combination.

Our principal executive offices are located at 100 W Walnut Street, Suite A-4, Pasadena, California 91124, and our telephone number is (628) 889-7680.

Our website address is www. near.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING

Shares of Common Stock Offered by the Selling Securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, of an aggregate of 56,478,668 shares of Common Stock, consisting of:

•   an aggregate of 40,283,923 shares of Common Stock held by former Near Holdings equityholders;

•   an aggregate of 4,075,000 shares of Common Stock held by the Sponsor and former directors of KludeIn;

•   an aggregate of 1,268,916 shares of Common Stock held by BTIG and IBS, which shares were issued to BTIG and IBS as deferred underwriting compensation;

•   2,522,068 shares of Common Stock held by CF&CO, which shares were issued to CF&CO in lieu of a cash advisory fee otherwise payable to CF&CO pursuant to the CF Engagement Letter;

•   81,794 shares of Common Stock held by Northland, which shares were issued to Northland as compensation for capital markets advisory services;

•   up to 2,897,733 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures, including 1,125,886 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures held by the Sponsor;

•   up to 149,234 shares of Common Stock issuable upon exercise of Part A-1 Warrants, including 57,984 shares of Common Stock issuable upon exercise of Part A-1 Warrants held by the Sponsor; and

•   up to 5,200,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants.

Warrants Offered by the Selling Securityholders	We are registering the resale by the Sponsor or its permitted transferees of 5,200,000 Private Placement Warrants.
Shares of Common Stock Offered by Us	We are registering the issuance by us of up to an aggregate of 5,200,000 shares of Common Stock upon exercise of the Private Placement Warrants.
Lock-Up Agreements

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Person Transactions — Related Person Transactions Involving the Selling Securityholders — Certain Agreements Related to the Business Combination.”

Terms of the Offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of shares of Common Stock or Private Placement Warrants by the selling securityholders. We will receive any proceeds from the exercise of the Part A-1 Warrants or the Private Placement Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Part A-1 Warrants or the Private Placement Warrants, if any, for general corporate purposes. We believe the likelihood that Private Placement Warrant holder will exercise its Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. As of the date of this prospectus, the trading price of our Common Stock is substantially less than the $11.50 per share exercise price of the Private Placement Warrants. For so long as the Private Placement Warrants are “out of the money,” we believe the holder of the Private Placement Warrants will be unlikely to exercise its Private Placement Warrants. There can be no assurance that the Private Placement Warrants will be “in the money” prior to expiring, and thus we may never receive any proceeds from the exercise of such Private Placement Warrants. Further, to the extent that the Private Placement Warrants are exercised but on a “cashless basis,” the amount of cash we would receive from the exercise of Private Placement Warrants, if any, would decrease. See the section titled “Use of Proceeds.”

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Market for Common Stock	Our shares of Common Stock are listed on The Nasdaq Global Market under the symbol “NIR” and the Public Warrants are listed on The Nasdaq Capital Market under the symbol “NIRWW.”

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 142 of this prospectus.

INFORMATION RELATED TO OFFERED SECURITIES

The following table includes information relating to the shares of Common Stock and Private Placement Warrants being registered for resale by the selling securityholders, including the average price each selling securityholder paid for such securities and the potential profit relating to the sale of such securities. The following table is in part based off the Company’s internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. Many of the securities registered for resale were acquired as a result of investments in the Company and awards made by the Company prior to the Closing Date. Consequently, as shown in the table below, some of the selling securityholders may realize a positive rate of return on the sale of their securities covered by this prospectus even if the market price per share of Common Stock declines below the current trading price. For more information regarding the composition of each selling securityholder’s securities registered for resale, see the section entitled “Selling Securityholders.”

Selling Securityholder	Number of Offered Securities	Effective Purchase Price per Offered Security	Potential Profit per Offered Security(1)
Legacy Near Holders (Non-Management)(2)	32,620,772	$4.1494	$(2.63)
Legacy Near Holders (Management)(3)	7,663,151	$0.0397	$1.48
Holders of Founder Shares(4)	4,075,000	$0.0058	$1.51
Part A-1 Investors(5)	3,046,967	$1.9596	$(0.44)
BTIG and IBS(6)	1,268,916	$2.3790	$(0.86)
CF&CO(7)	2,522,068	$2.3790	$(0.86)
Northland(8)	81,794	$3.9734	$(2.45)
Private Placement Warrant Holders(9)	5,200,000	$1.0000	$(0.89)

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(1)      For all securities other than the Private Placement Warrants, the potential profit per offered security is based on the closing price of our Common Stock on July 28, 2023 of $1.52 per share. For the Private Placement Warrants, the potential profit per offered security is based on the closing price of our Public Warrants on July 28, 2023 of $0.1129.

(2)      Represents shares of Common Stock held by former equity holders of Legacy Near that are not affiliates of Near’s current management team, consisting of GPC NIV Ltd., UM Legacy LLC, Sequoia Capital India III Ltd., CMDB II, Telstra Ventures Fund II, LP, GB-V Growth Fund Investment Limited Partnership, OurCrowd International Investment III LP, Cisco Systems International BV and Bino Chacko. The effective purchase price presented is a weighted average of the prices at which these holders originally acquired equity in Legacy Near, which ranged from $0.003 to $9.459 per share (on an as-converted basis).

(3)      Represents shares of Common Stock held by former equity holders of Legacy Near that are affiliated with Near’s current management team, consisting of Cecil Capital Pte Ltd., Godspeed Investments Pte Ltd. and Oriental Investment Advisors Pte Ltd. The effective purchase price presented is a weighted average of the prices at which these holders originally acquired equity in Legacy Near, which ranged from $0.000 to $0.571 per share (on an as-converted basis).

(4)      Prior to the IPO, the Sponsor acquired 4,312,500 Founder Shares for $25,000. The Sponsor subsequently transferred 25,000 Founder Shares to each of the KludeIn director nominees (Krishnan Rajagopalan, Madhavan Rangaswami and Mark Bailey) for no additional cash consideration. The Sponsor forfeited 237,500 Founder Shares upon closing of the Business Combination.

(5)      Represents shares of Common Stock issuable upon (i) conversion of the Part A-1 Convertible Debentures, assuming conversion at the floor price of $2.06, and (ii) exercise of the Part A-1 Warrants. The Part A-1 Convertible Debentures were issued at par value. The exercise price of the Part A-1 Warrants is $0.01 per share. The Part A-1 Investors are the Sponsor, GPC NIV Ltd., Sequoia Capital India III Ltd., Telstra Ventures Fund II Sidecar, LP and The Ebinger Family Trust.

(6)      Represents shares of Common Stock issued to BTIG and IBS as deferred underwriting compensation from the KludeIn IPO. The number of shares was determined by dividing (i) $3,018,750 by (ii) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement of which this prospectus forms a part, subject to a floor price of $2.06 per share.

(7)      Represents shares of Common Stock issued to CF&CO in lieu of a cash advisory fee otherwise payable to CF&CO pursuant to the CF Engagement Letter. The number of shares was determined by dividing (i) $6,000,000 by (ii) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement of which this prospectus forms a part, subject to a floor price of $2.06 per share.

(8)      Represents shares of Common Stock issued to Northland as compensation for capital markets advisory services. The number of shares was determined by dividing (i) $325,000 by (ii) the VWAP of the Common Stock over the five trading days immediately preceding the 30th day following the closing of the Business Combination.

(9)      Represents Private Placement Warrants acquired by the Sponsor at the time of the KludeIn IPO. The potential profit presented is based on the hypothetical sale of a Private Placement Warrant at a price equal to the closing price of our Public Warrants on July 28, 2023 of $0.1129. The exercise price of the Private Placement Warrants is $11.50 per share. As such, based on the current trading price of the Common Stock, any exercise of a Private Placement Warrant and subsequent sale of the underlying shares would result in a significant loss for the holder.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results, and financial condition could suffer materially, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

We have a history of losses. As our costs increase, we may not be able to generate sufficient revenue to achieve and sustain profitability.

We have experienced net losses in each period since inception. We generated net losses of $19.2 million and $3.8 million for the three months ended March 31, 2023 and 2022, respectively, and $104.22 million (including $66.5 million attributable to stock-based compensation) and $21.06 million for the fiscal years ended December 31, 2022 and 2021, respectively. As of March 31, 2023, we had an accumulated deficit of $259.9 million. We expect our costs and expenses to increase in future periods. In particular, we intend to continue to invest significant resources in:

•        the continued development of the Near Platform, including investments in our research and development team, the development or acquisition of new products, features, and functionality, and improvements to the scalability, availability, and security of our platform;

•        our technology infrastructure, including enhancements to our network operations and infrastructure, and hiring of additional employees;

•        sales and marketing;

•        additional international expansion, in an effort to increase our sales; and

•        general administration, including legal, accounting, and other expenses.

In addition, part of our business strategy is to focus on our long-term growth. As a result, our profitability may be lower in the near-term than it would be if our strategy were to maximize short-term profitability. Significant expenditures on sales and marketing efforts, expanding our platform, products, features, and functionality, and expanding our research and development, each of which we intend to continue to invest in, may not ultimately grow our business or cause long-term profitability. If we are ultimately unable to achieve profitability at the level anticipated by industry or financial analysts and our stockholders, our stock price may decline.

Our efforts to grow our business may be costlier than we expect, or our revenue growth rate may be slower than we expect, and we may not be able to increase our revenue enough to offset the increase in operating expenses resulting from these investments. If we are unable to continue to grow our revenue, the value of our business and Common Stock may significantly decrease.

We have a limited operating history and have been growing rapidly over the last several years, which makes it difficult to forecast our future results of operations and increases the risk of your investment.

As a result of our limited operating history and our rapid growth over the last several years, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to effectively plan for and model future growth.

Our revenue growth rate may decline over time. In future periods, our growth could slow or our revenue could decline for a number of reasons, including slowing demand for the Near Platform, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to manage our growth effectively or continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the other risks and uncertainties described in this proxy statement/prospectus. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully, our financial condition and results of operations could differ materially from our expectations, and our business could be materially adversely affected.

We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on favorable terms or at all.

We may need to raise additional funds in the future to fund our operations and growth, including to support our acquisition strategy. Any required additional financing may not be available on terms acceptable to us, or at all. Further, the Securities Purchase Agreements contain restrictions that may limit our ability to raise capital through additional financings, including restrictions on our and our subsidiaries’ ability to, among other things, incur additional debt or create liens. In addition, the Part B Securities Purchase Agreement contains covenant restrictions that will require us to obtain the prior written consent of Yorkville in order to (i) effect any issuances pursuant to the Common Stock Purchase Agreement with CFPI, or (ii) enter into, agree to enter into, or effect any variable rate transaction (including any transaction involving the issuance of debt or equity securities convertible into, exercisable or exchangeable for shares of Common Stock at a conversion price, exercise price, or exchange rate that is based upon or varies with the trading price of the Common Stock or that is subject to reset at some future date after the issuance thereof, as well as any equity line of credit, at-the-market agreement, or forward purchase agreement). As a result of these restrictions, our ability to respond to changes in business and economic conditions and engage in beneficial transactions, including to obtain additional debt or equity financing as needed in the future, on favorable terms or at all, may be limited, which could adversely affect our business, financial condition, and results of operations. If we are able to raise additional funds by issuing equity securities or convertible debt, whether within the limitations of our financing arrangements or with the consent of the applicable lenders, investors may experience significant dilution of their ownership interest, and the newly issued securities may have rights senior to those of the holders of our Common Stock. If we raise additional funds by obtaining loans from third parties, as may be permissible pursuant to the terms of our existing financing arrangements, the terms of those new financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur interest expense. Higher interest rates could increase debt service requirements on any debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of any such events could materially and adversely affect our business, financial condition and results of operations. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations, and we may not be able to expand our business, take advantage of business opportunities or respond to competitive pressures, which could negatively impact our revenue and the competitiveness of our services. For further information regarding our financing, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources — Borrowings.”

Our business depends on our current customers renewing their subscriptions and purchasing additional subscriptions from us, as well as attracting new customers. Any decline in our customer retention or expansion of our commercial relationships with existing customers or an inability to attract new customers would materially adversely affect our business, financial condition, and results of operations.

In order for us to maintain or improve our revenue growth and our results of operations, it is important that our customers renew their subscriptions when existing contract terms expire and that we expand our commercial relationships with our existing customers and attract new customers. Our customers have no obligation to renew their subscriptions, and our customers may not renew subscriptions with similar contract periods. In the past, some of our customers have elected not to renew their agreements with us, and it is difficult to accurately predict long-term customer retention.

The key performance measure that management uses to help it evaluate the health of our business, identify trends affecting its growth, formulate goals and objectives and make strategic decisions is Net Revenue Retention (“NRR”). This is a metric that measures recurring revenue generated from existing customers over a set period of time and is used to monitor the sustainability of revenue growth. Our customer retention and expansion and the rate at which we attract new customers may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with the Near Platform; our support capabilities; our prices and pricing plans; the prices of competing products; reductions in our customers’ spending levels; new product releases; or the effects of global economic conditions. We may be unable to timely address any retention issues with specific customers, which could materially adversely affect our results of operations. If our customers do not purchase additional subscriptions or renew their subscriptions, or if they renew on less favorable terms, or if we are unable to attract new customers, our revenue may decline or grow less quickly, which would materially adversely affect our business, financial condition, and results of operations.

We currently generate significant revenue from our largest customers, and the loss or decline in revenue from any of these customers would harm our business, results of operations and financial condition.

For the three months ended March 31, 2023 and 2022, our 10 largest active customer accounts generated an aggregate of approximately 71% and 79% of our revenue, respectively. Furthermore, our two largest customer accounts generated an aggregate of approximately 50.6% and 54.9% of our revenue for the three months ended March 31, 2023 and 2022, respectively. For the years ended December 31, 2022 and 2021, our 10 largest active customer accounts generated an aggregate of approximately 68% and 67% of our revenue, respectively. Furthermore, our two largest customer accounts generated an aggregate of approximately 46.1% and 38.3% of our revenue for the years ended December 31, 2022 and 2021, respectively. In the event that any of our large customers do not continue to use our products, use fewer of our products, or use our products in a more limited capacity, or not at all, our business, results of operations and financial condition would be adversely affected.

We expect fluctuations in our financial results, making it difficult to project future results. If we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, other factors that may cause our results of operations to fluctuate include:

•        fluctuations in demand for the Near Platform, including as a result of our introduction of new products, features, and functionality;

•        our ability to attract new customers;

•        our ability to retain existing customers;

•        customer expansion rates;

•        investments in new products, features, and functionality;

•        the timing of our customers’ purchases;

•        awareness of our brand on a global basis;

•        fluctuations or delays in purchasing decisions in anticipation of new products, features, or functionality developed or acquired by us or our competitors;

•        changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•        our ability to control costs, including our operating expenses;

•        the amount and timing of costs associated with our cloud computing infrastructure, particularly the cloud services provided by Amazon Web Services (“AWS”);

•        the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

•        the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments, and other non-cash charges;

•        the amount and timing of costs associated with recruiting, training, and integrating new employees and retaining and motivating existing employees;

•        the ability to identify and complete potential merger and/or acquisition opportunities;

•        the effects of potential mergers, acquisitions, and their integration;

•        general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate, and related difficulties in collections;

•        health epidemics or pandemics, such as the COVID-19 pandemic;

•        the impact of new accounting pronouncements;

•        changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance, particularly with respect to compliance with evolving privacy and data protection laws and regulations;

•        the overall tax rate for our business, which may be affected by the mix of income we earn in the United States and in jurisdictions with differing tax rates, the effects of stock-based compensation, and the effects of changes in our business;

•        the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•        fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•        changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•        significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of the Near Platform.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our Common Stock could decline substantially, and we could face costly lawsuits, including securities class actions.

The Financing Agreement contains restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations.

Covenants in the Financing Agreement restrict, among other things, our ability to:

•        pay dividends or distributions, repurchase or issue equity, prepay certain debt or make certain investments;

•        incur additional debt;

•        incur liens on assets;

•        make certain investments; and

•        engaging in mergers and consolidations, sale and leasebacks and asset dispositions.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs without the prior consent of Blue Torch. Moreover, our ability to comply with these provisions may be affected by events beyond our control. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the Financing Agreement and could trigger acceleration of those obligations. In addition, the Financing Agreement requires us to satisfy certain financial covenants, including a maximum leverage ratio, minimum Liquidity, a limitation on the purchase price payable for certain acquisitions, maximum of consolidated capital expenditures and certain mandatory prepayments. Prior to Waiver and Amendment No. 3, we were in breach of the minimum Liquidity requirements, which resulted in an event of default under the Financing Agreement. As a result of Waiver and Amendment No. 3, the Financing Agreement now provides that we may not permit our Liquidity to be less than $20.0 million. We will need to raise additional funds to continue to satisfy our minimum Liquidity covenant in the Financing Agreement. Our failure to maintain compliance with the minimum Liquidity covenant in the Financing Agreement would constitute a breach and, if not waived or cured, would result in a default under the Financing Agreement. Upon such a default, Blue Torch could, among other rights and remedies under the Financing Agreement, declare all or a portion of the outstanding loans under the Financing Agreement to be accelerated and due and payable. Any future default under the Financing Agreement could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt. The ability to make payments of principal and interest on indebtedness will depend on our future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control.

We may be unable to successfully close potential acquisitions, or successfully integrate the operations of such target businesses, if acquired, which could have an adverse impact on our business.

We use acquisitions as an accelerator of growth of our core business. We expect to continue to seek to acquire value accretive assets with differentiated products and data to unlock long-term synergies. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not complete acquisitions successfully that we target in the future. Our inability to fund such acquisitions by raising additional financing through debt or equity may impact our overall growth. We may decide to fund future acquisitions by issuing equity against deal consideration, which may result in significant dilution for our existing stockholders and investors. Our business is subject to regulation in the U.S. and the other jurisdictions in which we operate, and any failure to comply with such regulations or any changes in such regulations could adversely affect us. If we cannot identify and purchase a sufficient quantity of profitable businesses at favorable prices, or if we are unable to finance acquisition opportunities on commercially favorable terms, our business, financial condition or results of operations could be materially adversely affected.

Acquisition activity presents certain risks to our business, operations and financial condition, and we may not realize the financial and strategic goals contemplated at the time of a transaction. Our ability to successfully implement our acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions, and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions.

Mergers and acquisitions are inherently risky, and any mergers and acquisitions that we complete may not be successful. The process of integrating an acquired company’s business into our operations and investing in new technologies is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of our management’s attention that would otherwise be focused on the ongoing operation of our business. The potential difficulties or risks of integrating an acquired company’s business include the following, among others, which risks can be magnified when one or more integrations are occurring simultaneously or within a small period of time:

•        the effect of the acquisition on our financial and strategic positions and our reputation;

•        risk that we are unable to obtain the anticipated benefits of the acquisition, including synergies, economies of scale, revenues and cash flow;

•        retention risk with respect to key clients, service providers, and challenges in retaining, assimilating and training new employees;

•        potential increased expenditure on human resources and related costs;

•        retention risk with respect to an acquired company’s key executives and personnel;

•        potential disruption to our ongoing business;

•        especially high degree of risk for investments in immature businesses with unproven track records and technologies, with the possibility that we may lose the value of our entire investments or incur additional unexpected liabilities;

•        risk of entering new jurisdictions and becoming subject to foreign laws and regulations not previously applicable to us;

•        potential diversion of cash for an acquisition, ongoing operations or integration activities that would limit other potential uses for cash including infrastructure, marketing and other investments;

•        the assumption of known and unknown debt and other liabilities and obligations of the acquired company;

•        potential integration risks related to acquisition targets that do not maintain internal controls and policies and procedures over financial reporting as would be required of a public company, which may amplify our risks and liabilities with respect to our ability to maintain appropriate internal controls and procedures;

•        inadequacy or ineffectiveness of an acquired company’s disclosure controls and procedures and/or environmental, health and safety, anti-corruption, human resources or other policies and practices;

•        challenges in reconciling accounting issues, especially if an acquired company utilizes accounting principles different from those that we use; and

•        challenges in complying with newly applicable laws and regulations, including obtaining or retaining required approvals, licenses and permits.

We anticipate that any future acquisitions we may pursue as part of our business strategy may be partially financed through additional debt or equity. If new debt is added to current debt levels, or if we incur other liabilities, including contingent liabilities, in connection with an acquisition, the debt or liabilities could impose additional constraints and requirements on our business and operations, which could materially adversely affect our financial condition and results of operations. If we are not able to obtain such necessary financing, it could have an impact on our ability to consummate a substantial acquisition and execute our growth strategy. For further information regarding our financing, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Liquidity and Capital Resources — Borrowings.”

Our management team has no experience managing a public company.

Members of our management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

We rely heavily on the services of our senior management team, and if we are not successful in attracting or retaining senior management personnel, we may not be able to successfully implement our business strategy.

Our future success will be substantially dependent on our ability to attract, retain, and motivate our key employees and the members of our management team. We will also rely on our leadership team in the areas of operations, security, analytics, engineering, product management, research and development, marketing, sales, partnerships, mergers and acquisitions, support, and general and administrative functions. Although we have entered into employment agreements with our key personnel, our senior management is employed on an “at-will” basis, which means they may terminate their employment with us at any time. If one or more of our key employees resigns or otherwise ceases to provide us with their service, our business could be harmed.

We do not have the history with our subscription or pricing models necessary to accurately predict optimal pricing necessary to attract new customers and retain existing customers.

We have limited experience with respect to determining the optimal prices for the Near Platform and, as a result, we have in the past, and expect in the future that, we will need to change our pricing model from time to time. As the market for the Near Platform matures, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models as we have used historically. Pricing decisions may also impact the mix of adoption among our subscription plans and negatively impact our overall revenue. Although we occasionally upsell within contract terms based on customer needs, most of our customer contracts have a licensing period of one year or longer. As a result, potential changes in our pricing policies, or our rate of customer expansion or retention, may not be fully reflected in our results of operations until future periods. Moreover, larger organizations may demand price concessions. As a result, in the future we may be required to reduce our prices, which could materially adversely affect our business, financial condition, and results of operations.

Third parties may claim that the operation of our business infringes on or misappropriates their intellectual proprietary rights. These claims could be costly to defend, result in injunctions against our operations and significant damage awards and limit our ability to use key technologies in the future (or require us to implement workarounds); a claim of infringement or misappropriation brought by a third party may cause us to incur significant costs, prevent us from commercializing our products and services or otherwise have a material adverse effect on our business.

In recent years, in the markets in which we operate, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity, as well as litigation, based on allegations of infringement, misappropriation or other violations of intellectual property. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. We may be subject to claims of alleged infringement, misappropriation or other violation of the intellectual property rights of our competitors or other third parties in the operation of our businesses, including for our unlicensed use of third party intellectual property rights in connection with our internally-developed or acquired intellectual property, technologies and content. We cannot guarantee we have not, do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others. If we were to discover that our products or services infringe, misappropriate or otherwise violate the intellectual property rights of others, we may need to obtain licenses or implement workarounds that could be costly. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to implement workarounds successfully. Moreover, if we are sued for infringement, misappropriation or other violations of a third party’s intellectual property rights and such claims are successfully asserted against us, we could be required to pay substantial damages or ongoing royalty payments or to indemnify our licensees, or could be enjoined from offering our products or services or using certain technologies or otherwise be subject to other unfavorable circumstances. Accordingly, our exposure to damages resulting from such claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our Common Stock may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims (regardless of their merit) and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our failure to adequately protect our intellectual property with governmental registrations and confidentiality agreements may negatively impact our ability to compete effectively against competitors in our industry.

Our success and ability to compete depend, in part, upon our owned and licensed intellectual property, including our brand, technology and databases. In the U.S. and other jurisdictions, we rely on a combination of copyright, trademark, patent, and trade secret laws, as well as license and confidentiality agreements and internal policies and procedures to protect our intellectual property. Even with these precautions, however, it may be possible for another party to infringe, copy or otherwise obtain and use our owned or licensed intellectual property without our authorization or to develop similar intellectual property independently, particularly in those countries where effective trademark, domain name, copyright, patent and trade secret protection may not be available. Even where effective protection is available, policing unauthorized use of our intellectual property is difficult and expensive. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, could result in counterclaims challenging our ownership of intellectual property or its validity or enforceability or accusing us of infringement, and we may not prevail. We cannot be certain that the steps that we have taken or will take in the future will prevent misappropriation or infringement of intellectual property used in our business. Unauthorized use and misuse of our intellectual property or intellectual property we otherwise have the rights to use could reduce or eliminate any competitive advantage we have developed, potentially causing us to lose sales or actual or potential clients, or otherwise harm our business, resulting in a material adverse effect on our business, financial condition or results of operations, and we cannot assure you that legal remedies would adequately compensate us for the damage caused by the unauthorized use.

We recognize revenue over the term of our customer contracts. Consequently, downturns or upturns in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

We generally recognize licensing revenue from customers ratably over the contracted period. As a result, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered during previous quarters. Consequently, a decline in new or renewed subscriptions may have a small impact on our revenue results for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of the Near Platform and potential changes in our pricing policies or rate of expansion or retention, may not be fully reflected in our results of operations until future periods. We may also be unable to reduce our cost structure in line with a significant deterioration in sales. In addition, a significant majority of our costs are expensed as incurred, while revenue is recognized over the contracted period of the agreement with our customer. As a result, increased growth in the number of our customers could continue to result in our recognition of more costs than revenue in the earlier periods of the terms of our agreements. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

If we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired.

The market for the Near Platform and solutions is characterized by rapid technological change, evolving industry standards and changing regulations, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to anticipate, adapt and respond effectively to these changes on a timely and cost-effective basis. Our customers require that the Near Platform and products and solutions effectively identify and respond to these challenges. As a result, we must continually modify and improve our offerings in response to changes in our customers’ operational needs or end-user preferences. The success of any enhancement to our existing offerings or the deployment of new offerings depends on several factors, including the timely completion and market acceptance of our enhancements or new offerings. Any enhancement to our existing offerings or new offerings that we develop and introduce involves significant commitment of time and resources and is subject to a number of risks and challenges, including, but not limited to:

•        ensuring the timely release of new solutions (including products and professional services) and enhancements to our existing solutions;

•        adapting to emerging and evolving industry standards, technological developments by our competitors and customers and changing regulatory requirements;

•        interoperating effectively with existing or newly-introduced technologies, systems or applications of our existing and prospective customers;

•        resolving defects, errors or failures in the Near Platform or other solutions;

•        extending our solutions to new and evolving operating systems and hardware products; and

•        managing new solutions, product suites and service strategies for the markets in which we operate.

If we are not successful in managing these risks and challenges, or if the Near Platform or products and solutions (including any upgrades thereto) are not technologically competitive or do not achieve market acceptance, our business, financial condition, and results of operations could be adversely affected.

Adverse or weakened general economic and market conditions may reduce spending on technology and information, which could harm our revenue, results of operations, and cash flows.

Our revenue, results of operations, and cash flows depend on the overall demand for and use of technology and information, which depends in part on the amount of spending allocated by our customers or potential customers on technology and information. This spending depends on worldwide economic and geopolitical conditions. The U.S. and other key international economies have experienced cyclical downturns from time to time in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, inflation, reduced corporate profitability, volatility in credit, equity, and foreign exchange markets, bankruptcies, pandemics such as COVID-19, and overall economic uncertainty. These economic conditions can arise suddenly, and the full impact of such conditions often remains uncertain. In addition, geopolitical developments, such as potential trade wars, can increase levels of political and economic unpredictability globally and increase the volatility of global financial markets. Further actions or inactions of the U.S. or other major national governments, including the war in Ukraine, or other global developments may also impact economic conditions, which could result in financial market disruptions or an economic downturn.

Concerns about the systemic impact of a recession (in the United States or globally), energy costs, geopolitical issues, or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence, and diminished growth expectations in the U.S. economy and abroad, which in turn could affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase our services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscription contracts, or affect attrition rates, all of which could adversely affect our future sales and operating results. Some of our users may view a subscription to our platform as a discretionary purchase, and our paying users may reduce their discretionary spending, including spending on our platform, during an economic downturn. In particular, spending patterns of businesses are difficult to predict and are sensitive to the general economic climate, the economic outlook specific to businesses, the then-current level of profitability experienced by businesses and overall consumer confidence. In addition, weak economic conditions can result in customers seeking to utilize lower-cost information that may be available from alternative sources. Prolonged economic slowdowns may result in requests to renegotiate existing contracts on less advantageous terms to us than those currently in place, payment defaults on existing contracts, or non-renewal at the end of a contract term.

During weak economic times, there is an increased risk that one or more of our paying customers will file for bankruptcy protection, which may harm our revenue, profitability, and results of operations. We also face risk from international paying customers that file for bankruptcy protection in foreign jurisdictions, particularly given that the application of foreign bankruptcy laws may be more difficult to predict. In addition, we may determine that the cost of pursuing any creditor claim outweighs the recovery potential of such claim. As a result, weak economic times could harm our business, revenue, results of operations, cash flows, and financial condition.

Our product offerings are also concentrated by varying degrees across different industries, particularly tourism, real estate, restaurants, and retail industries, the decline in any of which could harm our business, revenue, results of operations, cash flows, and financial condition. Our customer base suffers when financial markets experience volatility, illiquidity, and disruption, which has occurred in the past and may reoccur, and the potential for increased and continuing disruptions going forward present considerable risks to our business and revenue.

Our business will be subject to the risks of natural catastrophic events and to interruption by man-made problems such as power disruptions or terrorism.

A significant natural disaster, such as an earthquake, a fire, a flood, or significant power outage could have a material adverse impact on our business, results of operations and financial condition. Natural disasters could affect our personnel, supply chain, or logistics providers’ ability to provide materials and perform services. In addition, climate change could result in an increase in the frequency or severity of natural disasters. In the event that our infrastructure, or the information technology systems, supply chain or logistics of our service providers, are hindered by any of the events discussed above, the results could be missed financial targets, such as revenue, for a particular quarter. Likewise, we could be subject to other man-made problems, including but not limited to power disruptions and terrorist acts.

Negative publicity and public perception about the data analytics and digital marketing industry could adversely affect our business and operating results.

With the growth of online advertising and e-commerce, there is increasing awareness and concern among the general public, privacy advocates, mainstream media, governmental bodies and others regarding marketing, advertising, and data privacy matters, particularly as they relate to individual privacy interests and the global reach of the online marketplace. Any unfavorable publicity or negative public perception about us, our industry, including our competitors, or even other data focused industries can affect our business and results of operations, and may lead to digital publishers changing their business practices or additional regulatory scrutiny or lawmaking that affects us or our industry. For example, in recent years, consumer advocates, mainstream media and elected officials have increasingly and publicly criticized the marketing industry for its collection, storage and use of personal data. The negative public attention Facebook faced following revelations about Cambridge Analytica’s use of data led Facebook to change how it delivers targeted advertising. Additional public scrutiny may lead to general distrust of our industry, consumer reluctance to share and permit use of personal data and increased consumer opt-out rates, any of which could negatively influence, change or reduce our current and prospective clients’ demand for our products and services and adversely affect our business and operating results.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Such information concerning the market and the industry in which we compete, including our market positions, general expectations of market opportunities and market sizes, are based on information from various third-party sources, internal data and estimates, and assumptions made by us based on such sources and our knowledge of the market. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations. Third-party sources generally state that their information has been obtained from sources believed to be reliable. There can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. We do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited in this prospectus. While we assume responsibility for the accuracy and completeness of the projections and forecasts to the extent included in this prospectus, you are cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.

If we are not able to maintain and enhance our brand and our reputation as a global leader in privacy-led data intelligence, our business and results of operations may be adversely affected.

We believe that maintaining and enhancing our brand and our reputation as a global leader in privacy-led data intelligence products and solutions is critical to our relationship with existing customers and our channel partners and our ability to attract new customers and channel partners. The successful promotion of our brand will depend on a number of factors, including our marketing efforts, our ability to continue to develop and enhance the Near Platform and our ability to successfully differentiate the Near Platform from competitive data intelligence solutions. Although we believe it is important for our growth, our brand promotion activities may not be successful or yield increased revenue.

In addition, independent industry or financial analysts and research firms often test our products and solutions and provide reviews of the Near Platform, as well as the products of our competitors, and the perception of the Near Platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products, our brand may be adversely affected. Our products and solutions may fail to detect or prevent threats in any particular test for a number of reasons that may or may not be related to the efficacy of our products and solutions in real world environments. To the extent potential customers, industry analysts or testing firms believe that the occurrence of a failure to detect or prevent any particular threat is a flaw or indicates that our products and solutions or services do not provide significant value, we may lose customers, and our reputation, financial condition and business would be harmed. Additionally, the performance of our channel partners may affect our brand and reputation if customers do not have a positive experience with these partners. In addition, we have in the past worked, and continue to work, with high profile customers as well as assist in analyzing and remediating high profile cyberattacks. Our work with such customers has exposed us to publicity and media coverage. Negative publicity about us, including about our management, the efficacy and reliability of our platform, our products offerings, our professional services, and the customers we work with, even if inaccurate, could adversely affect our reputation and brand.

We may not be able to obtain and maintain accurate, comprehensive, or reliable data, because data suppliers may withdraw data that we have previously collected or withhold data from us in the future or we fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and cleansing. As a result, we may experience reduced demand for our products and services and loss of customer confidence.

Our success depends on our clients’ confidence in the depth, breadth, and accuracy of our data. The task of establishing and maintaining accurate data is challenging and expensive. The depth, breadth, and accuracy of our data differentiates us from our competitors. If our data, including the data we obtain from third parties and our data extraction, cleaning, and insights, are not current, accurate, comprehensive, or reliable, it would increase the likelihood of negative customer experiences, which in turn would reduce the likelihood of customers renewing or upgrading their subscriptions and harm our reputation, making it more difficult to obtain new customers. In addition, if we are no longer able to maintain our high level of accuracy, we may face a backlash by our customers which could have an adverse effect on our business, results of operations, and financial condition.

We operate in a highly competitive and rapidly changing industry. New products and pricing strategies introduced by these competitors could threaten our market share or pressure us to lower our prices potentially reducing our revenues and operating margin.

Current or future competitors may seek to develop new methods and technologies for more efficiently gathering, cataloging, or updating business information, which could allow a competitor to create a product comparable or superior to ours, or that takes substantial market share from us, or that creates or maintains a data lake at a lower cost than we experience. We can expect continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering, data predicting, and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data. Our future success will depend, in part, upon our ability to:

•        intentionally develop and implement new and competitive technologies;

•        use leading third-party technologies effectively; and

•        respond to advances in data collection, cataloging, and updating.

If we fail to respond to changes in data technology, competitors may be able to develop products and services that will take market share from us, and the demand for our products and services, the delivery of our products and services or our market reputation could be adversely affected.

Failure to keep up with fast changing technologies and introduce new features, capabilities, and enhancements may render our products and services less competitive and obsolete, which could result in decreased revenues and results of operations.

To remain competitive, we must continue to develop new features, integrations, and capabilities to our products and services. This is particularly true as we further expand and diversify our capabilities to address additional applications and markets. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. If we are unable to develop features, integrations, and capabilities internally due to certain constraints, such as employee turnover, lack of management ability, or a lack of other research and development resources, our business may be harmed.

Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling features, integrations, capabilities, and enhancements and generate revenue, if any, from such investment. Anticipated demand for a feature, integration, capability, or enhancement we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such feature, integration, capability, or enhancement. Additionally, we may experience difficulties with software development, design, or marketing that could affect the length of these research and development cycles that could further delay or prevent our development, introduction, or implementation of features, integrations, capabilities, and enhancements. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of features, integrations, and capabilities that are competitive, it could harm our business, results of operations, and financial condition.

Further, our competitors may expend more on their respective research and development programs or may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs or our competitors may be more efficient in their research and development activities. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors and may harm our business, results of operations, and financial condition.

The failure to attract, recruit, onboard and retain highly talented personnel could hinder our ability to successfully execute our business strategy, which could have a material adverse effect on our financial position and operating results.

Our growth strategy and future success depends in large part on our ability to attract, recruit, onboard, motivate and retain technical, client services, sales, consulting, research and development, marketing, administrative and management personnel. The complexity of our products, processing functionality, software systems and services requires highly trained professionals. While we presently have a sophisticated, dedicated and experienced team of executives and associates who have a deep understanding of our business, the labor market for these individuals has historically been very competitive due to the limited number of people available with the necessary technical skills and understanding. As our industry continues to become more technologically advanced, we anticipate increased competition for qualified personnel. We may incur significant costs to attract and retain highly trained personnel and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them, and our succession plans may be insufficient to ensure business continuity if we are unable to retain key personnel. The loss or prolonged absence of the services of highly trained personnel like our current team of executives and associates, or the inability to recruit, attract, onboard and retain additional, qualified associates, could have a material adverse effect on our business, financial position or operating results.

If we fail to maintain adequate operational and financial resources, particularly if we continue to grow rapidly, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.

We have experienced, and expect to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. We have more than five offices across the globe and we have also experienced significant growth in sales and in the amount of data in our databases. In addition, our organizational structure is becoming more complex as we scale our operational, financial, and management controls, as well as our reporting systems and procedures, and expand internationally. As we continue to grow, we face challenges of integrating, developing, training, and motivating a rapidly growing employee base in our various offices around the world and maintaining our company culture across multiple offices. Certain members of our management have not previously worked together for an extended period of time, and none of the members of our management team have prior experience managing a public company, which may affect how they manage our growth. If we fail to manage our anticipated growth and change in a manner that preserves the key aspects of our corporate culture, the quality of our products and services may suffer, which could negatively affect our brand and reputation and harm our ability to attract users, employees, and organizations.

To manage growth in our operations and personnel, we will need to continue to grow and improve our operational, financial, and management controls and our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. Our expansion has placed, and our expected future growth will continue to place, a significant strain on our management, customer experience, research and development, sales and marketing, administrative, financial, and other resources.

We anticipate that significant additional investments will be required to scale our operations and increase productivity, to address the needs of our customers, to further develop and enhance our products and services, to expand into new geographic areas and to scale with our overall growth. If additional investments are required due to significant growth, this will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term.

In addition, as we expand our business, it is important that we continue to maintain a high level of customer service and satisfaction. As our sales continue to grow, we will need to expand our account management, customer service and other personnel, which will require more complex management and systems. If we are not able to continue to provide high levels of customer service, our reputation, as well as our business, results of operations, and financial condition, could be harmed.

Failure to effectively expand our sales capabilities could harm our ability to bring on new customers at the rate we anticipate.

The rate at which we can acquire new customers will depend to a significant extent on our ability to expand our sales operations. We plan to continue expanding our sales force, and that will require us to invest significant financial and other resources to train and grow our sales force, in order to complement our go-to-market approach. Our business will be harmed if our efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire and develop talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if we are unable to retain our existing sales personnel. We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of sales personnel to support our growth.

We have built a highly entrepreneurial, performance-driven, collegial, and socially responsible culture. If we cannot maintain our culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe is key to our success, and our business may be negatively impacted.

We believe that a critical component to our success has been our company culture, which is based on transparency and personal autonomy. We have invested substantial time and resources in building our team within this company culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel and to proactively focus on and pursue our corporate objectives. The COVID-19 pandemic has resulted in unique challenges to this objective by forcing large numbers of our employees to work remotely while facing unique personal and professional challenges in doing so. If we fail to maintain our company culture, our business may be adversely impacted.

If we fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and cleansing, competing products and services could surpass ours in depth, breadth, or accuracy of our data or in other respects.

Current or future competitors may seek to develop new methods and technologies for more efficiently gathering, cataloging, or updating business information, which could allow a competitor to create a product comparable or superior to ours, or that takes substantial market share from us, or that creates or maintains a data lake at a lower cost that we experience. We can expect continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering, data predicting, and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data. Our future success will depend, in part, upon our ability to:

•        internally develop and implement new and competitive technologies;

•        use leading third-party technologies effectively; and

•        respond to advances in data collection, cataloging, and updating.

If we fail to respond to changes in data technology competitors may be able to develop products and services that will take market share from us, and the demand for our products and services, the delivery of our products and services, or our market reputation could be adversely affected.

Failure to adequately expand our customer interfacing resources, deploy effective sales and marketing strategies, and offer high-quality product support and customer experience, may adversely affect our reputation, relationships with existing customers, and ability to achieve broader market acceptance, which could constrain our revenue growth.

Our ability to increase our customer base and achieve broader market acceptance of our products will depend, in part, on our ability to effectively organize, focus, and train our sales and marketing personnel. If we are unable to increase adoption of the Near Platform by new and existing customers, especially enterprise customers, our business, financial condition, and results of operations may be materially adversely affected.

Our efforts to develop and expand our sales and marketing capabilities will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We may not achieve anticipated revenue growth from expanding our sales and marketing capabilities, and our business, financial condition, results of operations, and growth prospects may be materially adversely affected, if we are unable to hire, develop, integrate, and retain talented and effective sales personnel and global systems integrators, consultancies, and digital agencies; if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time; or if our sales and marketing programs are not effective.

If our marketing strategies are not effective in attracting new and retaining existing customers, our business and ability to grow our revenues would be harmed.

We rely on our marketing strategies, consisting of a combination of online and offline marketing programs such as online advertising, public relations, social media, user conferences, educational white papers and webinars, product demos, workshops, roundtables, and customer case studies, self-service option, and other inbound lead generation and outbound sales strategies, to drive our sales and revenue. These strategies may not continue to generate the level of sales necessary to increase our revenue. If our outbound sales efforts are unsuccessful at attracting and retaining new and existing customers, we may be unable to grow our market share and revenue. If our customer base does not continue to grow through word-of-mouth marketing and viral adoption or outbound sales efforts, we may be required to incur significantly higher sales and marketing expenses in order to acquire new subscribers, which could materially adversely affect our business and results of operations. In addition, high levels of customer satisfaction and market adoption are central to our marketing model. Any decrease in our customers’ satisfaction with our products, including as a result of actions outside of our control, could harm word-of-mouth referrals and our brand.

Additionally, many customers never convert from our proof of concept contract and discontinue the relationship after initial trials. Further, we often depend on individuals within an organization being able to convince decision-makers within their organization to upgrade to a subscription. Many of these organizations have complex and multi-layered purchasing requirements. To the extent that these customers do not become enterprise customers, we will not realize the intended benefits of this marketing strategy.

If we fail to offer high-quality customer experience, our business and reputation will suffer.

Numerous factors may impact a customer’s experience, which may in turn impact the likelihood of such customer renewing or upgrading its subscription. These factors include the usability of the platform, the depth, breadth, and accuracy of the data, the adequacy of our product documentation, and the quality of our onboarding, training, account management, and customer technical and research support functions. Our sales have grown rapidly, and the continued

growth that we anticipate will put additional pressure on our customer experience programs. It may be difficult for us to identify, recruit, train, and manage enough people with enough skill and talent in each area of the customer experience to adequately scale those functions to match the growth of our customer base. In addition, larger enterprise customers and customers with larger contracts are more demanding of our customer success programs. If we add more large enterprise customers and increase the annual contract value of existing subscriptions, we may need to devote even more resources to such programs, and we may find it difficult to effectively scale those programs. If we do not adequately scale our customer experience operations to meet our sales demand, or otherwise fail to provide an overall high-quality customer experience, fewer customers could renew or upgrade their subscriptions, and our reputation could suffer, negatively impacting our ability to acquire new customers, which would harm our business, results of operations, and financial condition.

In addition, customers from time to time rely upon our customer technical and research support teams to resolve technical and data accuracy issues relating to our products and services. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. Increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect our reputation and operating results.

Any failure to offer high-quality product support may adversely affect our relationships with our customers, our reputation, and our business, financial condition, and results of operations.

In using the Near Platform, our customers depend on our product support team to resolve complex technical and operational issues. We may be unable to respond quickly enough to accommodate short-, medium-, and long-term increases in customer demand for product support. We also may be unable to modify the nature, scope, and delivery of our product support to compete with changes in product support services provided by our competitors. Increased customer demand for product support, without corresponding revenue, could increase costs and materially adversely affect our results of operations. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality product support, or a market perception that we do not maintain high-quality product support, could materially adversely affect our reputation, our ability to sell the Near Platform to existing and prospective customers, our business, financial condition and results of operations.

Any significant IT systems-related failures, interruptions or security breaches or any undetected errors or design faults in IT systems could result in limited capacity, reduced demand, processing delays, privacy risks and loss of customers.

We rely on IT systems to provide customers with access to the Near Platform. If we are unable to maintain and improve our IT systems and infrastructure, this may result in system interruptions, errors and slowdowns. In the event of system interruptions, slow delivery times, prolonged or frequent service outages or insufficient capacity that impedes us from efficiently providing services to customers, we may lose customers and revenue or incur liabilities. Further, errors, bugs, vulnerabilities, design defects, or technical limitations within our IT Systems may lead to negative experiences for our customers, compromised ability to perform services in a manner consistent with our terms, contracts or policies, delayed product introductions or enhancements, compromised ability to protect the data and/or intellectual property of our users, other clients, employees and business partners, or reductions in our ability to provide some or all of our services. Our IT systems are vulnerable to damage, interruption or fraudulent activity from various causes, any of which could have a material adverse impact on our business, financial condition or results from operations, which causes may include:

•        power losses, computer systems defects or failure, errors, bugs or vulnerabilities, computer viruses and other contaminants, internet and telecommunications or data network failures, losses and corruption of data and similar events;

•        operator error, penetration by individuals seeking to disrupt operations, misappropriate information or perpetrate fraudulent activity and other physical or electronic breaches of security;

•        the failure of third party software, systems or services that we rely upon to maintain our own operations; and

•        lack of cloud computing capabilities and other technical limitations; and natural disasters, fires, pandemics, wars and acts of terrorism.

We may not have inadequate insurance coverage or insurance limits to compensate for losses from a major IT interruption, and remediation may be costly and have a material adverse effect on our operating results and financial condition. Any extended interruption or degradation in our IT systems could significantly curtail our ability to conduct our business and generate revenue.

Our customers or unauthorized parties could use our products and services in a manner that is contrary to our values or applicable law, which could harm our relationships with consumers, customers, or employees or expose us to litigation or harm our reputation.

Because our data includes millions of data points, our platform and data could be misused by customers, or by parties who have obtained access to our data for purposes that we would not permit, such as for policing, healthcare, or other unapproved use cases. Our customers could use our products or services for purposes beyond the scope of their contractual terms or applicable laws or regulations. In addition, third parties could gain access to our data or our platform through our customers or through malfeasance or cyber-attacks and use our platform and data for purposes other than its intended purpose or to create products that compete with our platform. Our customers’ or third parties’ misuse of our data, inconsistent with its permitted use, could result in reputational damage, adversely affect our ability to attract new customers and cause existing customers to reduce or discontinue the use of our platform, any of which could harm our business and operating results and impose legal liabilities.

Our brand may be negatively affected by the actions of persons using our platform that are hostile or inappropriate, by the actions of individuals acting under false or inauthentic identities, by the use of our products or services to disseminate information that is misleading (or intended to manipulate opinions), by perceived or actual efforts by governments to obtain access to user information for security-related purposes or to censor certain content on our platform or by the use of our products or services for illicit, objectionable, or illegal ends. Further, we may fail to respond expeditiously or appropriately to the sharing of our platform and data outside of the terms of a customers’ subscription and the use of our data and insights for purposes other than for sales and marketing, or to otherwise address customer and individual concerns, which could erode confidence in our business.

In July 2022, we received an inquiry from certain Members of the United States House of Representatives regarding how the company would respond to the Supreme Court’s Dobbs decision regarding reproductive healthcare. Specifically, Members of Congress have written to a number of data analytics companies regarding concerns that the companies’ services could provide information regarding reproductive healthcare procedures that could be shared with government officials. We communicated to the Members that the company does not allow the use of its data for law enforcement or healthcare purposes, including the disclosure of reproductive rights information. We have not received any additional requests for information from Congress since our reply.

We have significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues. Failure to attract, grow and retain a diverse and balanced customer base could harm our business and operating results.

We have a limited number of customers that account for a substantial portion of our revenues, which carries risks. One of our customers, MobileFuse, LLC, accounted for approximately 28.5% and 31.1% of our revenues for the three months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023 and 2022, Intermarche Alimentaire International accounted for approximately 22.1% and 23.8% of our revenue, respectively. MobileFuse, LLC accounted for approximately 30.0% of our revenues for each of the years ended December 31, 2022 and 2021. For the year ended December 31, 2022, Intermarché Alimentaire International accounted for approximately 16.1% of our revenue. It is not possible for us to predict the level of demand that will be generated by any of these customers in the future. In addition, revenues from these larger customers may fluctuate from time to time based on these customers’ business needs and customer experience, the timing of which may be affected by market conditions or other factors outside of our control. These customers could also potentially pressure us to reduce the prices we charge, which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations. If any of our large customers terminates their relationship with us or materially reduces the services they acquire from us, such termination or reduction could negatively affect our revenues and results of operations.

Our ability to attract, grow and retain a diverse and balanced customer base may affect our ability to maximize our revenues. Our ability to attract customers depends on a variety of factors, including our product offerings. If we are unable to develop or improve our product offerings, we may fail to develop, grow and retain a diverse and balanced customer base, which would adversely affect our business, financial condition and results of operations.

We may be unable to build and maintain successful relationships with our channel partners or such channel partners may fail to perform, which could materially adversely affect our business, financial condition, results of operations, and growth prospects.

We employ a go-to-market business model whereby a portion of our revenue is generated by sales through our channel partners, such as independent marketing agencies and resellers, that further expand the reach of our direct sales force into additional geographies, sectors, and industries. In particular, we have entered, and intend to continue to enter, into strategic sales distributor and reseller relationships in certain international markets where we do not have a local presence. We provide certain of our channel partners with specific training and programs to assist them in selling access to our products, but there can be no assurance that these steps will be effective. In addition, if our channel partners are unsuccessful in marketing and selling access to the Near Platform, it would limit our expansion into certain geographies, sectors, and industries. Additionally, if we are unable to develop and maintain effective sales incentive programs for our channel partners, we may not be able to incentivize these partners to sell access to the Near Platform to customers. Our largest customer, MobileFuse, LLC, is a channel partner that represented approximately 28.5% and 31.1% of our revenue for the three months ended March 31, 2023 and 2022, respectively. Pursuant to the Channel Partner Agreement, MobileFuse was appointed as a supplier for Near’s Allspark advertising product. On January 1, 2023, Near North America, Inc., a wholly owned subsidiary of Near, and MobileFuse entered into a superseding Near Platform Usage Agreement (the “New MobileFuse Agreement”). As part of the New MobileFuse Agreement, MobileFuse agreed to share with Near a minimum level of MobileFuse’s revenues through the use of Near’s products. MobileFuse also agreed to pay Near annual minimum fees as well as mutually agreed rates for access to and use of the Allspark platform and running advertising campaigns. The fees may only be changed or increased during the term with the written consent of both parties to the New MobileFuse Agreement. The New MobileFuse Agreement and the terms of use are valid for a period of two years from January 1, 2023 and will automatically renew for successive period of one year each unless either party provides the other party with written notice of at least 180 days prior to the expiration of the initial term or renewal term. Near and this channel partner are discussing renewal of the agreement.

In order to increase our sales to new and existing customers, we must expand our sales and marketing operations, including our sales force, and continue to dedicate significant resources to inbound sales and marketing programs, both domestically and internationally. Our ability to increase our customer base and achieve broader market acceptance of our products will depend, in part, on our ability to effectively organize, focus, and train our sales and marketing personnel. If we are unable to increase adoption of the Near Platform by new and existing customers, especially enterprise customers, our business, financial condition, and results of operations may be materially adversely affected. For the years ended December 31, 2022 and 2021, the contribution of revenue from channel partners represented 36.25% and 41.04%, respectively, of our revenues.

Some of these partners may also market, sell, and support offerings that are competitive with ours, may devote more resources to the marketing, sales, and support of such competitive offerings, may have incentives to promote our competitors’ offerings to the detriment of our own, or may cease selling access to the Near Platform altogether. Our channel partners could subject us to lawsuits, potential liability, and reputational harm if, for example, any of our channel partners misrepresents the functionality of our products to customers or violates laws or our or their corporate policies. Our ability to achieve revenue growth in the future will depend, in part, on our success in maintaining successful relationships with our channel partners, identifying additional channel partners, including in new markets, and training our channel partners to independently sell access to our platform. If our channel partners are unsuccessful in selling our products, or if we are unable to enter into arrangements with or retain a sufficient number of high-quality channel partners in each of the regions in which we sell access to our products and keep them motivated to sell our solutions, our business, financial condition, results of operations, and growth prospects could be adversely affected.

Our efforts to develop and expand our sales and marketing capabilities will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We may not achieve anticipated revenue growth from expanding our sales and marketing capabilities, and our business, financial condition, results of operations, and growth prospects may be materially adversely affected, if we are unable to hire, develop, integrate, and retain talented and effective sales personnel and global systems integrators, consultancies, and digital agencies; if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time; or if our sales and marketing programs are not effective.

Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on in our operations could be vulnerable to cybersecurity risks. As such, we may be subject to risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.

We employ multiple methods at different layers of our systems to defend against intrusion and attack, to protect our systems and to resolve and mitigate the impact of any incidents. Despite our efforts to keep our systems secure and to remedy identified vulnerabilities, we have been subject to cyberattacks that resulted in immaterial compromises or breaches of our systems, and in the future could be subject to additional attacks that result in significant compromises or breaches of our systems. Any such future attacks and ensuing compromises or breaches could result in substantial liability, regulatory action, financial penalties and reputational harm. Third parties have attempted and will continue to attempt to gain unauthorized access to our systems or facilities through various means, including hacking into our systems or facilities, or those of our customers or vendors, or attempting to fraudulently induce our employees, customers, vendors or other users of our systems into disclosing sensitive information, which may in turn be used to access our IT systems. Our cybersecurity programs and efforts to protect our systems and data, and to prevent, detect and respond to data security incidents, may not prevent these threats or provide adequate security. Further, we may be subject to additional liability risks associated with data security breaches or other incidents by virtue of the private right of action granted to individuals under certain data privacy laws for actions arising from certain data security incidents.

We may experience breaches of our security measures due to human error, malfeasance, system errors or vulnerabilities, or other irregularities. Actual or perceived breaches of our security could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition. We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

Interruptions or delays in services from third parties, including data center hosting facilities, internet infrastructure, cloud computing platform providers, and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm our business.

We currently serve our customers through the use of third-party data center hosting facilities and cloud computing platform providers. Damage to, or failure of, these systems, or systems upon which they depend, such as internet infrastructure, could result in interruptions in our services. We have from time to time experienced interruptions in our services and such interruptions may occur in the future. Interruptions in our services may cause us to issue credits to customers, cause customers to make warranty or other claims against us or to terminate their subscriptions, or adversely affect our customer renewal and upgrade performance and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

We do not control the operation of third-party facilities, and they may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct, as well as local administrative actions, changes to legal or permitting requirements, and litigation to stop, limit, or delay operation. The occurrence of a natural disaster, pandemics (such as COVID-19) or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in our services.

Additionally, these hardware, software, data, and cloud computing systems may not continue to be available at reasonable prices, on commercially reasonable terms, or at all. Any loss of the right to use any of these hardware, software, or cloud computing systems could significantly increase our expenses and otherwise result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained through purchase or license, and integrated into our services.

We substantially rely upon Amazon Web Services to operate our platform, and any disruption of or interference with our use of Amazon Web Services would adversely affect our business, results of operations and financial condition.

We outsource a substantial majority of our cloud infrastructure to AWS, which hosts our products and the Near Platform. Our customers need to be able to access the Near Platform at any time, without interruption or degradation of performance. AWS runs its own platform that we access, and we are, therefore, vulnerable to service interruptions at AWS. We have experienced, and expect that in the future we may experience, interruptions, delays and outages in service and availability due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes, including technical failures, natural disasters, pandemics such as COVID-19, fraud or security attacks. In addition, if our security, or that of AWS, is compromised, or our products or platform are unavailable or our users are unable to use our products within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our products become more complex and the usage of our products increases. To the extent that we do not effectively address capacity constraints, either through AWS or alternative providers of cloud infrastructure, our business, results of operations and financial condition may be adversely affected. In addition, any changes in service levels from AWS may adversely affect our ability to meet our customers’ requirements, result in negative publicity which could harm our reputation and brand and may adversely affect the usage of our platform.

The substantial majority of the services we use from AWS are for cloud-based server capacity and, to a lesser extent, storage and other optimization offerings. AWS enables us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. We access AWS infrastructure through standard IP connectivity. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. AWS may terminate the agreement for cause upon notice and upon our failure to cure a breach within 30 days from the date of such notification and may, in some cases, suspend the agreement immediately for cause upon notice. Although we expect that we could receive similar services from other third parties, if any of our arrangements with AWS are terminated, we could experience interruptions on our platform and in our ability to make our products available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services.

We provide service level commitments under some of our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service and our business could suffer.

Certain of our customer agreements contain service level commitments, which contain specifications regarding the availability and performance of our platform. Any failure of or disruption to our infrastructure could impact the performance of our platform and the availability of products and services to customers. If we are unable to meet our stated service level commitments or if we suffer extended periods of poor performance or unavailability of our platform, we may be contractually obligated to provide affected customers with service credits for future subscriptions, refunds, and in certain cases, the right to cancel their subscription. Our revenue, other results of operations and financial condition could be harmed if we suffer performance issues or downtime that exceeds the service level commitments under our agreements with our customers.

The COVID-19 pandemic or similar outbreaks could have an adverse impact on our business and operations, and the markets and communities in which we, our partners and customers operate, and the impact of the pandemic is difficult to assess or predict.

The continued impact and ultimate duration of the COVID-19 pandemic (including any new strains or mutations) on the global economy and our business are difficult to assess or predict. Actual and potential impacts include:

•        Our customer prospects and our existing customers may experience slowdowns in their businesses, which in turn may result in reduced demand for the Near Platform, lengthening of sales cycles, loss of customers, and difficulties in collections.

•        Our employees are working from home significantly more frequently than they have historically, which may result in decreased employee productivity and morale with increased unwanted employee attrition.

•        We may continue to experience disruptions to our growth planning, such as for facilities and international expansion.

•        We are incurring costs in returning to work from our facilities around the world, including changes to the workplace, such as space planning, food service, and amenities.

•        We may be subject to legal liability for safe workplace claims.

•        Our critical vendors could go out of business.

•        We may be required to continue to conduct or from time to time return to conducting our business on a fully virtual basis, as opposed to the mix of virtual and in-person interactions with customers and partners that our marketing, sales, professional services, and support organizations were accustomed to prior to the COVID-19 pandemic.

As global economic conditions improve, business activity may not recover as quickly as anticipated. Conditions may vary between countries and regions and will be subject to the effectiveness of government policies, vaccine administration rates, and other factors that may not be foreseeable. It is not possible at this time to predict the duration and extent of the impact that COVID-19 could have on worldwide economic activity and our business in particular. In addition, as stay-at-home orders and other quarantine and isolation measures are lifted, the amount of time that consumers spend interacting with digital products may normalize or decline, which could slow customer demand for our digital optimization system. Moreover, to the extent the COVID-19 pandemic materially adversely affects our business, financial condition, and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including, but not limited to, those related to our ability to expand within our existing customer base, acquire new customers, develop and expand our sales and marketing capabilities, and expand internationally.

The unaudited pro forma condensed combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that we currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Legal, Regulatory and Compliance Risks

If the use of data sharing technology is rejected by end users, restricted or otherwise subject to unfavorable regulation, blocked or limited by technical changes on end users’ devices, or our and our clients’ ability to use data on our platform is otherwise restricted, it could materially impact our business.

The Near Platform relies on the use of advertising IDs, pixels and other persistent identifiers, including mobile device identifiers that are provided by mobile operating systems for advertising purposes and tracking purposes to collect data about interactions with users and devices. In addition, the Near Platform utilizes data acquired from third parties to aggregate and create databases of audience segments for advertising purposes.

For in-app advertising, data regarding interactions between users and devices are collected mostly through stable, mobile device identifiers that are built into the device operating system with privacy controls that allow users to express a preference with respect to data collection for advertising purposes, including to disable the identifier. These identifiers and privacy controls are defined by the developers of the mobile platforms and could be changed by the mobile platforms in a way that may negatively impact our business. Privacy aspects of other channels for programmatic advertising, such as CTVs or over-the-top video, are still developing. Technical or policy changes, including regulation or industry self-regulation, could harm our growth in those channels.

As the collection and use of data for digital advertising has received ongoing media attention over the past several years, some government regulators, such as the U.S. Federal Trade Commission, and privacy advocates have raised significant concerns around the use of observed data for advertising. There has been an array of proposed ‘do-not-track’ efforts, suggestions and technologies introduced to address these concerns. However, the future regulatory and self-regulatory landscape is inherently uncertain, and there is not yet a consensus definition of tracking for advertising, nor agreement on what would be covered by one-stop ‘do-not-track’ functionality. There is activity by several major internet browser developers to set the default behavior of their browsers to ‘do-not-track’ functionality, including by Apple Safari and Firefox. It is not clear if other internet browser developers will follow. Substantial increases in the rate and number of people opting out, actively and by default, of various data collection processes when using their internet-connected devices could have a negative impact on our business and the ecosystems in which we operate.

In addition, in the European Union (the “EU”), Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the ePrivacy or Cookie Directive, directs EU member states to ensure that accessing information on an internet user’s computer, such as through a cookie or other similar technologies, is allowed only if the internet user has been informed about such access and given his or her consent. A replacement for the Cookie Directive to complement and bring electronic communication services in line with the General Data Protection Regulation (“GDPR”) and force a harmonized approach across EU member states is currently with the EU Council for a trilogue to decide its final effective date. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly available electronic communications services to, or gather data from the devices of, users that are located in the EU. Though still subject to debate, the proposed ePrivacy Regulation may limit the lawful bases available to process digital data and require “opt-in” consent for advertising purposes. The fines and penalties for breach of the proposed ePrivacy Regulation may be significant. Limitations on the use or effectiveness of cookies, or other limitations on our, or our clients’, ability to collect and use data for advertising, whether imposed by EU member state implementations of the Cookie Directive, by the new ePrivacy Regulation, or otherwise, may impact the performance of our platform. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and product and services to obtain user opt-in for cookies and use of cookie data, or develop or obtain additional tools and technologies to compensate for a lack of cookie data. We may not be able to make the necessary changes in our business operations and products and services to obtain user opt-in for cookies and use of cookie data, or develop, implement or acquire additional tools that compensate for a lack of cookie data. Moreover, even if we are able to do so, such additional products and tools may be subject to further regulation, time consuming to develop or costly to obtain, and less effective than our current use of cookies.

Finally, Google, the developer of the Chrome browser, has publicly stated that over the next several years it will no longer support the setting of third-party cookies. Apple, the developer of the Safari browser, had previously ceased supporting third-party cookies. Separately, and combined, these actions will have significant impacts on the digital advertising and marketing ecosystems in which we operate and could negatively impact our business. We are currently offering and continuing to develop non-cookie based alternatives that can be used in the global ecosystem.

Failure to comply with current or future federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, cybersecurity and advertising could adversely affect our business, financial condition, results of operations and prospects.

Laws, regulations and industry standards relating to privacy, data protection, cybersecurity and advertising are evolving, growing, and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices in other jurisdictions. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, standards, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any federal, state or foreign privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or information security could adversely affect our reputation, brand and business, and may result in claims, fines, penalties, investigations, proceedings or actions against us by governmental entities, data protection authorities, customers, suppliers or others, or other liabilities, or may require us to change our operations and/or cease using certain data.

Any such claims, proceedings, investigations or actions could harm our reputation, brand and business, force us to incur significant expenses in defense of such claims, proceedings, investigations or actions, distract our management, increase our costs of doing business, result in a loss of customers or suppliers and result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs and consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

We are subject to a variety of laws and regulations in the U.S. and abroad that involve matters central to our business, including privacy and data protection. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted or applied in ways that could harm our business, particularly in the new and rapidly evolving industry in which we operate. For example, in June 2018, the State of California enacted the California Consumer Privacy Act of 2018 (the “CCPA”), which came into effect on January 1, 2020. The CCPA requires companies that process personal information relating to California residents to implement additional data security measures, to make new disclosures to consumers about their data collection, use and sharing practices, and allows consumers to opt out of certain data sharing with third parties. In addition, the CCPA provides for civil penalties and allows private lawsuits from California residents in the event of certain data breaches. Additionally, a new ballot initiative, the California Privacy Rights Act, was approved by popular referendum in 2020 to amend the CCPA and impose additional data protection obligations on companies doing business in California. The majority of the provisions became effective January 1, 2023, and additional compliance investment and potential business process changes may still be required. Similar laws have passed in other states, including Connecticut, Colorado, Utah and Virginia, complicating the compliance landscape, and more privacy laws have been proposed in other states and at the federal level. If passed, such laws may have potentially conflicting requirements that would make compliance challenging.

The European Economic Area (comprised of the EU member states and Iceland, Liechtenstein and Norway) and the UK have imposed greater legal and regulatory obligations on companies regarding the processing of personal data. It is difficult to predict how existing laws and regulations will be applied to our business and the new laws and regulations to which we may become subject, and it is possible that they may be interpreted and applied in a manner that is inconsistent with our current operating practices. For example, in July 2020, the Court of Justice of the E.U. invalidated the EU-U.S. Privacy Shield Framework, and created additional considerations and complexities for the use of several other lawful data transfer methods. Existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products and services, significantly increase our operating costs, require significant time and attention of management and technical personnel and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices. For example, administrative fines of up to the greater of €20 million and 4% of our global turnover can be imposed for breaches of the EU GDPR.

Each of these privacy, security and data protection laws and regulations, any other such changes or new laws or regulations could impose significant limitations, require changes to our business, or restrict our use or storage of certain data, which may increase our compliance expenses and make our business more costly or less efficient to conduct. In addition, any such changes could compromise our ability to develop an adequate marketing strategy and pursue our growth strategy effectively.

Any failure to comply with applicable laws or other obligations or any security incident or breach involving the misappropriation, unavailability, corruption, or loss or other unauthorized processing, use or disclosure of sensitive or confidential consumer or other personal information, whether by us, one of our third-party service providers or vendors or another third party, could have adverse effects, including, but not limited to: investigation costs; material fines and penalties; compensatory, special, punitive and statutory damages; litigation; consent orders regarding our privacy, data protection, and security practices; requirements that we provide notices, credit monitoring services and/or credit restoration services or other relevant services to impacted individuals; reputational damage; or injunctive relief. We cannot assure you that our vendors or other third-party service providers with access to our or our customers’ or employees’ personally identifiable and other sensitive or confidential information of which we are responsible will not breach their obligations under privacy laws and regulations or contractual obligations imposed by us, or that they will not experience data security breaches, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations and financial condition. We also cannot assure you that our contractual measures and our own privacy, data protection, and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our failure to maintain effective internal controls over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal controls over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The PCAOB defines a significant deficiency as a deficiency, or a combination of deficiencies, in internal controls over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting. We cannot assure you that material weaknesses and control deficiencies will not be discovered in the future. Our failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse effect on our business and could cause investors to lose confidence in our financial statements, which could cause a decline in the price of our Common Stock, and we may be unable to maintain compliance with the Nasdaq listing standards.

Our operations may be adversely affected by sanctions, export controls, and similar measures targeting Russia and other countries and territories as well as other responses to Russia’s military conflict in Ukraine.

The recent geopolitical conflict between Russia and Ukraine has resulted in the U.S. government, EU, the United Kingdom and other countries imposing broad-ranging and coordinated economic sanctions and export control measures against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, including, among others:

•        a prohibition on doing business with certain Russian companies, large financial institutions, officials and oligarchs;

•        a prohibition on commercial activities in the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic;

•        a commitment by certain countries and the EU to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications (“SWIFT”), the electronic banking network that connects banks globally;

•        a ban on imports of Russian crude oil, liquefied natural gas and coal to the United States;

•        a ban on imports of Russian crude oil and certain refined petroleum products originating in or exported from Russia to the EU, subject to limited exceptions;

•        a ban on new investment in the Russian energy sector; and

•        enhanced export controls and trade sanctions targeting Russia’s importation of certain goods and technology, including restrictive measures on the export and re-export of dual-use goods, stricter licensing policy with respect to issuing export licenses, and increased use of “end-use” controls to block or impose licensing requirements on exports.

Due to the international scope of our operations, the Company is subject to various laws and regulations, including regulations issued by the U.S. Department of Treasury, the U.S. Department of State, the Bureau of Industry and Security (“BIS”) and Office of Foreign Asset Control (“OFAC”), as well as the counterparts of these agencies in foreign countries. The Company actively monitors changes in these regulations as they pertain to the services we provide and their impact on our business, including our business partners and customers.

We routinely screen existing customers and suppliers globally against Specially Designated National/Restricted Persons lists. All new engagements with business partners are screened prior to the beginning of any business relationship. Individuals or entities that become subject to applicable sanctions are immediately blocked from further commercial activity with the Company until confirmed by our legal counsel whether permissible to proceed pursuant to a general or special license or other exemption, or a change in facts.

Furthermore, while we have policies, procedures and internal controls in place designed to ensure compliance with applicable sanctions and trade restrictions, and though the current effects from the Russia-Ukraine conflict have, thus far, not resulted in a material adverse impact to the Company’s financial condition or results of operations, our employees, contractors, and agents may take actions in violation of such policies and applicable law and we could be held ultimately responsible. We rely on our employees to adhere to the policies, procedures and internal controls we have established to maintain compliance with evolving sanctions and export controls. If we are held responsible for a violation of U.S. or other countries’ sanctions laws, we may be subject to various penalties, any of which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Additionally, we may receive information requests as these laws, regulations and standards develop. On July 20, 2022, we received an inquiry from the Congress of the United States regarding our treatment of location data and intentions to protect the privacy of individuals seeking to exercise their reproductive rights. Also, on September 22, 2022, the North Carolina Department of Justice inquired on whether we gather information about people who have obtained abortions and if so, whether such information is commercialized. To both inquiries, we responded by explaining that we do not sell or permit the use of our data for healthcare purposes, including any reproductive rights information.

We may potentially be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our securities, potentially making the securities less attractive to investors. Our future investments in U.S. companies may also be subject to U.S. foreign investment regulations.

The Committee on Foreign Investment in the U.S. (“CFIUS”) is an interagency committee authorized to review certain transactions involving acquisitions and investments in the U.S. by foreign persons in order to determine the effect of such transactions on the national security of the U.S. CFIUS has jurisdiction to review transactions that could result in control of a U.S. business directly or indirectly by a foreign person, certain non-controlling investments that afford the foreign investor non-passive rights in a “TID U.S. business” (defined as a U.S. business that (1) produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies; (2) owns or operates certain critical infrastructure; or (3) collects or maintains directly or indirectly sensitive personal data of U.S. citizens), and certain acquisitions, leases, and concessions involving real estate even with no underlying U.S. business. Certain categories of acquisitions of and investments in a U.S. business also may be subject to a mandatory notification requirement.

CFIUS could choose to review past or proposed transactions involving new or existing foreign investors in us or in the Sponsor, even if a filing with CFIUS is or was not required at the time of the Business Combination or such other transaction. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and practices are rapidly evolving, and in the event that CFIUS reviews one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

These restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for Common Stock.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could harm our business.

We are currently subject to Section 404 of the Sarbanes-Oxley Act. However, we will be required to provide management’s attestation on internal controls commencing with our annual report for the year ending December 31, 2023 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those previously required of us as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Risks Related to Ownership of Our Securities

Certain existing stockholders purchased securities in Near at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in Near may not experience a similar rate of return.

Certain stockholders in Near, including certain selling securityholders, acquired shares of Common Stock or Private Placement Warrants at prices below, in some cases considerably below, the current trading price of our Common Stock or for no cash consideration at all and may experience a positive rate of return based on the current trading price.

The selling securityholders acquired the Common Stock offered for resale at effective purchase prices ranging from $0.00 to $9.46 per share. Given the relatively lower purchase prices that some of our stockholders paid to acquire securities and exercise prices that some of our stockholders may pay to exercise Part A-1 Warrants to acquire shares of Common Stock compared to the current trading price of our shares of Common Stock, these stockholders, some of whom are selling securityholders pursuant to this or other registration statements we are obligated to file to register the resale of shares of Common Stock, in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our shares of Common Stock at the time that such stockholders choose to sell their shares of Common Stock. Investors who purchased units in the IPO, who purchased shares on Nasdaq following the IPO or who purchased our Common Stock on Nasdaq following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price.

Based on the last reported sale price of our shares of Common Stock on July 28, 2023 of $1.52 and their respective purchase prices, certain selling securityholders may receive potential profits up to $1.51 per share. See the section titled “Summary of the Prospectus — Information Related to Offered Securities” for additional information regarding the prices paid by and potential profits the selling securityholders may earn on sales of the securities registered hereunder.

We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of shares, including pursuant to this prospectus, may cause the market price of our shares to drop significantly.

The 56,478,668 shares of Common Stock being offered for resale under this prospectus represent, as of the date of this prospectus, approximately 94.1% of our total outstanding shares of Common Stock assuming the cash exercise of all Private Placement Warrants and Part A-1 Warrants and conversion of all Part A-1 Convertible Debentures at the floor price. In addition to the registration statement of which this prospectus forms a part, we have filed separate registration statements to (i) register, on the Public Warrants Prospectus, the primary issuance by us of up to 8,625,000 shares of Common Stock upon exercise of the Public Warrants, and (ii) register for resale (x) on the Part A-2/Part B Resale Prospectus, up to 30,283,535 shares of Common Stock, consisting of (A) up to 28,927,538 shares of Common Stock issuable upon conversion of Part A-2/Part B Convertible Debentures, (B) up to 62,500 shares of Common Stock issuable upon exercise of Part A-2 Warrants and (C) 1,293,497 shares of Common Stock, and (y) on the CEF Prospectus, 42,000,000 shares of Common Stock that may be issued by us to CFPI pursuant to the Common Stock Purchase Agreement establishing a committed equity facility. Assuming the cash exercise of all Public Warrants, the shares registered under the Public Warrants Prospectus would represent approximately 14.3% of our total outstanding shares of Common Stock as of the date of this prospectus. Assuming conversion of the outstanding Part A-2/Part B Convertible Debentures at the applicable floor price and the cash exercise of all Part A-2 Warrants, the shares offered for resale under the Part A-2/Part B Resale Prospectus would represent approximately 37.5% of our total outstanding shares of Common Stock as of the date of this prospectus. If all of the shares offered for resale under the CEF Prospectus were issued and outstanding as of the date of this prospectus, such shares would represent approximately 44.8% of our total outstanding shares of Common Stock, after giving effect to such issuance.

Given the substantial number of securities being registered for potential resale by this prospectus as well as the Part A-2/Part B Resale Prospectus and the CEF Prospectus, such sales, or the perception in the market that the selling securityholders intend to sell such shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock, and could make it more difficult for you to sell your shares of Common Stock at times and prices that you feel are appropriate. In particular, as a result of the Common Stock Purchase Agreement, CFPI is an “underwriter” as such term is defined in Section 2(a)(11) of Securities Act, and the Common Stock Purchase Agreement contemplates that CFPI expects to resell any shares of Common Stock we may issue and sell pursuant thereto. Furthermore, we expect that, because there will be a large number of shares registered pursuant to this and other registration statements, the applicable selling securityholders will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

In addition, because the current market price of our Common Stock is higher than the price certain selling securityholders paid for their securities, there is more likelihood that selling securityholders holding shares of Common Stock will sell their shares as soon as the applicable registration statement is declared effective and any applicable lock-up restrictions expire.

A substantial number of our outstanding shares of Common Stock are subject to lock-up agreements and a significant number of shares of our Common Stock were redeemed in connection with the Business Combination. As a result, we have a relatively small public float and the shares of Common Stock offered pursuant to this prospectus may be less liquid, and the trading price of shares of our Common Stock may be more affected by relatively small volumes of trading than is the case for the common stock of companies with a broader public ownership.

As further described in this prospectus, approximately 38,167,036 shares of our Common Stock that are currently outstanding are subject to lock-up agreements and other restrictions on their transfer. See “Certain Relationships and Related Person Transactions.” In addition, a significant number of shares of our Common Stock were redeemed in connection with the Business Combination. As a result, we have a relatively small public float. As a small-capitalization company with a relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Common Stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Stock.

In addition, if the trading volumes of our Common Stock are low, persons buying or selling in relatively small quantities may easily influence the price of our Common Stock. This low volume of trades could also cause the price of our Common Stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Common Stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading.

We may not meet the continued listing requirements of The Nasdaq Global Market, which could result in a delisting of our Common Stock.

Our Common Stock is listed on Nasdaq. If Nasdaq delists our Common Stock from trading on its exchange for failure to meet the listing standards, an investor would likely find it significantly more difficult to dispose of or obtain our shares, and our ability to raise future capital through the sale of our shares or issue our shares as consideration in acquisitions could be severely limited. Additionally, we may not be able to list our Common Stock on another national securities exchange, which could result in our securities being quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

Warrants are exercisable for our securities, which exercises would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The Public Warrants and the Private Placement Warrants, which entitle the holders thereof to purchase an aggregate of 13,825,000 our Common Stock, became exercisable on April 22, 2023. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of Common Stock. After giving effect to the exercise of the Warrants, the shares of Common Stock issuable upon such exercise would represent approximately 21.1% of our outstanding Common Stock as of July 28, 2023. In addition, in connection with the consummation of the Business Combination, we assumed (1) warrants granted to Harbert European Specialty Lending Company II S.A.R.L (the “Harbert Warrants”), which are exercisable for an aggregate of 570,736 shares of Common Stock, at per share exercise prices of $4.64, $6.78 and $9.75, in each case, subject to adjustment as set forth in such warrant, and (2) warrants granted to affiliates of Blue Torch, which are exercisable for an aggregate of 1,039,996 shares of Common Stock, with a per share exercise price of $0.001. The Harbert Warrants each include a full ratchet antidilution provision that provides for an adjustment to the exercise price of such warrants should the Company issue Common Stock or equivalents at a price per share that is lower than the then-current exercise price, such that the exercise price will be reduced to match the lower price.

Furthermore, on March 31, 2023, we issued the Part A-1 Warrants to purchase shares of Common Stock at an exercise price of $0.01 per share pursuant to the Part A-1 Securities Purchase Agreement, which are exercisable immediately and entitle the holders thereof to purchase up to an aggregate of 149,234 shares of Common Stock.

Furthermore, on May 18, 2023, we issued the Part A-2 Warrants to purchase shares of Common Stock at an exercise price of $0.01 per share pursuant to the Part A-2 Securities Purchase Agreement, which are currently exercisable and entitle the holders thereof to purchase up to an aggregate of 62,500 shares of Common Stock.

If the abovementioned warrants are exercised, it will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of shares of Common Stock purchasable upon exercise of a Public Warrant could be decreased, without the approval of all the Public Warrant holders.

The Public Warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and KludeIn. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least a majority of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of Shares purchasable upon exercise of a Public Warrant.

There is no guarantee that the Public Warrants or the Private Placement Warrants will ever be in the money, and, as such, they may expire worthless and we may receive no proceeds from the exercise of the Public Warrants or Private Placement Warrants.

The exercise price for the Public Warrants and the Private Placement Warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock, the last reported sales price for which was $1.52 per share on July 28, 2023. If the trading price of our Common Stock is less than $11.50 per share, we believe holders of Public Warrants and Private Placement Warrants will be unlikely to exercise their warrants. There is no guarantee that the Public Warrants or Private Placement Warrants will be in the money prior to their expiration, and as such, the Public Warrants and Private Placement Warrants may expire worthless and we may receive no proceeds from the exercise of the Public Warrants or Private Placement Warrants. Therefore, we do not expect to receive cash proceeds from any such exercise so long as the Public Warrants and Private Placement Warrants remain out of the money.

We may redeem the unexpired Public Warrants prior to their exercise at a time that is disadvantageous to the holders thereof, thereby making the Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which we gives proper notice of such redemption and provided certain other conditions are met. If and when the Public Warrants become redeemable we may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered. Redemption of the outstanding Public Warrants could force the holders (i) to exercise the Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Public Warrants at the then-current market price when the holder might otherwise wish to hold the Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of the Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Insiders or their permitted transferees.

In the event we determine to redeem the Public Warrants, holders of our redeemable Public Warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Public Warrants will be notified of such redemption via our posting of the redemption notice to the Depository Trust Company (“DTC”). The closing price of the Common Stock on July 28, 2023 was $1.52 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make Near’s securities less attractive to investors and may make it more difficult to compare Near’s performance to the performance of other public companies.

Near qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following January 11, 2026, (b) in which our total annual gross revenue is at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of Common Stock may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in Near’s name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in Near’s name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (i) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (iii) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Charter. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Our stock price may change significantly and you could lose all or part of your investment as a result.

The trading price of the Common Stock has been and will likely continue to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as the following, among others:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of our competitors;

•        changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by us or our competitors;

•        announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in management;

•        changes in general economic or market conditions or trends in our industry or markets, such as recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war or terrorism;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        future sales of our Common Stock or other securities;

•        investor perceptions or the investment opportunity associated with the Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•        the development and sustainability of an active trading market for our securities;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we are involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Common Stock will be at the sole discretion of the Board. The Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, and such other factors as the Board may deem relevant. In addition, our ability to pay dividends is limited by the Financing Agreement. As a result, you may not receive any return on an investment in the Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our securities or our sector, our stock price and trading volume could decline.

The trading market for the Common Stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. In addition, some financial analysts may have limited expertise with our business model and operations. Furthermore, if one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our governing documents could delay or prevent a change of control.

Certain provisions of the Charter and the Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•        the ability of the Board to issue one or more series of preferred stock;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings;

•        certain limitations on convening special stockholder meetings;

•        limiting the ability of stockholders to act by written consent; and

•        The Board has the express authority to make, alter or repeal the Bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Capital Stock.”

USE OF PROCEEDS

All of the shares of Common Stock and the Private Placement Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will pay certain expenses associated with the registration of the securities as described in the “Plan of Distribution” section in this prospectus.

We will receive (i) up to an aggregate of approximately $59,800,000 from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash, and (ii) up to an aggregate of approximately $1,492 from the exercise of the Part A-1 Warrants, assuming the exercise in full of all of the Part A-1 Warrants for cash. We expect to use the net proceeds from the exercise of the Private Placement Warrants and the Part A-1 Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Private Placement Warrants and the Part A-1 Warrants. There is no assurance that the holders of the Private Placement Warrants or the Part A-1 Warrants will elect to exercise any or all of such Private Placement Warrants or Part A-1 Warrants, as applicable. We believe the likelihood that Private Placement Warrant holders will exercise their Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. As of the date of this prospectus, the trading price of our Common Stock is substantially less than the $11.50 per share exercise price of the Private Placement Warrants.

For so long as the Private Placement Warrants are “out of the money” we believe the holder of the Private Placement Warrants will be unlikely to exercise the Private Placement Warrants. There can be no assurance that the Private Placement Warrants will be “in the money” prior to expiring, and thus we may never receive any proceeds from the exercise of such Private Placement Warrants. Further, to the extent that the Private Placement Warrants or the Part A-1 Warrants are exercised but on a “cashless basis,” the amount of cash we would receive from the exercise of the Private Placement Warrants or the Part A-1 Warrants, as the case may be, if any, would decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Private Placement Warrants is determined by reference to the exercise price of the Private Placement Warrants of $11.50 per share. The offering price of the shares of Common Stock underlying the Part A-1 Warrants is determined by reference to the exercise price of the Part A-1 Warrants of $0.01 per share.

We cannot currently determine the price or prices at which shares of Common Stock or Private Placement Warrants may be sold by the selling securityholders under this prospectus.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS

Market Information

Our shares of Common Stock are listed on the Nasdaq Global Market under the symbol “NIR”. The Public Warrants are listed on the Nasdaq Capital Market under the symbol “NIRWW”.

As of July 28, 2023, there were 51,743,110 shares of our Common Stock outstanding, held of record by 147 holders and 8,624,988 Public Warrants, held of record by one holder. The number of record holders of our Common Stock and the Public Warrants does not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have not declared or paid any dividends on shares of Common Stock to date. We anticipate that we will retain our future earnings to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board and will depend on our financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects, and such other factors as the Board deems relevant. In addition, the Financing Agreement contains restrictions on our ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Unaudited Condensed Consolidated Financial Statements of Near Intelligence, Inc. as at and for the three months ended March 31, 2023 and 2022” and the related notes that appear elsewhere in this prospectus and the “Audited Consolidated Financial Statements of Near Intelligence Holdings Inc. and Subsidiaries as at and for the years ended December 31, 2022 and 2021” and the related notes that appear elsewhere in this prospectus. Our historical results do not necessarily reflect what our historical financial position and results of operations would have been had we been a stand-alone public company during the periods presented. In addition, our historical results are not necessarily indicative of the results to be expected for any future period.

In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Near,” “we”, “us”, “our”, and the “Company” are intended to refer to (i) following the Business Combination (as defined below), the business and operations of Near Intelligence, Inc. and its consolidated subsidiaries, and (ii) prior to the Business Combination, Near Intelligence Holdings Inc. (the predecessor entity in existence prior to the consummation of the Business Combination) and its consolidated subsidiaries.

Overview

Founded in 2012, Near is a global, full stack data intelligence SaaS platform that stitches and enriches data on people and places from which its customers can derive actionable intelligence of consumer behavior to help its customers make meaningful decisions.

Every business needs to know their customers in order to thrive. Generally, businesses struggle to accurately understand their consumers, their competition, and what marketing is effective. It is a problem that is expensive to solve and the solutions are often unreliable and untimely. Near’s platform (the “Near Platform”) is designed to provide accurate and comprehensive information on people, places, and products generating marketing and operational intelligence on consumer behavior and human movement to enable enterprises to make informed and rapid strategic decisions.

Near has a global presence, with its business being bifurcated in two distinct markets, one being the U.S. region and the other the International region (rest of the world except U.S.). The majority of Near’s customers and revenue come from the U.S. region. For the years ended December 31, 2022 and 2021, the U.S. region accounted for 66% and 64%, respectively, of Near’s revenue and the International region accounted for the rest of the revenue. For the three months ended March 31, 2023 and 2022, the U.S. region accounted for 62% and 65%, respectively, of Near’s revenue and the International region accounted for the rest of the revenue.

The Near Platform is used by multiple global enterprise companies across various countries to make better decisions and reach their target customers. Our customers include some of the largest and best-known companies in their respective sectors. Our customers operate in multiple verticals, including business services, retail, real estate, automotive, media and technology, hospitality, and travel and tourism. Our customers range from large global enterprises all the way down to small businesses. Consequently, Near believes the market for the Near Platform represents a significant and underpenetrated market opportunity today, as the business intelligence and analytics platform industry is estimated to be approximately $38 billion in 2021 (according to https://www.emergenresearch.com/industry-report/business-intelligence-and-analytics-platforms-market), of which Near estimates $23 billion of that market is addressable by Near’s data intelligence platform. Near arrives at the estimate of $23 billion by deducting from the $38 billion total estimated market size revenues from verticals that the current Near offerings do not address, such as Education, Energy and Healthcare, among others.

Go to Market Strategy

We generate revenue primarily through selling subscriptions to our platform. For both the three months ended March 31, 2023 and 2022, subscription revenue was approximately 88% of our total revenue. For the years ended December 31, 2022 and 2021, subscription revenue was 87% and 86% of our revenue, respectively.

Our go-to-market strategy is focused on acquiring new customers and driving continued use of our platform for existing customers. We primarily focus our selling efforts with the use of a direct sales force that targets the business leaders at their respective companies. Our sales operation consists of pre-sales, sales, and post-sales efforts. Our pre-sales strategy consists of identifying and contacting potential customers with the use of sales development resources that work with the potential customers to design a subscription solution that will meet the customer’s needs and deliver the outcome desired. Our post-sales efforts surround ensuring the customer is using the platform and getting the expected results.

Once the customer has adopted the platform and is receiving the intended benefits, our account managers work to identify additional usage and drive increased subscriptions on renewal. Our sales efforts are segmented by the industry, size, and region of prospective customers.

Key Factors Affecting Our Performance

Acquiring New Customers

We believe there is a substantial opportunity to further grow our customer base by continuing to make significant investments in sales, marketing, and brand awareness. Our ability to attract new customers will depend on a number of factors, including our success in recruiting and scaling our sales and marketing organization, competitive dynamics in our target markets, the macro-economic climate, privacy and data protection regulations, and our ability to maintain and grow our partner relationships. We intend to expand our direct sales force as well as our pre- and post-sales support teams with a focus of specific industries and increasing sales to large organizations. While our platform can work for organizations of all size, we focus on larger organizations, as they typically have larger budgets that can support bigger subscriptions. We may not achieve anticipated revenue growth from expanding our sales force to focus on large enterprises if we are unable to hire, develop, integrate, and retain talented and effective sales personnel or if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

We have been successful at efficiently growing our customer spend over time, as evidenced by our Pro Forma NRR (as defined below). As of March 31, 2023 and December 31, 2022, our Pro Forma NRR was 110% and 120%, respectively.

Adoption of the Near Platform

Our future success depends in large part on the market adoption of the Near Platform. While we have seen growing demand for our platform, many organizations are unaware of the value that the Near Platform can bring or such organizations may have invested resources in creating their own solution, despite their inherent limitations. While it is difficult to predict future customer adoption rates and future demand, we believe that the benefits of our platform will allow us capture market opportunity going forward.

Investing in Growth and Scaling our Business

We believe we are working in an industry that has long-term revenue potential. We will continue to invest in scaling across all organizational functions as we continue to expand both domestically and internationally. We plan to continue developing new features and capabilities to add to the Near Platform to take advantage of the market opportunity in front of us. These investments could delay profitability or cash flows in the near future. Furthermore, we may choose to use acquisitions as an accelerator of growth in our core business. Going forward, we may pursue both strategic partnerships and acquisitions that we believe will be complementary to our business, accelerate customer acquisition, increase usage of our platform, and/or expand our offerings in our core markets. This could consist of acquiring new data sources, complementary and adjacent software and other products, or adding new distribution channels. Near’s debt agreements provide for certain limitations regarding permitted acquisitions that can be made now that the Business Combination has been consummated. Permitted acquisitions are any acquisitions that meet the criteria outlined in the financing agreement, unless waived by the lender. These limitations include, among others, the following:

•        the percentage of equity acquired must not be less than 100% or, if the transaction is an asset purchase, substantially all the assets of the potential acquisition must be acquired;

•        the target business must be similar to Near with respect to its line of business;

•        the acquisition must not give effect to a default or event of default under the Financing Agreement (as defined below);

•        Near must remain in compliance with loan covenants before and after the transaction; and

•        the consolidated pro forma EBITDA following the transaction must equal or be greater than prior to the acquisition.

Privacy and Macroeconomic Uncertainties

Our business is dependent on our ability to collect and aggregate large amounts of data that is used as the basis for the Near Platform. If data protection laws continue to make it harder and harder for us to collect and aggregate this data, such laws will have a detrimental impact on our cash flows, as we will need to pay more for the data we receive and we may be limited in the ways we can use the data. This would, in turn, limit the commercial applications of the data and lower our ability to monetize our platform. Either or both of these outcomes would have a serious impact on our financial condition and cash flows. There has not been material variability in historical cash flows.

We also rely on businesses subscribing to our platform for marketing and operational intelligence. Any deterioration in the overall global economy may impact the funds businesses have available to spend on marketing and operational intelligence initiatives, which would also negatively impact our operations, cash flows, and liquidity.

Business Model

Our primary source of generating revenue is providing subscriptions to our proprietary Near Platform. The subscription fee includes use of the Near Platform, access to various outputs, reports generated through the Near Platform and access to customer support. Revenue realized from our subscription customers generally ranges from one to three years. For the years ended December 31, 2022 and 2021, our subscription-based revenue comprised approximately 87% and 86% of our total revenue, respectively. For the three months ended March 31, 2023 and 2022, our subscription-based revenue comprised approximately 88% of our total revenue. Other than the subscription model, we also used fixed fee models for marketing/operational intelligence use cases. Although we have multiple products that complement each other, our strategy relies on providing prospective customers with an opportunity to use the Near Platform to demonstrate its value. Some customers try our products and/or evaluate data during a short trial period of typically a month, to determine the commercial value they can derive by subscribing to the Near Platform. This short trial period, in which prospective customers have access to certain functionality of the Near Platform is free of charge. In other cases, a customer may be onboarded to try one of our products for a one-use case, with the potential that the customer has multiple other use cases. This one-use case is usually termed a data evaluation or proof of concept (together a “POC”), for which we may charge a fee. The amount of revenue recognized from such POC arrangements are nominal and are not tracked separately by us. Instead, any revenue generated from POC arrangements are reflected under the header “Revenue” in our condensed consolidated statement of operations. If customers experience the return on investment generated during the POC phase, they may choose to subscribe to the Near Platform, which helps us to expand different use cases across customer departments and countries. Eventually, the existing customer base is offered other products which can help customers derive additional value and help us achieve further expansion. This land-and-expand model has proven successful in allowing us to open up budgets across organizations.

Key Performance Metric — Net Revenue Retention

The key performance measure that management uses to help it evaluate the health of our business, identify trends affecting its growth, formulate goals and objectives and make strategic decisions is Net Revenue Retention (“NRR”). This is a metric that measures recurring revenue generated from existing customers over a set period of time and is used to monitor the sustainability of revenue growth. NRR calculates the percentage of revenue retained from existing customers over the specified period of time, including upgrades, downgrades, cross selling, and cancellations by such customers. Because NRR only looks at an existing cohort of customers over a period of time and not new customer sales, it is a true reflection of aggregated revenue growth and the core key performance measure we use to measure usage and engagement across our platform. NRR is increased by account expansion and lowered by account downgrades and churn. We calculate NRR by dividing the last twelve months subscription revenue from the relevant reporting period by the revenue from that same customer group a year earlier. NRR of greater than 100% means aggregated revenue from the existing customer base is expanding, while NRR of less than 100% shows revenue from that customer base is lowering. Near’s Pro Forma NRR as of December 31, 2021 was 128%. As of March 31, 2023 and December 31, 2022, our Pro Forma NRR was 110% and 120%, respectively. The 2022 NRR had a base effect due to scaling of clients.

The March 31, 2023 and December 31, 2022 Pro Forma NRRs were in line with our expected NRR run rate in the normal course of business except some base line impact which should get addressed during the course of the year. Because NRR measures the percentage of recurring revenue retained over a twelve-month period, if a customer comes onboard late in the initial twelve-month period in which the NRR is calculated and then grows significantly over the next twelve months, the NRR for that customer will be high for that measurement period. As time goes by, the NRR for that customer will normalize.

We continually strive to drive higher NRR by focusing on customer needs during the sales process and dedicating customer service resources to engage the customer and ensure the platform is fulfilling their existing needs, while looking for ways in which to expand their usage going forward.

Onboard, Retain and Expand

•        Customers expand an initial use case by tracking additional markets or regions to gain greater insights across geographies. Once a customer sees the value in a particular market, it is very common to want to expand that knowledge into multiple other areas. Since most of our larger customers are international, it is easy to show the value derived across their organization and we can sell them an enterprise-wide subscription contract;

•        Customers expand into new use cases by using our platform for additional digital products and insights. We have a suite of reports and deliverables that allow customers to learn more about their market, their competition, and their customers. By utilizing these additional products, we expand deeper into the organization and unlock additional budgets; and

•        Customers expand by layering on additional complementary offerings, such as our advertising platform, Allspark. A customer can use Allspark to learn who to reach and then can advertise directly to those customers through the use of our advertising product, Engage. The effectiveness of the campaign can then be measured with Compass. With our suite of products, we can empower and expand deep and broad across their organization.

The Near Platform provides data and marketing intelligence which encompasses a wide range of possible outputs that are dependent on customer needs and requests. To fulfill these requirements, we provide deliverables and reports in different volumes, configurations, and types to our customers. Except for usage that would fall under standard billing arrangements, we provide tailor made pricing based on customers’ needs and usage of the products. The variables that determine the subscription fee are based on volume, type and delivery mechanism. Delivery mechanism can be via proprietary software, secured transfers, or custom API links between customer software and the Near Platform.

Our pricing model is subscription based where customers pay a subscription fee for the Near Platform. A subscription to the Near Platform offers a mix of products and deliverables that are chosen by a customer at the time of subscription. The subscription fee is based on the particular configuration of products and deliverables requested.

A typical Near subscription includes one or more of the underlying Near products that together comprise the Near Platform. Each product can be considered a building block that customers can add to their subscription based on individualized needs. Customers can further customize the size and scope of the deliverables. As an example, a business that wants to learn about its customers will subscribe to utilize Vista and Pinnacle products on the Near Platform to get human movement insights to understand its customer behavior. Similarly, a state government may subscribe to utilize the Vista and Pinnacle products to get human movement insights on the tourists that visited the state over the last year. The subscription contains the same products, but the business and the state government in the examples above may desire different scope of deliverables, which would result in a differentiated subscription price. It is rare that a customer subscribes to all products on the Near Platform, though it is common that a customer will subscribe to one product and then subscribe to additional products later as their needs evolve. Any change to the products or deliverables accessed through the Near Platform would be addressed by entering into a new subscription agreement with the customer, that incorporates those changes along with any corresponding price change.

Based on Near’s assessment of customer needs, a subscription may be priced to include access to a dedicated account manager to optimize a customer’s experience with the Near Platform. The role of the account manager is to assist the customer in accessing and utilizing the various features of the products for which the customer is subscribed. Access to such a dedicated account manager is not offered as a separate service and customers cannot choose to add such dedicated account manager to their subscription, but rather this need is assessed by us during an initial review of customer requirements and capabilities. However, the addition of a dedicated account manager to a subscription may enable a customer to maximize the value they may obtain from their subscription. The features of the subscription and underlying products and deliverables do not change with the addition of the dedicated account manager. When we decide an account manager is desirable, the subscription will be priced taking this service into account.

As an example, if a customer is using the Near Platform to create audience segments, we offer a subscription allowing advertising targeted to such audience segments to run on our platform and third-party integrated platforms. If an account manager is appointed, the account manager will assist the customer in handling all aspects of the marketing campaign. In these situations, we help the customer address its marketing needs by using our advertising products, Allspark, Engage and Compass. Allspark focuses on generating audience segments, Engage focuses on the flighting and delivery of the campaign to the correct audience, and Compass measures the effectiveness of the campaign. These products are all part of the Near Platform and can be included in a customer’s subscription.

The majority of our revenue is generated by customer agreements having a minimum term of one year with auto-renewal provision unless the customer decides to terminate it by providing 30 days advance written notice prior to the end of the then-current term.

As of March 31, 2023, we had revenue generating customers across the globe and we feel that the Near Platform can help businesses in all stages of maturity and across all industries to help produce better results. Our revenue for the three months ended March 31, 2023 was $15.5 million, an increase of $1.4 million from the three months ended March 31, 2022, and our revenue for the year ended December 31, 2022 was $59.7 million, an increase of $14.4 million from the year ended December 31, 2021.

Recent Developments

Business Combination and Public Company Costs

On May 18, 2022, our predecessor entity, Near Intelligence Holdings Inc. (“Near Holdings”), KludeIn I Acquisition Corp. (“KludeIn”), Paas Merger Sub 1 (“Merger Sub 1”) and Paas Merger Sub 2 (“Merger Sub 2”) entered into an Agreement and Plan of Merger (as amended on November 3, 2022, December 23, 2022 and January 17, 2023, the “Merger Agreement”). Pursuant to the Merger Agreement, on March 23, 2023, Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving such merger as a wholly owned subsidiary of KludeIn, and immediately following the first merger Near Holdings merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (such transactions, the “Business Combination”). Upon completion of the Business Combination, KludeIn changed its name to “Near Intelligence, Inc.” On March 24, 2023, following the consummation of the Business Combination, our Common Stock and the Public Warrants began trading on Nasdaq under the symbols “NIR” and “NIRWW,” respectively. As a result of the Business Combination, we received approximately $2.0 million from the KludeIn trust account and incurred approximately $25.4 million of related legal, financial advisory and other professional fees.

The Business Combination is anticipated to be accounted for as a “reverse recapitalization”. Under this method of accounting, KludeIn will be treated as the acquired company for financial accounting and reporting purposes under GAAP.

As a consequence of the Business Combination, Near Holdings became the successor to an SEC registered and listed company with Nasdaq, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Resale Registrations

The shares of Common Stock being offered for resale under this prospectus represent, as of the date of this prospectus, approximately 94.1% of our total outstanding shares of Common Stock, assuming the cash exercise of all Private Placement Warrants and Part A-1 Warrants and conversion of all Part A-1 Convertible Debentures at the floor price. In addition to the registration statement of which this prospectus forms a part, we have filed separate registration statements to (i) register, on the Public Warrants Prospectus, the primary issuance by us of up to 8,625,000 shares of Common Stock upon exercise of the Public Warrants and (ii) register for resale (x) on the Part A-2/Part B Resale Prospectus, up to 30,283,535 shares of Common Stock, consisting of (A) up to 28,927,538 shares of Common Stock issuable upon conversion of Part A-2/Part B Convertible Debentures, (B) up to 62,500 shares of Common Stock issuable upon exercise of Part A-2 Warrants and (C) 1,293,497 shares of Common Stock, and (y) on the CEF Prospectus, 42,000,000 shares of Common Stock that may be issued by us to CFPI pursuant to the Common Stock Purchase Agreement establishing a committed equity facility. Assuming the cash exercise of all Public Warrants, the shares registered under the Public Warrants Prospectus would represent approximately 14.3% of our total outstanding shares of Common Stock as of the date of this prospectus. Assuming conversion of the outstanding Part A-2/Part B Convertible Debentures at the applicable floor price and the cash exercise of all Part A-2 Warrants, the shares offered for resale under the Part A-2/Part B Resale Prospectus would represent approximately 37.5% of our total outstanding shares of Common Stock as of the date of this prospectus. If all of the shares offered for resale under the CEF Prospectus were issued and outstanding as of the date of this prospectus, such shares would represent approximately 44.8% of our total outstanding shares of Common Stock, after giving effect to such issuance.

Given the substantial number of securities being registered for potential resale by this prospectus as well as the Part A-2/Part B Resale Prospectus and the CEF Prospectus, such sales, or the perception in the market that the selling securityholders intend to sell such shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock, and could make it more difficult for you to sell your shares of Common Stock at times and prices that you feel are appropriate. In particular, as a result of the Common Stock Purchase Agreement, CFPI is an “underwriter” as such term is defined in Section 2(a)(11) of Securities Act, and the Common Stock Purchase Agreement contemplates that CFPI expects to resell any shares of Common Stock we may issue and sell pursuant thereto. Furthermore, we expect that, because there will be a large number of shares registered pursuant to this and other registration statements, the applicable selling securityholders will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

In addition, because the current market price of our Common Stock is higher than the price certain selling securityholders paid for their securities, there is more likelihood that selling securityholders holding shares of Common Stock will sell their shares as soon as the applicable registration statement is declared effective and any applicable lock-up restrictions expire.

Financing Agreement

As discussed in further detail below under “Liquidity and Capital Resources — Borrowings,” on November 4, 2022, Near Holdings entered into that certain Financing Agreement (as amended from time to time, the “Financing Agreement”) as borrower, with certain of its subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent (“Blue Torch”). The Financing Agreement provides for senior secured term loans in an initial principal amount of up to $100.0 million and included certain minimum liquidity requirements, pursuant to which: (i) from April 15, 2023 until April 30, 2023, we were required to not permit our Liquidity (as defined therein) to be less than the sum of (x) $15.0 million and (y) the DB/Harbert Deferred Payment Amount (as defined therein), and (ii) from May 1, 2023 forward, we were required to not permit our Liquidity to be less than the sum of (x) $20.0 million and (y) the DB/Harbert Deferred Payment Amount. As of April 15, 2023 and May 1, 2023, our Liquidity was less than the minimums required under the Financing Agreement and, as a result, we were in breach of the applicable covenants and such breaches constituted events of default under the Financing Agreement (the “Liquidity Defaults”). On March 23, 2023, Near Holdings, its subsidiary guarantors, Blue Torch and the Required Lenders (as defined therein) entered into that certain Consent and Amendment No. 2 to Financing Agreement (the “Consent and Amendment No. 2”). Pursuant to the Consent and Amendment No. 2, we agreed that (a) on or prior to March 31, 2023, (i) the Business Combination would be consummated in accordance with the terms of the Merger Agreement, in all material respects, and at a pre-money enterprise value of at least $575 million, (ii) we would raise additional capital from the issuance of subordinated indebtedness or equity securities (“Junior Capital”) in an amount that, together with net cash proceeds from the KludeIn trust account, equaled or exceeded $8.0 million, and (iii) we would secure commitments constituting Junior Capital of at least $8.5 million in the aggregate (the “Committed Junior Investments”), and (b) on or prior to April 15, 2023, the Committed Junior Investments must have been funded with net cash proceeds of at least $8.5 million ((a) and (b) together, the “Junior Capital Financing Conditions”).

In addition to the foregoing Junior Capital Financing Conditions, on or before May 31, 2023, the Company was required to receive net cash proceeds of at least $50.0 million from the issuance of Junior Capital (the “Subsequent Financing Condition”). The failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition before the applicable date would result in a mandatory prepayment event of our outstanding obligations pursuant to the Financing Agreement. However, the failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition would not result in an event of default if the mandatory prepayment is made within three business days following the date on which such condition subsequent was not satisfied.

As described below, on March 31, 2023, we raised additional Junior Capital in an amount which, together with the net proceeds from the KludeIn trust account, equaled or exceeded $8.0 million. However, we did not fully satisfy the other Junior Capital Financing Conditions, and, as a result, we were required to prepay all outstanding obligations under the Financing Agreement. We did not make such prepayment and our failure to comply with such mandatory prepayment obligations constituted an event of default under the Financing Agreement. In addition, the Liquidity Defaults constituted Specified Events of Default (as defined in the Financing Agreement), resulting in a 2.00% increase in the interest rate per annum until the date the Liquidity Defaults were cured or waived in writing and a $5.0 million deferred consent fee related to Consent and Amendment No. 2, which deferred consent fee would be added to the outstanding principal amount of the loans under the Financing Agreement.

On May 5, 2023, we entered into a Forbearance Agreement with Blue Torch (the “Initial Forbearance Agreement”), pursuant to which Blue Torch agreed to temporarily forbear from exercising its default-related rights and remedies against us solely with respect to the events of default related to the Junior Capital Financing Conditions and the Liquidity Defaults (collectively, the “Existing Defaults”) during the period beginning on the date of the Initial Forbearance Agreement and ending on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivered a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default (as defined therein), or (iii) May 10, 2023. On May 10, 2023, we entered into another Forbearance Agreement with Blue Torch (the “Extended Forbearance Agreement”), which was substantially similar to the Initial Forbearance Agreement except that the forbearance period would end on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivered a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default, or (iii) May 20, 2023.

Effective as of May 18, 2023, the Company entered into that certain Waiver and Amendment No. 3 to Financing Agreement (“Waiver and Amendment No. 3”) with Near Intelligence LLC, the Company’s subsidiary guarantors, Blue Torch and the Required Lenders, pursuant to which, among other things, (i) Blue Torch waived the Existing Defaults and (ii) the parties agreed to amend certain terms of the Financing Agreement relating to (x) the Junior Capital Financing Conditions, (y) the minimum Liquidity requirements and (z) the leverage ratios required for withdrawals of proceeds under the Financing Agreement. In accordance with Waiver and Amendment No. 3, on or prior to May 20, 2023 (or such later date as may be agreed in writing), the net cash proceeds from the issuance of Junior Capital after March 23, 2023, plus net cash proceeds from the trust account (the “Trust Account”) following the Business Combination, was required to be at least $21.0 million in the aggregate (the “Amended Junior Capital Financing

Condition”). In addition, the Subsequent Financing Condition was eliminated. Furthermore, (i) from April 14, 2023 to May 20, 2023, the Company could not permit its Liquidity to be less than the sum of (x) $10.0 million and (y) the DB/Harbert Deferred Payment Amount (as defined in the Financing Agreement) reduced by $3.8 million, and (ii) from May 20, 2023 forward, the Company may not permit its Liquidity to be less than $20.0 million. Additionally, pursuant to Waiver and Amendment No. 3, the parties agreed that $2.0 million of a $5.0 million deferred consent fee payable under the Financing Agreement is due and payable as of May 18, 2023, and has been automatically paid-in-kind and capitalized on the outstanding principal amount of the loans. The remaining $3.0 million of the deferred consent fee will become due and payable (i) if as of May 20, 2023, (x) the Company fails to obtain net cash proceeds from the issuance of Junior Capital after March 23, 2023 of at least $20.0 million and (y) after giving effect to payment of all outstanding fees and expenses related to the Business Combination, pro forma liquidity is not at least $32.0 million, or (ii) upon occurrence of certain other events of default under the Financing Agreement.

As described below, on May 18, 2023, the Company raised additional Junior Capital in an amount which, together with the net proceeds from the issuance of the Part A-1 Convertible Debentures (as defined below) and the Trust Account, equaled or exceeded $21.0 million. Accordingly, the Company has satisfied the Amended Junior Capital Financing Condition.

On June 26, 2023, we initiated conversations with Blue Torch regarding an optional prepayment (the “Optional Prepayment”) to reduce the outstanding principal amount of the loans under the Financing Agreement by $29,000,000 (the “Prepayment Amount”).

Under the Financing Agreement we are required to maintain a ratio of indebtedness to recurring revenue, or Leverage Ratio (as defined in the Financing Agreement), below specified thresholds. As described below, the Company issued $19.9 million in aggregate principal amount of Convertible Debentures on March 31, 2023 and May 18, 2023, which are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement. As a result of the Convertible Debentures being treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, we failed to maintain the required Leverage Ratio for the test period ending on May 31, 2023, and such failure constituted an event of default under the Financing Agreement (the “Leverage Ratio Default”). On July 7, 2023, the Company received a Notice of Default and Reservation of Rights letter from Blue Torch, in which Blue Torch reserved all rights and remedies related to the Leverage Ratio Default under the Financing Agreement and elected to postpone application of a post-default rate provided for under the Financing Agreement.

On July 18, 2023, we entered into that certain Amendment No. 4 to Financing Agreement (“Amendment No. 4”) by and among Near Intelligence LLC, the Company’s subsidiary guarantors, the Required Lenders (as defined therein) and Blue Torch, as administrative agent, pursuant to which, among other things, the parties agreed to amend certain terms of the Financing Agreement relating to the Leverage Ratio to provide that the Convertible Debentures will not be treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, nor will any other convertible notes, debentures or similar securities of the Company that constitute Subordinated Indebtedness (as defined in Financing Agreement). In addition, Amendment No. 4 gave effect to the Optional Prepayment previously contemplated between the Company and Blue Torch, by providing for the release to Blue Torch of 100% of the remaining loan proceeds held in a controlled account, which proceeds were applied as an optional prepayment to reduce the outstanding principal amount of the loans under the Financing Agreement by the Prepayment Amount and to pay accrued and unpaid interest on the Prepayment Amount. In addition, a prepayment premium in the amount of $1,742,047.02 (the “PIK Payment”) was paid-in-kind and capitalized to the outstanding principal amount of the loans. After giving effect to the application of the Prepayment Amount and the PIK Payment, the principal balance of the loans under the Financing Agreement was $76,742,047.02 as of July 18, 2023.

Further, pursuant to Amendment No. 4, Blue Torch waived the Leverage Ratio Default and agreed to forbear from exercising its default-related rights and remedies against us solely with respect to the Leverage Ratio Default, which waiver included (i) waived application of a post-default interest rate, (ii) acknowledgment and agreement that a Deferred Fee Trigger Event (as defined in the Financing Agreement) had not occurred as a result of the Leverage Ratio Default, and (iii) confirmation that (A) no existing loan had been or shall be converted to a loan with an interest rate determined by the Reference Rate (as defined in the Financing Agreement) as a result of the Leverage Ratio Default and (B) no other fees were or shall be due and payable as a result of the Leverage Ratio Default.

See “Liquidity and Capital Resources — Borrowings” below for additional information regarding the Financing Agreement.

Convertible Debentures

Part A-1 Convertible Debentures

On March 31, 2023, we entered into a securities purchase agreement (the “Part A-1 Securities Purchase Agreement”) with the investors listed on Schedule 1 thereto (the “Part A-1 Investors”), in connection with the issuance and sale by us of (i) convertible debentures in an aggregate principal amount of $5,969,325 (the “Part A-1 Convertible Debentures”), including $2,319,325 aggregate principal amount of Part A-1 Convertible Debentures issued to the Sponsor, and (ii) warrants (the “Part A-1 Warrants”) to purchase an aggregate of 149,234 shares (the “Part A-1 Warrant Shares”) of Common Stock, including 57,984 Part A-1 Warrants issued to the Sponsor.

The Part A-1 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is 90 days after the final maturity date of the term loans issued pursuant to that certain Financing Agreement among Near, Near Holdings, as borrower, certain other subsidiaries as guarantors, and Blue Torch Finance LLC (“Blue Torch”), dated as of November 4, 2022, as amended from time to time (the “Financing Agreement”). The maturity date may be extended at the option of the Part A-1 Investor. Beginning September 28, 2023, any portion of the outstanding and unpaid principal amount of the Part A-1 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock (the “Part A-1 Conversion Shares”) based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs (as defined below) during the twenty (20) consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $2.06.

The Part A-1 Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

The Part A-1 Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Part A-1 Investor and its affiliates having beneficial ownership of more than 4.99% of our then outstanding shares of Common Stock, provided that this limitation may be waived by the applicable Part A-1 Investor upon not less than 65 days’ prior notice to us. The Part A-1 Convertible Debentures also contain certain representations, warranties, covenants, and events of default including, among other things, if we become delinquent in our periodic report filings with the U.S. Securities and Exchange Commission (“SEC”). If an event of default occurs and is continuing, the full unpaid principal amount of the Part A-1 Convertible Debentures, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at a Part A-1 Investor’s election by notice to us, immediately due and payable in cash.

The Part A-1 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-1 Warrants are exercisable into shares of Common Stock beginning on March 31, 2023 and expire at 5:00 p.m. Eastern Time on March 31, 2027. No portion of the Part A-1 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-1 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the applicable Part A-1 Investor upon not less than 65 days’ prior notice to us.

In connection with the entry into the Part A-1 Securities Purchase Agreement and the issuance of the Part A-1 Convertible Debentures and Part A-1 Warrants, we and each of the Part A-1 Investors entered into a registration rights agreement (the “Part A-1 Registration Rights Agreement”) pursuant to which we are required to file a registration statement registering the resale by the Part A-1 Investors of the Part A-1 Conversion Shares and Part A-1 Warrant Shares under the Securities Act. Pursuant to the Part A-1 Registration Rights Agreement, we are required to meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of the registration statement. We filed such registration statement on May 10, 2023.

Part A-2 Convertible Debentures and Part B Convertible Debentures

On May 18, 2023, the Company entered into a securities purchase agreement (the “Part A-2 Securities Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part A-2 Investors”), in connection with the issuance and sale by the Company of (i) convertible debentures in an aggregate principal amount of $2,500,000 (the “Part A-2 Convertible Debentures”) and (ii) warrants (the “Part A-2 Warrants”) to purchase an aggregate of 62,500 shares of Common Stock. Also on May 18, 2023, the Company entered into a securities purchase agreement (the “Part B Securities Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part B Investors” and together with the Part A-2 Investors, the “Part A-2/Part B Investors”), in connection with the issuance and sale by the Company of (i) convertible debentures in an aggregate principal amount of $11,440,217 (the “Part B Convertible Debentures”, and together with the Part A-2 Convertible Debentures, the “Part A-2/Part B Convertible Debentures”) and (ii) an aggregate of 263,125 shares of Common Stock (the “Commitment Fee Shares”). The Part B Convertible Debentures were issued at an original issue discount of 8%, resulting in aggregate gross proceeds to the Company of $10,525,000.

The Part A-2 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is the later of (i) February 2, 2027 and (ii) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement. The Part B Convertible Debentures bear interest at an annual rate of 10% and will mature on the date that is the later of (i) the one-year anniversary of the issuance date of the Part B Convertible Debentures or (ii) the earlier of (a) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement or (b) the termination or repayment of the term loans issued pursuant to the Financing Agreement. The interest rate is subject to increase to 15% upon the occurrence and during the continuance of any Event of Default (as defined therein). The maturity date of any Part A-2 Convertible Debenture or Part B Convertible Debenture may be extended at the option of the applicable Part A-2/Part B Investor. The Part A-2/Part B Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

Beginning November 14, 2023, any portion of the outstanding and unpaid principal amount of the Part A-2 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs during the 20 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $0.45 (the “Floor Price”).

Any portion of the outstanding and unpaid principal amount of the Part B Convertible Debentures, together with any redemption premium and accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $2.23, or (ii) 90.0% of the lowest daily VWAP of the Common Stock during the seven consecutive trading days prior to the conversion date, but not lower than the Floor Price.

Subject to a subordination agreement among Blue Torch and the Part B Investors (the “Part B Subordination Agreement”), the Company may, at its option, elect to redeem a portion or all amounts outstanding under either Part B Convertible Debenture in cash, plus a 5% redemption premium on the amount to be redeemed, provided that (i) the last reported closing price of the Common Stock is less than $2.23 and (ii) the Company provides the applicable holder with at least five business days’ prior written notice of its desire to exercise such redemption right. Upon receipt of a redemption notice, a holder shall have five business days to elect to convert all or any portion of its Part B Convertible Debenture in lieu of redemption.

For purposes of the Convertible Debentures, “VWAP” means the daily dollar volume-weighted average price for such security on the Nasdaq Global Market as reported by Bloomberg through its “Historical Prices — Px Table with Average Daily Volume” functions.

The Part A-2/Part B Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Part A-2/Part B Investor and its affiliates having beneficial ownership of more than 4.99% (or in the case of one investor, 9.99%) of the Company’s then outstanding shares of Common Stock, provided that this limitation may be waived by the applicable Part A-2/Part B Investor upon not less than 65 days’ prior notice to the Company.

The Part A-2 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-2 Warrants are currently exercisable into shares of Common Stock and expire at 5:00 p.m. Eastern Time on May 18, 2027. No portion of the Part A-2 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-2 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the Part A-2 Investor upon not less than 65 days’ prior notice to the Company.

The Part B Convertible Debentures provide that, upon the occurrence of a Trigger Event (as defined below) and subject to the Part B Subordination Agreement, the Company must make monthly cash payments against the principal amount then outstanding in an amount equal to $1,000,000 of the principal amount of such Part B Convertible Debenture plus accrued and unpaid interest thereon, if any, plus a redemption premium of 5% of the triggered payment amount (each, a “Trigger Payment” and collectively, the “Trigger Payments”). A “Trigger Event” occurs if the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days. The Company’s obligation to make Trigger Payments shall be reduced by an amount equal to any portion of the principal amount of such Part B Convertible Debenture, together with any accrued and unpaid interest, that, following the applicable Trigger Date, is converted into shares of Common Stock at the option of the holder. The Company’s obligation to make Trigger Payments will continue until the fifth consecutive trading day that the VWAP is greater than 110% of the Floor Price.

In connection with the investment of YA II PN, Ltd. (“Yorkville”) in the Part B Convertible Debentures, entities affiliated with certain officers of the Company (collectively, the “Stockholder Guarantors”) entered into a Guaranty in favor of Yorkville (the “Stockholder Guaranty”). Pursuant to the Stockholder Guaranty, upon failure of the Company to make any Trigger Payment when due, including in the event the Company is unable to make a Trigger Payment as a result of the Part B Subordination Agreement, the Stockholder Guarantors will be obligated to make such Trigger Payment to Yorkville. Upon receipt of a Trigger Payment from any Stockholder Guarantor, Yorkville will transfer to such Stockholder Guarantor a portion of the Part B Convertible Debenture in an amount equal to the Trigger Payment received, less the redemption premium. Each Stockholder Guarantor also agreed to certain lock-up provisions during the term of the Stockholder Guaranty.

In connection with the entry into the Part A-2 Securities Purchase Agreement and the Part B Securities Purchase Agreement and the issuance of the Part A-2 Convertible Debentures, the Part A-2 Warrants, the Part B Convertible Debentures and the Commitment Fee Shares, the Company and each of the Part A-2/Part B Investors entered into certain Registration Rights Agreements (together, the “Part A-2/Part B Registration Rights Agreements”) pursuant to which we are required to file registration statements registering the resale by the Part A-2/Part B Investors of the shares issuable upon conversion of the Part A-2/Part B Convertible Debentures, the shares issuable upon exercise of the Part A-2 Warrants and the Commitment Fee Shares under the Securities Act. Pursuant to the Part A-2/Part B Registration Rights Agreements, we are required to meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of registration statements. We are required to file a (i) registration statement related to the shares issuable upon conversion of the Part A-2 Convertible Debentures and upon exercise of the Part A-2 Warrants no later than thirty (30) days following May 18, 2023, and (ii) a registration statement related to the shares issuable upon conversion of the Part B Convertible Debentures and the Commitment Fee Shares no later than fifteen (15) days following May 18, 2023. We filed such registration statement on May 31, 2023.

Issuance of Conversion Shares

On July 20, 2023, the Company issued 961,161 shares of Common Stock to Yorkville upon conversion of $922,826 of the outstanding principal amount of Yorkville’s Part B Convertible Debenture and $143,389 of accrued interest, at a conversion price of $1.1093 per share. The remaining principal balance of Yorkville’s Part B Convertible Debenture following this conversion is $7,800,000.

Benchmark Fee Agreement

On March 6, 2023, Near Holdings engaged The Benchmark Company, LLC (“Benchmark”) as a capital markets advisor in connection with the Business Combination. In connection with that engagement, Near Holdings and Benchmark entered into a letter agreement (the “Benchmark Fee Agreement”) pursuant to which, among other things, the parties agreed that Benchmark would receive an aggregate fee of $550,000 payable in (i) shares of Common Stock in an amount equal to $275,000, to be calculated using the VWAP of the Common Stock over the five trading days immediately preceding the 30th day following the closing of the Business Combination and (ii) a cash payment in the amount of $275,000, payable upon the first anniversary of the closing of the Business Combination. On May 25, 2023, the Company issued 69,211 shares of Common Stock to Benchmark. Pursuant to the Benchmark Fee Agreement, the Company is obligated to register such shares for resale.

Northland Fee Agreement

On March 13, 2023, Near Holdings engaged Northland as a capital markets advisor in connection with the Business Combination. In connection with that engagement, Near Holdings and Northland entered into a letter agreement (the “Northland Fee Agreement”) in which, among other things, the parties agreed that Northland would receive an aggregate fee of $600,000 payable in (i) shares of Common Stock in an amount equal to $325,000, to be calculated using the VWAP of the Common Stock over the five trading days immediately preceding the 30th day following the closing of the Business Combination and (ii) a cash payment in the amount of $275,000, payable upon the first anniversary of the closing of the Business Combination. On May 9, 2023, the Company issued 81,794 shares of Common Stock to Northland. Pursuant to the Northland Fee Agreement, the Company is obligated to register such shares for resale.

Cantor Fitzgerald Omnibus Fee Amendment Agreement

On March 22, 2023, KludeIn entered into an omnibus fee agreement (the “CF Fee Agreement”) with Cantor Fitzgerald & Co. (“CF&CO”) and CF Principal Investments LLC (“CFPI”), which CF Fee Agreement amended certain provisions of (i) that certain letter agreement between KludeIn and CF&CO, dated as of September 16, 2021 (as amended, the “CF Engagement Letter”), (ii) that certain Common Stock Purchase Agreement between KludeIn and CFPI, dated as of May 18, 2022 (the “Common Stock Purchase Agreement”), and (iii) that certain Registration Rights Agreement between KludeIn and CFPI, dated as of May 18, 2022 (the “CF Registration Rights Agreement”).

Pursuant to the CF Fee Agreement, among other things, the parties agreed that, notwithstanding any term or provision of the CF Engagement Letter, CF&CO would receive, in lieu of the cash advisory fee otherwise payable to it pursuant to the CF Engagement Letter, a number of shares (the “Advisory Fee Shares”) of Common Stock equal to the greater of (i) 600,000 shares of Common Stock and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Advisory Fee Shares, provided that clause (y) will in no event be less than $2.06.

On May 9, 2023, in accordance with the CF Fee Agreement, the Company issued 2,522,068 Advisory Fee Shares to CF&CO.

For a period of 24 months after the date of the CF Fee Agreement, CF&CO will have the right, but not the obligation, to act as (i) a managing underwriter or placement agent for any financing by or on behalf of the Company involving the primary or secondary offering or sale of public equity securities of the Company (but, for the avoidance of doubt, not including any debt securities, including, without limitation, convertible debt securities, offered or sold by or on behalf of the Company), and to receive at least 50% of the aggregate gross spread or fees from any such financing, and (ii) a financial advisor to the Company, in the event of any potential acquisition, disposition or other extraordinary corporate transaction involving the Company, or any of its assets, securities or businesses, whether by way of purchase or sale of securities or assets, merger, consolidation, reorganization or otherwise, and to receive at least 50% of the aggregate fees and other economics paid to financial advisors in such transaction, in each case, on terms and conditions customary for global investment banks (and agreed by CF&CO and the Company, acting in good faith) for similar transactions, which terms and conditions will be embodied in one or more separate written agreements.

In addition, under the CF Fee Agreement, we must pay CFPI, in lieu of the commitment fee otherwise payable to CFPI in Commitment Shares (as defined in the Common Stock Purchase Agreement) pursuant to the Common Stock Purchase Agreement, a non-refundable cash fee equal to $2,000,000, payable on or prior to May 31, 2023.

BTIG Letter Agreement

On March 22, 2023, KludeIn and BTIG, LLC, as representative of the several underwriters (the “Representative”), entered into a letter agreement (the “BTIG Letter Agreement”) amending certain terms of the Underwriting Agreement, dated as of January 6, 2021 (the “Underwriting Agreement”), by and between KludeIn and the Representative.

Pursuant to the BTIG Letter Agreement, among other things, the parties agreed that, notwithstanding Section 1.3 or any other term or provision of the Underwriting Agreement, the Representative would receive, in lieu of the cash Deferred Underwriting Commission (as defined in the Underwriting Agreement) payable to it pursuant to the Underwriting Agreement, a number of shares (the “Deferred Compensation Shares”) of Common Stock equal to the greater of (i) 301,875 shares of Common Stock and (ii) the quotient obtained by dividing (x) $3,018,750 by (y) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Deferred Compensation Shares, provided that clause (y) will in no event be less than $2.06. Pursuant to Section 3.15 of the Underwriting Agreement, KludeIn’s management determined to allocate 50% of the Deferred Underwriting Commission under the Underwriting Agreement to CF&CO (or its affiliates) for serving as a financial advisor that assisted KludeIn in consummating the Business Combination. CF&CO subsequently waived its right to any Deferred Underwriting Commission.

On May 9, 2023, the Company issued 1,173,747 shares of Common Stock to BTIG and 95,169 shares of Common Stock to IBS Holding Corporation dba I-Bankers Securities Inc. (“IBS”) as contemplated by the BTIG Letter Agreement.

RSU Cancellation

On March 21, 2023, the Board of Directors of Near Holdings approved the cancellation of 37,850 RSUs (which would have represented 4,074,948 RSUs after applying the conversion ratio of 107.66046) previously granted to certain employees of Near Holdings under the 2022 Employee Restricted Stock Unit Plan.

Components of Results of Operations

Revenues

We derive revenue primarily from (i) core subscription services and (ii) sale of operational products. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that we expect to be entitled to receive in exchange for these services.

Cost of Revenue

Cost of revenue primarily consists of direct costs involved in delivering the services to the customers and primarily consists of third-party hosting costs, employee-related expenses including salaries and related benefits for operations and support personnel; publishers cost, real-time data acquisition costs and allocated overhead.

Product and Technology

Product and technology expenses primarily consist of personnel-related expenses such as salaries, related benefits and share based compensation for our engineering and product/project management functions supporting research, new development, and related product enhancement departments. It also includes non-personnel-related expenses such as location coverage charges, data acquisition charges, third-party server charges and allocation of our general overhead expenses.

Sales and Marketing

Sales and marketing expenses primarily consist of personnel-related expenses such as salaries and related benefits for our sales, marketing, and product marketing functions departments. It also includes sales commission and advertisement costs being part of business development expense.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for our finance, human resources, information technology, and legal organizations. These expenses also include non-personnel costs, such as legal, audit, accounting services, other professional fees, recruiting personnel cost, costs associated with acquisitions of businesses, as well as certain tax, license, and insurance-related expenses, and allocated overhead costs.

Depreciation and Amortization

Depreciation and amortization consist primarily of deprecation of our computers and furniture and fixtures and amortization of our acquired intangibles.

Results of Operations

Three months ended March 31, 2023 as compared to the three months ended March 31, 2022

The results of operations presented below should be reviewed in conjunction with the unaudited condensed consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our unaudited condensed consolidated results of operations data for the periods presented:

	For the three months ended March 31,
	2023	2022	Change $
Revenue	15,507,718	14,058,602	1,449,116
Costs and expenses:
Cost of revenue	5,143,559	4,278,200	865,359
Product and technology	8,303,274	4,900,258	3,403,016
Sales and marketing	5,161,670	4,692,273	469,397
General and administrative	16,514,761	3,005,320	13,509,441
Depreciation and amortization	2,722,450	2,379,308	343,142
Total costs and expenses	37,845,714	19,255,359	18,590,355
Operating loss	(22,337,996)	(5,196,757)	(17,141,239)
Interest expense, net	3,999,180	748,851	3,250,329
Changes in fair value of warrant liabilities	(7,304,155)	(1,700,221)	(5,603,934)
Other expense (income), net	4,609	(498,906)	503,515
Loss before income tax expense	(19,037,630)	(3,746,481)	(15,291,149)
Income tax expense	120,518	61,691	58,827
Net loss	(19,158,148)	(3,808,172)	(15,349,976)
Net loss per share attributable to common stockholders, basic and diluted	(1.20)	(0.49)	(0.71)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	16,004,795	7,747,665	8,257,130

Revenue

Revenue increased by $1.4 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022, primarily due to onboarding of new customers and expansion of revenue with existing customers.

Cost of Revenue

Cost of revenue increased by $0.9 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The gross margin declined by approximately 3% compared to the three months ended March 31, 2022, primarily due to one-time data purchases during the quarter.

Product and Technology Expense

Product and technology expense increased by $3.4 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to continued investments in bolstering our technology stack and the recognition of stock compensation expense of $0.7 million. We have invested heavily in improving and upgrading our existing products and continue to invest in new technologies.

Sales and Marketing Expense

Sales and marketing expense increased by $0.5 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to the recognition of stock compensation expense of $0.4 million.

General and administrative expenses

General and administrative expenses increased by $13.5 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to the recognition of one-time transaction-related costs of $6.8 million, stock compensation expense of $4.7 million, and expenses related to increased head count, primarily on the leadership team.

Depreciation and amortization

Depreciation and amortization increased by $0.3 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to amortization impact of intangible assets acquired in connection with the Behave Guru Pty Ltd. acquisition in October 2022.

Interest expense, net

Interest expense, net increased by $3.3 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to an increase in borrowings and an increase in interest rates.

Changes in fair value of warrant liabilities

Changes in fair value of warrant liabilities was a gain of $7.3 million for three months ended March 31, 2023 primarily due to the change in fair value of the warrants issued in connection with the Harbert and Blue Torch loans as well as the IPO warrants and Working Capital Loan assumed from KludeIn in connection with the Business Combination.

Other expense (income), net

Other income, net decreased by $0.5 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily due to changes in the fair value of derivative liabilities.

Income tax expense

Income tax expense increased by less than $0.1 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The difference between statutory and effective tax rates are primarily related to valuation allowances, stock-based compensation and other non-deductible expenses.

Years ended December 31, 2022, 2021 and 2020

Unless otherwise indicated, the financial information provided herein for the years ended December 31, 2022, 2021 and 2020 relates to the financial condition and results of operations of Near Holdings prior to the consummation of the Business Combination. The following table sets forth Near Holdings’ consolidated statements of operations for the periods indicated:

	Year Ended December 31,			Year Ended December 31,
	2022	2021	Change $	2021	2020	Change $
Revenue	59,745,771	45,320,675	14,425,096	45,320,675	12,804,069	32,516,606
Costs and expenses:
Cost of revenue	18,667,419	12,918,041	5,749,378	12,918,041	4,390,919	8,527,122
Product and technology	27,254,765	16,718,467	10,536,298	16,718,467	18,900,851	(2,182,384)
Sales and marketing	23,508,921	10,731,042	12,777,879	10,731,042	4,172,858	6,558,184
General and administrative	74,361,222	14,400,851	59,960,371	14,400,851	7,329,630	7,071,221
Depreciation and amortization	9,818,985	8,230,623	1,588,362	8,230,623	111,704	8,118,919
Total costs and expenses	153,611,312	62,999,024	90,612,288	62,999,024	34,905,962	28,093,062
Operating loss	(93,865,541)	(17,678,349)	(76,187,192)	(17,678,349)	(22,101,893)	4,423,544
Interest expense, net	6,158,784	2,667,400	3,491,384	2,667,400	1,424,295	1,243,105
Changes in fair value of warrant liabilities	(790,693)	1,540,895	(2,331,588)	1,540,895	525,113	1,015,782
Loss (gain) on extinguishment of debts, net	5,157,364	(707,164)	5,864,528	(707,164)	—	(707,164)
Other income, net	(668,731)	(429,237)	(239,494)	(429,237)	(142,335)	(286,902)
Loss before income tax expense	(103,722,265)	(20,750,243)	(82,972,022)	(20,750,243)	(23,908,966)	3,158,723
Income tax expense	499,167	305,356	193,811	305,356	334,508	(29,152)
Net loss attributable to Near Intelligence Holdings Inc.	(104,221,432)	(21,055,599)	(83,165,833)	(21,055,599)	(24,243,474)	3,187,875
Accretion to preferred stock redemption value	—	(13,463,002)	13,463,002	(13,463,002)	(16,265,573)	2,802,571
Net loss attributable to common stockholders	(104,221,432)	(34,518,601)	(69,702,831)	(34,518,601)	(40,509,047)	5,990,446
Net loss attributable to common stockholders, basic and diluted	(104,221,432)	(34,518,601)	(69,702,831)	(34,518,601)	(40,509,047)	5,990,446
Net loss per share attributable to common stockholders, basic and diluted	(1,076.28)	(539.42)	(536.86)	(539.42)	(937.93)	398.51
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	96,835.154	63,992.300	32,842.854	63,992.300	43,190.000	20,802.300
Net loss attributable to common stockholders, basic and diluted	(104,221,432)	(34,518,601)	(69,702,831)	(34,518,601)	(40,509,047)	5,990,446

On June 30, 2020, the Company acquired 100% of the outstanding equity interests in Teemo. In addition, the deal opened up new use cases as well as new markets for advertising and marketing solutions in France. This acquisition expanded the Company’s footprint by expanding the portfolio of services provided to its customers. The acquisition date fair value of the consideration for Teemo was $ 5,991,808.

Acquisition-related costs of $365,323 associated with the business combination were included in general and administrative expenses in the consolidated statement of operations.

Since the acquisition date, $1,531,140 of revenue and $551,137 of net loss have been included in the consolidated statements of operations for the year ended December 31, 2020.

On March 31, 2021, the Company acquired 100% of the outstanding equity interests in UberMedia. This acquisition expanded the Company’s capabilities in improving customer experience of its clients through cloud technologies and advanced data analytics and expands its customer base in US. The Company issued 66,140.480 Series U Preferred shares amounting to $69,339,742 as consideration for the acquisition.

Acquisition-related costs of $1,503,373 associated with the business combination were included in general and administrative expenses in the consolidated statement of operations.

Since the acquisition date, $15,822,516 of revenue and $1,907,798 of net loss have been included in the consolidated statements of operations for the year ended December 31, 2021.

Revenue

Revenue increased by $14.4 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to organic growth of new customers and expansion of revenue with existing customers.

Revenue increased by $32.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the acquisition of UberMedia on March 31, 2021, which has $15.8 million of revenue for the year ended December 31, 2021. The remaining increase is caused by organic growth of new customers and expansion of revenue with existing customers. Revenue for 2020 includes $1.5 million from the acquisition of Teemo, which was acquired on June 30, 2020.

Revenue from new customers for the year ended December 31, 2021 totaled $15.0 million which accounts for 46% of the total revenue growth as compared to the year ended December 31, 2020. Revenue from new customers for the year ended December 31, 2022 totaled $1.2 million and represented 8% of the total revenue increase as compared to the year ended December 31, 2021. The remaining revenue was generated from existing customers. Given the acquisition of UberMedia in 2021, we are calculating new customer revenue in 2021 on a pro forma basis and only included revenue from customers that were new to both Near and to UberMedia.

Cost of Revenue

Cost of revenue increased by $5.7 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the increase related to the increase in revenues and the recognition of stock compensation expense of $0.9 million.

Cost of revenue increased by $8.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the addition of UberMedia of $4.7 million, as well as an increase related to the an increase in revenues.

Product and Technology Expense

Product and technology expense increased by $10.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the recognition of stock compensation expense of $5.9 million and increase in head count.

Product and technology expense decreased by $2.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to additional investments in data in 2020 as the Company launched operations in the United States.

Sales and Marketing Expense

Sales and marketing expense increased by $12.8 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the recognition of stock compensation expense of $5.0 million as well as an increased headcount of Near Holdings’ sales team as an investment for future growth.

Sales and marketing expense increased by $6.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the acquisition of UberMedia of $4.6 million as well as an increased headcount of Near Holdings’ sales team as an investment for future growth.

General and administrative expenses

General and administrative expenses increased by $60.0 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the recognition of stock compensation expense of $54.7 million, increase in head count, travel and transaction related costs.

General and administrative expenses increased by $7.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the acquisition of UberMedia of $3.0 million, $1.5 million of transaction expenses, as well as additional rent for new office space and increased headcount.

Depreciation and amortization

Depreciation and amortization increased by $1.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to amortization impact of intangibles acquired under UberMedia Inc. acquisition.

Depreciation and amortization increased by $8.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the placement in service of the servers that were capitalized in 2020.

Interest expense, net

Interest expense, net increased by $3.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to increase in borrowings.

Interest expense, net increased by $1.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to additional loan facility entered into in February 2021.

Changes in fair value of warrant liabilities

Changes in fair value of warrant liability was a gain of $0.8 million for the year ended December 31, 2022 primarily due to the change in fair value of the warrants issued in connection with the Harbert and Blue Torch loans (described below).

Changes in fair value of warrant liability was a loss of $1.5 million for the year ended December 31, 2021 primarily due to the change in fair value of the warrants issued in connection with the Harbert loans.

Loss (gain) on extinguishment of debt

Loss on extinguishment of debt was $5.2 million for the year ended December 31, 2022 primarily due to an extinguishment of debt recorded in connect with settlements of the Deutsche Bank and Harbert loans.

Gain on extinguishment of debt was $0.7 million for the year ended December 31, 2021 primarily due to an extinguishment of debt at UberMedia. This was related to debt forgiveness received under the Paycheck Protection Program that was offered through the US Small Business Association.

Other expense (income), net

Other income, net increased by $0.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to grants received for research credits.

Other income, net decreased by $0.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to changes in the fair value of derivative liabilities.

Income tax expense

Income tax expense increased by $0.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. Income tax expense decreased by approximately $29,000 for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to decreased tax exposure across the Company. In 2022, the Company’s statutory tax rate was 21% and its effective tax rate was 0.5%. In 2021, the Company’s statutory tax rate was 17% and its effective tax rate was 1.5%. The difference between statutory and effective tax rates are primarily related to valuation allowances, stock-based compensation and other non-deductible expenses.

Liquidity and Capital Resources

We have financed our operations primarily through cash generated from operations, cash from the sale of debt and equity securities and borrowing under secured financing arrangements.

As of March 31, 2023, we had $15.9 million of unrestricted cash and cash equivalents. As of December 31, 2022, we had $16.6 million of unrestricted cash and cash equivalents. We believe that our cash flows from operations and existing available cash and cash equivalents will be adequate to fund our operating and capital needs for at least the next 12 months. However, we will need to raise additional funds to continue to satisfy our minimum Liquidity covenant in the Financing Agreement. Our failure to maintain compliance with the minimum Liquidity covenant in the Financing Agreement would constitute a breach and, if not waived or cured, would result in a default under the Financing Agreement and could trigger acceleration of those obligations. As of the date hereof, we are in compliance with the covenants under the Financing Agreement. See “Borrowings — Blue Torch Financing Agreement” below.

During the three months ended March 31, 2023, following the closing of the Business Combination, we generated $6.0 million in aggregate gross proceeds from the issuance of Part A-1 Convertible Debentures. Since March 31, 2023, the issuance of approximately $13.9 million aggregate principal amount of Part A-2/Part B Convertible Debentures resulted in aggregate gross proceeds of approximately $13.0 million, or approximately $12.5 million net of expenses.

Prior to the closing of the Business Combination, a significant number of shares of Common Stock were redeemed, which resulted in a significant decrease in the gross proceeds available to us from the Business Combination. Our cash flows from operations, borrowing availability, and overall liquidity are subject to risks and uncertainties. We may not be able to obtain additional liquidity on reasonable terms, or at all. In addition, our liquidity and our ability to meet our obligations and to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial, and other factors that are beyond our control. The Board of Directors has directed management to conduct an additional in-depth review of all operating expenses, as part of the Company’s efforts to achieve break-even operating cash flow. Nonetheless, our business may not generate sufficient cash flow from operations and future borrowings may not be available from additional indebtedness or otherwise to meet our liquidity needs. Furthermore, although there are a number of warrants outstanding, we believe the likelihood that holders will exercise such warrants is dependent on the price of our Common Stock. For example, the exercise price for the Public Warrants and the Private Placement Warrants is $11.50 per Warrant, and the last reported sale price for our Common Stock on July 28, 2023 was $1.52. For so long as such Warrants (or any other warrants) are out of money, the warrant holders are not likely to exercise their warrants and we will not receive any cash proceeds from warrant exercises. In addition, if we decide to pursue one or more significant acquisitions, we may, subject to the Financing Agreement, incur additional debt or sell additional equity to finance such acquisitions, which would result in additional expenses or dilution. See the “Risk Factors” section of this prospectus for more information.

Future demands on our capital resources associated with our debt facilities may also be impacted by changes in reference interest rates and the potential that we incur additional debt in order to fund additional acquisitions or for other corporate purposes. Future demands on our capital resources associated with transaction expenses and restructuring activities and integration costs and transaction-related compensation will be dependent on the frequency and magnitude of future acquisitions and restructuring and integration activities that we pursue. As part of our business strategy, we expect to continue to pursue acquisitions as an accelerator of growth in our core business; however, we cannot predict the magnitude or frequency of such acquisitions or investments.

Borrowings

Harbert Facility

On January 30, 2019, the Company entered into a secured loan arrangement (“Harbert Facility”) with Harbert European Specialty Lending Company II S.A.R.L (“Harbert”) to borrow a loan in an aggregate principal amount of EUR 8,000,000 bearing interest at 12% or the one-year EURIBOR. The Harbert Facility comprised two facilities: Facility A in an aggregate principal amount of EUR 5,000,000 was a term facility repayable in 36 equal monthly installments following the completion of an initial “interest only” term of nine months from the initial draw down date; Facility B in an aggregate principal amount of EUR 3,000,000 was a working capital facility which was repayable in 36 equal monthly installments starting from the drawdown date. The Harbert Facility was secured by all of the assets of the Company. The Company drew down Facility A in its entirety and EUR 1,000,000 of Facility B in February 2019 and drew down EUR 1,000,000 from Facility B in each of March and May 2019.

In connection with the initial execution of the Harbert Facility in January 2019, the Company also entered into a warrant agreement with Harbert pursuant to which the lender was granted the Euro Equivalent (where the EUR to USD ratio is set at 1:1.20) of EUR 1,200,000 of warrants exercisable at a strike price of $500 per share.

On February 25, 2021, the Company and Harbert entered into an amendment to the Harbert Facility to increase the facility with the addition of a Facility C in an aggregate principal amount of the Euro Equivalent of $15,000,000. Facility C bore interest at 12% or the one-year EURIBOR and was repayable in 36 equal monthly instalments following the completion of an initial “interest only” term of six months from the initial draw down date. The Company drew down Facility C in Euro Equivalent $5,000,000 equal installments in each of February, April and July 2021.

In connection with the amendment to the Harbert Facility in February 2021, the Company granted Harbert the Euro Equivalent of EUR 1,050,000 warrants exercisable at a strike price of $730 per share (the “Initial Harbert Warrants”).

In April 2022, the Company further amended the Harbert Facility to provide that each of Facility A, B and C would require payment of only interest during the period from March 1, 2022 to November 30, 2022 and, thereafter, each of Facility A, B and C would be repayable in 24 equal instalments beginning on December 1, 2022. In connection with this further amendment to the Harbert Facility, the Company granted $730,000 worth of additional warrants exercisable at a strike price of $1,050 (the “Tranche 3 Warrants” and, together with the Initial Harbert Warrants, the “Harbert Warrants”).

On November 3, 2022, the Company entered into a Global Deed of Discharge and Release to settle the Harbert Facility out of the proceeds received from the Blue Torch financing. Settlement was effected on November 4, 2022 after deferring interest free balance of $1,218,757, to be payable on April 30, 2023 (the “Harbert Deferred Settlement Payment”). Settlement was accounted as an extinguishment of debt, and accordingly, the Harbert Facility was derecognized and the Harbert Deferred Settlement Payment of $1,218,757 is presented under accrued expenses and other current liabilities. As a result of this extinguishment, the Company recorded $2,228,334 of loss on extinguishment of debt (including prepayment fees) in the consolidated statement of operations for the year ended December 31, 2022. On April 21, 2023, the Company entered into an Amendment Deed relating to the Global Deed of Discharge and Release, whereby the Harbert Deferred Settlement Payment was reduced to EUR 910,454 (or approximately $997,517) and the payment date was changed to April 24, 2023. The Company paid the Harbert Deferred Settlement Payment, as amended, on April 21, 2023, in full settlement of its obligations.

On March 28, 2023, the Company and Harbert entered into (i) a Warrant Assumption Agreement with respect to the Initial Harbert Warrants (the “Tranche 1 & 2 Assumption Agreement”) and (ii) a Waiver and Warrant Assumption Agreement with respect to the Tranche 3 Harbert Warrants (the “Tranche 3 Assumption Agreement” and together with the Tranche 1 & 2 Assumption Agreement, the “Harbert Warrant Assumption Agreements”). Pursuant to the Harbert Warrant Assumption Agreements, each of the Harbert Warrants was assumed by the Company and converted into a corresponding warrant issued by the Company, which are exercisable for shares of Common Stock, in each case after giving effect to the conversion ratio of 107.66046.

Deutsche Bank Facility

On April 29, 2022, the Company entered into a facility agreement (the “Deutsche Bank Facility”) with Deutsche Bank AG. London Branch (“Deutsche Bank”) that provided a credit line to the Company in the amount of $30,000,000. On May 13, 2022, the Company borrowed $20,000,000 of the total $30,000,000 facility. The Deutsche Bank Facility agreement contains limitations regarding permitted acquisitions that can be made before and after the Business Combination. In general, the targets of acquisitions must be engaged in a business activity substantially similar, complementary or related to that of Near. Before the Business Combination, the aggregate of Near’s consideration for or investment in a single acquisition target was limited to $5,000,000, and the aggregate of consideration for or investment into all targets was limited to $5,000,000. If the target had negative EBITDA in the most recent twelve-month period for which financial statements for the target were available, then the negative EBITDA of the target aggregated with all other negative EBITDAs of other acquisition targets may not exceed $1,000,000 over the life of the debt facility. After the Business Combination, the aggregate of Near’s consideration for or investment in a single acquisition target is limited to $50,000,000 (as may be adjusted to an amount approved by the lenders), and the aggregate of consideration for or investment into all targets is limited to $100,000,000 (as may be adjusted to an amount approved by the lenders), and the aggregate of cash consideration is limited to $80,000,000 (as may be adjusted to an amount approved by the lenders). If the target had negative EBITDA in the most recent twelve-month period for which financial statements for the target were available, then the negative EBITDA of the target shall not exceed $10,000,000, and the negative EBITDA of all targets shall not exceed $20,000,000. Further, the amount of cash held by Near after the completion of the acquisition shall be greater than the sum of outstanding financial indebtedness under (a) the facility and (b) arising under existing financing arrangements, provided that the aggregate principal amount of such financial indebtedness does not exceed $20,000,000 at any time.

On November 3, 2022, the Company entered into a Global Deed of Discharge and Release to settle the Deutsche Bank Facility out of the proceeds received from the Blue Torch financing. Settlement was effected on November 4, 2022 after deferring interest free balance of $2,000,000, to be payable on April 30, 2023 (the “DB Deferred Settlement Payment”). Settlement was accounted as an extinguishment and accordingly the existing facility along with deferred finance cost of $1,000,000 and unpaid finance cost of $3,000,000 as of the settlement date were derecognized and the DB Deferred Settlement Payment of $2,000,000 is presented under accrued expense and other current liabilities. As a result of this extinguishment, the Company recorded $3,592,122 of loss on extinguishment of debt (including prepayment fees) in the consolidated statement of operations for the year ended December 31, 2022. On April 21, 2023, the Company entered into an Amendment Deed relating to the Global Deed of Discharge and Release, whereby the DB Deferred Settlement Payment was reduced to $1,650,000 and the payment date was changed to April 24, 2023. The Company paid the DB Deferred Settlement Payment, as amended, on April 21, 2023, in full settlement of its obligations.

Blue Torch Financing Agreement

On November 4, 2022, we entered the Financing Agreement with Blue Torch (as administrative agent and collateral agent) to secure a commitment of $100,000,000 from lenders. The proceeds of borrowings under the Financing Agreement may be used for general corporate purposes and to refinance certain of our existing credit facilities. Borrowings under the Financing Agreement accrue interest at a floating rate per annum equal to the adjusted Term SOFR plus 9.75% (subject to a floor set at 3.891% as of the effective date). Interest is payable quarterly and the borrowing under the financing agreement is scheduled to mature on November 4, 2026. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Financing Agreement at a per annum rate equal to 2.00% above the interest rate otherwise applicable to such obligations. Our obligations under the Financing Agreement are or will be guaranteed by certain of our domestic and foreign subsidiaries meeting materiality thresholds set forth in the Financing Agreement. Such obligations, including the guarantees, are secured by substantially all of our and the subsidiary guarantors’ personal property.

On November 4, 2022, we utilized $34,993,903 out of total $100,000,000 facility towards repayment of the Deutsche Bank Facility and the Harbert Facility and $15,191,125 was disbursed to one of the Company’s bank accounts for general corporate purposes, net of transaction costs. As of December 31, 2022, $3,218,757, in the aggregate, remained outstanding pursuant to the Harbert Facility and the Deutsche Bank Facility. On April 21, 2023, we entered into an Amendment Deed relating to the Global Deed of Discharge and Release, whereby such outstanding amounts were reduced to approximately $2,647,517 in the aggregate. We paid the outstanding amounts to Harbert and Deutsche Bank on April 21, 2023, in full settlement of our obligations.

Under the terms of the Financing Agreement, we established a controlled account into which $46,000,000 of the proceeds of the total funded amount of the term loans were deposited. Upon the satisfaction of certain conditions (including no default or event of default existing and the Company maintaining the first lien leverage ratios specified in the Financing Agreement), we may request these funds to be released. Upon the occurrence and continuance of any event of default or if the Business Combination did not occur on or prior to March 31, 2023 (or such later date as may be agreed by the administrative agent in its sole discretion), then the funds could be released and applied to prepay the loans. As of December 31, 2022, the Company had withdrawn $2,000,000 out the controlled account. Subsequent to December 31, 2022, the Company withdrew an additional $4,000,000 from the controlled account, for general corporate purposes.

On March 23, 2023, Near Holdings, its subsidiary guarantors, Blue Torch and the Required Lenders entered into Consent and Amendment No. 2, pursuant to which we agreed that (a) on or prior to March 31, 2023, (i) the Business Combination would be consummated in accordance with the terms of the Merger Agreement, in all material respects, and at a pre-money enterprise value of at least $575 million, (ii) we would raise additional Junior Capital in an amount that, together with net cash proceeds from the KludeIn trust account, equaled or exceeded $8.0 million, and (iii) we would secure commitments constituting Junior Capital of at least $8.5 million in the aggregate (the “Committed Junior Investments”), and (b) on or prior to April 15, 2023, the Committed Junior Investments must have been funded with net cash proceeds of at least $8.5 million.

In addition to the foregoing Junior Capital Financing Conditions, on or before May 31, 2023, the Company was required to receive net cash proceeds of at least $50.0 million from the issuance of Junior Capital (the “Subsequent Financing Condition”). The failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition before the applicable date would result in a mandatory prepayment event of our outstanding obligations pursuant to the Financing Agreement. However, the failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition would not result in an event of default if the mandatory prepayment is made within three business days following the date on which such condition subsequent was not satisfied.

Furthermore, we may not pay any fees and expenses in connection with the Business Combination in an aggregate amount exceeding $2.0 million until (i) we have received net cash proceeds of at least $20.0 million from Junior Capital and (ii) after giving effect to payment of all such fees and expenses, pro forma liquidity is at least $32.0 million (such pro forma liquidity test, the “Liquidity Condition”). Thereafter, we may pay only such amounts as previously agreed by Blue Torch prior to the effective date of the Consent and Amendment No. 2. In order to withdraw additional funds under the Financing Agreement, we must meet certain leverage ratios, must have received at least $20.0 million in net cash proceeds from Junior Capital, and the Liquidity Condition must be satisfied on a pro forma basis (to include net of the payment of any then-outstanding expenses related to the Business Combination (but giving pro forma effect to the proceeds of such withdrawal).

As described above, on March 31, 2023, we raised additional Junior Capital in an amount which, together with the net proceeds from the KludeIn trust account, equaled or exceeded $8.0 million. However, we did not fully satisfy the other Junior Capital Financing Conditions, and, as a result, we were required to prepay all outstanding obligations under the Financing Agreement. We did not make such prepayment and our failure to comply with such mandatory prepayment obligations constituted an event of default under the Financing Agreement. Furthermore, as of April 15, 2023, our Liquidity was less than the sum of (x) $15.0 million and (y) the DB/Harbert Deferred Payment Amount and as of May 1, 2023, our Liquidity was less than the sum of (x) $20.0 million and (y) the DB/Harbert Deferred Payment Amount. As a result, we were in breach of the applicable minimum Liquidity covenants and such breaches constituted events of default under the Financing Agreement. The Liquidity Defaults constituted Specified Events of Default (as defined in the Financing Agreement), resulting in a 2.00% increase in the interest rate per annum until the date the Liquidity Defaults were cured or waived in writing and a $5.0 million deferred consent fee related to Consent and Amendment No. 2, which deferred consent fee would be added to the outstanding principal amount of the loans under the Financing Agreement.

On May 5, 2023, we entered into the Initial Forbearance Agreement with Blue Torch, pursuant to which Blue Torch agreed to temporarily forbear from exercising its default-related rights and remedies against us solely with respect to the Existing Defaults during the period beginning on the date of the Initial Forbearance Agreement and ending on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivered a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default (as defined therein), or (iii) May 10, 2023. On May 10, 2023, we entered into another Forbearance Agreement with Blue Torch (the “Extended Forbearance Agreement”), which was substantially similar to the Initial Forbearance Agreement except that the forbearance period would end on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivered a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default, or (iii) May 20, 2023.

Effective as of May 18, 2023, we entered into Waiver and Amendment No. 3, pursuant to which, among other things, (i) Blue Torch waived the Existing Defaults and (ii) the parties agreed to amend certain terms of the Financing Agreement relating to (x) the Junior Capital Financing Conditions, (y) the minimum Liquidity requirements and (z) the leverage ratios required for withdrawals of proceeds under the Financing Agreement. In accordance with

Waiver and Amendment No. 3, on or prior to May 20, 2023 (or such later date as may be agreed in writing), the net cash proceeds from the issuance of Junior Capital after March 23, 2023, plus net cash proceeds from the KludeIn trust account, must be at least $21.0 million in the aggregate. In addition, the Subsequent Financing Condition was eliminated. Furthermore, (i) from April 14, 2023 to May 20, 2023, we could not permit our Liquidity to be less than the sum of (x) $10.0 million and (y) the DB/Harbert Deferred Payment Amount reduced by $3.8 million, and (ii) from May 20, 2023 forward, we may not permit our Liquidity to be less than $20.0 million. Additionally, pursuant to Waiver and Amendment No. 3, the parties agreed that $2.0 million of the $5.0 million deferred consent fee payable under the Financing Agreement is due and payable as of May 18, 2023, and has been automatically paid-in-kind and capitalized on the outstanding principal amount of the loans. The remaining $3.0 million of the deferred consent fee will become due and payable (i) if as of May 20, 2023, (x) we fail to obtain net cash proceeds from the issuance of Junior Capital after March 23, 2023 of at least $20.0 million and (y) after giving effect to payment of all outstanding fees and expenses related to the Business Combination, the Liquidity Condition has not been satisfied on a pro forma basis, or (ii) upon occurrence of certain other events of default under the Financing Agreement.

As described above, on May 18, 2023, we raised additional Junior Capital in an amount which, together with the net proceeds from the issuance of the Part A-1 Convertible Debentures and the Trust Account, equaled or exceeded $21.0 million. Accordingly, we have satisfied the Amended Junior Capital Financing Condition. As of May 31, 2023, the aggregate amount of indebtedness outstanding under the Financing Agreement, including accrued interest, was approximately $104 million.

On June 26, 2023, we initiated conversations with Blue Torch regarding the Optional Prepayment to reduce the outstanding principal amount of the loans under the Financing Agreement by $29,000,000.

As a result of the Convertible Debentures being treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, we failed to maintain the required Leverage Ratio for the test period ending on May 31, 2023, and such failure constituted an event of default under the Financing Agreement. On July 7, 2023, the Company received a Notice of Default and Reservation of Rights letter from Blue Torch, in which Blue Torch reserved all rights and remedies related to the Leverage Ratio Default under the Financing Agreement and elected to postpone application of a post-default rate provided for under the Financing Agreement.

On July 18, 2023, we entered into Amendment No. 4, pursuant to which, among other things, the parties agreed to amend certain terms of the Financing Agreement relating to the Leverage Ratio to provide that the Convertible Debentures will not be treated as indebtedness for purposes of calculating the Leverage Ratio pursuant to the Financing Agreement, nor will any other convertible notes, debentures or similar securities of the Company that constitute Subordinated Indebtedness. In addition, Amendment No. 4 gave effect to the Optional Prepayment previously contemplated between the Company and Blue Torch, by providing for the release to Blue Torch of 100% of the remaining loan proceeds held in a controlled account, which proceeds were applied as an optional prepayment to reduce the outstanding principal amount of the loans under the Financing Agreement by the Prepayment Amount and to pay accrued and unpaid interest on the Prepayment Amount. In addition, the $1,742,047.02 PIK Payment was paid-in-kind and capitalized to the outstanding principal amount of the loans. After giving effect to the application of the Prepayment Amount and the PIK Payment, the principal balance of the loans under the Financing Agreement was $76,742,047.02 as of July 18, 2023.

Further, pursuant to Amendment No. 4, Blue Torch waived the Leverage Ratio Default and agreed to forbear from exercising its default-related rights and remedies against us solely with respect to the Leverage Ratio Default, which waiver included (i) waived application of a post-default interest rate, (ii) acknowledgment and agreement that a Deferred Fee Trigger Event had not occurred as a result of the Leverage Ratio Default, and (iii) confirmation that (A) no existing loan had been or shall be converted to a loan with an interest rate determined by the Reference Rate as a result of the Leverage Ratio Default and (B) no other fees were or shall be due and payable as a result of the Leverage Ratio Default.

The Financing Agreement requires that we and our subsidiaries make mandatory prepayments, subject to certain reinvestment rights and certain exceptions, with the proceeds of asset dispositions, events of loss, other extraordinary receipts and indebtedness that is not permitted by the Financing Agreement. In addition, subject to certain exceptions, repayments of the Financing Agreement will be subject to early termination fees in an amount equal to (a) a make-whole amount equal to the amount of interest that would have otherwise been payable through November 4, 2023, plus 3.0% of the principal amount of term loans repaid, if repayment occurs on or prior to November 4, 2023, (b) 2.0% of the principal amount of term loans prepaid, if repayment occurs after November 4, 2023 but on or prior to November 4, 2024 and (c) 0.0%, thereafter.

We are required to pay customary fees and costs in connection with the Financing Agreement, including a commitment fee in an amount equal to 3.00% of the aggregate term loan commitments on November 4, 2022, a $250,000 loan servicing fee annually and an exit fee in an amount equal to 1.95% of the aggregate term loan commitments as of November 4, 2022, to be paid upon termination of the Financing Agreement or the acceleration of the loan. In connection with the Consent and Amendment No. 2, we were deemed to have paid a one-time closing fee of $2.0 million, which was added to the outstanding principal amount of the loans under the Financing Agreement.

The Financing Agreement contains customary representations, warranties, events of default and covenants by us and our subsidiaries, subject to customary materiality, material adverse effect and knowledge qualifiers. The Financing Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on us and our subsidiaries, (b) certain negative covenants that generally limit, subject to various exceptions, us and our subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and engaging in mergers and consolidations, sale and leasebacks and asset dispositions, (c) financial maintenance covenants in the form of a maximum leverage ratio and minimum liquidity, (d) customary events of default for financings of this type and (e) cash management and anti-cash hoarding obligations. Obligations under the Financing Agreement may be declared due and payable upon the occurrence and during the continuance of customary events of default.

In connection with the Financing Agreement, Near Holdings granted warrants to affiliates of the lenders to purchase fully paid and non-assessable shares of common stock (the “Blue Torch Warrants”), which were exercisable for an aggregate of 9,660 shares of Near Holdings, with a per share exercise price of $0.001. As contemplated by the Merger Agreement, the Blue Torch Warrants were assumed and converted into corresponding warrants issued by Near Intelligence, Inc., which are exercisable for shares of our Common Stock, in each case after giving effect to the conversion ratio of 107.66046. The Blue Torch Warrants may be exercised on a cashless basis. The Blue Torch Warrants are exercisable for a term beginning on November 4, 2022 and ending on the earlier to occur of November 4, 2032 or the consummation of certain acquisitions as set forth in the Blue Torch Warrants. The number of shares for which the Blue Torch Warrants are exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Blue Torch Warrants. In addition to the cashless exercise right, holders of the Blue Torch Warrants may, at any time on the earlier to occur of November 4, 2024 or the occurrence of certain default and indebtedness-based triggers, tender the Blue Torch Warrants for such warrant’s pro rata share of $10 million.

Common Stock Purchase Agreement

Simultaneously with the execution and delivery of the Merger Agreement, KludeIn entered into the Common Stock Purchase Agreement and related CF Registration Rights Agreement with CFPI. Pursuant to the Common Stock Purchase Agreement, we have the right to sell to CFPI up to a Total Commitment (as defined in the Common Stock Purchase Agreement) of $100,000,000 in shares of Common Stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. We are obligated under the Common Stock Purchase Agreement and the CF Registration Rights Agreement to file a registration statement with the SEC to register under the Securities Act for the resale by CFPI of Common Stock that we may issue to CFPI under the Common Stock Purchase Agreement (the “Common Stock Financing”).

We will not have the right to commence any sales of Common Stock to CFPI under the Common Stock Purchase Agreement until the “Commencement,” which is the time when all of the conditions set forth in the Common Stock Purchase Agreement have been satisfied, including, but not limited to: (i) accuracy of our representations and warranties; (ii) accuracy of CFPI’s representations and warranties; (iii) issuance of all of the committed Common Stock into an account designated by CFPI; (iv) completion of due diligence by CFPI; (v) receipt of a written no objection notice from the Financial Industry Regulatory Authority, Inc. (“FINRA”); (vi) the consummation of the Business Combination having occurred; (vii) the Company having fulfilled all obligations under the Common Stock Purchase Agreement and the CF Registration Rights Agreement required as of such time and having delivered a compliance certificate to CFPI; (viii) the initial registration statement for the resale of the registrable securities under the CF Registration Rights Agreement having been declared effective by the SEC; and (ix) no material notices from governmental authorities relating to requests for additional information or stop orders being in effect or objections by FINRA and no material misstatements or omissions in the resale registration statement. Further, pursuant to the Part B Securities Purchase Agreement, until the date all the Part B Convertible Debentures have been repaid, or unless Yorkville has given prior written consent, we may not effect any issuances pursuant to the Common Stock Purchase Agreement.

Other than as described above, after the Commencement, we will have the right from time to time at our sole discretion until the first day of the month next following the 36-month period from and after the Commencement, to direct CFPI to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Common Stock Purchase Agreement by delivering written notice to CFPI prior to the commencement of trading on any trading day. We will control the timing and amount of any sales of the Common Stock to CFPI, subject to limitations set forth in the Common Stock Purchase Agreement. Actual sales of shares of Common Stock to CFPI under the Common Stock Purchase Agreement will depend on a variety of factors, including, among other things, market conditions and the trading price and trading volume of the Common Stock.

The purchase price of the shares of Common Stock that we elect to sell to CFPI pursuant to the Common Stock Purchase Agreement will be the volume weighted average price of the Common Stock during the applicable purchase date on which we have timely delivered written notice to CFPI directing it to purchase the shares of Common Stock under the Common Stock Purchase Agreement. We will receive 98% of the volume weighted average price of the Common Stock so sold. Assuming utilization of the Common Stock Financing, CFPI will receive shares of Common Stock for up to thirty-six (36) months at a discount to the then current market price with an incentive to sell such shares immediately and, as such, will not be subject to the same level of market risk as other investors. Each of these financings result in the issuance of additional shares of Common Stock, which would further dilute our stockholders, and may in turn decrease the trading price of the Common Stock and our ability to obtain additional financing.

The Common Stock Purchase Agreement and the CF Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

We will have the right to terminate the Common Stock Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice. Additionally, CFPI will have the right to terminate the Common Stock Purchase Agreement upon three days’ prior written notice to us if there is a Material Adverse Effect or a Fundamental Transaction (each as defined in the Common Stock Purchase Agreement) or we are in breach or default in any material respect of the CF Registration Rights Agreement, or trading in the Common Stock on the Nasdaq is suspended. No termination of the Common Stock Purchase Agreement will affect the registration rights provisions contained in the CF Registration Rights Agreement.

In connection with the execution of the Common Stock Purchase Agreement, we agreed to issue to CFPI shares of Common Stock in an amount equal to $2,000,000 at a per-share price based on the price of Common Stock on the Commencement date (the “Commitment Shares”) as consideration for CFPI’s irrevocable commitment to purchase the shares of Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement. The delivery of the requisite amount of Common Stock into an account designated by CFPI was a condition to our right to commence sales of Common Stock to CFPI set forth in the Common Stock Purchase Agreement. As described above under “Recent Developments,” under the CF Fee Agreement, we must pay CFPI, in lieu of the Commitment Shares, a non-refundable cash fee equal to $2,000,000, payable by the Company to CFPI on or prior to May 31, 2023. Furthermore, pursuant to the CF Fee Agreement, among other things, the parties agreed that, notwithstanding any term or provision of the CF Engagement Letter, CF&CO would receive, in lieu of the cash advisory fee otherwise payable to it pursuant to the CF Engagement Letter, a number of Advisory Fee Shares equal to the greater of (i) 600,000 shares of Common Stock and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Advisory Fee Shares, provided that clause (y) will in no event be less than $2.06. We issued the Advisory Fee Shares to CF&CO on May 9, 2023.

Convertible Preferred Stock

The characteristics of Near Holding’s redeemable convertible preferred shares included dividends, voting rights, the right to convert at any time to the equal number of common stock, liquidation preference, anti-dilution rights, and redemption rights.

Cash Flows

The following table summarizes the Company’s cash flows for the periods indicated:

	For the three months ended March 31,
	2023	2022
Net cash used in operating activities	$(9,233,024)	$(4,189,268)
Net cash provided by investing activities	1,825,832	1,251,542
Net cash provided by (used in) financing activities	2,911,780	(1,603,434)

Cash Flows Used in Operating Activities

Net cash used in operating activities for the three months ended March 31, 2023 was $9.2 million, primarily related to our net loss offset by changes in our working capital accounts. The net cash provided by changes in Near’s net operating assets and liabilities of $8.1 million was primarily related to a $5.0 million increase in accounts payable and a $3.5 million increase in accrued expenses and other current liabilities partially offset by a $0.5 million decrease in operating lease and other liabilities.

Net cash used in operating activities for the three months ended March 31, 2022 was $4.2 million, primarily related to our net loss for the period as well as changes in our working capital accounts offset by depreciation and amortization expense. The net cash used by changes in Near’s net operating assets and liabilities of $1.1 million was primarily related to a $2.6 million increase in accounts receivable and $1.8 million decrease in accounts payable, partially offset by an $3.7 million increase in accrued expenses and other current liabilities.

Cash Flows Provided by Investing Activities

Net cash provided by investing activities for the three months ended March 31, 2023 was $1.8 million, driven primarily by advances from related parties.

Net cash provided by investing activities for the three months ended March 31, 2022 was $1.3 million, driven by the proceeds from the sale of short-term investments.

Cash Flows Provided by (Used in) Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2023 was $2.9 million, consisting primarily of proceeds from the Part A-1 Convertible Debentures of $5.2 million partially offset by repayments of short-term borrowings of $2.1 million.

Net cash used in financing activities for the three months ended March 31, 2022 was $1.6 million, consisting primarily of repayments of short-term borrowings.

The following table summarizes Near Holdings’ cash flows for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
Net cash used in operating activities	$(26,743,465)	$(21,596,598)	$(11,123,546)
Net cash provided by (used in) investing activities	(2,225,682)	1,372,703	(5,278,598)
Net cash provided by financing activities	81,200,106	8,210,052	4,207,742

Cash Flows Used in Operating Activities

Net cash used in operating activities for 2022 was $26.7 million, primarily related to our net loss for the period as well as changes in our working capital accounts offset by stock-based compensation and depreciation and amortization expense. The net cash used by changes in Near’s net operating assets and liabilities of $7.5 million was primarily related to a $16.6 million increase in accounts receivable partially offset by a $9.3 million increase in accrued expenses and other current liabilities.

Net cash used in operating activities for 2021 was $21.6 million, primarily related to our net loss for the period as well as changes in our working capital accounts offset by depreciation and amortization expense. The net cash used by changes in Near’s net operating assets and liabilities of $9.5 million was primarily related to a $1.6 million increase in accounts receivable and $7.3 million decrease in accounts payable.

Net cash used in operating activities for 2020 was $11.1 million, primarily related to our net loss for the period offset changes in our working capital accounts. The net cash provided by changes in Near’s net operating assets and liabilities of $10.3 million was primarily related to an increase of accounts payable in the amount of $12.1 million.

Cash Flows Provided by (Used In) Investing Activities

Net cash used in investing activities for 2022 was $2.2 million, driven primarily by an advance to related party ($1.8 million), asset acquisition ($0.8 million) and a purchase of a promissory note ($0.7 million). This activity was offset by proceeds from the sale of short-term investments of $1.1 million.

Net cash provided by investing activities during 2021 was $1.4 million, driven by the cash acquired from acquisition of businesses, net of consideration paid, offset by purchases of investments.

Net cash used in investing activities during 2020 was $5.3 million, driven by purchases of property and equipment offset by proceeds from the sale of short-term investments.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for 2022 was $81.2 million, consisting primarily of the net proceeds from the issuance of debt of $115.3 million, offset by the repayment of debt of $35.7 million.

Net cash provided by financing activities during 2021 was $8.2 million, consisting primarily of the net proceeds and repayment debts.

Net cash provided by financing activities during 2020 was $4.2 million, consisting primarily of the net proceeds from the issuance of preferred stock of $7.0 million, offset by the repayment of debt of $3.0 million.

Contractual Obligations and Commitments

The following table summarizes Near Holdings’ contractual obligations and commitments as of December 31, 2022:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Purchase commitments(1)	$6,955	$3,309	$3,646	$—	$—
Long-term borrowings	103,833	2,783	540	100,510	—

____________

(1)      Purchase commitments primarily include contractual commitments for the purchase of data, hosting services and software as a service arrangements.

The following table summarizes Near’s contractual obligations and commitments as of December 31, 2021:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Purchase commitments(1)	$10,550	$3,650	$6,900	$—	$—
Long-term borrowings	19,733	8,690	10,925	118	—

____________

(1)      Purchase commitments primarily include contractual commitments for the purchase of data, hosting services and software as a service arrangements.

The commitment amounts in the tables above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The tables do not include obligations under agreements that Near can cancel without a significant penalty.

Certain of our borrowings bear a variable interest rate partially based on EURIBOR We have not implemented a hedging strategy to mitigate the interest rate risk.

Effect of exchange rates on cash, cash equivalents and restricted cash

The Company’s condensed consolidated financial statements are reported in U.S. dollars which is also its functional currency. The functional currency for the Company’s subsidiaries in the USA, Australia, India and France are their respective local currencies and the functional currency of the Company’s subsidiary in Singapore is U.S. dollars.

Off-Balance Sheet Arrangements

As of March 31, 2023 and December 31, 2022, the Company did not have any off-balance sheet arrangements or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which affect the reported amounts in the consolidated financial statements. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the incremental borrowing rate applied in lease accounting, useful lives of property and equipment and intangible assets, the nature and timing of the satisfaction of performance obligations, allowance for credit losses on accounts receivables, fair values of investments and other financial instruments, fair value of acquired intangible assets and goodwill, fair value of derivative liabilities, share based compensation, income taxes, certain deferred tax assets and tax liabilities, and other contingent liabilities. Management believes that the estimates used in the preparation of the consolidated financial statements are reasonable. Although these estimates are inherently subject to judgment and actual results could differ from those estimates. Management believes that the estimates used in the preparation of the consolidated financial statements are reasonable.

Business Combinations

The Company accounts for its acquisition as business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with Accounting Standard Codification (“ASC”) Topic 805 “Business Combinations”. Such acquisitions are accounted using the acquisition method i.e., by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values.

Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition where the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions accounted for using the acquisition method of accounting and is not amortized. Goodwill is measured and tested for impairment on an annual basis in accordance with ASC 350, Intangibles — Goodwill and Other, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such events and changes may include: significant changes in performance related to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy.

The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the purposes of impairment testing, the Company determined that it has only one reporting unit. The Company completed the annual impairment test and did not recognize any goodwill impairment charges in the years ended December 31, 2022 and 2021.

Intangible Assets

The Company amortizes intangible assets with finite lives over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized and review them for impairment whenever an impairment indicator exists.

Fair Value Option

Under the Fair Value Option subsections of ASC Subtopic 825-10, Financial Instruments — overall, the Company has the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in earnings. Any changes in the fair value of liabilities resulting from changes in the instrument-specific credit risk would be reported in other comprehensive income.

Revenue Recognition

The Company derives revenue primarily from i) core subscription services and ii) sale of operational products. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these services.

The Company applies the following steps for revenue recognition:

(i) Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

(ii) Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract, whereby, in respect of core subscription services, we have combined promises for access to the data intelligence platform, the output derived from such platform coupled with, in a marketing intelligence used case, access with the related obligation to provide use of the platform to execute customers’ marketing strategies as a single performance obligation. Sale of operational products is evaluated to be a distinct performance obligation, as further explained in the section “Sale of operational products.”

(iii) Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The transaction price includes platform subscription fees based on the contracted usage of Near platform for analytics, data enrichment, data feeds as outputs from the platform and for executing customers’ marketing campaigns as well as variable consideration associated with overage fees on exceeded media execution limits as specified in respective contracts, where relevant. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. In a marketing intelligence use case, the Company would be entitled to a platform fee even if the customer does not opt for contracted usage level of media execution committed by the Company, None of the Company’s contracts contain a significant financing component.

(iv) Allocation of the transaction price to the performance obligations in the contract

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”). Contracts typically have one performance obligation of providing access to the core subscription service or access to relevant outputs from the Near Platform. On occasion, contracts include provision of certain operational products on a short term, fixed fee basis which reflect their respective SSP.

(v) Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of core subscription services is recognized over the contractual terms during which the customer is given access to the platform or the output from the platform. With respect to revenue from operational products, the Company recognizes revenue as services are delivered. The Company generates all its revenue from contracts with customers.

Core subscription revenue

The Company generates revenue from subscriptions to customers that enable them to access the Company’s cloud-based platform or access the output from such platform and use the data intelligence derived therein for a variety of use cases around analytics, data enrichment, marketing and operational decision-making including to access and advertise target consumer base for digital marketing and advertising. Subscription arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Instead, customers are granted continuous access to the platform or its specific modules/outputs over the contractual period. The underlying database of the Near platform is continuously updated based on ongoing data gathering exercise coupled with the Company’s patented algorithms running on such gathered data resulting in intelligent output available through the platform and therefore, its customers benefit from an up-to-date database on people and places relevant for the promotion of their business interests.

A time-elapsed method is used to measure progress because the Company’s obligation is to provide the customers a continuous service of access to the Company’s cloud-based platform or outputs and modules from such platform in order to execute their marketing and operational strategies over the contractual period and control is transferred evenly over the contractual period. Accordingly, the fixed consideration related to subscription service is recognized ratably over the contract term beginning on the date access to the subscription product is provisioned. Most of the customer agreements have a minimum term of one (1) year with various payment terms ranging from monthly to quarterly in arrears and in few cases, payments in advance. Also, many contracts have auto-renewal provision unless the customer decides to terminate such contract by providing an advance written notice prior to the end of the then current term. Many contracts with customers, including those entered into with the standard terms and conditions, may be terminated by Near at any time but only may be terminated by the customer either in case of a breach, or in certain cases, after a specified notice period. Typically, Near does not charge any penalties for early termination by the customer and the contracts do not entitle Near’s customers to a refund or partial refund upon cancellation of the relevant contracts. The auto renewal provisions are evaluated on a case-by-case basis but generally do not provide a material right as they do not provide a discount to the customer that is incremental to the range of discounts typically given for the same services that are sold to a similar class of customers, even when the stand-alone selling price of the services subject to the auto renewal provision is highly variable.

Sale of Operational products

The Company derives revenue from providing customized reports and other insights to customers on short term fixed fee basis. The Company recognizes such revenues from the sales of these operational products upon delivery to the customers (i.e., at a point in time basis). Refer to Note 20 of Near’s condensed consolidated financial statements for details.

Practical expedients

The Company has utilized the practical expedient available under ASC 606, Revenue from Contracts with Customers and does not disclose the following:

(i)     Value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company has no significant financing components in its contracts with customers.

(ii)    Amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue.

Stock-based compensation

Stock-based compensation awards granted by the Company are considered as equity-classified stock option awards (“equity options”) and accounted for under ASC Topic 718 - Compensation — Stock Compensation. Stock-based compensation awards issued to non-employees in exchange for consulting and advisory services are accounted for in accordance with the provisions of ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting.” The Company recognizes and measures compensation expense for all stock-based awards based on the grant date fair value. Grant date fair value is determined under the option-pricing model (Black-Scholes Merton model). The fair value of restricted stock units (“RSUs”) is estimated based on the fair value of the Company’s common stock on the date of grant. The fair value determined at the grant date is expensed over the vesting period of the stock-based awards using the straight-line attribution method, however, the amount of compensation cost recognized at any date must at least equal the portion of the grant date fair value of the award that is vested at that date. Forfeitures are accounted for as they occur. Stock- based compensation expense is allocated to cost of revenue, product and technology, sales and marketing and general and administrative on the consolidated statements of operations based on where the associated employee’s functional department is located.

Employee benefit plans

Contributions to defined contribution plans are charged to consolidated statements of operations in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees. Net actuarial gains and losses are immediately recognized in the statement of operations.

The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in net periodic cost in its entirety immediately. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Quantitative and Qualitative Disclosures about Market Risk

Near is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Near’s financial position due to adverse changes in financial market prices and rates. Near’s market risk exposure is primarily the result of fluctuations in interest rates.

Credit Risk

Financial instruments, which subjects Near to concentrations of credit risk, consist primarily of cash, cash equivalents, and deposits. Near’s cash and cash equivalents are held at major financial institutions located in the United States of America. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits ($250,000 per depositor per institution). Management believes the financial institutions that hold Near Holdings’ cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Provision for Income Taxes

Near uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

Our policy for accounting for uncertainty in income taxes requires the evaluation of tax positions taken or expected to be taken in the course of the preparation of tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Reevaluation of tax positions considers factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit or expiration of statute of limitation and new audit activity.

Emerging Growth Company Status

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

The Company also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following January 11, 2026, (b) in which the Company has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of common stock that is held by non-affiliates exceeds $700 million as of the prior June 30 and (2) the date on which the Company issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, the combined company following the Business Combination will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Recent Accounting Pronouncements

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2022-04 — Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated roll forward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the roll forward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of updating this accounting standard update will be material to the unaudited condensed consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

BUSINESS

Overview

Founded in 2012, Near is a global, full stack data intelligence software as a service (“SaaS”) platform that stitches and enriches data on people and places from which its customers can derive actionable intelligence of consumer behavior to help its customers make meaningful decisions.

General

Every business needs to know their customers in order to thrive. Generally, businesses struggle to accurately understand their consumers, their competition, and what marketing is effective. It is a problem that is expensive to solve and the solutions are often unreliable and untimely. Near’s platform (the “Near Platform”) is designed to provide accurate and comprehensive information on people, places, and products generating marketing and operational intelligence on consumer behavior and human movement to enable enterprises to make informed and rapid strategic decisions.

Near products are designed to enhance customer revenue and return on investment through the use of marketing and operational intelligence. The Near Platform’s patented technology gathers data on an estimated 1.6 billion unique user IDs and 70 million points of interest in more than 44 countries. Near calculates the 1.6 billion unique users ID estimate by dividing the total number of connected devices in Near’s Platform by the average number of connected devices each user owns. As of December 31, 2022, the Near Platform gathers information from 2.6 billion unique devices based on a unique device identifier. According to the research report written by bankmycell.com, available at https://www.bankmycell.com/blog/how-many-phones-are-in-the-world#:~:
text=According%20to%20Statista%2C%20the%20current,world’s%20population%20owns%20a%
20smartphone, the average person owns 1.63 connected devices. Dividing 2.6 billion connected devices in Near’s Platform by the average number of connected devices each user owns (1.63 devices) results in an estimated unique user total of 1.6 billion.

Near has listings of more than 70 million unique points of interest in the Near Platform, which is any specific place or location point on a map that someone might find interesting or useful identified by a unique address. Near determines and gathers points of interest by uploading specific locations from partners, purchasing location specific coordinates, or manually mapping points of interest into the Near Platform. It can be a restaurant, a hotel or a tourist attraction, or it can be ordinary places like gas stations, sport stadiums or movie theaters.

Near’s identity resolution database includes information an enterprise owns and collects about its own customers (first-party data) and information collected by external applications and other companies (third-party data) to aggregate a large scale store of consumer behavior data using multiple consumer identifiers, such as mobile ad IDs, hashed email addresses and cookie IDs, into one unified persistent identifier. The identifier is then enriched using our platform API function with attributes such as age range, gender, income range, brand affinities, behavior profiles and online interests that collectively round out the picture of the specific consumer. This enriched data set provides actionable marketing intelligence and operational intelligence through our Allspark and Pinnacle products, respectively.

Near also seeks to ensure that individual privacy and control over personal data remains a central focus. Near seeks to ensure that the Near Platform and its products are materially compliant with applicable privacy regulations, including the EU Cookie Directive, GDPR and the CCPA/CPRA. Near historically has undertaken extensive privacy audits at regular intervals that are certified by recognized privacy certification companies such as TRUSTe and ePrivacy. While we do not currently have either certification at the moment due to the recent merger and reorganization in anticipation of the IPO, at the end of 2022 Near submitted an application that remains pending with TRUSTe. Furthermore, Near’s identity resolution database does not rely solely on third-party cookies or IDFA, but is able to provide a persistent identifier for individual devices by connecting various real-world and online signals of consumers using data from various sources, including hashed emails, demographics, mobility patterns and more. Even though Near has no direct interaction with the end consumers, Near publishes a privacy notice containing information on how consumers may opt-out of Near’s data processing, in accordance with the “do not sell or share” privacy requirement under CCPA, and similar privacy laws and regulations granting consumers the right to access, correct, and delete their personal data. Near also takes steps to ensure that its data providers post adequate privacy notices and obtain appropriate levels of consent associated with the consumer data to be shared with Near. In the event a data partner receives a request from an consumer to delete their data, the data partner is contractually obligated to relay that information to Near and Near in turn deletes the data of such consumer in accordance with applicable privacy laws.

Near has a global presence, with its business being bifurcated in two distinct markets, one being the U.S. region and the other the International region (rest of the world except U.S.). The majority of Near’s customers and revenue come from the U.S. region. For the year ended December 31, 2022, the U.S. region accounted for 66% of Near’s revenue and the International region accounted for the rest of the revenue.

The Near Platform is used by multiple global enterprise companies across various countries to make better decisions and reach their target customers. Our customers include some of the largest and best-known companies in their respective sectors. Our customers operate in multiple verticals, including business services, retail, real estate, automotive, media and technology, hospitality, and travel and tourism. Our customers range from large global enterprises all the way down to small businesses. Consequently, Near believes the market for the Near Platform represents a significant and underpenetrated market opportunity today, as the business intelligence and analytics platform industry is estimated to be approximately $38 billion in 2021 (according to https://www.emergenresearch.com/industry-report/business-intelligence-and-analytics-platforms-market), of which Near estimates $23 billion of that market is addressable by Near’s data intelligence platform. Near arrives at the estimate of $23 billion by deducting from the $38 billion total estimated market size revenues from verticals that the current Near offerings do not address, such as Education, Energy and Healthcare, among others.

Industry Trends and Tailwinds for Near

Need for a Privacy-Led Approach

Increased media scrutiny and stricter regulations around consumer data privacy are requiring digital businesses around the world to provide an easy method for consumers to “opt-out” of personal data being sold to or shared with third parties as well as a method for consumers to access, correct, and delete personal data that is collected. Organizations now need to embed fairness and transparency in their processing of consumers’ personal data and provide accurate privacy notices about the collection, process and sharing of data due to these stricter regulations. In addition, in certain countries and circumstances, digital companies will have to think about how they receive consent before collecting certain types of individual data. Apple, as an example, has implemented a required ‘opt-in’ permission screen specifically for third party advertising ID tracking for each installed app, as well a new global user setting that opt-outs the device from all third-party ID tracking. Android followed suit and implemented similar privacy measures. Google announced plans to phase out third-party cookies in its Chrome browser by the end of 2024 and has developed measures to block fingerprinting, a method that pieces together information to decipher someone’s identity. Businesses that continue to depend on anonymized or single identifiers to understand and target customers will be in jeopardy as tech leaders, device markers and web browsers continue to limit how companies can track individual users. In addition, Near is not reliant on third-party cookies and is built on mobile device data gathered directly by long-term partnered ap developers, and other data sources, which enable Near to work more closely with customers to find solutions within the evolving privacy landscape.

Need for Building Digital Trust

With stricter regulations around consumer data, building digital or consumer trust is critical to enterprises today, as the number of consumers engaging digitally increases. Digital leaders must ensure their company’s technology builds confidence and trust in all customer interactions regardless of the channel. We believe that by the end of 2023, organizations that can instill digital trust will be able to participate in 50% more ecosystems to expand revenue generation opportunities. Every digital business needs to consider the technical requirements that need to be embedded in real-time interactions with their customers to provide a more personal, reliable, and accurate experience. Near helps companies understand their consumers through their digital and real-world journeys and can demonstrate the value of privacy-led data sharing. From the beginning, the Near Platform has not only followed a privacy-led design, but the platform also has built-in processes to forget and purge consumer data upon request.

Increasing Need for Global Solutions

Multinational companies, enterprises, large brands and agencies working with more globally focused companies started to demonstrate preference to working with global data intelligence players, given the convenience of working centrally with one vendor. For example, enterprises and large brands across geographies need consistent data on global markets for decision-making and global data intelligence players provide more accurate insights compared to integrated aggregated insights from multiple vendors. Global data intelligence vendors also enable cost rationalization further accelerated by the pandemic and reduce the complexity of managing multiple technologies. In addition, specific industries like tourism and travel that need extensive coverage to understand users across countries and have a need to expand into new markets can do this more effectively with a global player. Near is one of the few players in the data intelligence market with scale across the globe, with data consisting of an estimated 1.6 billion unique user IDs and 70 million points of interest in more than 44 countries.

Preference for Full-Stack Solutions

Data intelligence customers are increasingly preferring full-stack solutions versus multiple point solutions, given the convenience and higher effectiveness of one platform. For example, there are many different vendors that provide data ingestion, data preparation, identity resolution, data analytics, distribution and measurement point solutions. Managing point solutions can take up a lot of bandwidth and can be complex for customers. It is commercially more viable to work with a single full stack solution. In addition, customers would prefer one vendor that can be reliable and privacy compliant across the value chain to help mitigate data privacy and cyber-security risks. Near is well positioned as a full-stack SaaS platform provider providing both marketing and operation intelligence use cases, providing actionable intelligence on consumer behavior in near real-time with more valuable outcomes than point solution vendors.

Need for Better Marketing Intelligence

We believe that by 2026, 80% of organizations pursuing a 360-degree view of the customer will abandon it because it does not adhere to data privacy regulations, relies on obsolete data collection methods and obliterates customer trust. Businesses still have the need to gain information about their customers and align that with actionable marketing intelligence that adds value to the customer experience and helps them grow their business. Successful companies will focus more on having the right data intelligence for the right purpose at just the right time. We believe that consumer concern over data privacy has risen over the last five years and remains high. New and still-evolving privacy regulations, such as GDPR in the EU and CCPA in the U.S., have placed significant restrictions on what marketing companies can collect, and how they can store and use consumer personal data for business gain. In addition, business brands have fragmented data intelligence ecosystems that struggle to understand their customers. Many businesses have first-party data stored in customer relationship management systems or other data-storing systems. However, such data does not provide a complete view of the customer, as it does not reflect customers’ real-world behavior or digital behavior. With Near’s data intelligence on people, places and products, companies can understand their customers beyond their first-party data. Near products also enable businesses to define and build bespoke consumer segments in real-time, generate visual insights on these segments, analyze their behavior and then target them with the right message in the right environment. All of this is achieved through a single full stack platform. We believe enterprises using marketing intelligence from Near will be able to innovate and outpace their competition.

Need for Better Operational Intelligence

There are several key trends around the lack of precise location data and 5G that are impacting the SaaS-based operational data intelligence market. In 2020, Apple launched an approximate location feature giving users the option to share their approximate location instead of their exact GPS coordinates as many applications, such as gaming, social, or weather apps (vs. mapping and ride sharing apps), do not require a user’s exact location. In addition, customers are increasingly preferring specialized big data players for location data-based services in lieu of traditional data sources, such as survey and market research firms, due to the latter providing historic information instead of real-time insights. The rollout of 5G will increase cellular bandwidth and will provide the capability to connect huge volumes of devices and collect larger amounts of data.

Near provides customers access to multiple human movement data sources and exclusive mobility and geospatial datasets. Near has a partner ecosystem built on strategic partnerships and a value exchange that provides exclusive data sets that enhance operational intelligence. Near can mitigate the loss of accuracy in location data by providing existing partnerships with location-based value exchange apps (e.g., navigation, in-store scanning) and strategic data pipes (e.g., Wifi, telecom, Beacon). Near is also one of the leading players in the human movement space with data enrichment APIs and a full-stack offering providing customers access to multiple valuable data sources.

Our Solutions

The Near Platform

Near products are designed to enhance customer revenue and return on investment through the use of marketing and operational intelligence. The Near Platform’s patented technology gathers data on an estimated 1.6 billion unique user IDs and 70 million points of interest in more than 44 countries. Near calculates the 1.6 billion unique users ID estimate by dividing the total number of connected devices in Near’s Platform by the average number of connected devices each user owns. As of December 31, 2022, the Near Platform gathers information from 2.6 billion unique devices based on a unique device identifier. According to the research report written by bankmycell.com, available at https://www.bankmycell.com/blog/how-many-phones-are-in-the-world#:~:
text=According%20to%20Statista%2C%20the%20current,world’s%20population%20owns%20a%
20smartphone, the average person owns 1.63 connected devices. Dividing 2.6 billion connected devices in Near’s Platform by the average number of connected devices each user owns (1.63 devices) results in an estimated unique user total of 1.6 billion.

Near has listings of more than 70 million unique points of interest in the Near Platform, which is any specific place or location point on a map that someone might find interesting or useful identified by a unique address. Near determines and gathers points of interest by uploading specific locations from partners, purchasing location specific coordinates, or manually mapping points of interest into the Near Platform. It can be a restaurant, a hotel or a tourist attraction, or it can be ordinary places like gas stations, sport stadiums or movie theaters.

Near’s identity resolution database includes information an enterprise owns and collects about its own customers (first-party data) and information collected by external applications and other companies (third-party data) to aggregate a large scale store of consumer behavior data using multiple consumer identifiers, such as mobile ad IDs, hashed email addresses and cookie IDs into one unified persistent identifier. The identifier is then enriched using our platform API function with attributes such as age range, gender, income range, brand affinities, behavior profiles and online interests that collectively round out the picture of the specific consumer. This enriched data set provides actionable marketing intelligence and operational intelligence through our Allspark and Pinnacle products, respectively.

Near’s cloud services are hosted by Amazon Web Services (“AWS”), based on the standard AWS terms and conditions and addenda with respect to pricing and payment. Near’s current addenda will remain in effect until December 31, 2024 for AWS support services, which calculates monthly cost by multiplying Near’s data usage per month by a discounted rate. Near has also agreed to yearly spend and data usage commitments pursuant to these addenda. Near’s customer agreement with AWS remains in effect until (i) terminated for convenience, which Near may do for any reason by providing AWS notice and closing its account and which AWS may do for any reason by providing Near at least 30 days’ notice or (ii) terminated for cause, which either party may do if the other party has an uncured material breach and which AWS may do immediately upon notice. Although Near continues to operate its cloud-based services in conjunction with AWS pursuant to its agreement, similar services are also available from other suppliers such as Google and Microsoft on similar terms. Near does not, therefore, believe it is dependent on the services of AWS to deliver its cloud-based services.

Marketing intelligence is designed for marketing and brand leaders and is principally focused on target markets of people, place location and product data (offline, transaction, online and mobility). Typical uses for market intelligence include customer engagement, digital advertising, customer targeting, segmentation, competitive assessment and targeted marketing. Allspark is our marketing intelligence product which enables data-driven segmentation and activation for marketing intelligence: accurate and scalable audience segmentation, instant activation and return on investment measurement. It enables marketing agencies of all sizes to use a marketing lens to unlock insights from the data provided by the Near Platform.

Operational intelligence is designed for the data hungry professionals ranging from Chief Data Officers, data and analytics leaders, and researchers who make daily market decisions to the data scientists or data analysts that need to generate operational analytics and supply chain optimization to ensure the best possible outcomes for their enterprises. Operational intelligence primarily focuses on places or location data (geospatial, mobility, point of sale), and key use cases include trade area dynamics, site selection, supply chain optimization and route planning and focus across key verticals such as tourism, real-estate, government (e.g. smart cities). Pinnacle is our operational intelligence product that enables our customers to focus on consumer behavior in and around places — such as restaurants, retail locations and tourist attractions.

Pinnacle offers the flexibility businesses need when turning to data by providing multiple ways for users to work with the data. Near Pinnacle data can be accessed on platform, off platform, and via custom API workflows. Users can explore data with Pinnacle via visual maps and charts, integration with other visualization tools, or API to programmatically pull the data. Near Pinnacle makes it easy to get insights around location performance, to help answer questions including estimated foot traffic for store locations, common routes visitors take to go to the stores, foot traffic trends against competitive store locations, and where visitors originated from. Pinnacle makes it possible to easily find and export datasets off-platform to use in any tools. Vista, which forms part of Pinnacle, enables marketing, consumer insights and operational departments to use the same shared source of data intelligence that Near believes are attractive to large scale enterprises.

The following chart provides a visual representation of the Near Platform:

Strengths of the Near Platform

Near, with a decade of knowledge, helps companies better understand consumer behavior and respond smarter and faster to their unique customers about where and what they are doing.

Data Enrichment & Unmatched Global Data Scale

Near has the scale of global data that delivers against the local and global needs of any enterprise. The Near Platform’s patented technology gathers data on more than an estimated 1.6 billion unique user IDs and 70 million points of interest in more than 44 countries. Data enrichment plays a key role in helping organizations understand their customers and their behavior a lot better. This trend of investing in data enrichment increased during the pandemic as consumer behavior has evolved rapidly and their preferences and choices to engage with various products and services have also seen a significant shift during this period. Hence, it becomes imperative for organizations to invest in data enrichment capabilities to understand how their customers are evolving and what their strategy should be to continue to maintain or grow their market share and brand recall.

Machine Learning Built in

Near has AI-driven modeling, with deep and strategic data pipes, that continuously grows and evolves to create insights for smarter and better decisions. Near provides strategic data pipes and partnerships with our own customers; including top publishing companies providing access to their non-personally identifiable information first-party data. This has enabled Near to aggregate multiple data sources across data types, and use the learnings to increase the confidence in our AI and machine learning driven modeling. This leads to data network effects — with more customers, the data platform becomes better, which in turn helps us get more customers. This is a strategic moat that has been created by Near over the past decade and is a significant barrier to entry.

Unified View of Customer Behavior

Near provides a unified view of the complete customer journey with identity resolution capabilities that allows companies to connect online and offline behavior to understand consumers and human movement better. Near, by design, is built for a cookie-less world and hence is not materially impacted by the trend of elimination of third-party cookies and the use of personally identifiable information. The Near Platform relies primarily on mobile and other proprietary data and partnerships. In addition, Near’s patented identity resolution database gathers deterministic signals from disparate data sources to build a robust ID graph and is not solely dependent on third-party cookies or IDFAs and the identity graph it builds is agnostic. By contrast, our competitors whose data intelligence solutions are predominantly built on third-party cookies are expected to be significantly more impacted by the recent trends.

Our Growth Strategies

Near has deployed a two-pronged strategy for taking products to market. The first one is direct sales — having our own sales team to take our products to customers. The second one is channel driven — a channel partner takes our products to customers.

The operational intelligence side of the business is driven largely by our own direct sales efforts. The sales team is supported by a demand generation team with qualified leads. The sales team is responsible for engaging with qualified leads and converting them into paying customers. Once the customer subscribes to the Near Platform, they are supported by a customer success team who are responsible for growing the customers over a period of time by up selling and cross selling.

The marketing intelligence side of the business has been predominantly channel driven. This approach has helped us scale into multiple geographies with an efficient operating model. Our channel partners act as the extension of our sales team. We invest in training and onboarding them on our products. The channel partners invest in sales and marketing activities in their respective geographies. This is a capital efficient go to market strategy and one that has helped us scale fast. It is to be noted that while channel partners are responsible for engaging with the customers, the customers themselves are often aware of Near’s products and services.

In the Americas, Near’s go-to-market is primarily through a direct sales force that manages the majority of our operational intelligence business. The extended sales team, including pre-sales support, technical support and customer success are highly experienced and qualified. Near’s go-to-market for operational intelligence includes selling directly to end customers and has many customers in tourism, retail, real estate, restaurants and many other industries. Near effectively covers customers across the data maturity spectrum, offering a platform as well as access to insights via a robust set of APIs.

Globally, roughly 60% of Near’s accounts have deployed operational data intelligence solutions with the other 40% utilizing our marketing intelligence solutions. In late 2022, Near began an organized strategy for cross-selling within certain accounts, utilizing an account-based marketing approach. Contributing to our expectations for cross-selling effectiveness is the already established, high level of customer satisfaction with both the technology and our sales and support function’s proven ability to execute. Additionally, when operational human movement data is combined with marketing intelligence data, a wide range of critical, budget allocation decisions can be more precise and productive. Through this combination of physical and online behavioral data, cross-functional collaboration can increase and yield reliable measurement of the effects of marketing spend down to a granular level, offering a single and complete view across the online and brick-and-mortar worlds. This capability is one of Near’s distinct competitive advantages and will be central to our expansion efforts within each existing account.

Furthermore, merger and acquisition activity (together, “M&A”) has been and will continue to be core to Near’s growth strategy if value accretive. The acquisition of Teemo in 2020 provided territory expansion into France including a direct sales capability, as well as product expansion with a new market intelligence product that has great synergy with Near’s existing marketing intelligence product.

The acquisition of UberMedia in 2021 provided Near with a direct sales and product development team in the United States, as well as an operation intelligence product which complements Near’s marketing intelligence products. As a result, the acquisition created both cross-selling and market expansion opportunities for Near in the North American market. Similarly, Near’s presence in North America through the UberMedia acquisition has provided Near with the opportunity to sell its operation intelligence solutions to all other markets via Near’s existing market footprint in Australia, New Zealand, Southeast Asia and France.

Looking forward, Near intends to use M&A primarily as an accelerator of growth of its core businesses. Near will look to acquire strategic assets that can provide new data sources, complementary and adjacent software and other products, distribution channels across its core value chain and customer expansion possibilities. Near seeks customer expansion opportunities in new territories or those where it wishes to expand and accelerate its go to market strategy, such as those provided by the Teemo (France), UberMedia (North America) where Near added footprint, or Japan and the United Kingdom where we wish to build upon Near’s limited presence. In addition, Near will seek to enter or expand to customer verticals that are highly regulated and/or difficult to penetrate, such as financial and banking. The Financing Agreement imposes limitations on our ability to make acquisitions. These limitations include, among others, the following:

•        the percentage of equity acquired must not be less than 100% or, if the transaction is an asset purchase, substantially all the assets of the potential acquisition must be acquired;

•        the target business must be similar to Near with respect to its line of business;

•        the acquisition must not give effect to a default or event of default under the Financing Agreement (as defined below);

•        Near must remain in compliance with loan covenants before and after the transaction; and

•        the consolidated pro forma EBITDA following the transaction must equal or be greater than prior to the acquisition.

The key elements of our strategy are to:

•        Continue to invest in the Near Platform and extend Near product leadership.    We intend to enhance our software through continued investment in research and development, including our machine learning and associated solutions, to maintain and increase our product leadership. For this we intend to acquire different or complementing products to accelerate the development of the Near Platform. In 2021, Near acquired UberMedia Inc., the products of which not only complement the products of Near but this acquisition helped Near to increase its customer base and presence in the US.

•        Acquire new customers across new industries.    Near makes an endeavor to stay ahead in terms of its expansion approach through which Near has identified the opportunities in five core areas:

1.      Retail and Consumer Packaged Goods — Identifying the next product line for retail brands, targeting customers of rival chains;

2.      Banking, Financial Services Industry — Suppressing insurance ads with people based search;

3.      Technology — Measurement, attribution, identity resolution of marketing technology vendors and data enrichment via the Near Platform to streamline integration of customer data;

4.      Communication — Personalizing in-app ads to give subscribers specific recommendations; and

5.      Manufacturing and Automotive — Site selection for capacity expansion; Keeping faulty parts recall targeted and low.

•        Expand direct and indirect sales organization to acquire new customers.    We intend to invest in our sales and marketing organizations to enable acquisition of new customers across geographies and industries. Our plan is to expand our sales operations globally to support new and existing customers in those regions. Our investment in our channel partner relationships will continue, particularly outside the United States where channel partners provide greater sales leverage and play a greater role in the sales process.

•        Expand existing subscriptions.    We believe we can cultivate incremental sales from our existing subscribers by expanding an initial use case in more diversified use cases within the organizations. For example, we extended our new product offering based on Near’s identity resolution database to an existing large publisher to expand their offering to brands and consumers. This has enabled this subscriber to grow beyond simple stitch and enrich to actually on-board large brands to their advertising business. We believe our existing customer base serves as a strong source of incremental revenues given the horizontal applicability of our products powered by Near Platform. We intend to upsell existing subscribers for additional deployments and use cases which will deliver higher return on investment to the subscribers.

Customers

Near serves customers in 12 industries (such as retail, restaurants, automotive, real estate, media and technology, travel and tourism) worldwide through direct and indirect channels. Our customers include some of the largest and best-known companies in their respective sectors. For example, in retail and grocery we serve Intermarché of Europe, restaurant operators such as The Wendy’s Company, media companies like News Corp in Australia, real estate organizations like Coldwell Banker, automotive companies including Ford Motor Company as well as travel and tourism organizations like Visit California. Our direct sales team and channel partners consist of professionals with deep industry knowledge of the verticals they target, typically with significant professional experience in those industries.

The Near Platform is used by multiple global enterprise companies across various countries to make better decisions and reach their target customers. For example, a large publisher wanted to understand their audience and engage with them effectively. Near Platform was able to enable them to achieve this by stitching their users’ online behavior and offline behavior to develop very effective audience group and engage with them to improve return on investment on audience engagement. Another example, a large tourism board wanted to understand and learn about tourist movements across the country and their areas of interest. The Near Platform was able to study the human movement data post COVID-19 and help the tourism board to engage with their prospective audience in an effective manner, thus improving footfalls in the tourist attractions. Broadly speaking, our data and applications address the needs of marketing organizations including analysts, media buyers and program managers who are working to maximize customer lifetime value as well as researchers, analysts and data scientists within operations and real estate functions who are making a wide range of strategic and high-value decisions. Our solutions enable customers to target competitors’ customers, to predict cannibalization, to measure marketing campaign effectiveness and attribute results accurately, and to make capacity and expansion decisions based on actual, highly projectable visitation and other behavioral data. Customers are able to develop these insights and make informed decisions due to the uniquely representative nature of Near data for individual and group behaviors in both the online and offline worlds.

Many of Near’s contracts with customers, including those entered into with Near’s standard terms and conditions, may be terminated by Near at any time but only may be terminated by the customer either in case of our breach or, in certain cases, after a specified notice period. Typically, Near does not charge any penalties for early termination by the customer and none of Near’s customer contracts currently in effect entitle any customers to a refund or partial refund upon Near’s unilateral cancellation of the relevant contract.

In January 2020, Near entered into an agreement with MobileFuse, LLC (“MobileFuse”), which accounted for approximately 30.0% of revenue for each of the years ended December 31, 2022 and 2021 (as amended, the “Channel Partner Agreement”). Pursuant to the Channel Partner Agreement, MobileFuse was appointed as a supplier for Near’s Allspark advertising product. On January 1, 2023, Near North America, Inc., a wholly owned subsidiary of Near, and MobileFuse entered into a superseding Near Platform Usage Agreement (the “New MobileFuse Agreement”). As part of the New MobileFuse Agreement, MobileFuse agreed to share with Near a minimum level of MobileFuse’s revenues through the use of Near’s products. MobileFuse also agreed to pay Near annual minimum fees as well as mutually agreed rates for access to and use of the Allspark platform and running advertising campaigns. The fees may only be changed or increased during the term with the written consent of both parties to the New MobileFuse Agreement. The

New MobileFuse Agreement and the terms of use are valid for a period of two years from January 1, 2023 and will automatically renew for successive period of one year each unless either party provides the other party with written notice of at least 180 days prior to the expiration of the initial term or renewal term.

On February 22, 2022, Near entered into an agreement (the “Original Intermarché Agreement”) with Intermarché Alimentaire International (“Intermarché”), which expired on January 1, 2023. The Original Intermarché Agreement accounted for approximately 16.1% of Near’s revenue for the year ended December 31, 2022. On February 17, 2023, Near Intelligence SAS, a wholly owned subsidiary of Near, and Intermarché entered into that certain Contract for the Provision of Services (the “New Intermarché Agreement”). The New Intermarché Agreement provides that Near will carry out marketing operations to support sales. The New Intermarché Agreement provides for a certain amount of media credits, which Intermarché is free to spend as it wishes between the different products the Near Platform offers. The New Intermarché Agreement is valid until January 1, 2024 and will not be automatically renewed.

As of March 31, 2023, Near’s Pro Forma NRR (as defined below) was 110%, and, year over year, Near’s Pro Forma NRR of 128% and 120% as of December 31, 2021 and 2022, respectively, which we believe serves as a testimony to how highly Near is regarded by our customers and partners for exceedingly high standards in terms of quality, adherence to privacy laws and standards, responsiveness as well as transparent and ethical practices across the board. For the year ended December 31, 2022, the top 10 customers represented 68% of Near’s revenues.

Business Model

Near’s primary source of generating revenue is by providing subscriptions to its proprietary Near Platform. The subscription fee includes the use of the Near Platform, access to various outputs and reports generated through the Near Platform and access to customer support. Revenue realized from Near’s subscription customers generally range from one to three years. For the three months ended March 31, 2023 and 2022, subscription-based revenue was approximately 88% of our total revenue. As of December 31, 2021 and 2022, our subscription-based revenue comprised approximately 86% and 87% of our total revenue, respectively. Other than the subscription model, Near also uses a fixed fee model for marketing/operational intelligence use cases. Although Near has multiple products that complement each other, Near’s strategy relies on providing prospective customers with an opportunity to use the Near Platform to demonstrate its value. Some customers try Near’s products and/or evaluate data during a short trial period of typically a month to determine the commercial value they can derive by subscribing to the Near Platform. This short trial period, in which prospective customers have access to certain functionality of the Near Platform, is free of charge. In other cases, a customer may be onboarded to try one of Near’ products for a one-use case, with the potential that the customer has multiple other use cases. This one-use case is usually termed a data evaluation or proof of concept (together a “POC”), for which Near may charge a fee. The amount of revenue recognized from such POC arrangements is nominal and is not tracked separately by Near. Instead, any revenue generated from POC arrangements is reflected under the heading “Revenue” in the Statement of Operations. After customers experience the return on investment generated during the POC phase, they may choose to subscribe to the Near Platform, which helps us to expand different use cases across customer departments and countries.

As part of Near’s growth strategy, existing customers are offered other products which can help customers derive additional value from our product offerings. This land-and-expand model has proven successful in allowing Near to expand our relationships with our customers. Near’s direct sales force executes on this cross-selling strategy by targeting customers, particularly “enterprise customers,” which Near defines as a customer that pays or is expected to pay Near a minimum of $100,000 annually, that already utilize Near’s operational data intelligence solutions and introducing them to Near’s new marketing intelligence solutions. Near’s existing approach is opportunistic depending on the size and appetite of Near’s customer.

To the extent the customer has a greater territorial breadth, additional business segments (e.g., telecom, finance, health, real estate) or financial capacity, there are more opportunities to expand and Near’s team prioritizes those customers in applying the land-and-expand model. Near incurs no additional marketing costs and other nominal costs to find the right contact at these companies. Near capitalizes on its understanding of an existing customer’s business operations based on their use of the operational data intelligence solutions and tailors the offered marketing intelligence solutions to increase the probability of expanding these customer accounts. It works similarly if Near first lands the customer via its marketing intelligence solutions and then offers the customer to expand to operational intelligence solutions. This is a cost-effective way to grow revenue as Near only has to incur marketing cost to land the customer once. The additional costs to expand the relationship with the customer are nominal and consist of immaterial selling costs such as travel, presentations and proposal drafting.

Near’s land-and-expand model is based on the Customer Success Team’s experience with customers. Five representative “land-and-expand” customers had initial annual sales of between $2,000 and $100,000 between the years 2015 and 2019. Those same five customers now range between $300,000 and $1.8 million of annual sales for the year ended December 31, 2022. The marginal cost of pursuing the land-and-expand strategy is immaterial to Near because we use our existing Customer Success Team. Near expects to continue scaling this strategy as Near further scales the Customer Success Team.

The key performance measure that management uses to monitor the success of the land-and-expand model is Net Revenue Retention (“NRR”). This is a metric that measures recurring revenue generated from existing customers over a set period of time. NRR calculates the percentage of revenue retained from existing customers over the specified period of time including upgrades, downgrades, cross selling, and cancellations by such customers. Because NRR only looks at an existing cohort of customers over a period of time and not new customer sales, it is a true reflection of aggregated revenue growth and the core key performance measure Near uses to measure usage and engagement across its platform. NRR is increased by account expansion and lowered by account downgrades and churn.

Onboard, Retain and Expand

•        Customers expand an initial use case by tracking additional markets or regions to gain greater insights across geographies. Once a customer sees the value in a particular market, it is very common to want to expand that knowledge into multiple other areas. Since most of our larger customers are international, it is easy to show the value derived across their organization and we can sell them an enterprise-wide subscription contract.

•        Customers expand into new use cases by using our platform for additional digital products and insights. We have a suite of reports and deliverables that allow customers to learn more about their market, their competition, and their customers. By utilizing these additional products, we expand deeper into the organization and unlock additional budgets.

•        Customers expand by layering on additional complementary offerings, such as our advertising platform. A customer can use Allspark product to learn who to reach and then can advertise directly to those customers through the use of Engage. The effectiveness of the campaign can then be measured with Compass. With our suite of products we can empower and expand deep and broad across their organization.

The Near Platform provides data and marketing intelligence that encompasses a wide range of possible data outputs, which we refer to as deliverables or reports, that are dependent on customer needs and requests. To fulfill these requirements, we provide deliverables and reports in different volumes, configurations, and types to our customers. We provide tailor-made pricing based on customers’ needs and usage of the products and requested deliverables. The variables that determine the subscription fee are based on volume, type and delivery mechanism. Delivery mechanism can be via proprietary software, secured transfers, or custom API links between customer software and the Near Platform.

Our pricing model is subscription based where customers pay a subscription fee for the Near Platform. A subscription to the Near Platform offers a mix of products and deliverables that are chosen by a customer at the time of subscription. The subscription fee is based on the particular configuration of products and deliverables requested. A typical Near subscription includes one or more of the underlying Near products that together comprise the Near Platform. Each product can be considered a building block that customers can add to their subscription based on individualized needs. Customers can further customize the size and scope of the deliverables. As an example, a business that wants to learn about its customers will subscribe to utilize Vista and Pinnacle products on the Near Platform to get human movement insights to understand its customer behavior. Similarly, a state government may subscribe to utilize the Vista and Pinnacle products to get human movement insights on the tourists that visited the state over the last year. The subscription contains the same products but the business and the state government in the examples above may desire different scope of deliverables, which would result in a differentiated subscription price. It is rare that a customer subscribes to all products on the Near Platform, though it is common that a customer will subscribe to one product and then subscribe to additional products later as their needs evolve. Any change to the products or deliverables accessed through the Near Platform would be addressed by entering into a new subscription agreement with the customer, that incorporates those changes along with any corresponding price change.

Based on Near’s assessment of customer needs, a subscription may be priced to include access to a dedicated account manager to optimize a customer’s experience with the Near Platform. The role of the account manager is to assist the customer in accessing and utilizing the various features of the products for which the customer is subscribed. Access to such dedicated account manager is not offered as a separate services and customers cannot choose to add such dedicated account manager to their subscription, but rather this need is assessed by Near during an initial review of customer requirements and capabilities. However, the addition of a dedicated account manager to a subscription is to enable a customer to maximize the value they may obtain from their subscription. The features of the subscription and underlying products and deliverables do not change with the addition of the dedicated account manager. When the Company decides an account manager is desirable, the subscription will be priced taking this service into account.

As an example, if a customer is using the Near Platform to create audience segments, we offer a subscription allowing advertising targeted to such audience segments to run on our and third-party integrated platforms. If an account manager is appointed, the account manager assist the customer in handling all aspects of the marketing campaign. In these situations, Near helps the customer address its marketing needs by using its advertising products, Allspark, Engage and Compass. Allspark focuses on generating audience segments, Engage focuses on the flighting and delivery of the campaign to the correct audience, and Compass measures the effectiveness of the campaign. These products are all part of the Near Platform and can be included in a customer’s subscription.

The majority of our revenue is generated by customer agreements having a minimum term of one year with auto-renewal provision unless the customer decides to terminate it by providing 30 days advance written notice prior to the end of the then-current term. As of March 31, 2023, we had revenue generating customers across the globe and we feel that Near Platform can help businesses in all stages of maturity and across all industries produce better results. Our revenue for the three months ended March 31, 2023 was $15.5 million, an increase of $1.4 million from the three months ended March 31, 2022. Our revenue for the year ended December 31, 2022 was $59.7 million, an increase from $45.3 million for the year ended December 31, 2021.

Industry Overview

Availability of machine data can be unlocked to gain operational intelligence.    As companies become more and more reliant on technology, they increasingly need end-end intelligence across all devices and services in order to manage costs, achieve the required service levels, mitigate security risks, maintain compliance, and gain new insights to drive better business decisions. Machine data provides data sets which are definitive and provides time-stamped record of current and historical activity and events within and outside an organization, including application and system performance, user activity, system configuration changes, electronic transaction records, security alerts, and device locations. Any ecommerce company serving thousands of users a day generates machine data in a multitude of formats and structures, as each software application or hardware device records and creates machine data associated with their specific use. This data can provide significant insights into business operations and user choices on a real-time basis, enabling companies to gain operational intelligence. As this information is constantly being generated by the systems, enterprises have the opportunity to realize real-time intelligence about their operations by analyzing machine data.

Lack of sophisticated products.    Traditionally, the tools available in the market did not offer sophisticated, scalable, easy to use, business friendly products to analyze massive amount of the data into intelligent, actionable insights. A single analytical process required multiple parties and work streams and mostly relied on spreadsheets, which are error-prone, time-intensive, and challenging to validate. Because these traditional approaches were not automated, processes often could not be easily repeated or shared. As soon as the data changed or analysis needed to be changed, companies needed to repeat all steps in the process, which is time intensive. Data preparation and blending could require extensive involvement from engineering or information technology departments. In the past, a company might rely on a very small group of highly trained individuals in data science for such predictive analysis. This resulted in dependency on expert programmers and trained data scientists to perform the analytics that companies required.

Volume of Data.    With the evolution and increase in volume of diverse data, including machine data, at an unprecedented pace available in the market, IT companies have struggled to provide businesses with the necessary tools for data analysis. Companies are unable to unlock the value of machine data. This has led to data workers, especially non-technical users, reaching out to intuitive, self-service software solutions to circumvent the engineering and information technology departments and perform data analytics themselves.

Competition

The market in which Near Platform operates is fragmented, competitive and characterized by rapid changes in technology, customer requirements and regulatory environment, and by frequent new product and service offerings and improvements. Today, the primary competitive factors in our market include:

•        brand awareness;

•        full stack offerings;

•        self service offerings;

•        platform capabilities and functionalities;

•        product innovation;

•        collaboration with resellers, partners in various jurisdictions;

•        long standing customer base; and

•        sales and marketing strength.

Our competitors range from established companies to smaller start-ups. We believe that our data intelligence solutions offer advantages as compared to products offered by our competitors based on a number of factors, beginning with the scope of data intelligence solutions offered by the Near Platform. There are many companies in the data intelligence space that are only focused on part of what we do and fall into one of three categories:

•        Point-solution vendors that only provide location or operational data such as Placer.ai, Foursquare and Arrivalist;

•        Data aggregators that provide customer or marketing focused data and/or some form of a customer data platform (Amplitude or LiveRamp); and

•        Full stack software providers that serve more operational data analyst customers but not the marketing customers (Oracle, Adobe) and require a high degree of technical skill.

Even though our competitors may be placed in similar markets, and may offer some products similar to ours, we believe that no other competitor offers the full breadth and depth of capabilities that our suite of products offers. We also believe that no other SaaS-based data intelligence provider offers a product that unites both marketing and operational personas and domains with a global data set and presence.

Some of the factors that differentiate Near from its competitors are:

•        Near’s global presence and the depth of data that powers Near Platform;

•        A full stack solution with ability to curate audience segments, analyze them, target them and then measure the effectiveness of the marketing investment; and

•        Patented technology that aggregates, or “stiches”, enterprise data on people and places (using a data set of more than an estimated 1.6 billion unique user IDs and 70 million points of interest).

The Near Platform’s privacy practices and procedures are regularly audited by privacy auditors TRUSTe and ePrivacy. Near reflects a strong competitive edge through its continuous monitoring of regulatory trends in privacy and data security across the geographies in which Near operates, and through consent-based data management process designed to protect consumer privacy rights.

Near’s customer base demonstrates that its products deliver and continue to attract investments. Near looks forward to serve its customers globally and significantly expand its services across the different industries, with a continued focus on tourism and travel, retail, restaurants, automotive, real estate, government and public services, media and technology and financial services.

While we believe we generally compete favorably with our competitors, as well as with software developed by customers internally, based on these competitive factors, some of our competitors have greater name recognition, longer operating histories, and larger customer bases; larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products; broader, deeper, or otherwise more established relationships with technology, channel, and distribution partners and customers; wider geographic presence or greater access to larger potential customer bases; greater focus in specific geographies; lower labor and research and development costs; larger and more mature intellectual property portfolios; and substantially greater financial, technical, and other resources to provide support, to make acquisitions, and to develop and introduce new products.

Government Regulation

Numerous state, federal, national, and international laws and regulations, including but not limited to consumer, privacy, and data protection laws and regulations, govern the collection, dissemination, processing, use, access to, confidentiality, and security of personal information and could apply to our business and that of our channel partners and customers. Near is a data intelligence company that stitches and enriches by processing personal data and, as noted, its practices are subject to strict data protection laws and regulations, including the GDPR, the EU ePrivacy Directive and its local implementation in EU countries, and CCPA/CPRA, and similar laws enacted elsewhere, that set high standards for maintaining the privacy and security of personal information. Many of these laws differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. These laws and their corresponding obligations are constantly evolving, may conflict with each other, and can result in investigations, dawn raid, proceedings, or actions that may lead to significant administrative fines but also civil and/or criminal penalties and restrictions on data processing.

The legislative regime introduced by the GDPR is complemented by the current e-privacy rules which pre-date the GDPR, principally EU Directive 2002/58/EC of the European Parliament of 12 July 2022 concerning the processing of personal data and the protection of privacy in the electronic communications sector (the e-Privacy Directive). The e-Privacy Directive has been implemented into local laws by each EU Member State and sets out requirements in connection with direct electronic marketing, as well as rules tightly regulating cookies and similar technologies which are deployed by Near’s partners. The e-Privacy Directive is the legislation primarily responsible for the “cookies banners” now prevalent across the web and in mobile apps.

Following the UK’s withdrawal from the European Union, the UK introduced the UK GDPR, and has retained its local law implementation of the e-Privacy Directive. Currently, the UK regime is sufficiently closely aligned to the EU’s data protection regime that the UK has secured adequacy status from the European Commission.

As the world continues to move more towards digitization, AI, and automation, new and evolving privacy regulations such as the GDPR in Europe and the CCPA and CPRA in the U.S. have introduced high standards for collection, usage and storage of consumer personal data. From the beginning, the Near Platform has followed a privacy-led design. Near is focused on GDPR compliance and is ePrivacy/TrustArc certified. Near is also focused on CCPA compliance for all the personal data that is leveraged from the U.S.. Near continues to invest heavily in its internal data processing compliance programs.

Near’s identity resolution database is a patented identity resolution technology that can deliver organizations a unified view of their customers. Near’s identity resolution is not solely dependent on third-party cookies or IDFA (Identifier for Advertisers). Near’s identity resolution provides a persistent identifier for individuals by connecting various real-world and online signals of consumers using data from various sources including hashed emails, demographics, mobility patterns and more. The Near platform unifies and enriches first- and third-party data on people, places, and products so that Near’s customers can derive actionable intelligence and maximize business results. Enterprises can use the Near platform to bring together data from both the digital and physical worlds, derive digital intelligence out of it through AI- and ML-driven modeling, act on this data across channels and measure results, all in a single, end to end platform, without the need of any deep technology, data science or data modeling expertise.

Near’s collection and processing of personal data is subject to applicable legal and technical requirements set forth in applicable consumer and data protection laws. Deidentified and aggregate data, which are anonymous and no longer personally-identifiable are generally subject to different obligations or are exempt from personal data protection laws. Near does not receive, process or share personal data without pursuing sufficient assurances and contractual obligations from its data providers that the data subject has been provided sufficient notice about the purpose(s) for which data may be used and/or has given sufficient prior consent, as defined by applicable privacy rules and regulations, . We also regularly review these contractual arrangements with privacy counsel to ensure they remain adequate in light of prevailing regulatory enforcement posture.

Near pursues assurances from our data providers and our customers depending on the Near product offering, that they have provided sufficient notice and/or obtained sufficient consent from their consumers to be shared with Near for enrichment purposes. Consumers in all regions in which Near currently operates, have the option to submit a request to withhold or withdraw consent to data processing through the opt-out mechanism provided by Near on its website. Near also pursues assurances from our data providers and our customers that they maintain their own consent management platform in accordance with applicable privacy laws. To date, consumer opt-outs have had no meaningful impact on Near’s business. However, the rules relating to personal data and the regulatory landscape continue to grow and evolve rapidly. Near believes that local, state, national and international legal frameworks around personal data will continue to develop and change to address technological developments as well as consumer preferences and societal change of habits. Near may become subject to additional regulatory schemes and requirements, whether applicable to it directly as a data intelligence company, or indirectly, as a result of legal requirements imposed on data providers or publishers. As a global technology company, Near is also subject to compliance with trade, export controls, anti-bribery, competition, spam, and sourcing regulations in various jurisdictions. Near’s operations are also subject to various federal, state and foreign laws and regulations governing the employment and occupational health and safety of its employees and wage regulations.

Intellectual Property

Near relies on a combination of unregistered copyrights, patents, trademarks (both registered and unregistered), trade secrets, know-how, contractual provisions, non-disclosure agreements, employment agreements, and intellectual property assignment agreements to protect our intellectual property. We strongly believe that intellectual property rights are valuable and important to our business.

We have obtained seven United States patents and have filed 12 additional patent applications across the United States and abroad. We have also registered trademarks in the United States and certain foreign countries and regions. In order to control access to our proprietary information, as a standard process, we ensure that our employees, contractors, consultants and customers execute appropriate documents such as non-disclosure agreements, intellectual property assignment agreements, etc.

As of March 31, 2023, we have 10 registered trademarks in the United States, including “ADNEAR”, “NEAR”, “ALLSPARK” and “CARBON” and some of these marks are registered in other jurisdictions in the world such as Singapore, Japan, Australia and the United Kingdom. All trademarks are granted for an initial term of 10 years from the date of their respective registration, and are renewable for additional 10 year terms subject to continued use in commerce. As we continue to innovate, we plan to file patent applications as we deem appropriate.

Near’s research and product development efforts are organized into the following core IP clusters and include:

•        Techniques directed to raw data processing, geo refinement, fusion of human mobility data from multiple sources including identity unification (US Patent No. 11,050,834, US Patent No. 10,979,848).

•        Enabling methods and systems for marketing intelligence and supporting the next generation of digital marketing workflows (US Patent No. 11,403,324 US Patent No. 11,405,482).

•        Technologies directed to enabling spatio-temporal analytics and operational intelligence (US Patent Application No. 16/792,236).

On July 12, 2022, Near received a letter from a company called Near GmbH claiming that Near is infringing Near GmbH’s European Union and United Kingdom trademark registration for the mark “Near (stylized)”, throughout the United Kingdom and the European Union (particularly Germany and France) as well as its corresponding business designation rights in Germany. Near responded to Near GmbH stating that Near had received the letter and is evaluating its contents. Near’s German trademark counsel and Near GmbH’s counsel have been in discussions since August 2022 concerning a potential resolution. Near and Near GmbH have been discussing a written settlement agreement to resolve the dispute.

On December 20, 2022, Near GmbH sent a letter proposing that the parties enter into a licensing agreement under which Near would provide a licensing fee for the use of the “Near” trademark in the European Union. In response to such letter, on January 9, 2023, Near extended an offer to enter into a coexistence agreement with Near GmbH and to pay an immaterial royalty on Near’s revenue derived from its use of the “Near” trademark in the European Union, subject to an agreement regarding the terms and conditions of the proposed coexistence agreement. As part of its efforts to continue to defend its trademark rights, on January 9, 2023, Near filed a revocation action with the European Union Intellectual Property Office against Near GmbH’s “Near” trademark registration. This proceeding and negotiation remains pending.

We note that if the parties are unable to reach an agreement, the parties may enter into litigation and, depending on the outcome, Near may be unable to use “Near” as a trademark in the United Kingdom and/or some or all territories of the European Union and may have to pay damages to Near GmbH. At this time, no settlement agreement has been executed, but Near believes that it is reasonably possible that an immaterial loss may be incurred. The possible loss is estimated by Near to be between $25,000 and $75,000.

Employees

As of March 31, 2023, we and our subsidiaries had approximately 261 employees worldwide, of which 241 are full-time employees. In addition, 181 employees are located outside the United States. None of our full-time employees are represented by a labor union or covered by collective bargaining agreements.

Our human capital objectives include sourcing, recruiting, retaining, incentivizing and developing our existing and future employees. Our equity incentive plans are designed to attract, retain and motivate employees, consultants and directors through the granting of share-based compensation awards to encourage focus and calculated risk-taking. In connection with becoming a public company, we have hired additional and different personnel and continue to implement procedures and processes to address public company regulatory requirements and customary practices.

Facilities

Near has leased facilities throughout the United States, India, France, Singapore and Australia, totaling approximately 54,000 square feet as of March 31, 2023. Near is headquartered in Pasadena, California in an office space consisting of 26,752 square feet under a sub-lease that expires in June 2026. Near also has physical presence and leases in Campbell, California, Paris, Bangalore, Singapore and Sydney, as well as a virtual presence in Tokyo. Near relocated its Paris office to a new location of larger size in December 2022. Our current footprint is sufficient to support near-term growth. However, as we continue to grow, we plan to continue and even accelerate the pace of leasehold improvements so that our facility capacity is not a limiting factor on our growth.

Legal Proceedings

At present, we are not a party to any legal proceedings that could have a material adverse effect on our business, results of operations, financial condition, or cash flows. In the future, we may be subject to legal proceedings and claims in the ordinary course of business as the future is uncertain and unpredictable.

Software companies, including our company, are inevitably exposed to receiving claims from third parties asserting, among other things, infringement of their intellectual property rights. No one can predict the length and outcome of a litigation, and regardless of the outcome, litigation can have an adverse impact on us because of the defense and settlement costs, diversion of management resources, and other factors.

Company Information

Our principal executive offices are located at 100 W Walnut St., 4th Floor, Pasadena, CA. Our telephone number is (626) 889-7680.

Our web page address is https://near.com. Our investor relations website is located at investors.near.com. We make available free of charge on our investor relations website under “SEC Filings” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our directors’ and officers’ Section 16 Reports and any amendments to those reports after filing or furnishing such materials to the SEC. References to our website address do not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of this document or any other document that we file with or furnish to the SEC.

MANAGEMENT

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who serve as our directors and officers as of July 28, 2023:

Name	Age	Position
Executive Officers
Anil Mathews	48	Chief Executive Officer and Chairman of the Board
Shobhit Shukla	39	President
Rahul Agarwal	38	Chief Financial Officer
Gladys Kong	52	Chief Operating Officer and Secretary
Jay Angelo	52	General Counsel
Non-Employee Directors
Mark N. Greene	68	Director
Mini Krishnamoorthy	43	Director
Kathryn T. Petralia	52	Director
Ronald Steger	69	Director

Executive Officers

Anil Mathews.    Mr. Mathews serves as Chief Executive Officer and Chairman of the Board. Mr. Mathews is the founder of Legacy Near and has served as its Chief Executive Officer since November 2012. Over the past 10 years, Mr. Mathews has been leading and developing Near’s short-term and long-term growth and operational strategy, creating, and implementing Near’s vision and mission, communicating on behalf of the company with shareholders, and managing and directing Near’s executive team. Mr. Mathews has spent the past 22 years as a serial entrepreneur, and have built successful businesses around engineering, messaging, and social. He is passionate about creating new market companies with a strategic vision and technology capability that can provide substantial growth. Prior to Near, Mr. Mathews served as CEO at Imere and Netkode, both tech-driven companies. Mr. Mathews is also an advisor and investor to numerous startups across the globe. Near believes that Mr. Mathews’ experience as founder and Chief Executive Officer for the past decade, qualifies him to serve as Chief Executive Officer and Chairman of the Board.

Shobhit Shukla.    Mr. Shukla serves as President of Near. Mr. Shukla joined Legacy Near in 2013. Over the past decade, Mr. Shukla has worked at Legacy Near as Chief Revenue Officer and more recently as President. Prior to joining Near, Mr. Shukla worked at InMobi as part of their business development team in Asia. Mr. Shukla also worked with Qualcomm, Morgan Stanley and IBM. Mr. Shukla has a Master’s degree from Indian Institute of Management, Bangalore and a Bachelor’s degree from Indian Institute of Technology, BHU. Near believes that Mr. Shukla’s experience leading Near’s global go-to-market and growth strategy for the past decade qualify him to serve as President of Near.

Rahul Agarwal.    Mr. Agarwal serves as the Chief Financial Officer of Near. Mr. Agarwal joined Legacy Near in February 2015 as Vice President of Finance at its Bangalore (India) office and in 2016 Mr. Agarwal was appointed Chief Financial Officer. Since then, Mr. Agarwal has been instrumental in driving the Company’s organic and inorganic growth across existing and new markets. Prior to joining Near, he served as Head of Finance, North America at InMobi Inc. based out of their San Francisco office and held several senior management positions within the InMobi group since 2010. Mr. Agarwal began his career as an accountant with PwC in India. Mr. Agarwal received his MBA with specialization in Finance and Strategy from the Indian Institute of Management Bangalore (India) and a Bachelor of Commerce degree in Finance and Accounting from Calcutta University. Near believes that Mr. Agarwal’s experience in securing funding for Near over the past several years and key role with the senior management team qualify him to serve as a Chief Financial Officer of Near.

Gladys Kong.    Ms. Kong serves as the Chief Operating Officer and Secretary of Near. Ms. Kong joined Legacy Near in April 2021 as Chief Executive Officer of Near North America and was appointed Chief Operating Officer of Legacy Near in November 2021. Prior to joining Near, she served as Chief Executive Officer at UberMedia (UM) from September 2015 to April 2021 and Chief Technology Officer from 2012 to 2017. Prior to 2012, Ms. Kong was Chief Executive Officer of GoInteractive, Inc., a company she founded. Before that, Ms. Kong held senior positions at Idealab and its operating companies since joining in 1999. She is currently on the board of directors for Stellar Lago, a customer cloud platform for the Sports and Live Audience industries, and also serves on the board of trustees for Yo San University, a nonprofit organization that educates students to become exceptional practitioners of Traditional Chinese Medicine and Taoist healing arts. Ms. Kong holds a B.S. degree in Engineering and Applied Science from California Institute of Technology and an M.S. degree in Computer Science from UCLA. Near believes that Ms. Kong’s experience managing global operations at Near qualify her to serve as Chief Operating Officer of Near.

Jay Angelo.    Mr. Angelo serves as the General Counsel of Near. Mr. Angelo joined Legacy Near in June 2022. Prior to joining Near, he served in a strategy and external engagement role in Apple’s (NASDAQ: AAPL) legal operations organization from September 2019 to June 2022. From 2009 to 2019, he was with Smiths Group plc (LSE: SMIN.L) as a General Counsel of two different operating divisions during that period, and also served in additional Smiths-wide senior legal leadership roles as head of litigation and head of intellectual property / innovation. Prior to Smiths, Mr. Angelo held senior legal positions with three other listed companies, including a $1B sales enterprise software company where he led the commercial legal organization and managed 45 staff. Jay began his career as a lawyer at the firm Willkie Farr & Gallagher. Mr. Angelo holds a B.A. degree in Government with a minor in Economics from Georgetown University, and a J.D. from George Washington University Law School. Near believes that Mr. Angelo’s experience as a senior executive and technology lawyer at multiple publicly traded technology organizations qualifies him to serve as General Counsel of Near.

Non-Employee Directors

Mark N. Greene.    Mr. Greene has served on our Board since March 23, 2023. Mr. Greene currently serves as a board member of National Credit Care, a market-leading credit counsellor, Harris & Harris, an accounts receivable management service bureau, Curinos, a provider of advanced decision support for the banking industry, and Near. Previously, Mr. Greene served as Chief Executive Officer for Openlink Financial LLC from September 2012 to September 2015, where he was responsible for introducing an integrated functional organizational model, significantly upgrading leadership and deploying best-practice systems and processes for product management and development, sales, human resources and finance. Mr. Greene has also served as the Chief Executive Officer of Fair Isaac Corporation between February 2007 and December 2012. Between 1995 and 2007, Mr. Greene held various leadership positions at IBM in the software and sales groups. Mr. Greene formerly served on the board of directors of Capella Education Company, The Retail Equation, Renaissance Learning Inc., Openlink Financial LLC, Neustar, Ryzgo, Blue Zones LLC and Straive. Mr. Greene holds a B.A. in Economics from Amherst College and an M.A. and PhD in Economics from University of Michigan. Near believes that Mr. Greene’s decades of experience leading and growing complex global businesses qualify him to serve as a director of Near.

Mini Krishnamoorthy.    Ms. Krishnamoorthy has served on our Board since March 23, 2023. Ms. Krishnamoorthy is the CFO and the Head of Data Analytics for ZeeMee Inc., a venture-funded education technology company based in Silicon Valley. She has effectively overseen key growth initiatives at ZeeMee Inc and currently works with 160 universities in the US who use ZeeMee’s services to effectively recruit undergraduate students globally. Ms. Krishnamoorthy also served as the CFO and member of the board of directors of KludeIn prior to the Business Combination. Previously, Ms. Krishnamoorthy served for a year as a senior member of the Capital Markets team of Kabbage, Inc., a financial technology company providing small business loans. From 2013 to 2015, Ms. Krishnamoorthy served as Chief of Staff for Corporate Development and Treasury at HP Inc. and was part of the strategy and planning team during HP’s restructure. Previously, she worked at Deutsche Bank as part of Global Banking COO team in London and started her career at Commonwealth Bank of Australia in the Structured Finance team. Ms. Krishnamoorthy received her MBA from Macquarie Graduate School of Management and a Bachelor’s Degree in Actuarial Studies from Macquarie University in Sydney, Australia. Near believes that Ms. Krishnamoorthy’s is well-qualified to serve as a director of Near due to her international business and financial experience and her previous leadership roles at ZeeMee and KludeIn.

Kathryn T. Petralia.    Ms. Petralia has served on our Board since March 23, 2023. Ms. Petralia is the Co-Founder of Keep Financial, a fintech in the compensation and benefits space. Prior to founding Keep, Ms. Petralia Co-Founded Kabbage, a financial services, technology and data platform for small businesses that was acquired by American Express in 2020. Prior to Kabbage, Ms. Petralia spent nearly 15 years with financial technology and e-commerce start-ups. After graduating from Furman University with a Bachelor’s degree in English literature, Ms. Petralia pursued her interest in technology to launch a number of successful start-ups. She also served as Vice President of Strategy for Revolution Money and was the director of corporate development for CompuCredit. In 2018, she was named to Forbes’ list of the World’s Most Powerful Women. Ms. Petralia also serves on the boards of CARE USA, Tricolor, CoreCard, The Woodruff Arts Center (trustee), Padsplit, and the Atlanta Chamber Music Festival. Near believes that Ms. Petralia’s experience leading and advising growth companies and deep knowledge of business and finance qualify her to serve as a director of Near.

Ronald Steger.    Mr. Steger has served on our Board since March 23, 2023. Mr. Steger was the Senior Technical Advisor of Effectus Groups and is also the Chairman of the Audit Committee for Great Lakes Dredge and Dock Company. Mr. Steger served as an Audit Partner for KPMG LLP from 1976 to 2013, during which time Mr. Steger audited highly complex multi-national organizations, participated in multiple multi-billion dollar domestic and international initial public offerings and private equity financed “go private” transactions and conducted mergers and acquisition accounting. At KPMG, Mr. Steger served as lead or SEC Reviewing Partner on the initial public offerings of Audiovox Corporation, Freescale Semiconductor and Nathan’s Famous, along with other initial public offerings with transaction values ranging between $100 million to over $1 billion. Mr. Steger also served as lead or SEC Reviewing Partner on the spin-off transactions of Freescale Semiconductor from Motorola, National Auto Center from Audiovox and Qimonda AG from Infineon Technologies. Mr. Steger has extensive experience with filings and communications with the U.S. Securities and Exchange Commission, as well as inspections conducted by the PCAOB. Mr. Steger previously served on the boards of Global Eagle Entertainment Inc., Sentinel Energy Services, Inc., International Seaways, Inc., Overseas Shipholding Group, Inc. and ATREG, Inc. Mr. Steger holds a B.S. in Accounting from Villanova University and is a licensed CPA in California (retired status) and Texas (retired status). Near believes that Mr. Steger’s distinguished track record of advising a broad array of companies and experience with complex transactions qualify him to serve as a director of Near.

Corporate Governance

Composition of the Board of Directors

Near’s business and affairs is organized under the direction of the Board. The Board consists of five (5) members. Anil Mathews serves as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to Near’s management. The Board meets on a regular basis and additionally as it deems necessary.

In accordance with the terms of the Charter, the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except as described below.

•        Class I consists of Ronald Steger and Kathryn T. Petralia, whose terms will expire at Near’s first annual meeting of stockholders to be held after the completion of the Business Combination;

•        Class II consists of Mini Krishnamoorthy and Mark N. Greene, whose terms will expire at Near’s second annual meeting of stockholders to be held after the completion of the Business Combination; and

•        Class III consists of Anil Mathews, whose term will expire at Near’s third annual meeting of stockholders to be held after the completion of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in Near’s control or management. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Board Leadership Structure

Director Independence

Near is required to comply with the Nasdaq’s rules in determining whether a director is independent. The Board undertook a review of the independence of the individuals named above and determined that each of the directors, except Anil Mathews, qualifies as “independent” as defined under the applicable Nasdaq rules.

The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, the Board has made a subjective determination that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board has reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to Company and its management.

With respect to its analysis of Mr. Greene’s independence, the Board considered that certain consulting agreement, dated as of March 14, 2022, by and between Near and Mr. Greene. Under the consulting agreement, Mr. Greene received a $10,000 monthly payment for providing services to increase deal sizes, aid in the strategic focus of Near’s operation and marketing solutions, and support Near in devising structural plans for rapid business growth. The consulting agreement terminated at the closing of the Business Combination.

Committees of the Board of Directors

The Board established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Near’s audit committee consists of Ronald Steger, Mini Krishnamoorthy and Kathryn T. Petralia. The Board has determined that each member of the audit committee qualifies as “independent” under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is Ronald Steger. The Board has determined that Ronald Steger is an “audit committee financial expert” within the meaning of SEC regulations. Each member of Near’s audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to assist the Board in its oversight of the accounting and financial reporting processes of Near and Near’s compliance with legal and regulatory requirements. To assist the Board in fulfilling its responsibilities, the committee: (A) oversees: (i) audits of the financial statements of Near; (ii) the integrity of Near’s financial statements; (iii) Near’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of Near’s independent auditor, and the auditor’s conduct of the annual audit of Near’s financial statements and any other services provided to Near; and (v) the performance of Near’s internal audit function, if any; and (B) produces the annual report of the committee. Specific responsibilities of the audit committee include:

•        assisting the Board in its oversight of the accounting and financial reporting processes;

•        managing the appointment, evaluation, compensation, retention, independence and, if appropriate, replacement of the independent auditor to audit Near’s financial statements;

•        reviewing the scope of the annual audit or interim review and discuss the results, including, without limitation, the independent auditor’s report and all matters required to be communicated to the Committee by the independent auditor in accordance with applicable auditing standards;

•        establishing “whistleblowing” procedures for (a) the receipt, retention and treatment of complaints received by Near regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by Near’s employees of concerns regarding questionable accounting or auditing matters reviewing related person transactions;

•        evaluating at least annually the qualifications and performance of the independent auditor, which includes obtaining a written report from the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, PCAOB inspection, or other PCAOB review of the firm, by a peer review of the firm or by any inquiry or investigation by governmental or professional authorities within the past five years, respecting one or more independent audit or audits carried out by the firm, and any steps taken to address any such issues; and all relationships between the independent registered public accounting firm and Near to assess the independent registered public accounting firm’s independence; and

•        approving in advance of any services proposed to be carried out for Near by the independent auditor or by any other firm proposed to be engaged by Near as its independent auditor.

Compensation Committee

The compensation committee consists of Mini Krishnamoorthy, Ronald Steger and Mark N. Greene. The chair of the compensation committee is Mini Krishnamoorthy. The Board has determined each member of the compensation committee qualifies as “independent” under the Nasdaq listing standards and as “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to (A) assist the Board in overseeing Near’s employee compensation policies and practices, including (i) determining and approving the compensation of Near’s Chief Executive Officer and Near’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (B) produce the annual report of the Committee. Specific responsibilities of the compensation committee include:

•        reviewing and approving the compensation of the chief executive officer, other executive officers and other employees;

•        reviewing and recommending compensation programs on a periodic basis to Near’s management, including any management incentive compensation plans as well as plans and policies pertaining to perquisites, to determine whether they are appropriate, properly coordinated and achieve their intended purpose(s), and recommend to the Board any appropriate modifications or new plans, programs or policies;

•        administering the equity-based compensation plan for employees of or consultants to Near and any material modification of any such plan;

•        reviewing and approving, subject to such further action of the Board as the Board shall determine, any employment, compensation, benefit or severance agreement with any executive officer; and

•        undertake such other responsibilities or tasks as the board of directors may delegate or assign to the committee from time to time.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Mark N. Greene, Ronald Steger and Mini Krishnamoorthy. The chair of the nominating and corporate governance committee is Mark N. Greene. The Board has determined which members of the nominating and corporate governance committee qualify as independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee include:

•        identifying and screening individuals qualified to become members of the Board, while considering any director candidates recommended by the stockholders;

•        reviewing the Board’s committee structure and composition and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairman annually;

•        reviewing Near’s Corporate Governance Guidelines at least once a year and to recommend any changes to the Board; and

•        conducting periodic assessments of the Board and its committees and presenting the results of the evaluation to the Board.

Code of Ethics

In connection with the Business Combination, on March 23, 2023, the Board approved and adopted a new Code of Ethics and Business Conduct (the “Code of Ethics”) that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The newly adopted Code of Ethics did not result in any explicit or implicit waiver of any provision of KludeIn’s code of ethics in effect prior to the adoption of the Code of Ethics. A copy of the Code of Ethics can be found in the Company’s website at www.investors.near.com. In addition, Near will post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Near website address does not constitute incorporation by reference of the information contained at or available through Near’s website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our compensation committee members is or has ever been an executive officer or employee of Near. None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee. See “Certain Relationships and Related Person Transactions” below for certain transactions involving Near and the Sponsor, in which Ms. Krishnamoorthy may potentially be deemed to have an indirect interest.

Limitation on Liability and Indemnification of Directors and Officers

The Charter provides that directors and officers will be indemnified by Near to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. The Charter provides that directors will not be personally liable for monetary damages to Near except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

We have entered into agreements with our officers and directors to provide contractual indemnification. The Bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. For the year ended December 31, 2022, our “named executive officers” and their positions were as follows:

•        Anil Mathews, Chief Executive Officer;

•        Rahul Agarwal, Chief Financial Officer; and

•        Shobhit Shukla, President.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for our fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Total ($)
Anil Mathews(4)	2022	375,398	49,281	16,770,120	17,194,799
Founder, Chief Executive Officer
Rahul Agarwal(5)	2022	227,894	126,303	8,385,060	8,739,257
Chief Financial Officer
Shobhit Shukla(4)	2022	277,020	55,617	11,180,080	11,512,717
Co-Founder & President

____________

(1)      The amounts in this column reflect the base salary actually paid to the named executive officers for fiscal year 2022.

(2)      The amounts in this column represent the amount of discretionary bonus payments earned by each named executive officers in respect of fiscal year 2022.

(3)      The amounts in this column represent the aggregate grant-date fair value of RSU awards granted to each named executive officer in fiscal year 2022, computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 2S, 14 in the accompanying consolidated financial statements.

(4)      Messrs. Mathews and Shukla’s compensation was paid in Singapore dollars until following the first quarter of fiscal year 2022, and the amounts reflected in the Summary Compensation Table for Messrs. Mathews and Shukla have been converted to U.S. dollars at a rate of 0.7415 U.S. dollar to 1 Singapore dollar, which was the approximate exchange rate as of the end of fiscal year 2021, and at a rate of 0.7396 U.S. dollar to 1 Singapore dollar, which was the approximate exchange rate as of the end of fiscal year 2022.

(5)      Mr. Agarwal’s compensation was paid in Singapore dollars for the entire fiscal year 2022, and the amounts reflected in the Summary Compensation Table have been converted to U.S. dollars at a rate of 0.7243 U.S. dollar to 1 Singapore dollar, which was the approximate exchange rate for the fiscal year 2022.

Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During the fiscal year ended December 31, 2022, the annual base salaries for Messrs. Mathews, Agarwal and Shukla were $375,398, $227,894 and $277,020, respectively. Following the consummation of the Business Combination, the annual base salaries for Messrs. Mathews, Agarwal and Shukla increased to an annual rate of $400,000, $350,000 (converted to U.S. dollars at a rate of 0.7576 U.S. dollar to 1 Singapore dollar which is the approximate exchange rate as of the date hereof) and $350,000, respectively, pursuant to the terms of their employment agreements discussed in further detail in the “Executive Compensation Arrangements” section below.

Bonuses

During fiscal year 2022, Messrs. Mathews, Agarwal and Shukla earned discretionary bonuses as set forth in the Summary Compensation Table above. For 2023, Messrs. Mathews, Agarwal and Shukla will be eligible for annual bonuses of up to $200,000, $150,000 (converted to U.S. dollars at a rate of 0.7576 U.S. dollar to 1 Singapore dollar which is the approximate exchange rate as of the date hereof) and $150,000, respectively, payable in cash and/or shares of Common Stock at Near’s discretion, in each case subject to the terms of their respective employment agreements. See “Executive Compensation Arrangements” below.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of shares or units of stock that have not vested (#)(1)	Market Value of shares or units of stock that have not vested ($)(2)
Anil Mathews	1,291,925	13,229,312
Shobhit Shukla	861,283	8,819,538
Rahul Agarwal	645,962	6,614,651

____________

(1)      All RSUs granted to our named executive officers were granted on May 12, 2022 and were scheduled to vest on March 31, 2023. On March 21, 2023, the Near Holdings Board of Directors cancelled these RSUs.

(2)      Amounts reflected herein represent the fair market value of the RSU awards as of December 31, 2022. Because there was no public market for our equity as of December 31, 2022, the market value of our stock as of that date was determined based on the closing price of KludeIn’s common stock on December 30, 2022.

The 2023 Equity Incentive Plan, as amended (the “2023 Plan”), is designed to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants and certain of our affiliates and to enable us and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2023 Plan was approved by our stockholders on March 20, 2023. For additional information about the 2023 Plan, please see the section entitled “2023 Equity Incentive Plan” below.

On January 1, 2023, the Near Holdings Board of Directors awarded (i) 12,821 RSUs to Mr. Mathews (which converted into 1,380,326 RSUs in connection with the Business Combination), (ii) 4,600 RSUs to Mr. Shukla (which converted into 495,236 RSUs in connection with the Business Combination) and (iii) 2,400 RSUs to Mr. Agarwal (which converted into 258,384 RSUs in connection with the Business Combination). Following the Business Combination, the foregoing RSUs are subject to the terms of the 2023 Plan. All of the RSUs will vest on March 31, 2024, subject to the applicable named executive officer’s continued employment with Near through the applicable vesting date and certain early vesting conditions.

Executive Compensation Arrangements

Following the consummation of the Business Combination, each of our named executive officers entered into new employment agreements, which provide for base salary, discretionary target annual bonus opportunity, and participation in standard benefit plans and programs in which other similarly situated Company employees are eligible to participate. The employment agreements do not have a fixed term. In the event that our named executive officers are terminated by us without cause or by the named executive officer for good reason (each, a “Qualifying Termination”), the terminated named executive officer is entitled to certain severance payments as discussed below. If a Qualifying Termination occurs during the one-year period following a Change in Control (as defined in the 2023 Plan described below), (i) all severance payments will be paid to our named executive officers in a lump sum on the sixtieth day following such termination of employment and (ii) all outstanding equity awards held by our named executive officers will vest, with any performance-based awards vesting as if the target requirements have been or will be attained. Further, for Mr. Mathews, all outstanding equity awards held by him will vest in the same manner on a Qualifying Termination regardless of whether a Change in Control occurs.

We will also continue to pay or reimburse the employer portion of the monthly premiums associated with continued coverage under our health and welfare plans for Messrs. Agarwal and Shukla under COBRA until the earlier of (i) 12 months following their termination date (or 18 months if the Qualifying Termination occurs during the one-year period following a Change in Control), (ii) expiration of their eligibility for continuation coverage under COBRA, or (iii) the date on which they become eligible for group health insurance coverage in connection with new employment (the “COBRA Benefit”). Mr. Mathews will also receive the COBRA Benefit, as described herein, following a Qualifying Termination, provided that he will receive 18 months following his termination date regardless of whether a Change in Control occurs.

This severance is contingent upon the named executive officer’s timely execution and non-revocation of a general release of claims.

“Cause” is defined in the employment agreements as the executive’s (i) commission of, indictment for, or plea of guilty or no contest to, a felony (or state law equivalent) or a crime involving dishonesty or moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company; (ii) substantial and repeated failure to perform his or her duties hereunder or to follow any lawful directive from the Company; (iii) conduct that brings or is reasonably likely to bring the Company or its subsidiaries negative publicity or into public disgrace, embarrassment, or disrepute; (iv) fraud, theft, embezzlement, gross negligence, or willful misconduct with respect to Company or any of its subsidiaries; (v) violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, retaliation, performance of illegal or unethical activities, or ethical misconduct; or (vi) breach of the employment agreement, including, without limitation, any non-competition, non-solicitation, no-hire, or confidentiality covenant between executive and the Company.

“Good Reason” is defined as either (i) a material diminution in executive’s base salary (other than a general reduction in base salaries that affects all similarly situated executives); (ii) a material diminution of executive’s authority, duties or responsibilities with the Company or its subsidiaries; provided, however, that if executive is serving as an officer or member of the board of directors (or similar governing body) of the Company or its subsidiaries or any other entity in which the Company or any of its subsidiaries holds an equity interest, in no event shall the removal of executive as an officer or board member, regardless of the reason for such removal, constitute Good Reason; (iii) the relocation of the geographic location of executive’s assigned Company office location by more than fifty (50) miles from the location of executive’s then-current assigned Company office location (provided, that, the following shall not constitute Good Reason: (A) executive’s travel for business in the course of performing executive’s duties to the Company; (B) executive working remotely; or (C) the Company requiring executive to report to the office at executive’s assigned Company office location (instead of working remotely)).

Anil Mathews, Chief Executive Officer

In the event that Mr. Mathews is subject to a Qualifying Termination, Mr. Mathews is entitled to severance equal to 2.0 times the sum of his base salary and target annual bonus opportunity, payable in accordance with our normal payroll procedures over 24 months. If a Qualifying Termination occurs during the one-year period following a Change in Control, Mr. Mathews will be entitled to such severance, payable in a lump sum.

Rahul Agarwal, Chief Financial Officer

In the event that Mr. Agarwal is subject to a Qualifying Termination, Mr. Agarwal is entitled to receive severance equal to the sum of 12 months of Mr. Agarwal’s base salary and annual target bonus opportunity, payable in accordance with our normal payroll procedures over 12 months. If a Qualifying Termination occurs during the one-year period following a Change in Control, Mr. Agarwal will be entitled to severance equal to 1.5 times the sum of his base salary and target annual bonus, payable in a lump sum.

Shobhit Shukla, President

In the event that Mr. Shukla is subject to a Qualifying Termination, Mr. Shukla is entitled to receive severance equal to the sum of 12 months of Mr. Shukla’s base salary and annual target bonus opportunity, payable in accordance with our normal payroll procedures over 12 months. If a Qualifying Termination occurs during the one-year period following a Change in Control Mr. Shukla will be entitled to severance equal to 1.5 times the sum of his base salary and target annual bonus, payable in a lump sum.

2023 Equity Incentive Plan

Overview

The KludeIn Board approved the 2023 Plan on February 13, 2023, subject to stockholder approval. The stockholders approved the 2023 Plan on March 20, 2023. The 2023 Plan became effective as of the consummation of the Business Combination.

Legacy Near previously maintained the Near Intelligence Holdings Inc. 2022 Employee Restricted Stock Unit Plan, which we refer to herein as the “RSU Plan.” As part of the Business Combination, each outstanding restricted stock unit under the RSU Plan was assumed by KludeIn and converted into a restricted stock unit for Common Stock (each, an “Assumed RSU”) issued under the 2023 Plan, and such Assumed RSUs continue to have and be subject to substantially the same terms and conditions set forth in the RSU Plan. No new awards will be granted under the RSU Plan.

General Information

The purpose of the 2023 Plan is to provide a means for Near to attract and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of Near and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of awards under the 2023 Plan.

Near’s equity compensation program, as implemented under the 2023 Plan, allows Near to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to Near’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. The 2023 Plan allows Near to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for Near’s success and ultimately increase stockholder value. The 2023 Plan allows Near to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for Near.

Description of the 2023 Plan

A summary description of the material features of the 2023 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2023 Plan and is qualified by reference to the 2023 Plan.

Eligibility.    Any individual who is an employee of Near or any of its affiliates (including any employee who is also a director or an officer), or any person who provides services to Near or its affiliates, including consultants and members of the Board, is eligible to participate in the 2023 Plan. Participants are selected by the Board, or a duly authorized committee thereof.

Awards.    The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, cash awards and other forms of awards to employees, directors and consultants, including employees and consultants of Near’s affiliates. The 2023 Plan assumes the Assumed RSUs under the RSU Plan.

Authorized Shares.    Currently, the aggregate number of shares of Common Stock that may be issued pursuant to awards under the 2023 Plan may not exceed 11,432,783 shares, of which 3,368,722 shares of Common Stock are reserved for issuance to certain members of Near’s management team in the form of performance-based grants as described in greater detail below (which we refer to herein as, the “Management Performance Awards”), while the remaining 8,064,061 shares of Common Stock are generally available for the issuance of any type of equity award under the 2023 Plan to any eligible plan participant, including Near’s employees, consultants and directors. In addition, the 2023 Plan reserves shares of Common Stock for settlement of the Assumed RSUs, which will not otherwise count against the number of shares of Common Stock authorized for issuance as awards under the 2023 Plan. The maximum number of Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is up to the maximum number of shares reserved for issuance under the 2023 Plan.

Shares subject to an award under the 2023 Plan will again be made available for issuance or delivery under the 2023 Plan if such shares are (i) shares tendered in payment of a stock option, (ii) shares delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award, or (iv) shares subject to an award (or portion thereof) that expires or is canceled, forfeited, or terminated without issuance of such shares. However, shares subject to an Assumed RSU, which are Substitute Awards under the 2023 Plan, will not again be made available for issuance or delivery under the 2023 Plan if such Assumed RSU is forfeited, cancelled or expires.

Evergreen Provision.    The 2023 Plan contains an “evergreen” provision, pursuant to which the number of shares of Common Stock reserved for issuance pursuant to awards under the 2023 Plan shall be increased on the first day of each calendar year beginning January 1, 2023 and ending January 1, 2032 equal to the lesser of (a) five percent (5%) of the aggregate number of shares of Common Stock outstanding on the last day of the immediately preceding calendar year and (b) such smaller number of shares of Common Stock as determined by the Board, or a duly authorized committee thereof.

Non-Employee Director Compensation Limit.    The maximum number of shares of Common Stock subject to awards granted to any outside director during a single fiscal year, including any cash fees paid to such outside director during the fiscal year and the value of awards granted under any other equity compensation plan of Near during the fiscal year, in each case, for such individual’s service on the Board, shall not exceed in the aggregate $750,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes). However, for any fiscal year in which an outside director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, such limit shall be increased to $1,000,000 for such fiscal year. Any award under the 2023 Plan settled in cash shall not be counted against the foregoing maximum share limitations.

Plan Administration.    The Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to herein as the “plan administrator.” Under the 2023 Plan, the plan administrator, among other responsibilities, determines the persons to whom awards are to be made, determines the type, size, and terms of awards, interprets the 2023 Plan, establishes and revises rules and regulations relating to the 2023 Plan, and makes any other determinations that it believes are necessary for the administration of the 2023 Plan. The plan administrator may delegate any or all of its powers under the 2023 Plan to a subcommittee of directors or to any officer of Near, including the power to perform administrative functions and grant awards under the 2023 Plan.

Stock Options.    The plan administrator may grant either ISOs qualifying under Section 422 of the Code, or NSOs, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations or that are less than 50% owned subsidiaries) are eligible to receive ISOs. For purposes of clarity, outside directors and independent contractors are not eligible to receive ISOs. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that stock options may not be granted with an option price less than 100% of the fair market value of the Common Stock on the date the stock option is granted. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Near or any of its affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of ninety days following the cessation of service, provided that such period shall be decreased to thirty days following a voluntary resignation the optionholder. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Near or any of its affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of twelve months following the date of death or disability. These periods may be extended in the event that exercise of the option is prohibited by applicable securities laws. In the event of a termination for cause, options generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term. The plan administrator may establish payment terms for the exercise of stock options pursuant to which Near may withhold a number of shares that otherwise would be issued to the optionholder in connection with the exercise of the stock option having a fair market value on the date of exercise equal to the exercise price, or that permit the optionholder to deliver cash or shares of Common Stock with a fair market value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of shares of Common Stock acquired on exercise, all as permitted by applicable law.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of Near’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of Near (or any parent or subsidiary), the option price shall be at least 110% of the fair market value of the Common Stock on the date of grant.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. Stock appreciation rights may be granted alone or in conjunction with all or part of any stock option. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Near or any of its affiliates ceases for any reason, the participant may generally exercise any vested stock appreciation right on the same basis as provided for stock options (as described above). In no event may a stock appreciation right be exercised beyond the expiration of its term.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with Near or its affiliates ends for any reason, Near may receive any or all of the Common Stock held by the participant that has not vested as of the date the participant terminates service through a forfeiture condition or a repurchase right.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. The Assumed RSUs were assumed by Near under the 2023 Plan upon the consummation of our Business Combination. A restricted stock unit award may be settled by cash, delivery of Common Stock, a combination of cash and Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Performance Awards.    The 2023 Plan permits the grant of performance awards that may be settled in Common Stock, cash, other property, or any combination thereof, and includes Management Performance Awards to members of Near’s management team, as determined by the Board. The plan administrator determines the terms and conditions of performance awards, including vesting and forfeiture terms. Generally, performance awards may be structured so that the stock or cash will be issued or paid only following the attainment of specific performance goals either alone or in addition to other awards granted under the 2023 Plan.

Cash Awards.    Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award. The plan administrator determines the terms and conditions of cash awards, including vesting and forfeiture terms.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards, including vesting and forfeiture terms.

Changes to Capital Structure.    In the event there is a specified type of change in the capital structure of Near, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2023 Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    The following applies to stock awards under the 2023 Plan in the event of a change in control (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with Near or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2023 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by Near with respect to the stock award may be assigned to Near’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Near with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (2) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by Near with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Transferability.    Unless the plan administrator provides otherwise, awards under the 2023 Plan generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, awards may be transferred pursuant to a domestic relations order.

Plan Amendment or Termination.    The Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of Near’s stockholders. No ISOs may be granted after the tenth anniversary of the date the KludeIn Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and Near with respect to participation in the 2023 Plan. No awards will be issued under the 2023 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2023 Plan. The 2023 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Near’s ability to realize the benefit of any tax deductions described below depends on Near’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Near’s tax reporting obligations.

Nonstatutory Stock Options.    Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by Near or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code (as described further below) and the satisfaction of a tax reporting obligation, Near will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options.    The 2023 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. Near is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, Near will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or Near timely satisfies its reporting requirements with respect to that amount.

Stock Appreciation Rights.    Generally, there is no taxation upon the grant of a stock appreciation right. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon exercise of a stock appreciation right. If the participant is employed by Near or one of its affiliates, that income will be subject to withholding taxes. If settled in shares, the participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock appreciation right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Near will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Awards.    Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. If the participant is employed by Near or one of its affiliates, that income will be subject to withholding taxes. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Near will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards.    Generally, there is no taxation upon the grant of a restricted stock unit award. Generally, the recipient of a restricted stock unit award will recognize ordinary income at the time the award vests equal to (1) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock plus (2) the amount of any cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Near will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Performance Awards, Cash Awards and Other Stock Awards.    Generally, there is no taxation upon the grant of a performance award, cash award or other stock award. Generally, the recipient of such awards will recognize ordinary income at the time the award vests equal to (1) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock plus (2) the amount of any cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a performance award or other stock award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Near will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of a performance award, cash award or other stock award.

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2023 Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Consequences to Near

Compensation of Covered Employees.    The ability of Near to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits Near’s ability to deduct compensation of more than $1,000,000, for U.S. federal income tax purposes, that is paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code), which include an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is the Company’s principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either the Company’s principal executive officer or its principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and may not apply to certain types of compensation, such as qualified performance-based compensation, that is payable pursuant to a written, binding contract (such as an award agreement corresponding to an award) that was in place as of November 2, 2017, so long as the contract is not materially modified after that date. Although the plan administrator considers the deductibility of compensation as one factor in determining executive compensation, the plan administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the shareholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the administrator considers to be the most effective in attracting, retaining, and rewarding key employees.

Golden Parachute Payments.    The ability of Near (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made to a “disqualified individual” in connection with a change in control of an employer-corporation.

Non-Employee Director Compensation

Prior to the Business Combination, members of the KludeIn board of directors did not receive any compensation for their services. Following the Business Combination, the Board adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which provides for (i) an annual cash retainer of $120,000 for service as a director, payable in cash in twelve monthly installments of $10,000 for each complete calendar month, (ii) an award under the Equity Incentive Plan of RSUs with an aggregate fair market value of $180,000 (the “Initial Annual Award”) for each non-employee director who serves on the Board from March 24, 2023 through the Company’s 2024 annual meeting of stockholders (such period referred to as the “Initial Period”), (iii) an annual award under the Equity Incentive Plan of RSUs with an aggregate fair market value of $130,000 (the “Regular Annual Award”) for each non-employee director who serves on the Board for any year after the Initial Period, to be granted on the date of each annual meeting of the Company’s stockholders and (iv) an award under the Equity Incentive Plan of RSUs with an aggregate fair market value of $25,000 (the “Committee Chair Award” and, collectively with the Initial Annual Award and the Regular Annual Award, the “Director Awards”) for each non-employee director who serves as chairperson of a Board committee, to be granted on the date of appointment to such chairperson role and thereafter on the date of each annual meeting of the Company’s stockholders, provided that no non-employee director shall receive more than one Committee Chair Award in any 12-month period. The number of RSUs granted for each of the Director Awards will be determined based on the closing price of the Common Stock on the date of grant, but rounded down to the nearest whole share to avoid the issuance of fractional shares. The Director Awards will vest in full on the one-year anniversary of the date of grant, subject to the applicable non-employee director’s continued service on the Board through such vesting date. Any unvested Director Award will, in the Board’s discretion, be forfeited in the event that the non-employee director’s service on the Board terminates prior to the vesting date, unless (x) such non-employee director resigns concurrently with the annual meeting of stockholders immediately prior to the scheduled vesting date, (y) such annual meeting is held not more than thirty (30) days prior to the scheduled vesting date and (z) the resigning non-employee director continues to serve on the Board through the date of such annual meeting. Furthermore, if, prior to the applicable vesting date, a committee chairperson resigns from the chairperson role for which such Committee Chair Award was granted, the Board may, in its discretion, require the committee chairperson to forfeit a prorated portion of such Committee Chair Award based on length of service in such chairperson role during the applicable vesting period. The Board may, in its discretion, determine to grant prorated Committee Chair Awards in the event of committee chairperson changes occurring other than on the date of an annual meeting of stockholders.

All directors are also entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their service.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Charter and Amended and Restated Bylaws of Near (the “Bylaws”) are included as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

The following summary of the material terms of Near’s securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Charter. We urge you to read the Charter in its entirety for a complete description of the rights and preferences of Near’s securities. The Charter is filed as Exhibit 3.1 to the registration statement of which this prospectus forms a part. Until the date on which all obligations of Near are paid in full pursuant to the Financing Agreement, Near may not amend the Charter with respect to any of its equity interests, except for such amendments that would not be materially adverse to Near, unless otherwise permitted pursuant to the Financing Agreement.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 300,000,000 shares of Common Stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

As of the date hereof, there are 51,743,110 shares of Common Stock outstanding.

Near Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of Near’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Common Stock will be entitled to receive an equal amount per share of all of Near’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Near’s stockholders have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that the Class I directors will be appointed to an initial one-year term (and three-year terms subsequently), the Class II directors will be appointed to an initial two-year term (and three-year terms subsequently) and the Class III directors will be appointed to an initial three-year term (and three-year terms subsequently). There will be no cumulative voting with respect to the election of directors.

Preferred Stock

The Charter provides, that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Near or the removal of existing management.

Near has no preferred stock outstanding at the date hereof.

Redeemable Warrants

Public Stockholders’ Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination on March 23, 2023. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. Only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination (March 23, 2028), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Near will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Near satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and Near will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless shares of Common Stock issuable upon such Public Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will Near be required to net cash settle any Public Warrant.

Near has agreed that as soon as practicable, but in no event later than 15 business days after the closing of Business Combination, Near will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the Public Warrants to cause such registration statement to become effective and to maintain a current prospectus relating to shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Near (the “Warrant Agreement”). If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the Business Combination or within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Near will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, Near may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Near sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by Near, Near may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Near is unable to effect such registration or qualification. Near will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered in the IPO.

Near has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Near issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.

If Near calls the Public Warrants for redemption as described above, Near’s management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a cashless basis. In determining whether to require all holders to exercise their Public Warrants on a cashless basis, Near’s management will consider, among other factors, Near’s cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If Near’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants multiplied by and the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If Near’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Near believes this feature is an attractive option to Near if Near does not need the cash from the exercise of the warrants after its initial business combination. If Near calls its Public Warrants for redemption and Near’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

In the event Near determines to redeem the warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that Near elects to redeem all of the redeemable warrants as described above, Near will fix a Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by Near not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Near’s posting of the redemption notice to DTC. The closing price of the Common Stock on July 28, 2023 was $1.52 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants.

A holder of a Public Warrant may notify Near in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Near, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares of Common Stock (or other shares of Near’s capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock, or in the case of any merger or consolidation of Near with or into another corporation (other than a consolidation or merger in which Near is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Near as an entirety or substantially as an entirety in connection with which Near is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the warrant due to the requirement that the Public Warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Near. You should review a copy of the Warrant Agreement, which has been filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments shall require the vote or written consent of the holders of at least a majority of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants.

In addition, if (x) Near issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a newly issued price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Insiders or their affiliates, without taking into account any Founder Shares held by the Insiders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Common Stock during the 20 trading day period starting on the trading day after the day on which Near consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Near, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, Near will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days the completion of the Business Combination on March 23, 2023 and they will not be redeemable by Near so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, or its permitted transferees, the Private Placement Warrants will be redeemable by Near and exercisable by the holders on the same basis as the Public Warrants included in the units sold in the IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the shares of Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Near has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, or its permitted transferees, is because it is not known at this time whether they will be affiliated with Near (or its successor) following the Business Combination. If they are affiliated with Near (or its successor) following the Business Combination, their ability to sell Near’s (or its successor’s) securities in the open market will be significantly limited. Near has policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell its securities, an insider cannot trade in Near’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Common Stock issuable upon such exercise freely in the open market, the insiders could be significantly restricted from doing so. As a result, Near believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the shares of Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we completed the Business Combination on March 23, 2023.

Harbert Warrants

In connection with the Harbert Facility, the Company granted Harbert (i) warrants equal to EUR 1,200,000 exercisable at a strike price of $500 per share (“Harbert Tranche 1”), and (ii) warrants equal to EUR 1,050,000 exercisable at a strike price of $730 per share (“Harbert Tranche 2” and together with the Harbert Tranche 1, the “Initial Harbert Warrants”). In addition, on April 29, 2021, Near Holdings issued warrants equal to $730,000 exercisable at a strike price of $1050 per share (the “New Harbert Warrants” and, collectively with the Initial Harbert Warrants, the “Harbert Warrants”).

The Initial Harbert Warrants are issued pursuant to a Warrant Instrument initially executed by Near on January 30, 2019, as amended by a deed of amendment dated February 25, 2021 and as amended and restated by a warrant assumption agreement dated November 3, 2022, including the assumption of all of the obligations thereunder by Near Holdings (the “Warrant Instrument”). The Warrant Instrument provides that, subject to other circumstances described therein, the Harbert Warrants have an exercise period of ten years from their date of issue. The Initial Harbert Warrants may be exercised for cash at their respective strike price, provided that, pursuant to the amendment and restatement of the Warrant Instrument, the Initial Harbert Warrants are exercisable for such number of shares of Common Stock on a 1,000:1 basis at the relevant strike price. In addition, the Initial Harbert Warrants may also be exercised on a cashless basis where the number of shares delivered upon exercise is equal to the number of warrants presented for exercise, multiplied by the fair value of each share at the exercise date less the relevant strike price. Fair value of Near shares at the exercise date will be determined with reference to the average closing price for such shares if listed or traded over the counter or a fair price as determined by Near’s Board of Directors. The Initial Harbert Warrants are exercisable for common stock of Near or any new stock issued by Near in connection with the Business Combination.

The relevant strike price for the Initial Harbert Warrants is subject to adjustment related to subsequent financing and other market standard anti-dilution provisions. The Warrant Instrument also provides that, in the event of a sale or listing of the Company, where the warrant holders would, upon exercise of all the warrants issued pursuant to the Warrant Instrument at the relevant strike price, receive shares in an amount less than the Euro Equivalent of $2,500,000, elect to receive a cash payment in an amount of Euro Equivalent of $2,500,000.

The New Harbert Warrants are issued pursuant to a Warrant effective as of November 3, 2022. Similar to the Initial Harbert Warrants, the New Harbert Warrants have a term of ten years from the issue date, subject to the terms of the Warrant. The New Harbert Warrants can be exercised on cashless basis similar to the Warrant Instrument. In the event of an acquisition, IPO or business combination, the warrants will be deemed to have exercised on a cashless basis. In the event that an acquisition, IPO or business combination, where the exercise of the New Harbert Warrants in full would result in an amount of less than Euro 300,000 in aggregate, Harbert will have an option to receive a cash payment of Euro 300,000 from the proceeds of such acquisition, IPO or business combination.

On March 28, 2023, the Company and Harbert entered into (i) a Warrant Assumption Agreement with respect to the Initial Harbert Warrants (the “Tranche 1 & 2 Assumption Agreement”) and (ii) a Waiver and Warrant Assumption Agreement with respect to the New Harbert Warrants (the “Tranche 3 Assumption Agreement” and together with the Tranche 1 & 2 Assumption Agreement, the “Harbert Warrant Assumption Agreements”). Pursuant to the Harbert

Warrant Assumption Agreements, each of the Harbert Warrants was assumed by the Company and converted into a corresponding warrant issued by the Company, which are exercisable for shares of Common Stock, in each case after giving effect to the conversion ratio of 107.66046.

Blue Torch Warrants

In connection with the Financing Agreement, Near Holdings granted warrants to affiliates of the lenders to purchase fully paid and non-assessable shares of common stock (the “Blue Torch Warrants”), which were originally exercisable for an aggregate of 9,660 shares of Near Holdings common stock, with a per share exercise price of $0.001. As contemplated by the Merger Agreement, the Blue Torch Warrants were assumed and converted into corresponding warrants issued by Near Intelligence, Inc., which are exercisable for shares of our Common Stock, in each case after giving effect to the conversion ratio of 107.66046. The Blue Torch Warrants may be exercised on a cashless basis. The Blue Torch Warrants are exercisable for a term beginning on the date of issuance and ending on the earlier to occur of ten years from the date of issuance or the consummation of certain acquisitions of Near as set forth in the Blue Torch Warrants. The number of shares for which the Blue Torch Warrants are exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Blue Torch Warrants. In addition to the cashless exercise right, holders of the Blue Torch Warrants may, at any time on the earlier to occur of two years from the date of issuance or the occurrence of certain default and indebtedness-based triggers, tender the Blue Torch Warrants for such warrant’s pro rata share of $10 million.

Convertible Debentures

Part A-1 Convertible Debentures

On March 31, 2023, we entered into the Part A-1 Securities Purchase Agreement with the Part A-1 Investors, in connection with the issuance and sale by us of (i) an aggregate principal amount of $5,969,325 Part A-1 Convertible Debentures, including $2,319,325 aggregate principal amount of Part A-1 Convertible Debentures issued to the Sponsor, and (ii) the Part A-1 Warrants to purchase 149,234 Part A-1 Warrant Shares of Common Stock, including 57,984 Part A-1 Warrants issued to the Sponsor.

The Part A-1 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement. The maturity date may be extended at the option of the Part A-1 Investor. Beginning September 28, 2023, any portion of the outstanding and unpaid principal amount of the Part A-1 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock (the “Part A-1 Conversion Shares”) based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs (as defined below) during the twenty (20) consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $2.06.

The Part A-1 Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

The Part A-1 Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Part A-1 Investor and its affiliates having beneficial ownership of more than 4.99% of our then outstanding shares of Common Stock, provided that this limitation may be waived by the applicable Part A-1 Investor upon not less than 65 days’ prior notice to us. The Part A-1 Convertible Debentures also contain certain representations, warranties, covenants, and events of default including, among other things, if we become delinquent in our periodic report filings with the SEC. If an event of default occurs and is continuing, the full unpaid principal amount of the Part A-1 Convertible Debentures, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at a Part A-1 Investor’s election by notice to us, immediately due and payable in cash.

The Part A-1 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-1 Warrants are exercisable into shares of Common Stock beginning on March 31, 2023 and expire at 5:00 p.m. Eastern Time on March 31, 2027. No portion of the Part A-1 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-1 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the applicable Part A-1 Investor upon not less than 65 days’ prior notice to us.

Part A-2 Convertible Debentures and Part B Convertible Debentures

On May 18, 2023, the Company entered into the Part A-2 Securities Purchase Agreement with the Part A-2 Investors, in connection with the issuance and sale by the Company of (i) an aggregate principal amount of $2,500,000 Part A-2 Convertible Debentures and (ii) Part A-2 Warrants to purchase an aggregate of 62,500 shares of Common Stock. Also on May 18, 2023, the Company entered into the Part B Securities Purchase Agreement with the Part B Investors, in connection with the issuance and sale by the Company of (i) an aggregate principal amount of $11,440,217 of Part B Convertible Debentures and (ii) an aggregate of 263,125 shares of Common Stock. The Part B Convertible Debentures were issued at an original issue discount of 8%, resulting in aggregate gross proceeds to the Company of $10,525,000.

The Part A-2 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is the later of (i) February 2, 2027 and (ii) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement. The Part B Convertible Debentures bear interest at an annual rate of 10% and will mature on the date that is the later of (i) the one-year anniversary of the issuance date of the Part B Convertible Debentures or (ii) the earlier of (a) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement or (b) the termination or repayment of the term loans issued pursuant to the Financing Agreement. The interest rate is subject to increase to 15% upon the occurrence and during the continuance of any Event of Default (as defined therein). The maturity date of any Part A-2 Convertible Debenture or Part B Convertible Debenture may be extended at the option of the applicable Part A-2/Part B Investor. The Part A-2/Part B Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

Beginning November 14, 2023, any portion of the outstanding and unpaid principal amount of the Part A-2 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs (as defined below) during the 20 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than the Floor Price.

Any portion of the outstanding and unpaid principal amount of the Part B Convertible Debentures, together with any redemption premium and accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $2.23, or (ii) 90.0% of the lowest daily VWAP of the Common Stock during the seven consecutive trading days prior to the conversion date, but not lower than the Floor Price.

Subject to a subordination agreement among Blue Torch and the Part B Investors, the Company may, at its option, elect to redeem a portion or all amounts outstanding under either Part B Convertible Debenture in cash, plus a 5% redemption premium on the amount to be redeemed, provided that (i) the last reported closing price of the Common Stock is less than $2.23 and (ii) the Company provides the applicable holder with at least five business days’ prior written notice of its desire to exercise such redemption right. Upon receipt of a redemption notice, a holder shall have five business days to elect to convert all or any portion of its Part B Convertible Debenture in lieu of redemption.

For purposes of the Convertible Debentures, “VWAP” means the daily dollar volume-weighted average price for such security on the Nasdaq Global Market as reported by Bloomberg through its “Historical Prices — Px Table with Average Daily Volume” functions.

The Part A-2/Part B Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Part A-2/Part B Investor and its affiliates having beneficial ownership of more than 4.99% (or in the case of one investor, 9.99%) of the Company’s then outstanding shares of Common Stock, provided that this limitation may be waived by the applicable Part A-2/Part B Investor upon not less than 65 days’ prior notice to the Company.

The Part A-2 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-2 Warrants are currently exercisable into shares of Common Stock and expire at 5:00 p.m. Eastern Time on May 18, 2027. No portion of the Part A-2 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-2 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the Part A-2 Investor upon not less than 65 days’ prior notice to the Company.

The Part B Convertible Debentures provide that, upon the occurrence of a Trigger Event and subject to the Part B Subordination Agreement, the Company must make monthly cash payments against the principal amount then outstanding in an amount equal to $1,000,000 of the principal amount of such Part B Convertible Debenture plus accrued and unpaid interest thereon, if any, plus a redemption premium of 5% of the Trigger Payment. A “Trigger Event” occurs if the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days. The Company’s obligation to make Trigger Payments shall be reduced by an amount equal to any portion of the principal amount of such Part B Convertible Debenture, together with any accrued and unpaid interest, that, following the applicable Trigger Date, is converted into shares of Common Stock at the option of the holder. The Company’s obligation to make Trigger Payments will continue until the fifth consecutive trading day that the VWAP is greater than 110% of the Floor Price.

Certain Anti-Takeover Provisions of Delaware Law

Section 203 of the Delaware General Corporation Law

Near has not opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers the Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of an entity’s assets. However, the above provisions of Section 203 do not apply if:

•        the board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of its voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Near for a three-year period. This provision may encourage companies interested in acquiring Near to negotiate in advance with the applicable board of directors because the stockholder approval requirement would be avoided if the applicable board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the applicable board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Special Meetings of Stockholders

The Charter and Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of Near, or the Board in each case in accordance with the Bylaws.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Near’s annual proxy statement must comply with the notice periods contained therein. The Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

Near’s authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Near by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on Near’s behalf, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Near or any stockholder to Near or Near’s stockholders, (3) any action or proceeding asserting a claim against Near or any current or former director, officer or other employee of Near or any stockholder arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as each may be amended from time to time), (4) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, and (5) any action asserting a claim against Near or any director, officer or other employee of the Near or any stockholder, governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, Near would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Near or its directors, officers, or other employees, which may discourage lawsuits against Near or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the Charter to be inapplicable or unenforceable in an action, Near may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm Near’s business.

Limitation on Liability and Indemnification of Directors and Officers

The Charter provides that directors and officers will be indemnified by Near to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. The Charter provides that directors will not be personally liable for monetary damages to Near except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Near has entered into agreements with its officers and directors to provide contractual indemnification. The Bylaws permit Near to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Near has purchased directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Near against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Near’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Near and Near’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Near pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Near believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Near’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Near has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing of Common Stock and Warrants

The Common Stock and the Public Warrants are listed on Nasdaq under the symbols “NIR” and “NIRWW,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of July 28, 2023:

•        each person known by Near to be the beneficial owner of more than 5% of the Common Stock of the Company;

•        each of the Company’s current named executive officers and directors; and

•        all executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The applicable percentage ownership shown below is based on 51,743,110 shares of Common Stock issued and outstanding as of July 28, 2023.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Near Common Stock Beneficially Owned	% of Ownership
Five Percent Holders
Cecil Capital Pte. Ltd.(1)	5,079,301	9.8%
Sequoia Capital India III Ltd.(2)	5,870,849	11.3%
CMDB II(3)	5,852,099	11.3%
T Ventures Fund II GP Ltd.(4)	2,673,950	5.2%
GPC NIV Ltd(5)	9,254,968	17.9%
UM Legacy LLC(6)	6,586,660	12.7%
KludeIn Prime LLC(7)	4,000,000	7.7%
Directors and Named Executive Officers
Anil Mathews(1)	5,079,301	9.8%
Ronald Steger	—	*
Kathryn Petralia	30,000	*
Mark N. Greene	26,532	*
Mini Krishnamoorthy(7)	4,000,000	7.7%
Shobhit Shukla(8)	1,550,310	3.0%
Rahul Agarwal(9)	1,033,540	2.0%
All Directors and Executive Officers of the Company as a Group (9 persons)	11,724,965	22.7%

____________

*        Less than one percent of Common Stock outstanding.

(1)      Anil Mathews has voting and investment discretion with respect to the Common Stock held of record by Cecil Capital Pte. Ltd. (“Cecil Capital”), and may be deemed to have beneficial ownership of the Common Stock held directly by Cecil Capital. The address of the principal business office of Cecil Capital is 160 Robinson Road, #20-03 SBF Center, Singapore 068914.

(2)      Includes 18,750 shares of Common Stock issuable upon the exercise of 18,750 Part A-1 Warrants. Excludes shares of Common Stock issuable upon conversion of the Part A-1 Convertible Debentures, which cannot be converted until September 28, 2023. Sequoia Capital India Management III Ltd is the management entity and provides non-binding investment advice to Sequoia Capital India III Ltd (“Sequoia Capital India III”). Decisions with respect to voting and disposition of the Common Stock held by Sequoia Capital India III are taken by its board of directors. The address for Sequoia Capital India III is Ebene Esplanade, 24 Bank Street, CyberCity, Ebene.

(3)      J.P. Morgan Investment Management Inc. has voting and investment discretion with respect to the Common Stock held of record by CMDB II, and may be deemed to have beneficial ownership of the Common Stock held directly by CMDB II. The address of the principal business office of CMDB II is 14 Appeld Court, Hillsdale, NJ 07462.

(4)      Consists of 2,657,700 shares of Common Stock and 13,292 shares of Common Stock issuable upon the exercise of Part A-1 Warrants held of record by Telstra Ventures Fund II, L.P. (“Telstra Fund II”) and 2,958 shares of Common Stock issuable upon the exercise of Part A-1 Warrants held of record by Telstra Ventures Fund II Sidecar, L.P. (“Telstra Sidecar”). Excludes shares of Common Stock issuable upon conversion of the Part A-1 Convertible Debentures, which cannot be converted until September 28, 2023. T Ventures Fund II GP Ltd. (“T Ventures GP”) has voting and investment discretion with respect to the Common Stock and Part A-1 Warrants held of record by Telstra Fund II and Telstra Sidecar, and may be deemed to have beneficial ownership of the Common Stock and Part A-1 Warrants held directly by Telstra Fund II and Telstra Sidecar. Each of Mark Sherman and Matthew Koertge is a 50% shareholder of T Ventures GP. The business address of T Ventures GP is North Suite 2, Town Mills, Rue du Pre, St. Peter Port, Guernsey GY1 1LT, Channel Islands.

(5)      Includes 50,000 shares of Common Stock issuable upon the exercise of Part A-1 Warrants. Excludes shares of Common Stock issuable upon conversion of the Part A-1 Convertible Debentures, which cannot be converted until September 28, 2023. Greater Pacific Capital Private Investing India LP has voting and investment discretion with respect to the Common Stock held of record by GPC NIV Ltd (“GPC”), and may be deemed to have beneficial ownership of the Common Stock held directly by GPC. The business address of GPC is PO Box 309, Ugland House, George Town Grand Cayman, KY1-1104, Cayman Islands.

(6)      The power to vote or dispose of securities issued by the Company and held by UM Legacy LLC (“UML”) is shared by individual managers of the UML Board of Managers, none of whom has veto power. Under the terms of the Limited Liability Company Agreement of UML, its Board of Managers is comprised of five Managers. As of March 29, 2023, three of the five seats are filled by Tom McGovern, Tige Savage, and John H. Wyant. Of the two remaining seats, Accel X L.P., may appoint a Manager but has not elected to do so while the remaining seat shall be elected by, and may only be removed without cause by, the unanimous affirmative vote or written consent of the other managers then serving on UML’s Board of Managers. Messrs. McGovern, Savage and Wyant disclaim any beneficial ownership of the securities issued by the Company. The address of the principal business office of UML is 130 West, Union Street, Pasadena, CA 91103.

(7)      Excludes (i) 1,125,886 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures (assuming conversion at the floor price), (ii) 57,984 shares of Common Stock issuable upon exercise of Part A-1 Warrants, (iii) 1,333,334 shares of Common Stock issuable upon conversion of Part A-2 Convertible Debentures (assuming conversion at the floor price), (iv) 15,000 shares of Common Stock issuable upon exercise of the Part A-2 Warrants and (v) 5,200,000 shares of Common Stock issuable upon exercise of Private Placement Warrants, in each case because the Sponsor’s conversion or exercise of the applicable security is subject to a limitation that would prevent the Sponsor from converting or exercising the applicable security and acquiring the underlying shares within 60 days of the date hereof. The Sponsor is the record holder of the warrants and shares described in this footnote. Messrs. Narayan Ramachandran and Sriram Raghavan are the managing members of the Sponsor and may be deemed the beneficial owners of the shares and warrants held by the Sponsor. Ms. Krishnamoorthy’s spouse, Mr. Raghavan, is a managing member of the Sponsor, and as such, has shared voting and investment discretion with respect to the Common Stock and warrants held by the Sponsor. Ms. Krishnamoorthy holds a direct or indirect interest in the Sponsor and may be deemed to have shared beneficial ownership of the Common Stock and warrants held directly by the Sponsor. Each of Ms. Krishnamoorthy and Messrs. Raghavan and Ramachandran disclaims any beneficial ownership of the shares and warrants other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly. The business address of the Sponsor is 855 El Camino Real #13A-385, Palo Alto, CA 94301.

(8)      Shobhit Shukla has voting and investment discretion with respect to the 1,550,310 shares of Common Stock held of record by Godspeed Investments Pte. Ltd. (“Godspeed”), and may be deemed to have beneficial ownership of the Common Stock held directly by Godspeed. The address of the principal business office of Godspeed is 160 Robinson Road, #20-03 SBF Center, Singapore 068914.

(9)      Rahul Agarwal has voting and investment discretion with respect to the 1,033,540 shares of Common Stock held of record by Oriental Investment Advisors Pte. Ltd. (“Oriental”), and may be deemed to have beneficial ownership of the Common Stock held directly by Oriental. The address of the principal business office of Oriental is 160 Robinson Road, #20-03 SBF Center, Singapore 068914.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of (i) up to an aggregate of 56,478,668 shares of Common Stock, consisting of (A) an aggregate of 40,283,293 shares of Common Stock held by former Near Holdings equityholders; (B) an aggregate of 4,075,000 shares of Common Stock held by the Sponsor and former directors of KludeIn; (C) an aggregate of 1,268,916 shares of Common Stock held by BTIG and IBS, which shares were issued to BTIG and IBS as deferred underwriting compensation; (D) 2,522,068 shares of Common Stock held by CF&CO, which shares were issued in lieu of a cash advisory fee otherwise payable to CF&CO pursuant to the CF Engagement Letter; (E) 81,794 shares of Common Stock held by Northland, which shares were issued to Northland as compensation for capital markets advisory services; (ii) up to 2,897,733 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures, including 1,125,886 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures held by the Sponsor; (iii) up to 149,234 shares of Common Stock issuable upon exercise of Part A-1 Warrants, including 57,984 shares of Common Stock issuable upon exercise of Part A-1 Warrants held by the Sponsor; (iii) up to 5,200,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants; and (iv) up to 5,200,000 Private Placement Warrants. The selling securityholders may from time to time offer and sell any or all of the Common Stock and Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholder listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the Common Stock or Private Placement Warrants other than through a public sale.

Certain of the selling securityholders listed below entered into Lock-Up Agreements (as defined herein) with us with respect to certain of the shares of Common Stock that may be sold, from time to time, pursuant to the registration statement of which this prospectus forms part. Specifically, Near’s executive officers and certain entities (including Cecil Capital, Godspeed and Oriental) controlled by Near executive officers agreed not to, during the period commencing on the closing date of the Business Combination and ending upon the earlier to occur of (i) the one (1)-year anniversary of the closing and (ii) subsequent to the closing, (x) if the reported closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing, or (y) the date following the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Near’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Near restricted securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Near restricted securities, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of the Near restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the transferee takes the shares subject to the restrictions in the applicable Lock-Up Agreement). Further, certain other Near senior officers and significant Near stockholders (including GPC, UML, Sequoia Capital India III, CMDB II, Telstra Fund II, GB-V Growth Fund Investment Limited Partnership (“GB-V”), OurCrowd International Investment III LP (“OurCrowd”), Cisco Systems International BV (“CSIBV”) and Bino Chacko) agreed not to take any action as described in aforementioned clauses (A) to (C) with respect to any Near securities commencing from the closing of the Business Combination and ending on the earlier of (i) 180 days of the closing and (ii) the date following the closing on which Near completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Near’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (in each case, subject to certain limited permitted transfers where the transferee takes the shares subject to the restrictions in the applicable Lock-Up Agreement). On January 17, 2023, KludeIn granted waivers of the restrictions under the Lock-Up Agreements to each of GPC, UML, Sequoia Capital India III, CMDB II, Telstra Fund II, GB-V, OurCrowd, CSIBV and Bino Chacko, in each case with respect to 7.5% of the total number of shares held by each such stockholder as of the date of the waiver. Subsequently, on March 21, 2023, KludeIn granted another waiver of the restrictions under the Lock-Up Agreements to each of GB-V, Telstra Fund II, CSIBV, OurCrowd and Mr. Chacko, in each case with respect to an additional 7.5% of the total number of shares held by each such stockholder as of the date of the second waiver. See the section titled “Certain Relationships and Related Person Transactions — Related Person Transactions Involving the Selling Securityholders” in this prospectus for further details.

In addition, each of the Sponsor, Krishnan Rajagopalan, Madhavan Rangaswami and Mark Bailey is party to a letter agreement, executed in connection with KludeIn’s initial public offering, which provides that, subject to certain limited permitted transfers where the transferee takes the shares subject to the lock-up restrictions, the shares of Common Stock held by the Sponsor and Messrs. Rajagopalan, Rangaswami and Bailey are not transferable or salable until the earlier of (i) one year after the closing date of the Business Combination or (ii) subsequent to the closing date of the Business Combination, (A) if the reported closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing, or (B) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Further, the Private Placement Warrants and the shares of Common Stock underlying such Private Placement Warrants are subject to similar lock-up restrictions until 30 days after the closing date of the Business Combination.

Except as set forth in the footnotes below, the following table sets forth information known to Near as of July 28, 2023 regarding each selling securityholder’s beneficial ownership of Common Stock (including shares of Common Stock issuable upon exercise of the Part A-1 Warrants and Part A-2 Warrants and shares of Common Stock issuable upon conversion of the Convertible Debentures, assuming conversion at the applicable floor price) and Private Placement Warrants, and the shares of Common Stock (including shares of Common Stock issuable upon exercise of the Part A-1 Warrants and shares of Common Stock issuable upon conversion of the Part A-1 Convertible Debentures, assuming conversion at the applicable floor price) and Private Placement Warrants being offered by the selling securityholders. The applicable percentage ownership of Common Stock is based on 51,743,110 shares of Common Stock outstanding as of July 28, 2023. Information with respect to shares of Common Stock and Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock (including shares of Common Stock issuable upon exercise of the Part A-1 Warrants and shares of Common Stock issuable upon conversion of the Part A-1 Convertible Debentures, assuming conversion at the applicable floor price) and Private Placement Warrants offered hereby by such selling securityholders. The selling securityholders may offer and sell some, all or none of their shares of Common Stock or Private Placement Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days of July 28, 2023. In addition, for purposes of the table below, shares of Common Stock issuable upon conversion of the Part A-1 Convertible Debentures are included in the number of shares beneficially owned even though the Part A-1 Convertible Debentures cannot be converted until September 28, 2023. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Common Stock, Private Placement Warrants and shares of Common Stock issuable upon conversion of the Convertible Debentures and upon exercise of the Part A-1 Warrants and Part A-2 Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Except as described in this section and in the section titled “Certain Relationships and Related Person Transactions” in this prospectus, none of the selling securityholders have had any material relationship with us or any of our affiliates within the past three years.

Name of Selling Securityholder	Shares of Common Stock				Private Placement Warrants
	Number of Shares Prior to Offering	Number Registered for Sale Hereby	Number of Shares After Offering	Percent of Outstanding After Offering	Number Prior to Offering	Number Registered for Sale Hereby	Number After Offering	Percent of Outstanding After Offering
KludeIn Prime LLC(1)	10,383,870	10,383,870	—	—	5,200,000	5,200,000	—	—
GPC NIV Ltd(2)	10,225,842	10,225,842	—	—	—	—	—	—
UM Legacy LLC(3)	6,586,660	6,586,660	—	—	—	—	—	—
Sequoia Capital India III Ltd.(4)	6,234,927	6,234,927	—	—	—	—	—	—
CMDB II(5)	5,852,099	5,852,099	—	—	—	—	—	—
Cecil Capital Pte. Ltd.(6)	5,079,301	5,079,301	—	—	—	—	—	—
T Ventures Fund II GP Ltd.(7)	2,989,485	2,989,485	—	—	—	—	—	—
GB-V Growth Fund Investment Limited Partnership(8)	1,350,595	1,350,595	—	—	—	—	—	—
Godspeed Investments Pte Ltd(9)	1,550,310	1,550,310	—	—	—	—	—	—
Cantor Fitzgerald & Co.(10)	2,522,068	2,522,068	—	—	—	—	—	—
Oriental Investment Advisors Pte Ltd(11)	1,033,540	1,033,540	—	—	—	—	—	—
BTIG, LLC(12)	1,173,747	1,173,747	—	—	—	—	—	—
OurCrowd International Investment III LP(13)	613,117	613,117	—	—	—	—	—	—
Cisco Systems International BV(14)	471,236	471,236	—	—	—	—	—	—
The Ebinger Family Trust(15)	127,610	127,610	—	—	—	—	—	—
Northland Securities, Inc. dba Northland Capital Markets(16)	81,794	81,794
IBS Holding Corporation dba I-Bankers Securities Inc.(17)	95,169	95,169
Bino Chacko(18)	32,298	32,298	—	—	—	—	—	—
Krishnan Rajagopalan(19)	25,000	25,000	—	—	—	—	—	—
Madhavan Rangaswami(20)	25,000	25,000	—	—	—	—	—	—
Mark Bailey(21)	25,000	25,000	—	—	—	—	—	—

____________

(1)      Securities offered hereby consist of (i) 4,000,000 shares of Common Stock, (ii) up to 1,125,886 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures, (iii) up to 57,984 shares of Common Stock issuable upon exercise of Part A-1 Warrants, (iv) up to 5,200,000 shares of Common Stock issuable upon exercise of Private Placement Warrants and (v) 5,200,000 Private Placement Warrants. The reported “Number of Shares Prior to Offering” and “Number of Shares After Offering” excludes shares of Common Stock issuable upon conversion or exercise of other securities held by the Sponsor because the Sponsor’s conversion or exercise of each such security, as applicable, is subject to a limitation that would prevent the Sponsor from converting or exercising the applicable security and acquiring the underlying shares within 60 days of the date hereof. Messrs. Narayan Ramachandran and Sriram Raghavan are the managing members of the Sponsor and may be deemed the beneficial owners of the shares and warrants held by the Sponsor. Ms. Krishnamoorthy’s spouse, Mr. Raghavan, is a managing member of the Sponsor, and as such, has shared voting and investment discretion with respect to the shares of Common Stock, the Private Placement Warrants and the Part A-1 Warrants held by the Sponsor. Ms. Krishnamoorthy holds a direct or indirect interest in the Sponsor and may be deemed to have shared beneficial ownership of the Common Stock, the Private Placement Warrants and the Part A-1 Warrants held directly by the Sponsor. Each of Ms. Krishnamoorthy and Messrs. Raghavan and Ramachandran disclaims any beneficial ownership of the shares of Common Stock, the Private Placement Warrants and the Part A-1 Warrants other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

(2)      Shares offered hereby consist of (i) 9,204,968 shares of Common Stock, (ii) up to 970,874 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures and (iii) up to 50,000 shares of Common Stock issuable upon exercise of Part A-1 Warrants. Greater Pacific Capital Private Investing India LP has voting and investment discretion with respect to the Common Stock held of record by GPC, and may be deemed to have beneficial ownership of the Common Stock held directly by GPC.

(3)      Shares offered hereby consist of 6,586,660 shares of Common Stock. The power to vote or dispose of securities issued by the Company and held by UML is shared by individual managers of the UML Board of Managers, none of whom has veto power. Under the terms of the Limited Liability Company Agreement of UML, its Board of Managers is comprised of five Managers. As of March 29, 2023, three of the five seats are filled by Tom McGovern, Tige Savage, and John H. Wyant. Of the two remaining seats, Accel X L.P., may appoint a Manager but has not elected to do so, while the remaining seat shall be elected by, and may only be removed without cause by, the unanimous affirmative vote or written consent of the other managers then serving on UML’s Board of Managers. Messrs. McGovern, Savage and Wyant disclaim any beneficial ownership of the securities issued by Near.

(4)      Shares offered hereby consist of (i) 5,852,099 shares of Common Stock, (ii) up to 364,078 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures and (iii) up to 18,750 shares of Common Stock issuable upon exercise of Part A-1 Warrants. Decisions with respect to voting and disposition of the Common Stock held by Sequoia Capital India III are taken by its board of directors.

(5)      Shares offered hereby consist of 5,852,099 shares of Common Stock. J.P. Morgan Investment Management Inc. has voting and investment discretion with respect to the Common Stock held of record by CMDB II, and may be deemed to have beneficial ownership of the Common Stock held directly by CMDB II.

(6)      Shares offered hereby consist of 5,079,301 shares of Common Stock. Anil Mathews has voting and investment discretion with respect to the shares of Common Stock held of record by Cecil Capital, and may be deemed to have beneficial ownership of the Common Stock held directly by Cecil Capital.

(7)      Shares offered hereby consist of (i) 2,657,700 shares of Common Stock held of record by Telstra Fund II, (ii) up to 258,092 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures held of record by Telstra Fund II, (iii) up to 13,292 shares of Common Stock issuable upon exercise of Part A-1 Warrants held of record by Telstra Fund II, (iv) up to 57,443 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures held of record by Telstra Sidecar, and (v) up to 2,958 shares of Common Stock issuable upon exercise of Part A-1 Warrants held of record by Telstra Sidecar. T Ventures GP has voting and investment discretion with respect to the Common Stock and Part A-1 Warrants held of record by Telstra Fund II and Telstra Sidecar, and may be deemed to have beneficial ownership of the Common Stock and Part A-1 Warrants held directly by Telstra Fund II and Telstra Sidecar. Each of Mark Sherman and Matthew Koertge is a 50% shareholder of T Ventures GP.

(8)      Shares offered hereby consist of 1,350,595 shares of Common Stock. Global Brain Corporation is the general partner of GB-V and has voting and investment discretion with respect to the shares of Common Stock held by GB-V. Mr. Yasuhiko Yurimoto is the President and Chief Executive Officer of Global Brain Corporation.

(9)      Shares offered hereby consist of 1,550,310 shares of Common Stock. Shobhit Shukla has voting and investment discretion with respect to the shares of Common Stock held of record by Godspeed, and may be deemed to have beneficial ownership of the Common Stock held directly by Godspeed.

(10)    Shares offered hereby consist of 2,522,068 shares of Common Stock received in lieu of a cash advisory fee otherwise payable to CF&CO pursuant to the CF Engagement Letter. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor Fitzgerald, L.P. (“CFLP”) and directly or indirectly controls the managing general partner of CF&CO. Howard Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. As such, each of CFLP, CFGM and Mr. Lutnick may be needed to have beneficial ownership of the securities directly held by CF&CO. CF&CO is a registered broker-dealer. In addition, CFPI, an affiliate of CF&CO, is party to that certain Common Stock Purchase Agreement and CF Registration Rights Agreement, dated May 18, 2022, pursuant to which the Company is entitled to put up to $100 million dollars of its Common Stock to CFPI pursuant to the terms and conditions of the Common Stock Purchase Agreement.

(11)    Shares offered hereby consist of 1,033,540 shares of Common Stock. Rahul Agarwal has voting and investment discretion with respect to the shares of Common Stock held of record by Oriental, and may be deemed to have beneficial ownership of the Common Stock held directly by Oriental.

(12)    Shares offered hereby consist of 1,173,747 shares of Common Stock received as compensation for investment banking services to the Company. BTIG is controlled by Scott Kovalik, the CEO of BTIG, and Steven Starker, a Managing Director of BTIG. Messrs. Kovalik and Starker share voting and investment power over the securities BTIG beneficially owns. BTIG is a registered broker-dealer.

(13)    Shares offered hereby consist of 613,117 shares of Common Stock. OurCrowd General Partner Limited is the ultimate controlling general partner of OurCrowd and has the power to direct OurCrowd to vote and dispose of the shares by decision of its CEO and Director, Mr. Jonathan Medved, who has 80% voting rights.

(14)    Shares offered hereby consist of 471,236 shares of Common Stock. Cisco Systems, Inc., as the ultimate parent of CSIBV, shares the right to vote and dispose of the securities held by CSIBV.

(15)    Shares offered hereby consist of (i) 121,360 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures and (ii) 6,250 shares of Common Stock issuable upon exercise of Part A-1 Warrants. Jonathan Ebinger and Mary Louise Fellin Ebinger are co-trustees of The Ebinger Family Trust and share voting and investment discretion with respect to the shares of Common Stock held by The Ebinger Family Trust.

(16)    Shares offered hereby consist of 81,794 shares of Common Stock received as compensation for capital markets advisory services. Randy Nitzsche is the Chief Executive Officer of Northland and may be deemed to have voting and dispositive power over the shares held by this entity. Northland Securities, Inc. is a registered broker-dealer.

(17)    Shares offered hereby consist of 95,169 shares of Common Stock received as compensation for investment banking services to the Company. James McCrory and Shelley Leonard are the controlling persons of IBS and may be deemed to have a discretionary voting and investment authority with respect to the shares of Common Stock held by IBS. IBS is a registered broker-dealer.

(18)    Shares offered hereby consist of 32,298 shares of Common Stock held directly by Mr. Chacko.

(19)    Shares offered hereby consist of 25,000 shares of Common Stock held directly by Mr. Rajagopalan.

(20)    Shares offered hereby consist of 25,000 shares of Common Stock held directly by Mr. Rangaswami.

(21)    Shares offered hereby consist of 25,000 shares of Common Stock held directly by Mr. Bailey.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

For purposes of this section, references to “Near” mean Near Holdings prior to the consummation of the Business Combination and Near after the consummation of the Business Combination. As discussed elsewhere in this prospectus, Ms. Krishnamoorthy’s spouse, Mr. Raghavan, is a managing member of the Sponsor and Ms. Krishnamoorthy is a member of the Sponsor. As a result, Ms. Krishnamoorthy may be deemed to have an indirect interest in the transactions involving the Sponsor that are described below.

Related Person Transactions Involving the Selling Securityholders

Convertible Debenture Financings and Related Agreements

As discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments,” on March 31, 2023, Near issued Part A-1 Convertible Debentures in an aggregate principal amount of $5,969,325 and Part A-1 Warrants to purchase an aggregate of 149,234 shares of Common Stock. The Part A-1 Investors included GPC ($2,000,000 principal amount of Part A-1 Convertible Debentures and 50,000 Part A-1 Warrants), Sequoia Capital India III ($750,000 principal amount of Part A-1 Convertible Debentures and 18,750 Part A-1 Warrants), Telstra Fund II and Telstra Sidecar ($650,000 aggregate principal amount of Part A-1 Convertible Debentures and 16,250 Part A-1 Warrants), the Ebinger Family Trust, ($250,000 principal amount of Part A-1 Convertible Debentures and 6,250 Part A-1 Warrants) and the Sponsor ($2,319,325 principal amount of Part A-1 Convertible Debentures and 57,984 Part A-1 Warrants).

On May 18, 2023, Near issued Part A-2 Convertible Debentures in an aggregate principal amount of $2,500,000 and issued Part A-2 Warrants to purchase an aggregate of 62,500 shares of Common Stock, of which the Sponsor purchased $600,000 principal amount of Part A-2 Convertible Debentures and 15,000 Part A-2 Warrants.

The Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Part A-2 Investor and its affiliates having beneficial ownership of more than 4.99% of the Company’s then outstanding shares of Common Stock, provided that this limitation may be waived by the applicable Part A-2 Investor upon not less than 65 days’ prior notice to the Company.

In connection with the entry into the Part A-1 Securities Purchase Agreement and the issuance of the Part A-1 Convertible Debentures and Part A-1 Warrants, we and each of the Part A-1 Investors (including the Sponsor) entered into the Part A-1 Registration Rights Agreement pursuant to which we are required to file a registration statement registering the resale by the Part A-1 Investors of the Part A-1 Conversion Shares and Part A-1 Warrant Shares under the Securities Act. Pursuant to the Part A-1 Registration Rights Agreement, we are required to meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of the registration statement. We filed such registration statement on May 10, 2023.

In connection with the entry into the Part A-2 Securities Purchase Agreement and the issuance of the Part A-2 Convertible Debentures and the Part A-2 Warrants, the Company and each of the Part A-2 Investors entered into the Part A-2 Registration Rights Agreements pursuant to which we are required to file registration statements registering the resale by the Part A-2 Investors of the shares issuable upon conversion of the Part A-2 Convertible Debentures, and the shares issuable upon exercise of the Part A-2 Warrants under the Securities Act. Pursuant to the Part A-2 Registration Rights Agreement, we are required to meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of registration statement. We are required to file a registration statement related to the shares issuable upon conversion of the Part A-2 Convertible Debentures and upon exercise of the Part A-2 Warrants no later than thirty (30) days following May 18, 2023. We filed such registration statement on May 31, 2023.

Stockholder Guaranty

In connection with Yorkville’s investment in the Part B Convertible Debentures, entities affiliated with certain officers of the Company entered into the Stockholder Guaranty in favor of Yorkville. Pursuant to the Stockholder Guaranty, upon failure of the Company to make any Trigger Payment under Yorkville’s Part B Convertible Debenture when due, including in the event the Company is unable to make a Trigger Payment as a result of the Part B Subordination

Agreement, the Stockholder Guarantors will be obligated to make such Trigger Payment to Yorkville. Upon receipt of a Trigger Payment from any Stockholder Guarantor, Yorkville will transfer to such Stockholder Guarantor a portion of the Part B Convertible Debenture in an amount equal to the Trigger Payment received, less the redemption premium. As a result, each Stockholder Guarantor could become a holder of Part B Convertible Debentures. Each Stockholder Guarantor also agreed to certain lock-up provisions during the term of the Stockholder Guaranty.

Sponsor and KludeIn Insider Lock-Up Agreement

In connection with the initial public offering, the Sponsor and its director nominees entered into a letter agreement pursuant to which, among other things, the Sponsor and such director nominees agreed, subject to certain limited exceptions, not to transfer, assign or sell their shares of Common Stock until the earlier of (i) one year after the closing date of the Business Combination or (ii) subsequent to the closing date of the Business Combination, (A) if the reported closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing, or (B) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Further, the Sponsor agreed not to transfer, assign or sell the Private Placement Warrants and the shares of Common Stock underlying such Private Placement Warrants until 30 days after the closing date of the Business Combination.

Other Transactions Involving the Sponsor

On January 21, 2022, KludeIn issued a convertible promissory note in the principal amount of up to $1,500,000 to the Sponsor (the “Sponsor January Promissory Note”) for working capital expenses. The Sponsor January Promissory Note is non-interest bearing and was payable upon the consummation of a Business Combination or may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the lender’s discretion.

On July 7, 2022, KludeIn issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $2,060,070 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide KludeIn with equal installments of the Extension Funds, or $343,345, to be deposited into the trust account for each month in which the date by which KludeIn must consummate its initial business combination was extended, from July 11, 2022 until January 11, 2023. Subsequently, Near Holdings committed to loan certain of the Extension Funds to KludeIn, and KludeIn issued a promissory note (the “Near Extension Note”), dated as of November 18, 2022, in the aggregate principal amount of up to $686,690, to Near Holdings. The Near Extension Note related to the final two payments of the Extension Funds of $343,345 each. Prior to consummation of the Business Combination, an aggregate of $2,060,070 was drawn down on the Extension Note and the Near Extension Note and deposited into the trust account to cover the six months of the extension.

As a result of the Business Combination, the amount payable under the Near Extension Note was offset against the existing receivable on Legacy Near’s balance sheet, resulting in the elimination of the intercompany transaction. Near intends to repay the amounts due to the Sponsor under the Sponsor January Promissory Note and the Extension Note by the end of 2023.

Except as otherwise disclosed in this prospectus, no compensation of any kind, including finder’s and consulting fees, was or will be paid by KludeIn to the Sponsor, KludeIn’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for out-of-pocket expenses incurred in connection with activities on KludeIn’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. KludeIn’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or KludeIn or its affiliates.

Certain Agreements Related to the Business Combination

In connection with the Business Combination, certain agreements were entered into pursuant to the Merger Agreement by KludeIn. References below are qualified in their entirety by reference to the full text of such agreements copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. These agreements include:

•        Legacy Near Stockholder and Insider Lock-Up Agreements.    Simultaneously with the execution and delivery of the Merger Agreement, KludeIn entered into lock-up agreements with (i) the N Sing shareholders (who became Near stockholders after the Reorganization) (the “Shareholder Lock-Up Agreements”) and (ii) certain Near executive and senior officers and certain N Sing shareholders that are controlled by Near executive officers (the “Insider Lock-Up Agreements” and collectively with the Shareholder Lock-Up Agreements, the “Lock-Up Agreements”). Pursuant to the Insider Lock-Up Agreements, Near’s executive officers and certain N Sing shareholders (including Cecil Capital, Godspeed and Oriental) that are controlled by Near executive officers, who collectively held approximately 26.7% of Near Holdings’ outstanding equity, agreed not to, during the period commencing on the closing date of the Business Combination and ending upon the earlier to occur of (i) the one (1)-year anniversary of the closing and (ii) subsequent to the closing, (x) if the reported closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing, or (y) the date following the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Company restricted securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Company restricted securities, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of the Company restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the transferee takes the shares subject to the restrictions in the Insider Lock-Up Agreement). Pursuant to the Shareholder Lock-Up Agreements, certain other Near senior officers and significant Near stockholders (including GPC, UML, Sequoia Capital India III, CMDB II, Telstra Fund II, GB-V, OurCrowd, CSIBV and Bino Chacko), who collectively held approximately 64.9% of Near Holdings’ outstanding equity, in the aggregate, agreed not to take any action as described in aforementioned clauses (A) to (C) with respect to any Company securities commencing from the closing of the Business Combination and ending on the earlier of (i) 180 days of the closing and (ii) the date following the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (in each case, subject to certain limited permitted transfers where the transferee takes the shares subject to the restrictions in the Shareholder Lock-Up Agreement). As described below, on January 17, 2023 and March 21, 2023, KludeIn granted waivers of the restrictions under the Shareholder Lock-Up Agreements with respect to a limited number of shares held by GPC, UML, Sequoia Capital India III, CMDB II, Telstra Fund II, GB-V, OurCrowd, CSIBV and Bino Chacko, among others.

•        Sponsor and KludeIn Insider Lock-Up Agreement. See “— Sponsor and KludeIn Insider Lock-Up Agreement” above.

•        Waivers of Certain Lock-Up Restrictions.    On January 17, 2023, KludeIn determined to offer a waiver of the restrictions under the Lock-Up Agreements to certain stockholders solely with respect to certain securities of Near Holdings held by such stockholders (“Initial Released Securities”), such that the restrictions under the Lock-Up Agreements with such holders would no longer apply to such Initial Released Securities. The Initial Released Securities consisted of 7.5% of the total number of shares of capital stock of Near Holdings held by such stockholders as of the date of such waiver, equal to an aggregate of 23,453 shares of Near Holdings (which converted into an aggregate of 2,524,951 shares of Common Stock at the closing, pursuant to the terms of the Merger Agreement). Subsequently, on March 21, 2023, KludeIn granted a waiver of the restrictions under the Lock-Up Agreements with respect to certain additional shares of Near Holdings (the “Secondary Released Securities” and, together with the Initial Released Securities, the “Released Securities”). The Secondary Released Securities consisted of 7.5% of the total number of shares of capital stock of Near Holdings held by such stockholders as of the date of such waiver, equal to an aggregate of 3,750 shares of Near Holdings (which were converted into 403,725 shares of Common Stock at the closing, pursuant to the terms of the Merger Agreement). KludeIn determined to release the Released Securities from the lock-up restrictions in order to assist KludeIn with satisfying Nasdaq listing requirements as of the closing. The holders of Released Securities included

Sequoia Capital India III, CMDB II, Telstra Fund II, GPC and UML, each of which beneficially owns more than five percent of the Common Stock and is a selling securityholder hereunder, as well as GB-V, OurCrowd, CSIBV and Mr. Chacko, each of which is a selling securityholder hereunder. Except for the Released Securities, all other restricted securities held by such stockholders remain fully subject to the applicable Lock-Up Agreements in all respects, and the Lock-Up Agreements remain unchanged and in full force and effect other than such releases.

•        Near Stockholder Voting and Support Agreement.    Simultaneously with the execution and delivery of the Merger Agreement, KludeIn and Near entered into Voting and Support Agreements (collectively, the “Near Stockholder Support Agreements”) with (i) Near Pte. Ltd., a Singapore corporation (“N Sing”), as the sole Near stockholder before the completion of the Reorganization, and (ii) certain N Sing shareholders, who became the Near stockholders upon the completion of the Reorganization, holding shares of Near capital stock sufficient to approve the Business Combination (“Near Support Stockholders”). Under the Near Stockholder Support Agreements, each Near Support Stockholder agreed to vote all of such stockholder’s securities of Near in favor of the Merger Agreement and the other matters to be submitted to Near stockholders for approval in connection with the Business Combination and each such Near Support Stockholder agreed to take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination, in each case in the manner and subject to the conditions set forth in the Near Stockholder Support Agreements, and to provide a proxy to KludeIn to vote such Near securities accordingly. The Near Stockholder Support Agreements prevented transfers of Near securities held by such Near Support Stockholders between the date of the Near Stockholder Support Agreements and the date of the completion of the Reorganization or the date of the completion of the Reorganization and closing date of the Business Combination, as applicable, except for certain permitted transfers where the transferee also agreed to comply with the Near Stockholder Support Agreements.

•        Sponsor Support Agreement.    Simultaneously with the execution and delivery of the Merger Agreement, KludeIn and Near entered into a Sponsor Voting and Support Agreement (as amended, the “Sponsor Support Agreement”) with the Sponsor. Under the Sponsor Support Agreement, the Sponsor agreed to vote all of the Sponsor’s securities of KludeIn in favor of the Merger Agreement and the other matters to be submitted to KludeIn stockholders for approval in connection with the Business Combination and the Sponsor agreed to take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination, in each case in the manner and subject to the conditions set forth in the Sponsor Support Agreement, and to provide a proxy to Near to vote such KludeIn shares accordingly. The Sponsor also agreed to waive its anti-dilution rights with respect to the KludeIn Class B Shares held by the Sponsor and redemption right with respect to its KludeIn securities. The Sponsor Support Agreement prevented transfers of KludeIn securities held by the Sponsor thereto between the date of the Sponsor Support Agreement and the closing date of the Business Combination, except for certain permitted transfers where the transferee also agreed to comply with the Sponsor Support Agreement. On December 23, 2022, in connection with Merger Agreement Amendment No. 2, the Sponsor Support Agreement was amended. Pursuant to such amendment, the Sponsor agreed that, upon and subject to the closing of the Business Combination, the Sponsor would forfeit for no consideration, 237,500 Founder Shares owned by the Sponsor.

•        Non-Competition Agreements.    Simultaneously with the execution and delivery of the Merger Agreement, each of Messrs. Mathews, Shukla, Agarwal, Ms. Kong and other members of the Near senior leadership team entered into a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreements”) in favor of Near and KludeIn and their direct and indirect subsidiaries through the closing of the Business Combination. Under the Non-Competition Agreements, the signatory thereto agreed not to compete with KludeIn, Near and their respective affiliates during the two-year period following the closing and, during such two-year restricted period, not to solicit employees or customers of such entities. The Non-Competition Agreements also contain customary confidentiality and non-disparagement provisions.

•        A&R Registration Rights Agreement.    On the closing date of the Business Combination, Near, the Sponsor, and certain persons and entities holding securities of Near prior to the consummation of the Business Combination (collectively, together with the Sponsor, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, Near agreed that, within 30 days after the closing date, Near will file with the SEC (at Near’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and Near will use its reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but in no event later than 60 days after such filing (or 90 days if the SEC notifies Near that it will review the Resale Registration Statement). In certain circumstances, each of the Registration Rights Holders can demand up to two underwritten offerings and will be entitled to piggyback registration rights, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement.

Agreements with CF&CO

Pursuant to the CF Engagement Letter, KludeIn engaged CF&CO as a financial advisor in connection with the Business Combination and agreed to pay a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions. Further, in connection with the execution of the Common Stock Purchase Agreement, as amended by the CF Fee Agreement as discussed below, CFPI would be entitled to a commitment fee of $2,000,000, no later than May 31, 2023, in consideration for CFPI’s irrevocable commitment to purchase the shares of Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement.

On March 22, 2023, KludeIn entered into the CF Fee Agreement with CF&CO and CFPI, which amended certain provisions of the CF Engagement Letter, the Common Stock Purchase Agreement and the CF Registration Rights Agreement. Pursuant to the CF Fee Agreement, among other things, the parties agreed that, notwithstanding any term or provision of the CF Engagement Letter, CF&CO would receive, in lieu of the cash advisory fee otherwise payable to it pursuant to the CF Engagement Letter, a number of shares (the “Advisory Fee Shares”) of Common Stock equal to the greater of (i) 600,000 shares of Common Stock and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Advisory Fee Shares, provided that clause (y) will in no event be less than $2.06. In addition, under the CF Fee Agreement, we must pay CFPI, in lieu of the commitment fee otherwise payable to CFPI in Commitment Shares (as defined in the Common Stock Purchase Agreement) pursuant to the Common Stock Purchase Agreement, a non-refundable cash fee equal to $2,000,000, payable on or prior to May 31, 2023.

On May 9, 2023, in accordance with the CF Fee Agreement, the Company issued 2,522,068 Advisory Fee Shares to CF&CO. We are required to file a registration statement registering such shares and meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of the registration statement. We filed such registration statement on May 10, 2023, and this amendment to the registration statement of which this prospectus forms a part is intended to satisfy such obligations.

For a period of 24 months after the date of the CF Fee Agreement, CF&CO will have the right, but not the obligation, to act as (i) a managing underwriter or placement agent for any financing by or on behalf of the Company involving the primary or secondary offering or sale of public equity securities of the Company (but, for the avoidance of doubt, not including any debt securities, including, without limitation, convertible debt securities, offered or sold by or on behalf of the Company), and to receive at least 50% of the aggregate gross spread or fees from any such financing, and (ii) a financial advisor to the Company, in the event of any potential acquisition, disposition or other extraordinary corporate transaction involving the Company, or any of its assets, securities or businesses, whether by way of purchase or sale of securities or assets, merger, consolidation, reorganization or otherwise, and to receive at least 50% of the aggregate fees and other economics paid to financial advisors in such transaction, in each case, on terms and conditions customary for global investment banks (and agreed by CF&CO and the Company, acting in good faith) for similar transactions, which terms and conditions will be embodied in one or more separate written agreements.

BTIG Letter Agreement

On March 22, 2023, KludeIn and BTIG entered into the BTIG Letter Agreement amending certain terms of the Underwriting Agreement. Pursuant to the BTIG Letter Agreement, among other things, the parties agreed that, notwithstanding Section 1.3 or any other term or provision of the Underwriting Agreement, BTIG would receive, in lieu of the cash Deferred Underwriting Commission (as defined in the Underwriting Agreement) payable to it pursuant to the Underwriting Agreement, Deferred Compensation Shares of Common Stock equal to the greater of (i) 301,875 shares of Common Stock and (ii) the quotient obtained by dividing (x) $3,018,750 by (y) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Deferred Compensation Shares, provided that clause (y) will in no event be less than $2.06. Pursuant to Section 3.15 of the Underwriting Agreement, KludeIn’s management determined to allocate 50% of the Deferred Underwriting Commission under the Underwriting Agreement to CF&CO (or its affiliates) for serving as a financial advisor that assisted KludeIn in consummating the Business Combination. CF&CO subsequently waived its right to any Deferred Underwriting Commission.

On May 9, 2023, the Company issued 1,173,747 Deferred Compensation Shares to BTIG and 95,169 Deferred Compensation Shares to IBS. We are required to register such shares and meet certain obligations with respect to, among other things, the timeliness of the filing and effectiveness of the registration statement. We filed such registration statement on May 10, 2023, and this amendment to the registration statement of which this prospectus forms a part is intended to satisfy such obligations.

Northland Fee Agreement

On March 13, 2023, Near Holdings engaged Northland as a capital markets advisor in connection with the Business Combination. In connection with that engagement, Near Holdings and Northland entered into a letter agreement (the “Northland Fee Agreement”) in which, among other things, the parties agreed that Northland would receive an aggregate fee of $600,000 payable in (i) shares of Common Stock in an amount equal to $325,000, to be calculated using the VWAP of the Common Stock over the five trading days immediately preceding the 30th day following the closing of the Business Combination and (ii) a cash payment in the amount of $275,000, payable upon the first anniversary of the closing of the Business Combination. On May 9, 2023, the Company issued 81,794 shares of Common Stock to Northland. We are required to register such shares by filing a registration statement related to the issued shares. We filed such registration statement on May 10, 2023.

Near Shareholders’ Agreement

On April 19, 2022, Near, N Sing, the existing shareholders of N Sing, including CMDB II, Sequoia Capital India III, Telstra Fund II, GPC, and UML (each of which beneficially owns more than five percent of the Common Stock and is a selling securityholder hereunder), as well as GB-V, OurCrowd, CSIBV and Mr. Chacko (each of which is a selling securityholder hereunder), Anil Mathews and Shobhit Shukla entered into the second restated and amended shareholders’ agreement (the “Near Shareholders’ Agreement”). Pursuant to the Near Shareholders’ Agreement, immediately following the Reorganization, the N Sing shareholders had substantially the same rights and obligations as those prescribed under the restated and amended shareholders’ agreement dated May 9, 2019 in respect of N Sing, including but not limited to: (i) the director appointment right of Anil Mathews, Shobhit Shukla, CMDB II, Sequoia Capital India III, Telstra Fund II and GPC; (ii) the preemptive right of the Near stockholders with respect to any issuance of new shares of common stock by Near; (iii) the non-compete undertakings by Anil Mathews and Shobhit Shukla commencing on the effective date of the Near Shareholders’ Agreement until one (1) year after the later of each of Anil Mathews and Shobhit Shukla ceasing to be employed by or served as directors of Near or any of its subsidiary or each of Anil Mathews and Shobhit Shukla ceasing to hold any shares in Near; (iv) the change of control tag-along right of each of CMDB II, Sequoia Capital India III, GB-V, Telstra Fund II, CSIBV, GPC, OurCrowd and UML with respect to any merger of or sale of all or substantially all of the outstanding shares or assets of Near by Near, Anil Mathews and Shobhit Shukla; (v) the right of first refusal and the tag-along right of each of CMDB II, Sequoia Capital India III, GB-V, Telstra Fund II, CSIBV, GPC, OurCrowd and UML with respect to any transfer of shares of Near by Anil Mathews or Shobhit Shukla; and (vi) customary information rights and inspection rights. The Near Shareholders’ Agreement would be terminated automatically with respect to any Near stockholder upon such stockholder and its affiliates ceasing to hold any shares of Near or will be terminated at a Near investor stockholder’s discretion with respect to such investor stockholder if there is a material breach by Near of its obligations under the Near Shareholders’ Agreement or a material breach of the employment agreements or fraud or law violations involving moral turpitude by Anil Mathews and Shobhit Shukla. The Near Shareholders’ Agreement terminated upon consummation of the Business Combination.

Legacy Near Related Person Transactions

Contribution Documents and Reorganization

On April 19, 2022, Near and N Sing entered into the contribution agreement, by and between Near and N Sing, and related agreements, deeds, instruments or other documents, pursuant to which N Sing contributed the assets specified therein to Near in exchange for all of the capital stock of Near (the “Contribution”). On June 13, 2022, N Sing distributed the capital stock of Near received by it in the Contribution to all of the shareholders of N Sing, thereby ensuring that all of the shareholders of N Sing became the sole stockholders of Near and the capital stock and ownership structure of Near reflected the share capital and ownership structure of N Sing on a 1,000:1 basis as provided in the Contribution documents at the time of such distribution.

Certain Agreements Related to the Business Combination

In connection with the Business Combination, certain agreements were entered into pursuant to the Merger Agreement by Near and its related persons. References below are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

•        Near Stockholder Voting and Support Agreement (see “Related Person Transactions Involving the Selling Securityholders— Certain Agreements Related to the Business Combination — Near Stockholder Voting and Support Agreement” above).

•        Lock-Up Agreements (see “Related Person Transactions Involving the Selling Securityholders — Certain Agreements Related to the Business Combination — Legacy Near Stockholder and Insider Lock-Up Agreements” above).

•        Non-Competition Agreements (see “Related Person Transactions Involving the Selling Securityholders — Certain Agreements Related to the Business Combination — Non-Competition Agreements” above).

•        A&R Registration Rights Agreement (see “Related Person Transactions Involving the Selling Securityholders — Certain Agreements Related to the Business Combination — A&R Registration Rights Agreement” above).

Other Transactions

Indemnification Agreements

In connection with the Business Combination, on the closing date, Near entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by Near of certain expenses and costs relating to claims, suits, or proceedings arising from service to Near or, at its request, service to other entities to the fullest extent permitted by applicable law.

Compensation Matters

We have entered into employment agreements with certain of our executive officers. For a description of agreements with our named executive officers, see the section titled “Executive Compensation — Executive Compensation Arrangements” included elsewhere in this prospectus.

We have granted equity awards to certain of our executive officers. For a description of equity awards granted to our named executive officers, see the section titled “Executive Compensation” included elsewhere in this prospectus.

Former KludeIn Office Space

Prior to the closing of the Business Combination, KludeIn utilized office space at 1096 Keeler Avenue, Berkeley CA 94708. KludeIn’s executive offices were provided to KludeIn by an affiliate of Arjun Divecha, KludeIn’s Special Advisor, at no charge.

Related Person Transactions Policies

KludeIn Related Person Transactions Policy

The audit committee of the KludeIn board of directors adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” was any consummated or proposed transaction or series of transactions: (i) in which KludeIn was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy included: (i) KludeIn’s directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of KludeIn’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, KludeIn’s audit committee considered (i) the relevant facts and circumstances of each related party transaction, including if the transaction was on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravened KludeIn’s code of ethics or other policies, (iv) whether the audit committee believed the relationship underlying the transaction to be in the best interests of KludeIn and its stockholders and (v) the effect that the transaction may have had on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management was to present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, KludeIn could consummate related party transactions only if KludeIn’s audit committee approved or ratified the transaction in accordance with the guidelines set forth in the policy. The policy did not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she was the related party.

Related Person Transactions Policy Following the Business Combination

The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Party” is:

(i)     an “executive officer” of the Company (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, and Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended);

(ii)    a director of the Company or a nominee for director of the Company;

(iii)   a person (including any entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% stockholder”);

(iv)   an individual who is an Immediate Family Member of an executive officer, director, nominee for director or 5% stockholder of the Company;

(v)    a person that meets the definition set forth in (i), (ii) or (iii) above at any time during the fiscal year in which a transaction that would otherwise be subject to the policy occurs, even if such person has ceased to have such status during such fiscal year; or

(vi)   an entity that is owned or controlled by a person listed in (i), (ii), (iii), (iv) or (v) above or in which any such person serves as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii), (iv) and (v) above, owns 10% or more of the equity interests thereof.

An “Immediate Family Member” of a specified person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of that specified person, and anyone who shares such person’s home.

A “Related Party Transaction” is a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party and in which the Company is a participant, other than:

(i)     a transaction involving compensation of directors;

(ii)    a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or a special supplemental benefit for an executive officer;

(iii)   a transaction available to all employees generally or to all salaried employees generally;

(iv)   a transaction with a Related Party involving less than $120,000;

(v)    a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis;

(vi)   reimbursement of business expenses incurred by a director or officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

(vii)  a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; or

(viii) a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

The audit committee is to review and approve Related Party Transactions and any material amendments to such Related Party Transactions. Any uncertainty regarding whether a transaction should be reviewed by the audit committee as a potential Related Party Transaction should be referred to the Company’s General Counsel. If the General Counsel determines that the potential transaction may be a Related Party Transaction, the General Counsel shall present it to the audit committee for review. No member of the audit committee shall participate in the review of any Related Party Transaction or any material amendment thereto with respect to which such member is a Related Party. In reviewing and approving any Related Party Transaction or any material amendment thereto, the audit committee shall:

•        satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed Related Party Transaction or the proposed material amendment to such transaction; and

•        determine that the Related Party Transaction or material amendment thereto is fair to the Company.

In the event any Related Party Transaction or any material amendment to such transaction is not reported to the audit committee or reviewed pursuant to the procedures described above prior to the Company entering into such Related Party Transaction, the transaction will be submitted to the audit committee and the audit committee shall consider all of the relevant facts and circumstances of the Related Party Transaction and the Related Party’s relationship and interest in the transaction. Based on the conclusions reached, the audit committee shall evaluate all options, including, but not limited to ratification, amendment or termination of the Related Party Transaction.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF
COMMON STOCK AND WARRANTS

The following discussion is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our Common Stock and warrants, which we collectively refer to as our “securities,” but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Common Stock or warrants.

This discussion is limited to holders of our Common Stock or warrants as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding our securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers, or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our securities under the constructive sale provisions of the Code;

•        persons who hold or receive our securities pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of an owner in such an entity will depend on the status of the owner, the activities of such entity, and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our securities and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Common Stock or warrants that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions.    If we make distributions of cash or property on our Common Stock, the gross amount of distributions made with respect to the Common Stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates, and a portion of such dividends (either 50%, 65% or 100%, depending upon the corporate U.S. Holder’s ownership of the Company) will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. Distributions in excess of our current or accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Stock, as described under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants” below.

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants.    Upon a sale or other taxable disposition of our Common Stock or warrants, a U.S. Holder generally will recognize capital gain or loss. Generally, the amount of such gain or loss is equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock or warrant generally will equal the U.S. Holder’s adjusted cost less, in the case of a share of Common Stock, any prior distributions treated as a return of capital. In the case of any shares of Common Stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of Common Stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Common Stock or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Lapse, or Redemption of a Warrant.    Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. A U.S. Holder’s tax basis in a share of our Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price. The U.S. Holder’s holding period for the share of Common Stock received upon exercise of the warrant generally will commence on the date of exercise of the warrant or the date following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. Such loss will be long-term capital loss if the U.S. Holder has held the warrant for more than one year as of the date the warrant lapses. The deductibility of capital losses is subject to certain limitations.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the share of Common Stock received would equal the holder’s basis in the warrants used to effect the cashless exercise. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Common Stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the warrant). If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the warrants deemed exercised and the exercise price of such warrants. A U.S. Holder’s holding period for the Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions.    The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this registration statement captioned “Description of Capital Stock — Redeemable Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock. Such constructive distribution to a U.S. Holder of warrants would be treated as if such U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “— Taxation of Distributions”). Such constructive distributions would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its warrants should be increased to the extent of any constructive distribution treated as a dividend. For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding.    Distributions with respect to the Common Stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock or warrants that is for U.S. federal income tax purposes:

•        a non-resident alien individual;

•        a foreign corporation; or

•        a foreign estate or trust.

Taxation of Distributions.    If we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of Common Stock and Warrants.    A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock or warrants (including an expiration of warrants) unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Common Stock and warrants constitute U.S. real property interests (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock and warrants by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock and warrants are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise, Lapse, or Redemption of a Warrant.    The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a warrant held by a Non-U.S. Holder will generally correspond to the characterization described under “— U.S. Holders — Exercise, Lapse, or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants.”

Possible Constructive Distributions.    The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this prospectus captioned “Description of Capital Stock — Redeemable Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Non-U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock. Such constructive distribution to a Non-U.S. Holder of warrants would be treated as if such Non-U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “— Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding.    Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock and warrants within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock and warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts.    Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid, or constructive distributions deemed paid, if any, with respect to our warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the resale by the selling securityholders or their permitted transferees of up to 56,478,668 shares of Common Stock, consisting of (i) an aggregate of 40,283,923 shares of Common Stock held by former Near Holdings equityholders; (ii) an aggregate of 4,075,000 shares of Common Stock held by the Sponsor and former directors of KludeIn; (iii) 1,268,916 shares of Common Stock held by BTIG and IBS, which shares were issued to BTIG and IBS as deferred underwriting compensation; (iv) 2,522,068 shares of Common Stock held by CF&CO, which shares were issued to CF&CO in lieu of a cash advisory fee under the CF Engagement Letter; (v) 81,794 shares of Common Stock held by Northland, which shares were issued to Northland as compensation for capital markets advisory services; (vi) up to 2,897,733 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures, including 1,125,886 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures held by the Sponsor; (vii) up to 149,234 shares of Common Stock issuable upon exercise of Part A-1 Warrants, including 57,984 shares of Common Stock issuable upon exercise of Part A-1 Warrants held by the Sponsor; and (viii) up to 5,200,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants. We are also registering (x) the issuance by us of up to an aggregate of 5,200,000 shares of Common Stock upon exercise of the Private Placement Warrants and (y) the resale by the Sponsor of 5,200,000 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Private Placement Warrants by the selling securityholders. We will receive the proceeds from the exercise of any Part A-1 Warrants or Private Placement Warrants for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of Common Stock and the Private Placement Warrants (collectively, the “Securities”) beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by the selling securityholders. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their Securities by one or more of, or a combination of, the following methods to the extent applicable:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market LLC;

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their Securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of Securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of us (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, any Securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For a period of 24 months beginning on the date of the CF Fee Agreement, we have granted CF&CO a right of first refusal to act as managing underwriter or placement agent for any financing by or on behalf of Near involving the primary or secondary offering or sale of public equity securities of Near, including, without limitation, a private placement of public equity securities. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Securities in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of Securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell Securities short and redeliver the Securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities in the market and to the activities of each selling securityholder and its affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Securities is made, if required, a prospectus supplement will be distributed that will set forth the number of Securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. We know of no existing arrangements between the selling securityholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Securities offered by this prospectus.

A holder of Private Placement Warrants may exercise its Private Placement Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrant, if any, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Private Placement Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Certain of our security holders have entered into Lock-up Agreements. See “Certain Relationships and Related Person Transactions.”

We are required to pay all fees and expenses incident to the registration of shares of our Common Stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $229,497.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan or distribution.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements of KludeIn as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, included in this prospectus and registration statement have been audited by UHY LLP (“UHY”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein (which contains an emphasis of matter paragraph stating the Company consummated its Business Combination), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Legacy Near as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 included in this prospectus and registration statement have been audited by UHY, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

Our website address is www.near.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 23, 2023 (the “Closing Date”), KludeIn consummated the previously announced Business Combination with Near Holdings. Pursuant to the Merger Agreement, (a) Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving the merger as a wholly owned subsidiary of KludeIn (the “First Merger”) and (ii) immediately following the First Merger, Near Holdings, as the surviving entity of the First Merger, merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). In connection with the Mergers, KludeIn changed its corporate name to “Near Intelligence, Inc.” (“Near”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of KludeIn and Near Holdings adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the audited historical consolidated balance sheet of KludeIn as of December 31, 2022 with the audited historical consolidated balance sheet of Near Holdings as of December 31, 2022, giving effect to the Business Combination, as if it had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combines the audited historical consolidated statement of operations of KludeIn for the year ended December 31, 2022 with the audited historical consolidated statement of operations of Near Holdings for the year ended December 31, 2022, giving effect to the Business Combination, as if it had been consummated as of January 1, 2022, the beginning of the earliest period presented.

The historical financial information has been adjusted to give pro forma effect to events that relate to material financing and equity transactions consummated after December 31, 2022 and pro forma adjustments that are directly attributable to the Business Combination. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma condensed combined statements of operations do not necessarily reflect what the combined company’s results of operations would have been had the Business Combination occurred on the date indicated. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. KludeIn and Near Holdings have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. This information should be read together with the following:

•        the historical audited consolidated financial statements of KludeIn as of December 31, 2022 and 2021 and for the years ended, as included this prospectus;

•        the historical audited consolidated financial statements of Near Holdings as of and for the years ended December 31, 2022 and 2021, as included in this prospectus;

•        the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus; and

•        other information relating to KludeIn and Near Holdings included in this prospectus, including the Merger Agreement and the description of certain terms thereof set forth in this prospectus.

Description of the Business Combination

On the Closing Date, KludeIn issued Merger Consideration in the aggregate amount of 42,109,018 shares.

Simultaneously with the Merger Agreement, KludeIn entered into the Common Stock Purchase Agreement with CF. Pursuant to the Common Stock Purchase Agreement, following the Closing, Near, as KludeIn’s successor, will have the right to sell to CF up to a Total Commitment of $100,000,000 in shares of Near Common Stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Near will not have the right to commence any sales of Near Common Stock to CF under the Common Stock Purchase Agreement until the Commencement (as defined in the Common Stock Purchase Agreement), which is the time when all of the conditions to Near’s right to commence sales of Near Common Stock to CF set forth in the Common Stock Purchase Agreement have been satisfied, including, but not limited to: (i) accuracy of Near’s representations and warranties; (ii) accuracy of CF’s representations and warranties; (iii) issuance of all of the committed Common Stock into an account designated by CF; (iv) completion of due diligence by CF; (v) receipt of a written no objection notice from FINRA; (vi) the consummation of the Business Combination having occurred; (vii) the Company having fulfilled all obligations under the Common Stock Purchase Agreement and the CF Registration Rights Agreement required as of such time and having delivered a compliance certificate to CF; (viii) the initial registration statement for the resale of the registrable securities under the CF Registration Rights Agreement having been declared effective by the SEC; and (ix) no material notices from governmental authorities relating to requests for additional information or stop orders being in effect or objections by FINRA and no material misstatements or omissions in the resale registration statement. After the Commencement, Near will have the right from time to time at its sole discretion until the first day of the month next following the 36-month period from and after the Commencement, to direct CF to purchase up to a specified maximum amount of shares of Near Common Stock as set forth in the Common Stock Purchase Agreement by delivering written notice to CF prior to the commencement of trading on any trading day. Near will control the timing and amount of any sales of Near Common Stock to CF, subject to limitations set forth in the Common Stock Purchase Agreement. Actual sales of shares of Near Common Stock to CF under the Common Stock Purchase Agreement will depend on a variety of factors, including, among other things, market conditions and the trading price and trading volume of the Near Common Stock.

On March 31, 2023, we entered into the Securities Purchase Agreement with the CD Investors, in connection with the issuance and sale by us of (i) the Convertible Debentures in an aggregate principal amount of $5,969,325 and (ii) the CD Warrants to purchase an aggregate of 149,234 CD Warrant Shares of Common Stock.

The Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement. The maturity date may be extended at the option of the CD Investor. Beginning September 28, 2023, any portion of the outstanding and unpaid principal amount of the Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock (the “Conversion Shares”) based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs during the twenty (20) consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $2.06.

On May 18, 2023, we entered into the Part A-2 Securities Purchase Agreement and the Part B Securities Purchase Agreement with the Part A-2/Part B Investors. Since the Part A-2/Part B Convertible Debentures issued under the Part A-2 Securities Purchase Agreement and the Part B Securities Purchase Agreement are not directly related to the Business Combination, their effect has been excluded from the accompanying pro forma financial information.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KludeIn, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and Near Holdings will be treated as the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of Near Holdings issuing shares at the closing of the Business Combination for the net assets of KludeIn as of the closing date, accompanied by a recapitalization. The net assets of KludeIn will be stated at historical cost, with no goodwill or other intangible assets recorded.

Near Holdings has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Near Holdings’ stockholders have the largest voting interest in Near;

•        The board of directors of the post-combination company has five members, and Near Holdings stockholders have the ability to nominate at least the majority of the members of the board of directors;

•        Near Holdings’ senior management is the senior management of the post-combination company;

•        The business of Near Holdings comprises the ongoing operations of Near; and

•        Near Holdings is the larger entity, in terms of substantive operations and employee base.

Basis of Pro Forma Presentation

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 42,109,018 combined company shares issued to Near Holdings stockholders.

The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted income (loss) per share excludes the effect of public and private warrants to purchase 13,825,000 shares and the effect of the CD Warrants to purchase 149,234 CD Warrant Shares because the inclusion of any of these securities would be anti-dilutive.

Weighted average shares calculation, basic and diluted
KludeIn public shares	199,125
KludeIn Sponsor and director shares, net of forfeited shares	4,075,000
Combined company shares issued to third parties	3,872,778
Combined company shares issued in Business Combination	42,109,018
Weighted average shares outstanding(1)	50,255,921
Percent of shares owned by Near Holdings holders	83.8%
Percent of shares owned by third parties	7.7%
Percent of shares owned by KludeIn public holders	0.4%
Percent of shares owned by KludeIn Sponsor and directors	8.1%

____________

(1)      Does not reflect the shares that could be issued under the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, as amended, Near has the right to sell to CF Principal Investments LLC (“CF”) up to a Total Commitment (as defined in the Common Stock Purchase Agreement) of $100,000,000 in shares of Near Common Stock after the Closing, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. In connection with the Common Stock Purchase Agreement, the parties agreed that CF would receive a number of shares (the “Advisory Fee Shares”) of Near Common Stock equal to the greater of (i) 600,000 shares of Near Common Stock and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP of the Near Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Advisory Fee Shares, provided that clause (y) may in no event be less than $2.06. In addition, KludeIn agreed to pay CF Principal Investments LLC (“CFPI”), in lieu of the commitment fee otherwise payable to CFPI in Commitment Shares (as defined in the CF Purchase Agreement), a non-refundable cash fee equal to $2,000,000 (the “Cash Fee”), which will be payable by the Company to CFPI on or prior to May 31, 2023. Assuming the shares issuable under the Common Stock Purchase Agreement are issued and outstanding as of the Closing, the percentage ownership held or represented by (i) former KludeIn non-redeeming public stockholders, (ii) the Sponsor and directors, (iii) third parties, (iv) former Near Holdings Stockholders and (v) CF would total 0.3%, 6.7%, 6.3%, 69.0% and 17.7%, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2022

	(A) Near Holdings (Historical)	(B) KludeIn (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$16,599,897	$101,161	$6,472,691	(1)	$22,842,097
			(4,270,300)	(2)
			(2,030,677)	(3)
			5,969,325	(7)
Restricted cash	44,398,144	—	—		44,398,144
Accounts receivable	26,011,486	—	—		26,011,486
Prepaid expenses and other current assets	4,963,268	—	—		4,963,268
Total Current Assets	91,972,795	101,161	6,141,039		98,214,995

Property and equipment, net	4,658,579	—	—		4,658,579
Operating lease right-of-use assets	4,038,350	—	—		4,038,350
Goodwill	61,994,758	—	—		61,994,758
Intangible assets, net	10,689,108	—	—		10,689,108
Other assets	2,882,015	—	—		2,882,015
Cash and marketable securities held in Trust Account	—	107,332,749	(6,472,691)	(1)	—
			(100,993,709)	(1a)
			133,651	(6)
Total Assets	$176,235,605	$107,433,910	$(101,191,710)		$182,477,805

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities
Accounts payable	$9,992,164	$2,611,826	$7,341,476	(3)	$20,220,466
			275,000	(9)
Accrued expenses	20,004,468	—	(571,240)	(8)	19,433,228
Income taxes payable	—	124,974	—		124,974
Working capital loan	—	421,900	—		421,900
Extension Funds from Sponsor	—	1,373,380	—		1,373,380
Near Extension Note	—	686,690	—		686,690
Current portion of long-term borrowings	2,783,060	—	—		2,783,060
Operating lease liabilities	936,685	—	—		936,685
Total current liabilities	33,716,377	5,218,770	7,045,236		45,980,383

Long-term borrowing, less current portion	85,563,588	—	—		85,563,588
Long-term operating lease liabilities	3,299,259	—	—		3,299,259
Convertible debentures			5,969,325	(7)	5,969,325
Other liabilities	731,100	—	—		731,100
Warrant liabilities	16,765,776	1,106,000	—		17,871,776
Deferred tax liability, net	—	71,622	—		71,622
Deferred underwriting fee payable	—	6,037,500	(6,037,500)	(3)	—
Total Liabilities	140,076,100	12,433,892	6,977,061		159,487,053

Redeemable convertible preferred stock	207,417,237	—	(207,417,237)	(4)	—
Common stock subject to possible redemption	—	107,207,356	(100,993,709)	(1a)	—
			(6,213,647)	(2)
	207,417,237	107,207,356	(314,624,593)		—

Stockholders’ (Deficit) Equity
Common stock	8	431	19	(2)	5,025
			379	(3)
			4,203	(4)
			(23)	(5)
			8	(9)
Additional paid-in capital	70,900,679	—	1,943,328	(2)	271,181,098
			2,806,811	(3)
			195,205,265	(4)
			23	(5)
			324,992	(9)
Accumulated deficit	(240,787,341)	(12,207,769)	(6,141,843)	(3)	(246,824,293)
			12,207,769	(4)
			133,651	(6)
			571,240	(8)
			(600,000)	(9)
Accumulated other comprehensive loss	(1,371,078)	—	—		(1,371,078)
Total Stockholders’ (Deficit) Equity	(171,257,732)	(12,207,338)	206,455,822		22,990,752
Total Liabilities and Stockholders’ (Deficit) Equity	$176,235,605	$107,433,910	$(101,191,710)		$182,477,805

Refer to accompanying notes

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2022

	(A) Near Holdings (Historical)	(B) KludeIn (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$59,745,771	$—	$—		$59,745,771

Costs and expenses:
Cost of revenue	18,667,419	—	—		18,667,419
Sales and marketing	23,508,921	—	—		23,508,921
Product and technology	27,254,765	—	—		27,254,765
General and administrative	74,361,222	—	480,000	(3)	74,841,222
Depreciation and amortization	9,818,985	—	—		9,818,985
Stock-based compensation expense	—	—	835,000	(3)	835,000
Operating expenses	—	3,900,302	6,741,843	(2)	10,642,145
Total costs and expenses	153,611,312	3,900,302	8,056,843		165,568,457
Operating loss	(93,865,541)	(3,900,302)	(8,056,843)		(105,822,686)

Interest expense, net	(6,158,784)	—	(597)	(4)	(6,159,381)
Other income	668,731	—	—		668,731
Loss on extinguishment of debt	(5,157,364)	—	571,240	(5)	(4,586,124)
Change in fair value of warrants	790,693	7,205,710	—		7,996,403
Change in fair value of convertible promissory note	—	341,057	—		341,057
Interest earned on investments held in Trust Account	—	1,760,120	(1,760,120)	(1)	—
(Loss) income before taxes	(103,722,265)	5,406,585	(9,246,320)		(107,562,000)
Provision for taxes	(499,167)	(374,016)	—	(6)	(873,183)
Net (loss) income	$(104,221,432)	$5,032,569	$(9,246,320)		$(108,435,183)

Weighted average shares outstanding, basic and diluted	—	18,242,850	32,013,071	(7)	50,255,921
Basic and diluted net income (loss) per share	$—	$0.28			$(2.16)

Refer to accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.

The Business Combination will be accounted for as a reverse recapitalization in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. Near Holdings has been determined to be the accounting acquirer. Under the reverse recapitalization model, the Business Combination will be treated as Near Holdings issuing equity for the net assets of KludeIn, with no goodwill or intangible assets recorded.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.

The pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using the following:

•        Near Holdings’ historical audited consolidated balance sheet as of December 31, 2022, as included in this prospectus.

•        KludeIn’s historical audited consolidated balance sheet as of December 31, 2022, as included in this prospectus.

The pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using the following:

•        Near Holdings’ historical audited consolidated statement of operations for the year ended December 31, 2022, as included in this prospectus.

•        KludeIn’s historical audited consolidated statement of operations for the year ended December 31, 2022, as included in this prospectus.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Near after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The Company has elected not to present any “management adjustments.”

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Near Holdings and KludeIn.

2.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(A)    Derived from the audited consolidated balance sheet of Near Holdings as of December 31, 2022.

(B)    Derived from the audited consolidated balance sheet of KludeIn as of December 31, 2022.

(1)    To reflect the release of cash from marketable securities held in the Trust Account.

(1a)   To reflect the redemption of 9,786,530 Public Shares for cash payment of approximately $101.0 million in connection with the Second Extension.

(2)    To reflect (a) the redemption of 418,739 shares for cash payment of $4.3 million and (b) the reclassification of 190,562 shares subject to redemption to permanent equity for KludeIn stockholders who did not exercise their redemption rights.

(3)    Reflects $25.4 million of estimated legal, financial advisory and other professional fees related to the Business Combination, representing the following:

(i)     $15.4 million of estimated legal, financial advisory and other professional fees related to the Business Combination, of which $9.2 million is recorded as an adjustment to accumulated deficit and $6.2 million is recorded as an adjustment to additional paid in capital. Of the $15.4 million estimated transaction expenses, $6.0 million is settled through the issuance of 2,522,068 shares of common stock,

(ii)    $6.0 million of deferred underwriting fees (BTIG agreement discussed elsewhere in this prospectus), of which $3.0 million is settled through the issuance of 1,268,916 shares of common stock, and

(iii)   $4.0 million of accounts payable and accrued transaction expenses, of which $2.0 million was repaid at the closing of the Business Combination.

The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees and waiver of the deferred underwriting fee payable of approximately $9.2 million is reflected as an adjustment to accumulated deficit.

(4)    To reflect the recapitalization of Near Holdings through (a) the contribution of all the share capital in Near Holdings (consisting of redeemable preferred shares and ordinary shares) to Near common stock (b) the issuance of 42,109,018 Near shares and (c) the elimination of the historical accumulated deficit of KludeIn of $12.2 million, the legal acquirer.

(5)    To reflect the forfeiture of 237,500 shares held by the Sponsor.

(6)    To record interest earned on the marketable securities held in the Trust Account subsequent to December 31, 2022.

(7)    On March 31, 2023, we entered into the Securities Purchase Agreement with the CD Investors, in connection with the issuance and sale by us of (i) the Convertible Debentures in an aggregate principal amount of $5,969,325 and (ii) the CD Warrants to purchase an aggregate of 149,234 CD Warrant Shares of Common Stock. The valuation of the CD Warrants issued pursuant to the Convertible Debentures has not been finalized; as such, the proceeds received in the amount of $5,969,325 have been preliminarily allocated in their entirety to the Convertible Debentures.

(8)    To reflect the reduction in the DB and Harbert Deferred Settlement Fee.

(9)    To reflect fees due to third party advisors for transaction related services, of which $325,000 was paid through the issuance of 81,794 shares of common stock and $275,000 will be in cash on the one-year anniversary of the Business Combination.

Unaudited Condensed Combined Pro Forma Adjustments to the Statements of Operations

3.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(A)    Derived from the audited consolidated statement of operations of Near Holdings for the year ended December 31, 2022.

(B)    Derived from the audited consolidated statement of operations of KludeIn for the year ended December 31, 2022.

(1)    Represents an adjustment to eliminate interest income on marketable securities held in the Trust Account as of the beginning of the period.

(2)    Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry #2(3) and 2(9) above in the aggregate amount of $6.7 million for the direct, incremental costs of the Business Combination, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the combined company beyond 12 months after the Business Combination.

(3)    Represents an adjustment to record cash based fees payable to non-employee directors in the amount of $0.5 million, as well as stock-based compensation expense in the amount of $0.8 million for RSUs granted to non-employee directors.

(4)    Represents an adjustment to record interest expense on the Convertible Debentures at an annual rate of 0.01%.

(5)    To reflect the reduction in the DB and Harbert Deferred Settlement Fee.

(6)    Although the blended United Stated federal statutory rate for the redomesticated entity post business combination would be 21%, the combined pro forma information results in a net loss for tax purposes. As such, a full valuation allowance has been applied resulting in no adjustment.

(7)    As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of all shares redeemed for the entire period.

4.      Net Income (Loss) per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The amounts presented above and below do not give effect to any shares of Near common stock that may be issued pursuant to the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, Near has the right to sell to CF up to $100,000,000 shares of Near Common Stock after the Closing, subject to the terms and conditions set forth therein. In connection with the execution of the Common Stock Purchase Agreement, Near will issue to CF $2,000,000 of shares of Near Common Stock at a per-share price based on the price of Near Common Stock on the Commencement Date as a commitment fee. Assuming the shares issuable under the Common Stock Purchase Agreement are issued and outstanding as of the Closing, basic and diluted net loss per share for the year ended December 31, 2022 would be $(1.78) per share.

The unaudited pro forma condensed combined financial information based upon the actual redemptions of KludeIn’s public shares upon the Closing is presented as follows:

Year Ended December 31, 2022
Net loss	$(108,435,183)
Weighted average shares outstanding – basic and diluted	50,255,921
Basic and diluted net loss per share	$(2.16)

Weighted average shares calculations, basic and diluted
KludeIn public shares	199,125
KludeIn initial stockholders, net of forfeited shares	4,075,000
Third party stockholders	3,872,778
Near Holdings stockholders	42,109,018
Weighted average shares outstanding – basic and diluted	50,255,921

The above presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted income (loss) per share excludes the effect of public and private warrants to purchase 13,825,000 shares and the effect of the CD Warrants to purchase 149,234 CD Warrant Shares because the inclusion of any of these securities would be anti-dilutive.

Near Intelligence, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in $, except per share data and share count)

	March 31, 2023	December 31, 2022

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,885,290	$16,599,897
Restricted cash	40,643,553	44,398,144
Accounts receivable, net of allowance for credit losses of $3,376,574, and $3,417,845 as of March 31, 2023 and December 31, 2022, respectively	25,234,200	26,011,486
Prepaid expenses and other current assets	3,375,955	4,963,268
Total current assets	85,138,998	91,972,795

Property and equipment, net	3,700,414	4,658,579
Operating lease right-of-use assets	3,847,575	4,038,350
Goodwill	62,073,433	61,994,758
Intangible assets, net	9,085,017	10,689,108
Other assets	2,969,331	2,882,015
Total assets	$166,814,768	$176,235,605

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Current portion of long-term borrowings	$5,196,952	$2,783,060
Accounts payable	26,015,170	9,992,164
Accrued expenses and other current liabilities	23,152,873	20,004,468
Current portion of operating lease liabilities	1,004,073	936,685
Total current liabilities	55,369,068	33,716,377

Convertible debentures	4,027,171	—
Long-term borrowings, less current portion	86,050,252	85,563,588
Long-term operating lease liabilities	3,068,581	3,299,259
Derivative liabilities	11,705,024	16,765,776
Other liabilities	431,701	731,100
Total liabilities	$160,651,797	$140,076,100

Redeemable convertible preferred stock
Redeemable convertible preferred stock, par value $0.0001, 50,000,000 and 33,083,858 shares authorized as of March 31, 2023 and December 31, 2022, respectively; 0 and 33,083,858, shares issued and outstanding as of March 31, 2023 and December 31, 2022 respectively; redemption amount of $0 and $253,045,305 as of March 31, 2023 and December 31, 2022, respectively	—	207,417,237

Stockholders’ equity (deficit)
Common stock, par value $0.0001; 300,000,000 and 20,746,276 shares authorized as of March 31, 2023 and December 31, 2022, respectively; 46,383,143 and 8,296,074 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	4,638	8
Additional paid-in-capital	267,356,139	70,900,679
Accumulated deficit	(259,945,489)	(240,787,341)
Accumulated other comprehensive loss	(1,252,317)	(1,371,078)
Total stockholders’ equity (deficit)	6,162,971	(171,257,732)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$166,814,768	$176,235,605

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Near Intelligence, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in $, except per share data and share count)
Unaudited

	For the three months ended March 31,
	2023	2022
Revenue	$15,507,718	$14,058,602
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	5,143,559	4,278,200
Product and technology	8,303,274	4,900,258
Sales and marketing	5,161,670	4,692,273
General and administrative	16,514,761	3,005,320
Depreciation and amortization	2,722,450	2,379,308
Total costs and expenses	37,845,714	19,255,359
Operating loss	(22,337,996)	(5,196,757)
Interest expense, net	3,999,180	748,851
Changes in fair value of derivative liabilities	(7,304,155)	(1,700,221)
Other expense (income), net	4,609	(498,906)
Loss before income tax expense	(19,037,630)	(3,746,481)
Income tax expense	120,518	61,691
Net loss attributable to Near Intelligence, Inc. and common stockholders	(19,158,148)	(3,808,172)

Net loss attributable to common stockholders, basic and diluted	$(19,158,148)	$(3,808,172)
Net loss per share attributable to common stockholders, basic and diluted	$(1.20)	$(0.49)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	16,004,795	7,747,665

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Near Intelligence, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss
(in $, except per share data and share count)
Unaudited

	For the three months ended March 31
	2023	2022
Net loss	$(19,158,148)	$(3,808,172)
Other comprehensive income (loss):
Currency translation adjustments	118,761	(276,166)
Total comprehensive loss attributable to Near Intelligence, Inc.	$(19,039,387)	$(4,084,338)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Near Intelligence, Inc. and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(in $, except per share data and share count)
Unaudited

	Redeemable convertible preferred stock		Stockholders’ Equity (Deficit)
	Shares	Amount ($)	Common stock		Additional paid in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ equity (deficit)
			Shares	Amount ($)
Balance as of December 31, 2021	307,298.151	207,417,237	71,963.894	7	4,399,815	(136,369,447)	(799,262)	(132,768,887)
Retroactive application of Business Combination (Note 1)	32,776,559.849	—	7,675,701.106	768	(768)	—	—	—
Balance as of December 31, 2021	33,083,858	207,417,237	7,747,665	775	4,399,047	(136,369,447)	(799,262)	(132,768,887)
Stock options exercised and pending allotment	—	—	—	—	3,035	—	—	3,035
Stock based compensation	—	—	—	—	47,388	—	—	47,388
Net loss	—	—	—	—	—	(3,808,172)	—	(3,808,172)
Other comprehensive loss	—	—	—	—	—	—	(276,166)	(276,166)
Balance as of March 31, 2022	33,083,858	207,417,237	7,747,665	775	4,449,470	(140,177,619)	(1,075,428)	(136,802,802)

Balance as of December 31, 2022	307,298.151	207,417,237	77,057.894	8	70,900,679	(240,787,341)	(1,371,078)	(171,257,732)
Retroactive application of Business Combination (Note 1)	32,776,559.849	—	8,219,016.106	822	(822)	—	—	—
Balance as of December 31, 2022	33,083,858	207,417,237	8,296,074	830	70,899,857	(240,787,341)	(1,371,078)	(171,257,732)
Conversion of redeemable convertible preferred stock into common stock	(33,083,858)	(207,417,237)	33,083,858	3,308	207,413,929	—	—	207,417,237
Restricted stock units issued	—	—	729,086	73	(73)	—	—	—
Issuance of warrant	—	—	—	—	483,649	—	—	483,649
Stock based compensation	—	—	—	—	5,839,117	—	—	5,839,117
Net loss	—	—	—	—	—	(19,158,148)	—	(19,158,148)
Other comprehensive income	—	—	—	—	—	—	118,761	118,761
Issuance of common stock upon Business Combination (Note 1)	—	—	4,274,125	427	(17,280,340)	—	—	(17,279,913)
Balance as of March 31, 2023	—	$—	46,383,143	4,638	267,356,139	(259,945,489)	(1,252,317)	6,162,971

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Near Intelligence, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in $, except per share data and share count)
Unaudited

	For the three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(19,158,148)	$(3,808,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,722,450	2,379,308
Stock based compensation	5,839,117	47,388
Change in fair value of Derivative liabilities	(7,304,155)	(1,700,221)
Allowance for credit losses on trade receivables and write off	35,840	74,900
Amortization of debt discount due to warrants	688,040	256,775
Other	(146,209)	(353,669)
Changes in operating assets and liabilities:
Accounts receivable	844,423	(2,563,756)
Prepaid expenses and other current assets	(828,478)	(632,957)
Operating lease right-of-use assets	226,339	142,616
Other assets	(86,727)	149,912
Accounts payable	4,963,615	(1,759,664)
Accrued expenses and other current liabilities	3,472,759	3,725,032
Operating lease liabilities	(201,227)	(136,411)
Other liabilities	(300,663)	(10,349)
Net cash used in operating activities	(9,233,024)	(4,189,268)

Cash flows from investing activities:
Additions to property and equipment	(156,717)	(73,871)
Proceeds from sale of marketable securities	—	258,621
Proceeds from sale of short-term investments	—	1,066,792
Cash acquired in Business Combination, net of transaction costs paid	204,874	—
Advance from related party (note 21)	1,777,675	—
Net cash provided by investing activities	1,825,832	1,251,542

Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	5,219,325	—
Proceeds from exercise of stock options	—	3,035
Repayment of short-term borrowing from related party (note 21)	(2,073,219)	—
Repayments of debt	(234,326)	(1,606,469)
Net cash provided by (used in) financing activities	2,911,780	(1,603,434)
Effect of exchange rates on cash, cash equivalents and restricted cash	26,214	(131,886)
Net decrease in cash, cash equivalents and restricted cash	(4,469,198)	(4,673,046)
Cash, cash equivalents and restricted cash at beginning of period	60,998,041	8,950,327
Cash, cash equivalents and restricted cash at the end of the period	$56,528,843	$4,277,281

Supplemental disclosure of cash flow information:
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$15,885,290	4,135,388
Restricted cash	$40,643,553	141,893
Total cash, cash equivalents and restricted cash shown in the statement of cash flow	56,528,843	4,277,281

Cash paid for income taxes	$24,289	$246,872
Cash paid for interest on borrowings	$3,710,814	$109,236
Business Combination transactions costs, accrued but not paid	$6,027,396	$—
Non-cash investing and financing activities
Recapitalization of Near Holdings common stock	$822	—
Assumption of Business Combination warrants liability	$2,296,333	—
Assumption of Business Combination promissory note and working capital loan	$1,795,280	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 1 Organization and description of business

Near Intelligence, Inc, together with its wholly-owned subsidiaries (the “Company”), has principal activities of data processing, hosting, advertising, data driven marketing and related activities. The Company has foreign subsidiaries located in India, Australia, France, and Singapore.

The Company is a global, full stack data intelligence SaaS platform that stitches and enriches data on people and places from which its customers can derive actionable intelligence to help them make better decisions. The Company’s mission is bringing meaningful intelligence to customer behavior and helping enterprises use that intelligence to make meaningful decisions. The Company’s cloud-based platform provides accurate and comprehensive information on people, places, and products. This intelligence enables enterprises to make decisions in real time. With the Company’s data intelligence platform businesses can understand and reach their customer base.

Merger Agreement

On March 23, 2023 (the “Closing Date”), the Company consummated the Business Combination (as defined below) pursuant to the terms of the Agreement and Plan of Merger dated May 18, 2022 (as amended on November 3, 2022, December 23, 2022 and January 17, 2023, the “Merger Agreement”) with Paas Merger Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of KludeIn (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of KludeIn (“Merger Sub 2”), and Near Intelligence Holdings Inc., a Delaware corporation (“Near Holdings”).

On the Closing Date, pursuant to the Merger Agreement, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, (i) Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving the merger as a wholly owned subsidiary of KludeIn (the “First Merger “) and (ii) immediately following the First Merger, Near Holdings, as the surviving entity of the First Merger, merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The Mergers and the other transactions described in the Merger Agreement collectively herein are described as the “Business Combination”.

At the effective time of the First Merger (the “First Effective Time”), (i) each share of Near Holdings capital stock outstanding as of immediately prior to the First Effective Time was converted into a right to receive a number of shares of KludeIn Class A Common Stock determined on the basis of a conversion ratio (the “Conversion Ratio”) of approximately 107.66 as of the Closing Date, (ii) each outstanding Near Holdings restricted stock unit (whether vested or unvested) was assumed by KludeIn in accordance with the Conversion Ratio and converted into a restricted stock unit for KludeIn Class A Common Stock (each, an “Assumed RSU”) issued under the 2023 Equity Incentive Plan, such Assumed RSUs continuing to have and be subject to substantially the same terms and conditions as were applicable to such RSUs under the Near Holdings 2022 Employee Restricted Stock Unit Plan, and (iii) each outstanding warrant to purchase Near Holdings capital stock was assumed by KludeIn in accordance with the Conversion Ratio and converted into a corresponding warrant to purchase shares of KludeIn Class A Common Stock (each, an “Assumed Warrant”), such Assumed Warrants continuing to have and be subject to substantially the same terms and conditions as were applicable to such warrants immediately prior to the First Effective Time.

At the effective time of the Second Merger (the “Second Effective Time”), (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time remained outstanding as a membership interest of Merger Sub 2 and (ii) all shares of common stock of Near Holdings were automatically cancelled and ceased to exist without any consideration being payable therefor.

Additionally, on the Closing Date, in connection with the consummation of the Business Combination, KludeIn changed its name from KludeIn I Acquisition Corp. to Near Intelligence, Inc. Beginning on March 24, 2023, the Company’s common stock and warrants trade on the Nasdaq Capital Market under the ticker symbols “NIR” and “NIRWW,” respectively.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 1 Organization and description of business (cont.)

The Company determined that Near Holdings was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations”. The determination was primarily based on the following facts:

–       Former Near Holdings stockholders have a controlling voting interest in the Company;

–       Near Holdings existing management team serves as the initial management team of the Company.

–       Near Holdings management continues to hold executive management roles for the post-combination company and be responsible for the day-to-day operations, and

–       Near Holdings operations comprise the ongoing operations of the Company.

Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Near Holdings issuing stock for the net assets of KludeIn, accompanied by a recapitalization. The primary asset acquired from KludeIn was related to the cash amounts that was assumed at historical costs. Separately, the Company also assumed warrants that were deemed to be derivatives and meet liability classification subject to fair value adjustment measurements upon closing of the Business Combination. No goodwill or other intangible assets were recorded as a result of the Business Combination.

While KludeIn was the legal acquirer in the Business Combination, because Near Holdings was deemed the accounting acquirer, the historical consolidated financial statements of Near Holdings became the historical consolidated financial statements of the combined company, upon the consummation of the Business Combination. As a result, the condensed consolidated financial statements included in this report reflect (i) the historical operating results of Near Holdings prior to the Business Combination; (ii) the combined results of KludeIn and Near Holdings following the closing of the Business Combination; (iii) the assets and liabilities of Near Holdings at their historical cost; and (iv) the Company’s equity structure for all periods presented.

In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Near Holdings shareholders and Near Holdings convertible preferred shareholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Near Holdings redeemable convertible preferred stock and Near Holdings common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.

Note 2 Summary of significant accounting policies

a) Basis of presentation and principles of consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with US GAAP. Interim results are not necessarily indicative of the results for a full year. For a more comprehensive understanding of the Company and its interim results, these condensed consolidated financial statements should be read in conjunction with Near Holdings audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included in the Company’s Form 8-K filed on March 23, 2023, which provides a more complete discussion of the Company’s accounting policies and certain other information.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 2 Summary of significant accounting policies (cont.)

The unaudited condensed consolidated financial statements include the consolidated financial statements of the Company and its wholly owned subsidiaries. All significant transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The results of subsidiaries acquired or disposed of are recorded in the condensed consolidated statements of operations from the effective date of acquisition or up to the effective date of disposal, as appropriate.

The condensed consolidated balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date, but does not include all disclosures, including notes, required by U.S. GAAP for complete financial statements.

b) Use of estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which affect the reported amounts in the condensed consolidated financial statements. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the incremental borrowing rate (“IBR”) applied in lease accounting, useful lives of property and equipment and intangible assets, the nature and timing of the satisfaction of performance obligations, allowance for credit losses on accounts receivables, fair value of acquired intangible assets and goodwill, fair value of derivative liabilities, stock based compensation, income taxes, certain deferred tax assets and tax liabilities, and other contingent liabilities. Management believes that the estimates used in the preparation of the condensed consolidated financial statements are reasonable. Although these estimates are inherently subject to judgment and actual results could differ from those estimates, management believes that the estimates used in the preparation of the condensed consolidated financial statements are reasonable.

Management also continues to monitor the effects of the global macroeconomic environment, including increasing inflationary pressures; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

c) Segment reporting

The Company has a single operating and reportable segment. The Company’s Chief Executive Officer is its Chief Operating Decision Maker, who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. For information regarding the Company’s revenue by geographic area, see note 16.

d) Cash and cash equivalents

Cash and cash equivalents primarily represent bank balances in current accounts. The Company considers all short-term deposits with an original maturity of 90 days or less, when purchased, to be cash equivalents.

e) Restricted cash

Certain deposits are restricted as to withdrawal or usage against these deposits. Restricted term deposits are classified as current assets based on the term of the deposit and the expiration date of the underlying restriction.

Restricted cash represents an automatically renewed short-term deposit held with a bank against a corporate credit card for $32,651 and $32,198 as of March 31, 2023 and December 31, 2022 respectively. The Company has restricted deposits with a bank against commitment of office premises of $312,245, and $307,373 as of March 31, 2023 and December 31, 2022, respectively, which will be released upon vacating the premises leased. Also, with respect to the financing agreement with Blue Torch Finance LLC, the Company deposited $46,000,000 of cash into

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 2 Summary of significant accounting policies (cont.)

a restricted escrow account, to be later released upon the satisfaction of certain covenants as specified. For more details refer to note 10. As of March 31, 2023 and December 31, 2022, $40,298,657 and $44,058,573 were held in the account, respectively, which also includes accrued interest thereon.

f) Financial instruments and concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk are reflected principally in cash and cash equivalents, restricted cash, term deposits with banks and accounts receivables. The Company places its cash and cash equivalents, term deposits with banks and funds respectively with high credit/investment grade ratings to limit the amount of credit exposure with any one bank/fund and conducts ongoing evaluations of the creditworthiness of the banks and funds with which it does business. To reduce its credit risk on accounts receivable, the Company conducts ongoing credit evaluations of its debtors.

g) Goodwill and intangible assets

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions accounted for using the acquisition method of accounting and is not amortized. Goodwill is measured and tested for impairment on an annual basis in accordance with ASC 350, Intangibles — Goodwill and Other, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such events and changes may include: significant changes in performance related to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy.

The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the purposes of impairment testing, the Company determined that it has only one reporting unit. Performing a quantitative goodwill impairment test includes the determination of the fair value of a reporting unit and involves significant estimates and assumptions. These estimates and assumptions include, among others, revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and the determination of appropriate market comparable. The Company did not recognize any goodwill impairment charges during the three months ended March 31, 2023 and 2022.

Intangible assets

The Company amortizes intangible assets with finite lives over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized and reviews them for impairment whenever an impairment indicator exists.

h) Impairment of long-lived assets

The Company evaluates its long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The Company measures the recoverability of the assets by comparing the carrying amount of such asset or asset group to the future undiscounted cash flows it expects the asset or asset group to generate. If the Company considers the asset or asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset or asset group exceeds its fair value. The Company did not recognize any impairment charges on its long-lived assets during the three months ended March 31, 2023 and 2022.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 2 Summary of significant accounting policies (cont.)

i) Fair value measurements and financial instruments

The Company holds financial instruments that are measured at fair value which is determined in accordance with a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:

Level 1:      Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:      Inputs are quoted prices for similar assets and liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active and model- derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:      Inputs are unobservable inputs based on the Company’s assumptions and valuation techniques used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the determination of fair value of assets and liabilities and their placement within the fair value hierarchy levels. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and established a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, prepaid expenses and other assets accounts, accounts payable, and accrued expenses and other liabilities approximate fair value due to their relatively short maturities.

j) Revenue recognition

The Company derives revenue primarily from i) core subscription services and ii) sale of operational products.

Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these services.

The Company applies the following steps for revenue recognition:

(i) Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

(ii) Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract, whereby, in respect of core subscription services, we have combined promises for access

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 2 Summary of significant accounting policies (cont.)

to the data intelligence platform, the output derived from such platform coupled with, in a marketing intelligence use case, access with the related obligation to provide use of the platform to execute customers’ marketing strategies as a single performance obligation. Sale of operational products is evaluated to be a distinct performance obligation, as further explained in the section “Sale of operational products”.

(iii) Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The transaction price includes platform subscription fees based on the contracted usage of Near platform for analytics, data enrichment, data feeds as outputs from the platform and for executing customers’ marketing campaigns as well as variable consideration associated with overage fees on exceeded media execution limits as specified in respective contracts, where relevant. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. In a marketing intelligence use case, the Company would be entitled to a platform fee even if the customer does not opt for contracted usage level of media execution committed by the Company. None of the Company’s contracts contain a significant financing component.

(iv) Allocation of the transaction price to the performance obligations in the contract

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”). Contracts typically have one performance obligation of providing access to the core subscription service or access to relevant outputs from the Near platform. On occasion, contracts include provision of certain operational products on a short term, fixed fee basis which reflect their respective SSP.

(v) Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of core subscription services is recognized over the contractual terms during which the customer is given access to the platform or the output from the platform. With respect to revenue from operational products, the Company recognizes revenue as services are delivered. The Company generates all its revenue from contracts with customers.

Core subscription revenue

The Company generates revenue from subscriptions to customers that enable them to access the Company’s cloud-based platform or access the output from such platform and use the data intelligence derived therein for a variety of use cases around analytics, data enrichment, marketing and operational decision-making including to access and advertise target consumer base for digital marketing and advertising. Subscription arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Instead, customers are granted continuous access to the platform or its specific modules/outputs over the contractual period. The underlying database of the Near platform is continuously updated based on ongoing data gathering exercise coupled with the Company’s patented algorithms running on such gathered data resulting in intelligent output available through the platform and therefore, its customers benefit from an up-to-date database on people and places relevant for the promotion of their business interests.

A time-elapsed method is used to measure progress because the Company’s obligation is to provide the customers a continuous service of access to the Company’s cloud-based platform or outputs and modules from such platform in order to execute their marketing and operational strategies over the contractual period and control is transferred evenly over the contractual period. Accordingly, the fixed consideration related to subscription service is recognized

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 2 Summary of significant accounting policies (cont.)

ratably over the contract term beginning on the date access to the subscription product is provisioned. Most of the customer agreements have a minimum term of one (1) year with various payment terms ranging from monthly to quarterly in arrears and in few cases, payments in advance. Also, many contracts have auto-renewal provision unless the customer decides to terminate such contract by providing an advance written notice prior to the end of the then current term. Many contracts with customers, including those entered into with the standard terms and conditions, may be terminated by Near at any time but only may be terminated by the customer either in case of a breach, or in certain cases, after a specified notice period. Typically, Near does not charge any penalties for early termination by the customer and the contracts do not entitle Near’s customers to a refund or partial refund upon cancellation of the relevant contracts. The auto renewal provisions are evaluated on a case-by-case basis but generally do not provide a material right as they do not provide a discount to the customer that is incremental to the range of discounts typically given for the same services that are sold to a similar class of customers, even when the stand-alone selling price of the services subject to the auto renewal provision is highly variable.

Sale of Operational products

The Company derives revenue from providing customized reports and other insights to customers on short term fixed fee basis. The Company recognizes such revenues from the sales of these operational products upon delivery to the customers (i.e., at a point in time basis). Refer to note 16 for details.

Practical expedients

The Company has utilized the practical expedient available under ASC 606, Revenue from Contracts with Customers and does not disclose the following:

i)       Value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company has no significant financing components in its contracts with customers.

ii)      Amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue.

k) Stock-based compensation

Stock-based compensation awards granted by the Company are considered as equity-classified stock option awards (“equity options”) and accounted for under ASC Topic 718 — Compensation — Stock Compensation. Stock-based compensation awards issued to non-employees in exchange for consulting and advisory services are accounted for in accordance with the provisions of ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting.” The Company recognizes and measures compensation expense for all stock-based awards based on the grant date fair value. Grant date fair value is determined under the option-pricing model (Black-Scholes Merton model). The fair value of restricted stock units (“RSU”) is estimated based on the fair value of the Company’s common stock on the date of grant. The fair value determined at the grant date is expensed over the vesting period of the stock-based awards using the straight-line attribution method, however, the amount of compensation cost recognized at any date must at least equal the portion of the grant date fair value of the award that is vested at that date. Forfeitures are accounted for as they occur. Stock-based compensation expense is allocated to cost of revenue, product and technology, sales and marketing and general and administrative on the condensed consolidated statements of operations based on where the associated employee’s functional department is located.

l) Net loss per share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 2 Summary of significant accounting policies (cont.)

the period to be allocated between common and participating securities based upon their respective rights to shares in undistributed earnings as if all income (loss) for the period had been distributed. Based on the above, the redeemable convertible preferred stock, stock options, restricted stock units and warrants are not considered as participating securities.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of this calculation, redeemable convertible preferred stock, stock options, unvested restricted stock units and warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

m) Changes in accounting policies and recently issued accounting pronouncements

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following January 11, 2026, (b) in which the Company has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of common stock that is held by non-affiliates exceeds $700 million as of the prior June 30 and (2) the date on which the Company issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2022-04 — Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated roll forward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the roll forward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of updating this accounting standard update will be material to the unaudited condensed consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 3 Recapitalization

As discussed in Note 1, “Organization and Description of Business”, on the Closing Date, Near Holdings completed the acquisition of KludeIn, which was accounted for as a reverse recapitalization.

Transaction Proceeds

Upon closing of the Business Combination, the Company received gross proceeds of $2,235,551 from the Business Combination, offset by total transaction costs of $2,030,677. The following table reconciles the elements of the Business Combination to the condensed consolidated statements of cash flows and the condensed consolidated statement of changes in redeemable convertible preferred stock and stockholders’ equity (deficit) for the period ended March 31, 2023:

Cash-trust and cash, net of redemptions	2,235,551
Less: transaction costs and advisory fees, paid	(2,030,677)
Net proceeds from the Business Combination	204,874
Less: transaction costs and advisory fees, accrued	(12,947,639)
Less: public and private placement warrants	(2,296,333)
Less: promissory note and working capital loan	(1,795,280)
Less: others, net	(445,535)
Reverse recapitalization, net	(17,279,913)

The number of shares of common stock issued immediately following the consummation of the Business Combination were:

KludeIn Class A common stock, outstanding prior to the Business Combination	10,404,394
Less: Redemption of KludeIn Class A common stock	(10,205,269)
Class A common stock of KludeIn	199,125
KludeIn Class B common stock, outstanding prior to the Business Combination	4,075,000
Business Combination shares	4,274,125
Near Holding Shares	42,109,018
Common stock immediately after the Business Combination	46,383,143

The number of Near Intelligence, Inc. shares was determined as follows:

	Near Intelligence Inc. Shares	Near Intelligence Inc Shares after conversion ratio
Common stock	77,057.894	8,296,074
Convertible preferred stock	307,298.151	33,083,858
Settlement on vesting of restricted share units (see Note 12)	6,773.000	729,086
Total	391,129.045	42,109,018

Public and private placement warrants

KludeIn’s 8,625,000 public warrants issued in its initial public offering (the “Public Warrants”) and 5,200,000 warrants issued in connection with private placement at the time of KludeIn’s initial public offering (the “Private Placement Warrants) remained outstanding and became warrants for the Company. (see Note 13 for more details).

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 3 Recapitalization (cont.)

Redemption

Prior to the closing of the Business Combination, certain KludeIn public shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 10,205,269 shares of KludeIn Class A common stock for an aggregate payment of $105,264,009.

Note 4 Accounts receivable, net

Accounts receivable, net consists of the following:

	March 31, 2023	December 31, 2022
Accounts receivable	28,610,774	29,429,331
Allowance for credit losses	(3,376,574)	(3,417,845)
Accounts receivable, net	25,234,200	26,011,486

As of March 31, 2023 and December 31, 2022, allowance for credit losses represented approximately 12% and 12% of gross accounts receivable.

The following table provides details of the Company’s allowance for credit losses:

	March 31, 2023	December 31, 2022
Opening balance	3,417,845	2,073,836
Additions charged	35,840	1,344,009
Bad debts written off	(77,111)	—
Closing balance	3,376,574	3,417,845

Accounts receivable includes amounts billed to customers as well as unbilled amounts recognized in accordance with the Company’s revenue recognition policies. Unbilled amounts included in accounts receivable, net, which generally arise from the performance of services to customers in advance of billings, were $697,595 and $1,817,073 as of March 31, 2023 and December 31, 2022 respectively.

Note 5 Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	March 31, 2023	December 31, 2022
Advanced income and non-income taxes	493,267	648,729
Deposits	300,932	349,041
Prepaid expenses	1,997,312	913,101
Contract assets	177,603	283,772
Advance to related party (note 21)	—	1,797,313
Promissory note(1)	—	686,690
Other receivables	406,841	284,622
	3,375,955	4,963,268

____________

(1)      KludeIn issued a promissory note dated as of November 18, 2022, in the aggregate principal amount of up to $686,690. The promissory note was non-interest bearing and was eliminated in consolidation upon the Business Combination.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 6 Property and equipment, net

The components of property and equipment, net was as follows:

	March 31, 2023	December 31, 2022
Computers	394,378	387,267
Office equipment	94,564	90,111
Furniture and fixtures	325,354	194,715
Leasehold improvements	2,685	2,668
Servers	12,671,736	12,671,736
Total	13,488,717	13,346,497
Less: Accumulated depreciation and amortization	(9,840,459)	(8,722,333)
	3,648,258	4,624,164
Capital work in progress	52,156	34,415
Total	3,700,414	4,658,579

Depreciation and amortization expense relating to property and equipment for the three months ended March 31, 2023 and March 31, 2022 was $1,118,137 and $1,094,965 respectively.

Note 7 Intangible assets, net

The amounts allocated to intangible assets from acquisitions includes customer relationships and software. The following table shows the amortization activity of intangible assets:

	As of March 31, 2023			As of December 31, 2022
	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer relationships	12,587,657	(7,026,378)	5,561,279	12,585,004	(5,978,395)	6,606,609
Software platform	5,622,053	(3,748,035)	1,874,018	5,622,053	(3,279,532)	2,342,521
Non compete agreement	1,830,236	(180,516)	1,649,720	1,830,236	(90,258)	1,739,978
	20,039,946	(10,954,929)	9,085,017	20,037,293	(9,348,185)	10,689,108

Amortization expense of intangible assets for the three months ended March 31, 2023 and 2022 was $1,604,313 and $1,284,343, respectively.

As of March 31, 2023, the estimated amortization schedule for the Company’s intangible assets for future periods is set out below:

2023 (April to December)	4,798,619
2024	2,570,106
2025	1,073,202
2026	366,047
2027	277,043
Total future amortization expense	9,085,017

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 8 Goodwill

A summary of the changes in carrying value of goodwill is as follows:

	March 31, 2023	December 31, 2022
Opening balance	61,994,758	62,387,725
Effect of exchange rate changes	78,675	(392,967)
Closing balance	62,073,433	61,994,758

Note 9 Convertible debentures

On March 31, 2023, the Company issued Part A-1 Convertible Debentures to multiple investors for an aggregate principal amount of $5,969,325. The Part A-1 Convertible Debentures carry an interest rate of 0.01% per annum and have a maturity date of February 2, 2027. On the maturity date, the Company shall pay principal and accrued interest.

At any time, investors are entitled to convert any portion of the outstanding amount into common stock of the Company at a conversion price, including principal and accrued interest that would be the lower of (i) the fixed conversion price of $10.01 per share, or (ii) 75% of the average of the daily volume-weighted average price during the twenty consecutive trading days immediately preceding the conversion date or other date of determination. This conversion price is subject to floor price of $ 2.06 per share. Also, the conversion price is subject to adjustments upon dividend, subdivision, combination or reclassification of common stock.

In connection with the Part A-1 Convertible Debentures, the Company issued warrants, which entitle the holders thereof to purchase up to an aggregate of 149,234 shares of common stock of the Company within an exercise period of 4 years from the issuance date at the exercise price of $0.01.

The warrants met the requirements for equity classification under ASC 480 and ASC 815 and were recorded at the issuance date using a relative fair value allocation method. Fair value of $483,649 allocated to the warrants is reflected as additional paid-in capital. The warrants are equity classified because they are indexed to common stock of the Company and require physical settlement or net share settlement. The fair value of the warrant is classified within Level 3 of the fair value hierarchy and was determined using the Black -Scholes option pricing model with an expected dividend yield of 0.00%, an expected volatility of 39.5%, a risk -free interest rate of 3.7% and a remaining life of 4 years.

The Company analyzed the conversion feature of the convertible debentures for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and determined the conversion features should be bifurcated and separately accounted for as a derivative. Accordingly, the conversions features are carried at fair value at each reporting date with the corresponding earnings (loss) reflected in the condensed consolidated statements of operations as a change in fair value of derivative liabilities. The Company valued the embedded derivative using the Monte Carlo simulation and a derivative liability of $708,505 was recognized by the Company as a debt discount to the fair value allocated to convertible debentures under the relative fair value method. As of March 31, 2023, the convertible debentures have an aggregate outstanding balance of $4,027,171.

Assumptions used in calculating estimated fair value of the conversion features as of March 31, 2023 is as follows:

March 31, 2023
Volatility	39.5%
Risk-free rate	3.72%
Contractual term (years)	3.85

Refer to note 19 for details on fair valuation methodology and summary of the changes in fair value.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 10 Borrowings

The Company’s borrowings consist of the following:

	March 31, 2023	December 31, 2022
Blue Torch finance, net of debt amortization expenses	87,295,194	86,758,378
BPI France	689,598	839,473
BNP Paribas	705,697	748,797
Working capital loan	1,183,335	—
Promissory note	1,373,380	—
	91,247,204	88,346,648

BPI France

Through an acquisition in 2020, the Company acquired various unsecured loan arrangements with an unrelated party, BPI France bearing interest ranging from 1.46% to 5.78% and are repayable in a period ranging between 7 to 8 years.

BNP Paribas

Through an acquisition in 2020, the Company acquired debt under an unsecured loan arrangement with an unrelated party, BNP Paribas, which bears interest at 0.75% for reinforcement of the financial structure for which repayment started from July 2022.

Blue Torch loan

On November 4, 2022, the Company entered a facility agreement with Blue Torch Finance LLC (as administrative agent and collateral agent) to secure a commitment of $100,000,000 from lenders (the “Financing Agreement”). Borrowings under the Financing Agreement accrue interest at a floating rate per annum equal to the adjusted Term SOFR plus 9.75% (subject to a floor set at 3.891% as of the effective date). Interest is payable quarterly and the borrowing under the Financing Agreement is scheduled to mature on November 4, 2026.

Under the terms of the Financing Agreement, the Company established a controlled account into which $46,000,000 of the proceeds of the total funded amount of the term loans were deposited. Upon the satisfaction of certain conditions (including no default or event of default existing and the Company maintaining the first lien leverage ratios specified in the financing agreement), the Company may request these funds to be released. Upon the occurrence and continuance of any event of default or if the De-SPAC Merger does not occur on or prior to March 31, 2023 (or such later date as may be agreed by the administrative agent in its sole discretion), then the funds may be released and applied to prepay the loans. As of March 31, 2023, the Company has withdrawn $6,000,000 out the controlled account.

The Blue Torch credit facility is subject to certain financial covenants of leverage ratio and liquidity as specified in the Financing Agreement.

On November 4, 2022, the Company utilized $34,993,903 out of total $100,000,000 facility towards repayment of the then existing Deutsche Bank loan and Harbert loan facilities and $15,191,125 was disbursed to one of the Company’s bank accounts for general corporate purposes, net of transaction costs.

In connection with the Financing Agreement, the Company also granted warrants to the lenders which are exercisable for an aggregate amount of 1,039,996 (post application of conversion ratio upon Business Combination) shares of the Company’s common stock at $0.001 per share. The warrants are exercisable at any time until 10 years after which the warrants would get expired. The strike price would also be adjusted for down round financing and other standard anti-dilution adjustments.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 10 Borrowings (cont.)

Refer to note 13 for details for accounting of warrants issued in connection with the Financing Agreement.

On March 23, 2023, the Company and Blue Torch Finance LLC entered an amendment to the Financing Agreement (“Consent and Amendment No. 2”) pursuant to which the Company is subject to additional financing and liquidity covenants. Pursuant to the Consent and Amendment No. 2, the Company agreed that (a) on or prior to March 31, 2023, (i) the Business Combination would be consummated in accordance with the terms of the Merger Agreement, in all material respects, and at a pre-money enterprise value of at least $575 million, (ii) the Company would raise additional capital from the issuance of subordinated indebtedness or equity securities (“Junior Capital”) in an amount that, together with net cash proceeds from the KludeIn trust account, equaled or exceeded $8.0 million, and (iii) the Company would secure commitments constituting Junior Capital of at least $8.5 million in the aggregate (the “Committed Junior Investments”), and (b) on or prior to April 15, 2023, the Committed Junior Investments must have been funded with net cash proceeds of at least $8.5 million ((a) and (b) together, the “Junior Capital Financing Conditions”).

In addition to the foregoing Junior Capital Financing Conditions, on or before May 31, 2023, the Company was required to receive net cash proceeds of at least $50.0 million from the issuance of Junior Capital (the “Subsequent Financing Condition”). The failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition before the applicable date would result in a mandatory prepayment event of the Company’s outstanding obligations pursuant to the Financing Agreement. However, the failure to meet either the Junior Capital Financing Conditions or the Subsequent Financing Condition would not result in an event of default if the mandatory prepayment is made within three business days following the date on which such condition subsequent was not satisfied.

In connection with Consent and Amendment No. 2, the Company was deemed to have paid a one-time closing fee of $2,000,000, which was added to the outstanding principal amount of the loans under the Financing Agreement. As described in Note 22, the Financing Agreement was further amended effective as of May 18, 2023. Prior to Waiver and Amendment No. 3, if (i) as of May 20, 2023 (or such later date as Blue Torch may agree in its sole discretion), the Company failed to obtain net cash proceeds of at least $20,000,000 million from subordinated indebtedness and the issuance of additional equity securities after March 23, 2023 and the liquidity condition was not satisfied on a pro forma basis, or (ii) a Specified Event of Default (as defined in the Financing Agreement) or certain other Event of Default (as defined in the Financing Agreement) under the Financing Agreement occurred, the Company would be obligated to pay a deferred consent fee of $5,000,000, which would be added to the outstanding principal amount of the loans under the Financing Agreement. Consent and Amendment No. 2 met the criteria for a modification of existing debt and accordingly, the one-time closing fee along with existing unamortized debt issuance cost is amortized using the effective interest method.

As described in Note 9, on March 31, 2023, the Company issued the Part A-1 Convertible Debentures in an aggregate principal amount of $5,969,325, the net proceeds of which $5,219,325 received as of March 31, 2023, together with the proceeds from the KludeIn trust account, were at least $8.0 million.

The Part A-1 Convertible Debentures also include a cross-default provision such that, if the event of default under the Financing Agreement results in the indebtedness thereunder becoming or being declared due and payable and such default is not remedied or waived, the Part A-1 Investors may, upon notice to the Company, elect to declare the full unpaid principal amount of the Part A-1 Convertible Debentures, together with any interest and other amounts owed in respect thereof, immediately due and payable in cash.

See Note 22 for a description of subsequent events related to the Financing Agreement.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 10 Borrowings (cont.)

Working Capital Loan

In connection with the Business Combination, the Company assumed a working capital loan which was obtained by KludeIn to finance transaction costs in connection with a Business Combination which is currently due on December 31, 2023. The working capital loan is non-interest bearing and may be converted into warrants of the Company’s common stock at a price of $1.00 per warrant at the lender’s discretion. The terms of the warrants are identical to the private placement warrants described in note 13.

As of the Closing Date, KludeIn had drawn $1,225,000 on the working capital loan. The working capital loan is accounted at fair value of $421,900 as of Closing Date. As of March 31, 2023, the fair value of the working capital noted amounted to $1,183,335.

The assumptions used in calculating estimated fair value of working capital loan as of March 31, 2023 is as follows:

March 31, 2023
Discount rate	14.85%
Contractual term (years)	0.25
Note Principal	1,225,000

Refer to note 19 for details on fair valuation methodology and summary of changes in fair value.

Promissory Note

In connection with the Business Combination, the Company assumed a promissory note which was obtained to finance KludeIn transaction costs in connection with a Business Combination. The Promissory note is not convertible and bears no interest and is due on December 31, 2023. As of March 31, 2023, the outstanding balance is $1,373,380.

As of March 31, 2023, the aggregate maturities of long-term borrowings (excluding convertible debentures described in note 9) are as follows:

Annual Maturities
2023 (April to December)	5,060,524
2024	537,633
2025	387,004
2026	102,060,364
Total: aggregate maturities of long-term borrowings	108,045,525
Less: carrying value of unamortized borrowings financing costs	(16,798,321)
Net maturities of long-term borrowings	91,247,204
Less: current portion of long-term borrowings	(5,196,952)
Long-term borrowings	86,050,252

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 11 Accounts Payable

	March 31, 2023	December 31, 2022
Accounts payable	26,015,170	9,992,164
	26,015,170	9,992,164

In connection with the Business Combination, the Company assumed certain accounts payables amounting to $11,018,750 of KludeIn. Which primarily included the following:

1) Cantor Fitzgerald Omnibus Fee:

On March 22, 2023, KludeIn entered into an omnibus fee agreement with Cantor Fitzgerald & Co. and CF Principal Investments LLC (“CFPI”), in which the parties agreed that Cantor Fitzgerald & Co. would receive, in lieu of the cash advisory fee otherwise payable to it, a number of shares of the Company’s common Stock equal to the greater of (i) 600,000 shares of Near Common Stock and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP of the Near Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Advisory Fee Shares, provided that clause (y) may in no event be less than $2.06. Upon the Business Combination, the Company assumed $6,000,000 as an omnibus fee payable to Cantor Fitzgerald & Co.

In addition, upon the Business Combination with respect to omnibus fee agreement, the Company must pay CF Principal Investments LLC (“CFPI”), in lieu of the commitment fee otherwise payable to CFPI in Commitment Shares (as defined in the Common Stock Purchase Agreement) pursuant to the Common Stock Purchase Agreement, a non-refundable cash fee equal to $2,000,000, payable on or prior to May 31, 2023.

2) Underwriting fees:

On March 22, 2023, KludeIn and BTIG, LLC, as representative of the several underwriters entered into a letter agreement amending certain terms of an underwriting agreement, dated as of January 6, 2021. Pursuant to the letter agreement, the parties agreed that BTIG, LLC would receive, in lieu of the cash Deferred Underwriting Commission payable to it pursuant to the Underwriting Agreement, a number of shares (the “Deferred Compensation Shares”) of Common Stock equal to the greater of (i) 301,875 shares of Common Stock and (ii) the quotient obtained by dividing (x) $3,018,750 by (y) the VWAP of the Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Deferred Compensation Shares, provided that clause (y) may in no event be less than $2.06. Upon the Business Combination, the Company assumed $3,018,750 as underwriting fees payable to BTIG, LLC.

Note 12 Stock based compensation

Employee Stock Option Plan 2014 (“ESOP 2014”)

Near Holdings previously maintained the ESOP 2014, under which the stock based awards such as options may be granted to employees, directors and advisors on such terms as may be approved by the Board of directors. The Company has granted stock options to its eligible employees, directors and advisors, which are convertible into equivalent number of common stock once exercised. Upon vesting, the respective person acquired common stock as per their respective grant letter.

Options granted under this plan are exercisable up to 10 years after the options are vested. Options issued to employees under this plan vest typically over a four year period and were contingent upon continued employment on each vesting date. In general, options granted vest 25% after the first year of service and ratably each quarter over the remaining 12 quarter period.

No share options were exercised and no stock options were granted during the three months ended March 31, 2022.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 12 Stock based compensation (cont.)

The total share-based compensation cost recognized for the three months ended March 31, 2022 was $47,388.

Effective as of April 1, 2022, each option award granted under the ESOP 2014 (whether any portion was a vested or unvested) was cancelled for no consideration without a concurrent replacement award (restricted stock units) as the terms of the restricted stock units awards including number of awards and related vesting conditions were not finalized. Therefore, the cancellation transaction was accounted for as a repurchase for no consideration and previously unrecognized compensation cost for unvested options was recognized at the cancellation date of April 1, 2022.

2023 Equity Incentive Plan

Prior to the Business Combination, Near Holdings maintained the 2022 Employee Restricted Stock Unit Plan to issue such number of restricted stock units (“RSUs”) at such price and on such terms and conditions as may be fixed or determined by the management.

On March 20, 2023, the stockholders of KludeIn considered and approved the Near Intelligence, Inc. 2023 Equity Incentive Plan which became effective on the Closing Date.

On March 21, 2023, the Near Holdings Board of Directors cancelled an aggregate of 37,850 RSUs originally granted under the 2022 Employee Restricted Stock Unit Plan. The foregoing amounts represent the number of RSUs prior to the application of the Conversion Ratio. The RSUs were cancelled for no consideration.

On the Closing Date, each outstanding Near Holdings RSUs (whether vested or unvested) were converted into a restricted stock unit for the Company’s common stock issued under the 2023 Equity Incentive Plan, such assumed RSUs continued to have and be subject to substantially the same terms and conditions as were applicable to such RSUs under the Near Holdings 2022 Employee Restricted Stock Unit Plan.

The aggregate number of shares that may be issued under the 2023 Equity Incentive Plan shall not exceed 5,895,263 shares (the “Available Shares”). On the first day of each calendar year beginning January 1, 2023 and ending January 1, 2032, the Available Shares shall be increased by a number of shares equal to the lesser of (a) 5% of the aggregate number of shares outstanding on December 31 of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Committee.

The summary of RSUs activity for the three months ended March 31, 2023 is set out below:

	For the three months ended March 31, 2023
	Number of shares	Weighted average grant date fair value per share*
Unvested Units as of December 31, 2022	5,968	1,351.15
Retroactive application of Conversion Ratio	636,309	(1,338.22)
Unvested units as of December 31, 2022	642,277	12.93
Granted*	2,333,745	10.57
Vested pending settlement	(74,284)	12.98
Vested settled	(152,940)	12.97
Cancelled	(42,473)	12.74
Unvested units as of March 31, 2023	2,706,325	10.80

____________

*        Out of the total RSU’s granted, 2,133,949 RSU’s were granted on January 1, 2023 (1,380,326 was granted to a director) and the fair value of the RSUs is estimated based on the fair value of the Near Intelligence, Inc. common stock which reflects a pre-money enterprise value as at the grant date and 199,796 RSU’s were granted to directors on March 23, 2023 and the fair value of each RSUs is the market price of one common share of the Company on the date of grant.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 12 Stock based compensation (cont.)

As of March 31, 2023, total RSU’s vested were 5,040,232 (post application of the Conversion Ratio), of which 4,074,944 RSUs were cancelled for no consideration, 729,086 RSUs were gross settled and 236,202 RSUs are pending settlement and shares in respect of which will be issued in 2023 after withholding shares to the extent of minimum statutory withholding taxes.

Total compensation cost for RSUs amounted to $5,839,117 for the three months ended March 31, 2023.

As of March 31, 2023, the total remaining unrecognized stock-based compensation cost for unvested RSUs amounted to approximately $22.9 million, which will be recognized over the weighted average remaining requisite vesting period of 1.1 years.

Note 13 Derivative Liabilities

Common stock warrants issued with borrowings

As a result of the Business Combination (see Note 1), the Company has retroactively adjusted Near Holdings warrants outstanding and corresponding strike price to give effect to the Conversion Ratio used to determine the number of warrants into which they were converted.

In connection with the Harbert loan, the Company granted the lender, warrants equal to EUR 1,200,000 divided by the strike price of $4.64 per share (Tranche 1) and with respect to the additional facility dated February 25, 2021 additional warrants were granted equal to EUR 1,050,000 divided by the strike price of $6.78 per share (Tranche 2). Further, on April 29, 2022 additional warrants were granted equal to $730,000 divided by the strike price of $9.75 per share (Modified Warrants).

Tranche 1 and Tranche 2 warrant holders are guaranteed a minimum payout of EUR 2,500,000 (or $4.30 and $6.28 per warrant) in a scenario when equity share value falls below $8.94 and $13.06 and are guaranteed a minimum payout of EUR 1,500,000 (or $5.8 per warrant) in a scenario when equity share value falls below $10.45. Modified Warrants have a minimum exit value of EUR 300,000.

Further, in connection with the Financing Agreement with Blue Torch Finance LLC, the Company granted warrants to lenders which are exercisable for an aggregate of 1,039,996 shares of the Company’s common stock at $0.001 per share.

The warrants have been treated as a liability whereby the value of the warrant is estimated at the date of grant and recorded as a liability and as a discount on the loan facility. The warrant liability is revalued to fair value at each reporting date with the corresponding earnings (loss) reflected in the condensed consolidated statements of operations as a change in fair value of derivative liabilities. The fair value of the warrant liability is presented under the caption ‘derivative liabilities’ on the face of the condensed consolidated balance sheet. The discount is amortized ratably through the original maturity date and each of the extended maturity dates.

The estimated fair value of the Company’s warrant liabilities, all of which are related to the detachable warrants issued in connection with the loan facilities, were estimated using a closed-ended option pricing model utilizing assumptions related to the contractual term of the instruments, estimated volatility of the price of the Company’s common stock and current interest rates.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 13 Derivative Liabilities (cont.)

A comparison of the assumptions used in calculating estimated fair value of such warrant liabilities as of March 31, 2023 and December 31, 2022 is as follows:

	March 31, 2023	December 31, 2022
Volatility	39.5%	85.0% – 91.8%
Risk-free rate	3.75% – 4.20%	3.8% – 3.9%
Contractual term (years)	1.76 – 3.60	6.1 – 9.9
Exercise price	8.94 – 14.12	4.64 – 14.04
Number of warrants in aggregate	1,610,731	1,610,731

Refer to note 19 for details on fair valuation methodology and summary of the changes in fair value.

Public warrants and private placement warrants

KludeIn’s 8,625,000 public warrants and 5,200,000 warrants issued in connection with private placement at the time of KludeIn’s initial public offering remained outstanding and became warrants for the Company upon the close of the Business Combination.

As of March 31, 2023, there were 8,625,000 public warrants outstanding. No fractional shares will be issued upon exercise of the public warrants. The public warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the KludeIn initial public offering. The public warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may call the warrants for redemption (except as described with respect to the private placement warrants):

–       in whole and not in part;

–       at a price of $0.01 per warrant;

–       upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

–       if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the public warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the public warrants.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 13 Derivative Liabilities (cont.)

As of March 31, 2023, there were 5,200,000 private placement warrants outstanding. The private placement warrants are identical to the public warrants, except that the private placement warrants and the shares of common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

Public warrants and private placement warrants are treated as a liability and are revalued to fair value at each reporting date with the corresponding earnings (loss) reflected in the condensed consolidated statements of operations as a ‘changes in fair value of derivative liabilities’. The fair value of warrant liability is presented under the caption ‘Derivative liabilities’’ on the condensed consolidated balance sheet.

Assumptions used in calculating the estimated fair value of public warrants and private placement warrants as of March 31, 2023 is as follows:

March 31, 2023
Volatility	39.5%
Risk-free rate	3.54%
Dividend yield	0%
Stock price	$2.52
Remaining term (years)	4.98
Exercise price	$11.50
Number of warrants in aggregate	13,825,000

Refer to note 19 for details on fair valuation methodology and summary of the changes in fair value.

Note 14 Redeemable convertible preferred stock

As discussed in note 1, the Company has retroactively adjusted the shares issued and outstanding prior to the Business Combination to give effect to the Conversion Ratio to determine the number of shares into which they were converted.

As of December 31, 2022 and the Business Combination date, Near Holdings redeemable convertible preferred stock consisted of the following:

	Authorized $0.0001 par value	Shares issued and outstanding	Issuance price per share	Per share conversion price	Aggregate redemption amount	Carrying value
Series A	95,418.000	95,418.000	62.8	62.8	11,987,196	9,814,725
Series B	49,635.000	49,635.000	377.8	377.8	37,500,000	32,074,289
Series C	4,910.000	4,909.756	1,018.4	1,018.4	10,000,000	8,412,280
Series D	91,195.000	91,194.915	666.7	666.7	121,000,000	87,189,092
Series U	66,141.000	66,140.480	1,048.4	1,048.4	72,558,109	69,926,851
	307,299.000	307,298.151			253,045,305	207,417,237

Upon the closing of the Business Combination, 307,298.151 shares of redeemable convertible preferred stock issued and outstanding were converted into 33,083,858 shares of common stock of the Company at the Conversion Ratio. As of March 31, 2023, no shares of redeemable convertible preferred stock were outstanding.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 15 Common stock

As of March 31, 2023, the Company was authorized to issue 300,000,000 shares of common stock, $0.0001 par value.

As a result of the Business Combination, all of KludeIn’s Class A common stock and Class B common stock automatically converted into 4,274,125 shares of the Company’s common stock on a one-for-one basis and 83,830.894 shares of Near Holdings common stock issued and outstanding were converted into 9,025,160 shares of common stock at the Conversion Ratio.

The holders of common stock are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. In the event of liquidation, the holders of common stock are eligible to receive the remaining assets of the Company after distribution to holders of preferred stock based on their liquidation preference. The common stockholders have no preemptive, subscription, redemption or conversion rights.

As of March 31, 2023 and December 31, 2022, 46,383,143 and 8,296,074 shares of common stock were issued and outstanding, respectively.

The following table summarizes the Company’s common stock reserved for future issuance on an as-converted basis:

	March 31, 2023	December 31, 2022
Conversion of outstanding redeemable convertible preferred stock	—	33,083,858
Restricted stock units (vested pending settlement and unvested)	2,942,527	5,455,290
Warrants	15,584,965	1,610,731
Convertible debentures	2,533,653	—
Remaining shares available for future issuance under the RSU plan	2,952,736	3,553,731

Note 16 Revenue

The Company primarily derives subscription based revenue from customers’ access to its cloud based data intelligence platform. The customers use the platform to obtain actionable market intelligence in order to execute their digital marketing campaigns.

The following table summarizes revenue by the Company’s service offerings:

	Three months ended March 31,
	2023	2022
Core subscription revenue	13,640,744	12,484,365
Sale of operational products recognized point in time	1,866,974	1,574,237
	15,507,718	14,058,602

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 16 Revenue (cont.)

Disaggregation of revenue

The following table shows the disaggregation of revenue by geographic areas, as determined based on the country location of its customers:

	Three months ended March 31,
	2023	2022
Australia	556,837	998,361
France	4,001,589	3,193,675
India	17,714	—
Japan	113,269	140,587
Singapore	128,195	80,621
UAE	340,541	55,482
United Kingdom	316,852	393,240
United States	9,652,548	9,133,088
Others	380,173	63,548
	15,507,718	14,058,602

There were two customers that individually represented 28.5% and 22.1% of the Company’s revenue for the three months ended March 31, 2023 and two customers that individually represented 31.1% and 23.8% of the Company’s revenue for the three months ended March 31, 2022.

There were two customer that individually represented 57.9% and 15.9% of the Company’s accounts receivable balance as of March 31, 2023 and two customers that individually represented 61.4% and 10.8% of the Company’s accounts receivable balance as of December 31, 2022.

Deferred revenue

Revenue recognized out of the Company’s deferred revenue balance at the beginning of the period was $1,483,827 and $909,382 during the three months ended March 31, 2023 and 2022, respectively.

Note 17 Income taxes

The Company is subject to United States federal and state taxes as well as other foreign income taxes.

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of the annual effective tax rate and, if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period.

The Company recognized income tax expense of $120,518 and $61,691 for the three months ended March 31, 2023 and 2022, respectively, representing an effective tax rate of (-0.6%) and (-1.6%), respectively. There has been no significant movement in the statutory and effective tax rate for three months ended March 31, 2023 and March 31, 2022. The estimated annual effective income tax rate is primarily driven by the valuation allowance and non-deductible expenses. The Company continues to incur U.S. operating losses and has minimal profits in some of its foreign jurisdictions.

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some, or all, of its deferred tax assets will not be realized in the future. The Company evaluates and weighs all available evidence, both positive and negative, including its historic operating results, future reversals of existing deferred tax liabilities, as well as projected future taxable income. The Company will continue

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 17 Income taxes (cont.)

to regularly assess the realizability of its deferred tax assets. Changes in earnings performance and future earnings projections, among other factors, may cause the Company to adjust the valuation allowance on deferred tax assets, which could materially impact the income tax expense in the period the Company determines that these factors have changed. As of March 31, 2023, the Company continues to maintain a full valuation allowance on its deferred tax assets except in certain foreign jurisdictions.

The Company’s major tax jurisdictions are the U.S., Singapore and India and the Company also files income tax returns in other various U.S. states and international jurisdictions. In the U.S., the statute of limitations for Internal Revenue Service examinations remains open for the Company’s federal income tax returns for fiscal years after 2018. The Company’s subsidiaries in India are open to examination by relevant taxing authorities for tax years beginning on or after April 1, 2019. The status of U.S. federal, state and foreign tax examinations varies by jurisdiction. The Company does not anticipate any material adjustments to its condensed consolidated financial statements resulting from tax examinations currently in progress.

The Company’s income tax returns may be subject to examination by the taxing authorities. Because application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the condensed consolidated financial statements could be changed at a later date upon final determination by taxing authorities. Management believes that the Company has no uncertain income tax positions that could materially affect its condensed consolidated financial statements.

Note 18 Net loss per share attributable to common stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	For the three months ended March 31,
	2023	2022
Net loss attributable to common stockholders	(19,158,148)	(3,808,172)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	16,004,795	7,747,665
Net loss per share attributable to common stockholders, basic and diluted	(1.20)	(0.49)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	For the three months ended March 31,
	2023	2022
Redeemable convertible preferred stock	—	33,083,858
Stock based compensation	—	2,173,404
Unvested restricted stock units	2,706,325	—
Warrants	15,584,965	741,353
Convertible debentures	2,553,653	—
Total	20,844,943	35,998,615

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 19 Fair value measurements

The Company measures certain financial assets and liabilities, including derivative instruments, at fair value on a recurring basis. The fair value measurements of these financial assets and liabilities were determined using the following inputs as of March 31, 2023 and December 31, 2022:

	As of March 31, 2023
	Fair value measurements at reporting date using
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant other unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)
Liabilities
Warrant liabilities – borrowings(1)	—	—	9,475,769	9,475,769
Warrant liabilities – Public warrants(2)	—	—	948,750	948,750
Warrant liabilities – private placement warrants(2)	—	—	572,000	572,000
Embedded derivative(3)	—	—	708,505	708,505
Working capital loan(4)	—	—	1,183,335	1,183,335
	As of December 31, 2022
	Fair value measurements at reporting date using
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant other unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)
Liabilities
Warrant liabilities borrowings(1)	—	—	16,765,776	16,765,776

____________

(1)      The fair value of the warrant liabilities, which are related to the detachable warrants issued in connection with the Harbert and Blue Torch borrowings, were estimated using a Black-Scholes option pricing model utilizing assumptions related to the contractual term of the instruments, estimated volatility of the price of the Company’s common stock and current interest rates.

(2)      Public and private placement warrants were estimated using a Black-Scholes option pricing model utilizing assumptions related to the contractual term of the instruments, estimated volatility of the price of the Company’s common stock and current interest rates.

(3)      The fair value of the embedded derivative liability of the convertible debentures was estimated using Monte Carlo simulation utilizing assumptions related to the contractual term of the instruments, estimated volatility of the price of the Company’s common stock and current interest rates

(4)      The discounted cash flow method was used to fair value the working capital loan.

The following table presents the changes in fair value of warrant liabilities issued in relation to borrowings:

	For the three months ended March 31,
	2023	2022
Liability at beginning of the period	16,765,776	5,376,932
Additions	—	—
Change in fair value(1)	(7,290,007)	(1,700,221)
Liability at end of the period	9,475,769	3,676,711

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 19 Fair value measurements (cont.)

The following table presents the changes in fair value of the public and private placements warrants:

For the three months ended March 31, 2023
Acquired in the Business Combination	2,296,333
Change in fair value(1)	(775,583)
Balance as of March 31, 2023	1,520,750

The following table presents the changes in fair value of the embedded derivative on convertible debentures:

For the three months ended March 31, 2023
Addition during the year	708,505
Change in fair value	—
Balance as of March 31, 2023	708,505

The following table presents the changes in fair value of the working capital loan:

For the three months ended March 31, 2023
Acquired in Business Combination	421,900
Change in fair value(1)	761,435
Balance as of March 31, 2023	1,183,335

____________

(1)      Changes in the fair value of warrant liabilities and working capital loans are reported in the condensed consolidated statements of operations. The Company has determined that no adjustments to the fair values of its instruments recorded under the fair value option for instrument-specific credit risk were required.

The Company did not make any transfers between the levels of the fair value hierarchy during the three months ended March 31, 2023 and 2022.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value because their respective maturities are of short-term duration. The carrying value of the term loans were determined to approximate fair value due to the interest rate on the loans that approximate prevailing market interest rates as of each reporting period.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 20 Commitments and Contingencies

Commitments

The following table presents the Company’s future minimum purchase commitments at March 31, 2023. Purchase commitments primarily include contractual commitments for the purchase of data, hosting services and software as a service arrangement:

Contractual commitments
2023 (April to December)	2,475,000
2024	3,600,000
6,075,000

Litigation and loss contingencies

From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the business or consolidated financial statements.

Note 21 Related party transactions

Transactions with Near Pte. Ltd. and its affiliates are considered to be related parties due to the Company’s executive’s direct ownership as well as his executive position in both the Company and Near Pte. Ltd. During the year ended December 31, 2022, the Company advanced to Near Pte. Ltd. an amount of $ 1,777,675 bearing interest at 2.88% per annum. The advance to related party including accrued interest of $32,358 has been repaid as of March 31, 2023.

During year ended December 31, 2022, the Company obtained borrowings of $2,213,493 from Near India Private Limited, an affiliate of Near Pte. Ltd., bearing interest at 7% per annum. Short-term borrowing to related parties including accrued interest of $34,974 with a foreign exchange impact of $19,689 is included in accrued expenses and other current liabilities on the consolidated balance sheet as of March 31, 2023. The Company has repaid $2,126,860 during the period ended March 31, 2023 and $118,633 during the year ended December 31, 2022.

Note 22 Subsequent events

The Company has evaluated and recognized or disclosed subsequent events, as appropriate, through May 18, 2023, which is the date these condensed consolidated financial statements were available to be issued.

On April 21, 2023, the Company entered into amendment to the Global Deed of Discharge and Release agreement and made full and final settlement of $998,859 and $1,650,000 towards deferred balances of Harbert loan facility and Deutsche Bank loan facility respectively. For details of deferred balances of Harbert loan facility and Deutsche Bank loan facility refer note 10.

The Company did not fully satisfy the Junior Capital Financing Conditions under the Financing Agreement on or prior to April 15, 2023 and, as a result, the Company was required to prepay all outstanding obligations under the Financing Agreement. The Company did not make such prepayment and its failure to comply with such mandatory prepayment obligations constituted an event of default under the Financing Agreement.

Further, (i) from April 15, 2023 until April 30, 2023, the Company was required to not permit its Liquidity (as defined in the Financing Agreement) to be less than the sum of (x) $15.0 million and (y) the DB/Harbert Deferred Payment Amount (as defined in the Financing Agreement), and (ii) from May 1, 2023 forward, the Company was

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 22 Subsequent events (cont.)

required to not permit its Liquidity to be less than the sum of (x) $20.0 million and (y) the DB/Harbert Deferred Payment Amount. As of April 15, 2023 and May 1, 2023, the Company’s Liquidity was less than the minimums required under the Financing Agreement and, as a result, the Company was in breach of the applicable covenants and such breaches constituted events of default under the Financing Agreement (the “Liquidity Defaults”). In addition, the Liquidity Defaults constituted Specified Events of Default (as defined in the Financing Agreement), resulting in a 2.00% increase in the interest rate per annum until the date the Liquidity Defaults were cured or waived in writing and a $5.0 million deferred consent fee related to Consent and Amendment No. 2, which deferred consent fee would be added to the outstanding principal amount of the loans under the Financing Agreement.

On May 5, 2023, the Company entered into the Forbearance Agreement with Blue Torch (the “Initial Forbearance Agreement”), pursuant to which Blue Torch agreed to temporarily forbear from exercising its default-related rights and remedies against the Company solely with respect to the events of default related to the Junior Capital Financing Conditions and the Liquidity Defaults (collectively, the “Existing Defaults”) during the period beginning on the date of the Initial Forbearance Agreement and ending on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivers a notice terminating the forbearance period, which notice may be delivered at any time upon or after the occurrence of any Forbearance Default (as defined therein), or (iii) May 10, 2023. On May 10, 2023, the Company entered into another Forbearance Agreement with Blue Torch (the “Extended Forbearance Agreement”), which is substantially similar to the Initial Forbearance Agreement except that the forbearance period will end on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivers a notice terminating the forbearance period, which notice may be delivered at any time upon or after the occurrence of any Forbearance Default, or (iii) May 20, 2023.

Effective as of May 18, 2023, the Company entered into that certain Waiver and Amendment No. 3 to Financing Agreement (“Waiver and Amendment No. 3”) with Near Intelligence LLC, the Company’s subsidiary guarantors, Blue Torch and the Required Lenders, pursuant to which, among other things, (i) Blue Torch waived the Existing Defaults and (ii) the parties agreed to amend certain terms of the Financing Agreement relating to (x) the Junior Capital Financing Conditions, (y) the minimum Liquidity requirements and (z) the leverage ratios required for withdrawals of proceeds under the Financing Agreement. In accordance with Waiver and Amendment No. 3, on or prior to May 20, 2023 (or such later date as may be agreed in writing), the net cash proceeds from the issuance of Junior Capital after March 23, 2023, plus net cash proceeds from the trust account (the “Trust Account”) following the Business Combination, must be at least $21.0 million in the aggregate (the “Amended Junior Capital Financing Condition”). In addition, the Subsequent Financing Condition was eliminated. Furthermore, (i) from April 14, 2023 to May 20, 2023, the Company may not permit its Liquidity to be less than the sum of (x) $10.0 million and (y) the DB/Harbert Deferred Payment Amount (as defined in the Financing Agreement) reduced by $3.8 million, and (ii) from May 20, 2023 forward, the Company may not permit its Liquidity to be less than $20.0 million. Additionally, pursuant to Waiver and Amendment No. 3, the parties agreed that $2.0 million of a $5.0 million deferred consent fee payable under the Financing Agreement is due and payable as of May 18, 2023, and has been automatically paid-in-kind and capitalized on the outstanding principal amount of the loans. The remaining $3.0 million of the deferred consent fee will become due and payable (i) if as of May 20, 2023, (x) the Company fails to obtain net cash proceeds from the issuance of Junior Capital after March 23, 2023 of at least $20.0 million and (y) after giving effect to payment of all outstanding fees and expenses related to the Business Combination, pro forma liquidity is not at least $32.0 million, or (ii) upon occurrence of certain other events of default under the Financing Agreement.

The Company’s Board of Directors has authorized the issuance of up to $50.0 million of Junior Capital on terms substantially similar to those set forth in the Securities Purchase Agreements, of which approximately $21.0 million has been issued to date. As described below, on May 18, 2023, the Company raised additional Junior Capital in an amount which, together with the net proceeds from the issuance of the Part A-1 Convertible Debentures and the Trust Account, equaled or exceeded $21.0 million. Accordingly, the Company has satisfied the Amended Junior Capital Financing Condition.

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 22 Subsequent events (cont.)

On May 18, 2023, the Company entered into a securities purchase agreement (the “Part A-2 Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part A-2 Investors”), in connection with the issuance and sale by the Company of (i) convertible debentures in an aggregate principal amount of $2,500,000 (the “Part A-2 Convertible Debentures”) and (ii) warrants (the “Part A-2 Warrants”) to purchase an aggregate of 62,500 shares of Common Stock. Also on May 18, 2023, the Company entered into a securities purchase agreement (the “Part B Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part B Investors” and together with the Part A-2 Investors, the “Part A-2/Part B Investors”), in connection with the issuance and sale by the Company of (i) convertible debentures in an aggregate principal amount of $11,440,217 (the “Part B Convertible Debentures”) and (ii) an aggregate of 263,125 shares of Common Stock (the “Commitment Fee Shares”). The Part B Convertible Debentures were issued at an original issue discount of 8%, resulting in aggregate gross proceeds to the Company of $10,525,000.

The Part A-2 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is the later of (i) February 2, 2027 and (ii) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement. The Part B Convertible Debentures bear interest at an annual rate of 10% and will mature on the date that is the later of (i) the one-year anniversary of the issuance date of the Part B Convertible Debentures or (ii) the earlier of (a) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement or (b) the termination or repayment of the term loans issued pursuant to the Financing Agreement. The interest rate is subject to increase to 15% upon the occurrence and during the continuance of any Event of Default (as defined therein). The maturity date of any Part A-2 Convertible Debenture or Part B Convertible Debenture may be extended at the option of the applicable Part A-2/Part B Investor. The Part A-2 Convertible Debentures and Part B Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

Subject to the Stockholder Approval Requirement (as defined below), beginning November 14, 2023, any portion of the outstanding and unpaid principal amount of the Part A-2 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs (as defined below) during the 20 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $0.45 (the “Floor Price”).

Subject to the Stockholder Approval Requirement, any portion of the outstanding and unpaid principal amount of the Part B Convertible Debentures, together with any redemption premium and accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $2.23, or (ii) 90.0% of the lowest daily VWAP of the Common Stock during the seven consecutive trading days prior to the conversion date, but not lower than the Floor Price.

Subject to a subordination agreement among Blue Torch and the Part B Investors, the Company may, at its option, elect to redeem a portion or all amounts outstanding under either Part B Convertible Debenture in cash, plus a 5% redemption premium on the amount to be redeemed, provided that (i) the last reported closing price of the Common Stock is less than $2.23 and (ii) the Company provides the applicable holder with at least five business days’ prior written notice of its desire to exercise such redemption right. Upon receipt of a redemption notice, a holder shall have five business days to elect to convert all or any portion of its Part B Convertible Debenture in lieu of redemption.

For purposes of the Convertible Debentures, “VWAP” means the daily dollar volume-weighted average price for such security on the Nasdaq Global Market as reported by Bloomberg through its “Historical Prices — Px Table with Average Daily Volume” functions.

Except for YA II PN, Ltd. (“Yorkville”), no Part A-2/Part B Investor may convert its Convertible Debentures until the transactions contemplated by the Securities Purchase Agreements have been approved by the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(d) (the “Stockholder Approval Requirement”). Yorkville may convert its Part B Convertible Debenture so long as the aggregate number of shares of Common Stock issued pursuant to its Part B Convertible Debenture does not exceed 6,004,000 shares (the “Exchange Cap”), provided,

Near Intelligence, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(in $, except per share data and share count)

Note 22 Subsequent events (cont.)

however, that the foregoing restriction will no longer apply upon satisfaction of the Stockholder Approval Requirement. Furthermore, the Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Investor and its affiliates having beneficial ownership of more than 4.99% (or in the case of one investor, 9.99%) of the Company’s then outstanding shares of Common Stock, provided that this limitation may be waived by the Investor upon not less than 65 days’ prior notice to the Company.

The Part A-2 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-2 Warrants will be immediately exercisable into shares of Common Stock upon satisfaction of the Stockholder Approval Requirement and expire at 5:00 p.m. Eastern Time on May 18, 2027. No portion of the Part A-2 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-2 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the Part A-2 Investor upon not less than 65 days’ prior notice to the Company.

The Part B Convertible Debentures provide that, upon the occurrence of a Trigger Event (as defined below) and subject to a Subordination Agreement among the Part B Investors and Blue Torch (the “Part B Subordination Agreement”), the Company must make monthly cash payments against the principal amount then outstanding in an amount equal to $1,000,000 of the principal amount of such Part B Convertible Debenture plus accrued and unpaid interest thereon, if any, plus a redemption premium of 5% of the triggered payment amount (each, a “Trigger Payment” and collectively, the “Trigger Payments”). A “Trigger Event” occurs if (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days (the “Floor Price Trigger”) or (ii) in the case of Yorkville only, at any time on or after July 31, 2023 the Company has issued in excess of 95% of the Common Stock available under the Exchange Cap (the “Exchange Cap Trigger”). The Company’s obligation to make Trigger Payments shall be reduced by an amount equal to any portion of the principal amount of such Part B Convertible Debenture, together with any accrued and unpaid interest, that, following the applicable Trigger Date, is converted into shares of Common Stock at the option of the holder. The Company’s obligation to make Trigger Payments will continue until, in the case of a Floor Price Trigger, the fifth consecutive trading day that the VWAP is greater than 110% of the Floor Price, or, with respect to an Exchange Cap Trigger, the Company has obtained stockholder approval to increase the number of shares of Common Stock under the Exchange Cap and/or the Stockholder Approval Requirement has been satisfied.

In connection with Yorkville’s investment in the Part B Convertible Debentures, entities affiliated with certain officers of the Company (collectively, the “Stockholder Guarantors”) entered into a Guaranty in favor of Yorkville (the “Stockholder Guaranty”). Pursuant to the Stockholder Guaranty, upon failure of the Company to make any Trigger Payment when due, including in the event the Company is unable to make a Trigger Payment as a result of the Part B Subordination Agreement, the Stockholder Guarantors will be obligated to make such Trigger Payment to Yorkville. Upon receipt of a Trigger Payment from any Stockholder Guarantor, Yorkville will transfer to such Stockholder Guarantor a portion of the Part B Convertible Debenture in an amount equal to the Trigger Payment received, less the redemption premium. Each Stockholder Guarantor also agreed to certain lock-up provisions during the term of the Stockholder Guaranty.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
KludeIn I Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KludeIn I Acquisition Corp. (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, on March 23, 2023, the Company consummated its Business Combination and changed its name from KludeIn Acquisition I Corp. to Near Intelligence, Inc.

We have served as the Company’s auditor since 2023.
Melville, New York

April 10, 2023

KLUDEIN I ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$101,161	$400,073
Total current assets	101,161	400,073

Cash and marketable securities held in Trust Account	107,332,749	172,580,609
TOTAL ASSETS	$107,433,910	$172,980,682

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,611,826	$637,375
Income taxes payable	124,974	—
Working Capital Loan	421,900	—
Near Extension Note	686,690	—
Extension Funds from Sponsor	1,373,380	—
Total current liabilities	5,218,770	637,375

Deferred tax liability, net	71,622	—
Warrant liabilities	1,106,000	8,311,710
Deferred underwriting fee payable	6,037,500	6,037,500
Total Liabilities	12,433,892	14,986,585

Commitments and contingencies

Class A common stock subject to possible redemption; 10,404,394 and 17,250,000 shares at redemption value of $10.30 and $10.00 as of December 31, 2022 and 2021, respectively	107,207,356	172,500,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 280,000,000 shares authorized; none issued or outstanding (excluding 10,404,394 and 17,250,000 shares subject to possible redemption as of December 31, 2022 and 2021, respectively)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,312,500 shares issued and outstanding as of December 31, 2022 and 2021	431	431
Additional paid-in capital	—	—
Accumulated deficit	(12,207,769)	(14,506,334)
Total Stockholders’ Deficit	(12,207,338)	(14,505,903)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT	$107,433,910	$172,980,682

The accompanying notes are an integral part of the consolidated financial statements.

KLUDEIN I ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
Formation and operational costs	$3,900,302	$1,605,912
Loss from operations	(3,900,302)	(1,605,912)

Other income (expense):
Transaction costs allocated to warrants	—	(523,013)
Change in fair value of warrant liabilities	7,205,710	1,642,290
Change in fair value of Working Capital Loan	341,057	—
Interest earned on marketable securities held in Trust Account	1,760,120	78,398
Unrealized gain on marketable securities held in Trust Account	—	2,211
Total other income, net	9,306,887	1,199,886

Income (loss) before provision for income taxes	5,406,585	(406,026)
Provision for income taxes	(374,016)	—
Net income (loss)	$5,032,569	$(406,026)

Basic and diluted weighted average shares outstanding, Class A common stock	13,930,350	16,776,099
Basic and diluted net income (loss) per share, Class A common stock	$0.28	$(0.02)

Basic and diluted weighted average shares outstanding, Class B common stock	4,312,500	4,297,047
Basic and diluted net income (loss) per share, Class B common stock	$0.28	$(0.02)

The accompanying notes are an integral part of the consolidated financial statements.

KLUDEIN I ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance – January 1, 2021	4,312,500	$431	$24,569	$(1,893)	$23,107
Cash paid in excess of fair value for Private Placement Warrants	—	—	1,456,000	—	1,456,000
Fair value of Founders Shares attributable to Anchor Investor	—	—	4,411,238	—	4,411,238
Re-measurement of Class A common stock to redemption amount	—	—	(5,891,807)	(14,098,415)	(19,990,222)
Net loss	—	—	—	(406,026)	(406,026)
Balance – December 31, 2021	4,312,500	431	—	(14,506,334)	(14,505,903)
Proceeds in excess of Fair Value of Convertible Note on issuance	—	—	462,043	—	462,043
Re-measurement of Class A common stock to redemption amount	—	—	(462,043)	(2,734,004)	(3,196,047)
Net income	—	—	—	5,032,569	5,032,569
Balance – December 31, 2022	4,312,500	$431	$—	$(12,207,769)	$(12,207,338)

The accompanying notes are an integral part of the consolidated financial statements.

KLUDEIN I ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$5,032,569	$(406,026)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,760,120)	(78,398)
Unrealized gain on marketable securities held in Trust Account	—	(2,211)
Change in fair value of warrant liabilities	(7,205,710)	(1,642,290)
Change in fair value of Working Capital Loan	(341,057)	—
Deferred tax provision	71,622	—
Transaction costs allocated to warrants	—	523,013
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	1,974,451	636,243
Income taxes payable	124,974	—
Due to Sponsor	—	(1,000)
Net cash used in operating activities	(2,103,271)	(970,669)

Cash Flows from Investing Activities:
Investment of Extension Funds and Near Extension Loan in Trust Account	(2,060,070)	(172,500,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	579,359	—
Cash withdrawn from Trust Account in connection with redemption	68,488,691	—
Net cash provided by (used in) investing activities	67,007,980	(172,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	169,049,999
Proceeds from sale of Private Placement Warrants	—	5,200,000
Proceeds from Sponsor for Extension Funds	1,373,380	5,000
Proceeds from Working Capital Loan	1,225,000	—
Proceeds from Near Extension Loan	686,690	—
Repayment of promissory note - related party	—	(88,905)
Payment of offering costs	—	(296,352)
Redemption of Class A common stock	(68,488,691)	—
Net cash (used in) provided by financing activities	(65,203,621)	173,869,742

Net Change in Cash	(298,912)	399,073
Cash – Beginning of period	400,073	1,000
Cash – End of period	$101,161	$400,073

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$177,420	$—

Non-cash investing and financing activities:
Fair value of Founder Shares attributable to Anchor Investor	$—	$4,411,238
Proceeds in excess of fair value of Working Capital Loan on issuance date	$462,043	$—
Remeasurement of Class A common stock subject to possible redemption	$3,196,047	$19,990,222

The accompanying notes are an integral part of the consolidated financial statements.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

KludeIn I Acquisition Corp. (“KludeIn” or the “Company”) is a blank check company incorporated in Delaware on September 24, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has two wholly-owned subsidiaries that were created on April 21, 2022, Paas Merger Sub 1 Inc., a Delaware corporation (“Merger Sub 1”) and Paas Merger Sub 2 LLC., a Delaware limited liability company (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”).

Consummation of Business Combination

On May 18, 2022, KludeIn entered into an Agreement and Plan of Merger (as amended on November 3, 2022, December 23, 2022 and January 17, 2023, the “Merger Agreement”) with Paas Merger Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of KludeIn (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of KludeIn (“Merger Sub 2”), and Near Intelligence Holdings Inc., a Delaware corporation (“Near Holdings”).

On March 23, 2023 (the “Closing Date”), pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, (i) Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving the merger as a wholly owned subsidiary of KludeIn (the “First Merger”) and (ii) immediately following the First Merger, Near Holdings, as the surviving entity of the First Merger, merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). We refer to the Mergers and the other transactions described in the Merger Agreement collectively herein as the “KludeIn Business Combination”.

On the Closing Date, KludeIn issued Merger Consideration in the aggregate amount of 42,109,018 shares.

Additionally, on the Closing Date, in connection with the consummation of the KludeIn Business Combination, KludeIn changed its name from KludeIn I Acquisition Corp. to Near Intelligence, Inc. (“Near”).

Business Prior to the Business Combination

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the KludeIn Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income and unrealized gains from the marketable securities held in the Trust Account (as defined below), and gains or losses from the change in fair value of the warrant liabilities and convertible promissory note.

The registration statement for the Company’s Initial Public Offering was declared effective on January 6, 2021. On January 11, 2021, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,200,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to KludeIn Prime LLC (the “Sponsor”), generating gross proceeds of $5,200,000, which is described in Note 4.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company incurred $14,303,235 in transaction costs, including $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees, $4,411,238 of fair value of the Founder Shares (defined below) attributable to the Anchor Investor (defined below) and $404,497 of other offering costs. Transaction costs allocated to the warrants were $523,013 and were expensed in the accompanying consolidated statement of operations for the year ended December 31, 2021.

Following the closing of the Initial Public Offering on January 11, 2021, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Markets rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination, (ii) by means of a tender offer, or (iii) in connection with a special meeting of stockholders to approve an extension of the deadline to complete a Business Combination, as described below. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by April 11, 2023 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company initially had until July 11, 2022 to complete a Business Combination, which was extended to January 11, 2023 (the “Combination Period”) after the approvals obtained at special meetings of stockholders held on July 7, 2022 and January 6, 2023 (the “Extension”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

At the special meeting of stockholders on July 7, 2022 in connection with the Extension, stockholders holding 6,845,606 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $68,488,691 (approximately $10.00 per share), which included $32,631 of interest earned on the Trust Account which was not previously used to pay the Company’s tax obligation, was removed from the Trust Account to pay such holders. Following these redemptions, the Company had 10,404,394 Public Shares outstanding and the aggregate amount remaining in the Trust Account at the time was $104,093,013.

On July 7, 2022, the Company issued an unsecured promissory note to the Sponsor for up to an aggregate principal amount of $2,060,070 (the “Extension Funds”) to be deposited into the Company’s Trust Account in connection with the Extension. The Company was to deposit up to six equal installments of the Extension Funds, or $343,345, into the Trust Account on a monthly basis for each month of the Extension and such amount will be distributed either to: (i) all of the holders of the Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination. The Extension Funds note is not convertible and bears no interest and is due and payable upon the earlier of the date on

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

which the Company consummates its initial Business Combination or the date of the liquidation of the Company. As of December 31, 2022, an aggregate of $1,373,380 has been drawn down on the Extension Funds and deposited into the Trust Account to cover the first four months of the extension.

At the special meeting of stockholders on January 6, 2023, stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the date by which the Company must consummate its initial business combination from January 11, 2023 to April 11, 2023 (or such earlier date as determined by the board of directors of the Company (the “Second Extension”). In connection with the Second Extension, stockholders holding 9,786,530 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $101 million (approximately $10.32 per share), which included $1,190,676 of interest earned on the Trust Account which was not previously used to pay the Company’s tax obligation, has been removed from the Trust Account to pay such holders. Following redemptions, the Company has 617,864 Public Shares outstanding.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, which were formed on April 21, 2022. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting periods.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of 90 days or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. At December 31, 2021, substantially all of the assets held in the Trust Account were primarily invested in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Interest earned and gains and losses resulting from the change in fair value of investments held in the Trust Account are included in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial carrying value to redemption amount, which approximates fair value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A common stock during the year ended December 31, 2021. The change in the carrying value of redeemable Class A common stock during the year ended December 31, 2022 was an increase of $3,196,047 which represents cumulative earnings, the Extension Funds from Sponsor and the Near Extension Note on the Trust Account through December 31, 2022, net of Trust Account earnings paid out upon redemptions, and amounts available to pay for the Company’s tax obligations as of December 31, 2022.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At December 31, 2022 and 2021, the shares of Class A common stock reflected in the consolidated balance sheets as temporary equity were reconciled in the following table:

	Number of Shares	Carrying Amount
Gross proceeds for the Initial Public Offering	17,250,000	$172,500,000
Less:
Proceeds allocated to the initial fair value of Public Warrants	—	(6,210,000)
Class A common stock issuance costs	—	(9,527,789)
Fair value of Founder Shares attributable to Anchor Investor allocated to redeemable Class A common stock, net of allocated transaction costs	—	(4,252,433)
Plus:
Remeasurement of carrying value to redemption value	—	19,990,222
Class A common stock subject to possible redemption, as of December 31, 2021	17,250,000	172,500,000
Less:
Class A common stock redeemed, including Trust Account earnings of $32,631	(6,845,606)	(68,488,691)
Plus:
Extension Funds from Sponsor	—	1,373,380
Near Extension Note	—	686,690
Remeasurement of carrying value to redemption value	—	1,135,977
Class A common stock subject to possible redemption, as of December 31, 2022	10,404,394	$107,207,356

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. For the Private Placement Warrants, the fair value was estimated using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology since the closing date of Initial Public Offering and as of December 31, 2022 (see Note 10). For the public warrants, the fair value was estimated using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology at the closing date of Initial Public Offering and the Level 1 quoted prices in an active market since the public warrants starting trading separately on March 1, 2021 and as of December 31, 2022 (see Note 10).

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Allocation of issuance costs

The Company accounts for the allocation of its issuance costs to its warrants using the guidance in ASC Topic 470-20, “Debt with Conversion and Other Options” (“ASC 470-20), applied by analogy. Under this guidance, if debt or stock is issued with detachable warrants, the proceeds need to be allocated to the two instruments using either the fair value method, the relative fair value method, or the residual value method. The guidance also requires companies to use a consistent approach in allocating issuance costs between the instruments. Accordingly, the Company allocated its issuance costs of $14,303,235 — consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting commissions, $4,411,238 of fair value of the Founder Shares attributable to the Anchor Investor, and $404,497 of other offering costs — to the issuance of its Class A common stock and warrants in the amount of $13,780,222 and $523,013, respectively. Issuance costs attributed to the warrants were expensed to the consolidated statement of operations during the year ended December 31, 2021. Issuance costs attributed to the Class A common stock were initially charged to temporary equity and then re-measured to Class A common stock subject to redemption upon completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Financial Accounting Standards Board (“FASB”) ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company has identified the United States as its only tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months. For interim periods, the income tax provision or benefit related to ordinary income or loss is computed at an estimated annual effective income tax rate and the income tax provision or benefit related to all other items is individually computed and recognized when the items occur.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. In January 2023, 9,786,530 shares were redeemed for an aggregate of $100,993,709, which may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Net Income (Loss) per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating income (loss) per share of common stock. Re-measurement associated with the redeemable shares of Class A common stock is excluded from (loss) income per share of common stock as the redemption value approximates fair value. Net income (loss) is allocated among the classes of common stock based on weighted average shares outstanding.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 13,825,000 shares of Class A common stock in the aggregate, not including warrants that may be acquired from the conversion feature in the Working Capital Loan. As of December 31, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented.

Founder Shares subject to forfeiture (see Note 5) are not included in weighted average shares outstanding for basic net income (loss) per share until the forfeiture restrictions lapse, however, they are included in weighted average shares outstanding for diluted net (loss) income per share for the entire period.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except share amounts):

	For the Years Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$3,842,900	$1,189,669	$(323,233)	$(82,793)
Denominator:
Basic and diluted weighted average shares outstanding	13,930,350	4,312,500	16,776,099	4,297,047

Basic and diluted net income (loss) per share of common stock	$0.28	$0.28	$(0.02)	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s consolidated balance sheets, primarily due to their short-term nature, except for warrants and the Working Capital Loan (see Note 10).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each Whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,200,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($5,200,000 in the aggregate), in a private placement. Certain qualified institutional buyers or institutional accredited investors (“Anchor Investor”) purchased an aggregate of 780,000 Private Placement Warrants from the Sponsor at a price of $1.00 per Private Placement Warrant ($780,000 in the aggregate). As a result, the Sponsor and Anchor Investor held 4,420,000 and 780,000 Private Placement Warrants, respectively. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 4 — PRIVATE PLACEMENT (cont.)

Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. As a result of the difference in the initial fair value of $0.72 per warrant of the Private Placement Warrants and the purchase price of $1.00 per share, the Company recorded a contribution to additional paid-in capital of $1,456,000 as of the date of the Private Placement issuance which is included in the consolidated statement of stockholders’ deficit for the year ended December 31, 2021.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On September 24, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 4,312,500 shares of Class B common stock (the “Founder Shares”). On January 6, 2021, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s director nominees. These 75,000 Founder Shares were not subject to forfeiture in the event the underwriter’s over-allotment option was not exercised. The Founder Shares included an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares were forfeited, and none are currently subject to forfeiture.

The Sponsor and its director nominees have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In connection with the closing of the Initial Public Offering, the Anchor Investor acquired from the Sponsor an indirect economic interest in an aggregate of 635,625 Founder Shares at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investor after the completion of a Business Combination. The Company estimated the aggregate fair value of the Founder Shares attributable to the Anchor Investor to be $4,411,238, or $6.94 per share. The fair value of the Founder Shares was estimated using the income approach. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and a capital contribution from the Sponsor in accordance with Topic 5T. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering using the with-and-without method, compared to total proceeds received. Offering costs related to the Founder Shares amounted to a contribution to additional paid-in capital $4,411,238, of which $158,805 were expensed to the statement of operations and included in transaction costs attributable to warrant liabilities and the remaining $4,252,433 recorded as an additional offering cost as a reduction of temporary equity, and re-measured to accumulated deficit upon recording temporary equity at redemption value during the year ended December 31, 2021.

The transfer of the Founders Shares to the Company’s director nominees, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were effectively transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of December 31, 2022 and 2021, the Company determined that a Business Combination is not considered probable until the business combination is completed, and therefore, no stock-based compensation expense has been recognized.

Promissory Note — Related Party

On September 24, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of June 30, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Note of $88,905 was repaid at the closing of the Initial Public Offering on January 11, 2021. Borrowings are no longer available under the Note.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, make Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On January 21, 2022, the Company issued a promissory note with respect to the Working Capital Loans in the principal amount of up to $1,500,000 to the Sponsor. The Working Capital Loan is non-interest bearing and payable upon the consummation of a Business Combination or may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the lender’s discretion. The warrants would be identical to the Private Placement Warrants described in Note 8. On January 31, 2022, April 1, 2022, June 30, 2022, September 30, 2022 and December 31, 2022, $350,000, $112,500, $250,000, $360,000 and $152,500 were drawn on the Working Capital Loan, respectively. As of December 31, 2022, the total Working Capital Loan amount outstanding is $1,225,000 and is included (at its then current fair value) in Working Capital Loan on the accompanying consolidated balance sheet as of December 31, 2022. The Working Capital Loan is accounted for at fair value (see Note 10). The initial fair value of the Working Capital Loan draw on January 31, 2022 was $264,900, which resulted in a contribution of $85,100 to stockholders’ deficit. The initial fair value of the Working Capital Loan draws on April 1, 2022, June 30, 2022, September 30, 2022 and December 31, 2022 were $83,396, $184,807, $177,331 and $52,522, which resulted in a contribution of $29,104, $65,193, $182,669 and $99,977 to stockholders’ deficit, respectively. The fair value of the convertible note as of December 31, 2022 was $421,900, which resulted in a change in fair value of the convertible note of $341,057 recorded in the consolidated statement of operations for the year ended December 31, 2022.

Consulting Agreement

The Company entered into an agreement commencing on September 1, 2021 to pay an affiliate of the Sponsor a sum of $7,500 per month, for consulting services for due diligence related to the business combination. For the year ended December 31, 2022 and December 31, 2021, the Company incurred $67,500 and $30,000. As of December 31, 2022 and December 31, 2021 $97,500 and $30,000 is included in accrued expenses in the accompanying consolidated balance sheets respectively.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Extension Funds

On July 7, 2022, the Company issued an unsecured promissory note to the Sponsor for up to an aggregate principal amount of $2,060,070 to be deposited into the Trust Account in connection with the Extension. The Company was to deposit up to six equal installments of the Extension Funds, or $343,345, into the Trust Account on a monthly basis for each month of the Extension and such amount will be distributed either to: (i) all of the holders of the Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination. The Extension Funds note is not convertible and bears no interest and is due and payable upon the earlier of the date on which the Company consummates its initial Business Combination or the date of the liquidation of the Company. As of December 31, 2022, an aggregate of $1,373,380 has been drawn down on the Extension Funds and deposited into the Trust Account to cover the first four months of the extension.

Near Extension Note

On November 23, 2022, the Company issued a promissory note (the “Near Extension Note”), dated as of November 18, 2022, in the aggregate principal amount of up to $686,690, to Near. The Near Extension Note relates to the final two payments of the Company’s extension funds of $343,345 each to be deposited into the Trust Account for each month in which the date by which the Company must consummate its initial business combination is extended, from July 11, 2022 until January 11, 2023. As of December 31, 2022, the full amount of $686,690 has been drawn down on the Near Extension Note and deposited into the Trust Account.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a Registration Rights Agreement entered into on January 6, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the Company’s securities held by them. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us, subject to certain limitations. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Closing, the existing Registration Rights Agreement will be amended and restated and the Company, the Sponsor, and certain persons and entities holding securities of Near prior to the Closing (collectively, together with the Sponsor, the “Reg Rights Holders”) will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, the Company will agree that, within 30 days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and the Company will use its reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but in no event later than 60 days (or 90 days if the SEC notifies the Company that it will review the Resale Registration Statement). In certain circumstances, each of the Reg Rights Holders can demand up to two underwritten offerings and will be entitled to piggyback registration rights, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $6,037,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Contingent Legal Fees

As of December 31, 2022 and 2021, the Company has incurred legal fees of $1,723,836 and $118,550, respectively, payments for which are contingent upon the consummation of the Business Combination, of which such amounts are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Advisor Agreement

On September 16, 2021, the Company entered into an advisor agreement, in which the advisor (CF&CO) will act as the Company’s placement agent and arranger in connection with any financing. Additionally, the advisor will act as a capital markets advisor in connection with the Target Business Combination. The Company agrees to pay the advisor the following (i) $6 million if the Total Capital (as hereinafter defined) involved in the private placement, offering or other sale of equity or equity-linked instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (“Financing”) and Target Business Combination is less than $175.5 million; (ii) $8 million if the Total Capital involved in the Financing and Target Business Combination is equal to or greater than $175.5 million but less than $225 million; or (iii) $10 million if the Total Capital involved in the Financing and Target Business Combination is equal to or greater than $225 million. For purposes of the Advisor Agreement, “Total Capital” means the aggregate amount of proceeds received from any Financing plus the total amount of proceeds raised in connection with the initial public offering of the Company (the “IPO”) that remain in the Trust Account at the time of the closing of the Target Business Combination, after giving effect to redemptions of any Public Stockholders. Upon the earlier of (i) the consummation of the Target Business Combination or any other Business Combination, (ii) the liquidation of the Company in accordance with its organizational documents if it does not consummate a Business Combination prior to its deadline to do so (as such deadline may be extended by amendment to the Company’s organizational documents), or (iii) termination of the Advisor Agreement, the Company will promptly reimburse CF&CO for its out-of-pocket expenses reasonably incurred by CF&CO in connection with CF&CO rendering its services under the Advisor Agreement, including the fees and disbursements of legal counsel, whether or not any Financing occurs; provided that, except as contemplated by the Indemnification Provisions (as defined in the Advisor Agreement), such expenses will not exceed $50,000 in the aggregate, in each case unless approved in writing (including e-mail) by the Company in advance (not to be unreasonably withheld, delayed or conditioned).

Common Stock Subscription Agreement

Simultaneously with the execution and delivery of the Merger Agreement, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and related registration rights agreement (the “CF Registration Rights Agreement”) with CF Principal Investments LLC (“CF”). Pursuant to the Common Stock Purchase Agreement, following the Closing, Near, as the Company’s successor, has the right to sell to CF up to a Total Commitment (as defined in the Common Stock Purchase Agreement) of $100,000,000 in shares of Near’s Common Stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Near is obligated under the Common Stock Purchase Agreement and the CF Registration Rights Agreement to file a registration statement with the SEC to register under the Securities Act for the resale by CF of shares of Common Stock that Near may issue to CF under the Common Stock Purchase Agreement.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Near will not have the right to commence any sales of Common Stock to CF under the Common Stock Purchase Agreement until the Commencement (as defined in the Common Stock Purchase Agreement), which is the time when all of the conditions to the Near’s right to commence sales of Common Stock to CF set forth in the Common Stock Purchase Agreement have been satisfied, including that a registration statement relating to the Common Stock is filed and declared effective by the SEC.

After the Commencement, Near will have the right, from time to time at its sole discretion until the first day of the month next following the 36-month period from and after the Commencement, to direct CF to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Common Stock Purchase Agreement. Near will control the timing and amount of any sales of the Common Stock to CF. Actual sales of shares of the Common Stock to CF under the Common Stock Purchase Agreement will depend on a variety of factors to be determined by Near from time to time, including, among other things, market conditions, and the trading price of the Common Stock.

The purchase price of the shares of Common Stock that Near elects to sell to CF pursuant to the Common Stock Purchase Agreement will be the volume weighted average price of the Common Stock during the applicable purchase date on which Near has timely delivered written notice to CF directing it to purchase the shares of Common Stock under the Common Stock Purchase Agreement. Near will receive 98% of the volume weighted average price of the Common Stock so sold.

In connection with the execution of the Common Stock Purchase Agreement, Near will issue to CF shares of Common Stock in an amount equal to $2,000,000 at a per share price based on the price of Near’s Common Stock on the Commencement Date, as consideration for CF’s irrevocable commitment to purchase the shares of Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement.

On March 22, 2023, the Company entered into an omnibus fee agreement (the “CF Fee Agreement”) with Cantor Fitzgerald & Co. (“CF&CO”) and CF, which CF Fee Agreement amended certain provisions of (i) that certain letter agreement between KludeIn and CF&CO, dated as of September 16, 2021 (as amended, the “CF Engagement Letter”), (ii) the Common Stock Purchase Agreement, and (iii) that certain Registration Rights Agreement between KludeIn and CF, dated as of May 18, 2022 (the “CF Registration Rights Agreement”).

Pursuant to the CF Fee Agreement, among other things, the parties agreed that, notwithstanding any term or provision of the CF Engagement Letter, CF&CO would receive, in lieu of the cash advisory fee otherwise payable to it pursuant to the CF Engagement Letter, a number of shares (the “Advisory Fee Shares”) of Near Common Stock equal to the greater of (i) 600,000 shares of Near Common Stock and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP of the Near Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Advisory Fee Shares, provided that clause (y) may in no event be less than $2.06.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 280,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 10,404,394 and 17,250,000 shares of Class A common stock issued and outstanding, respectively, all of which are subject to possible redemption and presented as temporary equity.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At both December 31, 2022 and 2021, there were 4,312,500 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The holders of the Class B common stock have agreed to waive such adjustment to the conversion ratio upon the consummation of the Merger Agreement.

NOTE 8 — WARRANT LIABILITIES

As of December 31, 2022 and 2021, there were 8,625,000 Public Warrants outstanding. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8 — WARRANT LIABILITIES (cont.)

basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may call the warrants for redemption (except as described with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8 — WARRANT LIABILITIES (cont.)

At December 31, 2022 and 2021, there were 5,200,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9 — INCOME TAX

The Company’s net deferred tax assets and liabilities are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets, net
Net operating loss carryforward	$—	$29,571
Startup and organizational costs	618,152	295,262
Change in fair value of Working Capital Loan	(71,622)	—
Unrealized gain on marketable securities	—	(4,121)
Total deferred tax assets, net	546,530	320,712
Valuation allowance	(618,152)	(320,712)
Deferred tax liability, net of valuation allowance	$(71,622)	$—

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$302,394	$—
Deferred	(225,819)	(320,314)

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	297,441	320,314
Income tax provision	$374,016	$—

As of December 31, 2022 and 2021, the Company had $0 and $140,812, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. Federal net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 9 — INCOME TAX (cont.)

respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and 2021, the change in the valuation allowance was $297,441 and $320,314, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrants	(28.0)%	84.9%
Transaction costs allocable to warrants	0.0%	(27.1)%
Business combination expenses	8.4%	—%
Change in valuation allowance	5.5%	(78.9)%
Income tax provision	6.9%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.

NOTE 10 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$107,332,749	$172,580,609

Liabilities:
Warrant Liabilities – Public Warrants	1	690,000	5,180,136
Warrant Liabilities – Private Placement Warrants	3	416,000	3,131,574
Working Capital Loan	3	421,900	—

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

As of December 31, 2022 and 2021, the Private Placement Warrants were valued using a binomial lattice model which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the warrants is the expected volatility of the common stock. The expected volatility as of the closing date of the Initial Public Offering was derived from observable Public Warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. As of December 31, 2022 and 2021, the Public Warrants were valued using the level 1 quoted prices in an active market.

The following table provides quantitative information regarding Level 3 fair value measurements for Private Placement Warrants at December 31, 2022 and 2021:

	As of December 31, 2022	As of December 31, 2021
Stock price	$10.24	$9.84
Strike price	$11.50	$11.50
Volatility	3.8%	12.2%
Risk-free rate	4.41%	1.17%
Dividend yield	0.0%	0.0%
Fair value of warrants	$0.08	$0.60

The following table presents the changes in the fair value of Level 3 warrant liabilities for the year ended December 31, 2021:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 11, 2021	3,744,000	6,210,000	9,954,000
Change in fair value	(612,426)	(1,380,000)	(1,992,426)
Transfer to Level 1	—	(4,830,000)	(4,830,000)
Fair value as of December 31, 2021	3,131,574	—	3,131,574

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of Level 3 warrant liabilities for the year ended December 31, 2022:

Private Placement
Fair value as of January 1, 2022	$3,131,574
Change in fair value	(2,715,574)
Fair value as of December 31, 2022	$416,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $4,830,000. There were no transfers from Level 3 to any other levels during the year ended December 31, 2022.

The Working Capital Loan was measured at fair value as of the date of the initial borrowing on January 31, 2022. The discounted cash flow method was used to value the debt component of the Working Capital Loan and the Black Scholes Option Pricing Model was used to value the debt conversion option. There were no transfers out of Level 3 to other levels in the fair value hierarchy during the year ended December 31, 2022 for the Working Capital Loan.

The following table provides quantitative information regarding Level 3 fair value measurements for each draw of the Working Capital Loan during the year ended December 31, 2022:

	As of December 31, 2022	As of September 30, 2022	As of June 30, 2022	As of April 1, 2022	As of January 31, 2022
Stock price	$10.24	$10.05	$9.99	$9.94	$9.87
Strike price	11.50	$11.50	$11.50	$11.50	$11.50
Volatility	3.8%	0.0%	10.1%	3.8%	9.1%
Risk-free rate	4.41%	4.01%	2.98%	2.40%	2.40%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%

The following contains additional information regarding the inputs used in the pricing models:

•        Term — the expected life of the warrants and Working Capital Loan was assumed to be equivalent to their remaining contractual term.

•        Risk-free rate — the risk-free interest rate is based on the U.S. treasury yield curve in effect on the date of valuation equal to the remaining expected life of the Warrants and Working Capital Loan.

•        Volatility — the Company estimated the volatility of its common stock warrants based on implied volatility and actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the Warrants and Working Capital Loan.

•        Dividend yield — the dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do.

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the Level 3 Working Capital Loan for the year ended December 31, 2022:

Working Capital Loan
Fair value as of January 1, 2022	$—
Initial measurement at January 31, 2022 – $350,000 draw	264,900
Initial measurement at April 1, 2022 – $112,500 draw	83,396
Initial measurement at June 30, 2022 – $250,000 draw	184,807
Initial measurement at September 30, 2022 – $360,000 draw	177,331
Initial measurement at December 31, 2022 – $152,500 draw	52,522
Change in fair value	(341,057)
Fair value as of December 31, 2022	$421,900

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, except as identified below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

At the special meeting of stockholders on January 6, 2023, stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the date by which the Company must consummate its initial business combination from January 11, 2023 to April 11, 2023 (or such earlier date as determined by the board of directors of the Company). In connection with the Second Extension, stockholders holding 9,786,530 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $101 million (approximately $10.32 per share), which included $1,190,676 of interest earned on the Trust Account which was not previously used to pay the Company’s tax obligations, was removed from the Trust Account to pay such holders. As described in Note 2, due to the Inflation Reduction Act, the 9,786,530 shares that were redeemed for an aggregate of $100,993,709 may be subject to the excise tax. Following these redemptions, the Company has 617,864 Public Shares outstanding.

On January 11, 2023, the Company liquidated the investments held in the trust account and instead hold the funds in the trust account in an interest bearing demand deposit account until the earlier of the consummation of our initial business combination or our liquidation.

On January 17, 2023, the Company entered into Amendment No. 3 to the Agreement and Plan of Merger, pursuant to which the minimum cash condition to Closing was revised such that, upon the Closing, the Company is required to have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the payment of Public Stockholder redemptions) and the proceeds of any funded Transaction Financing, prior to the payment of the Company’s unpaid expenses and before repayment of any loans owed by the Company to its sponsor, at least equal to $95,000,000 less the aggregate amount of proceeds of any Permitted Equity Financing and any Permitted Debt of Near or any other Target Company that is available to any of them following the Closing or that previously

KLUDEIN I ACQUISITION CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 11 — SUBSEQUENT EVENTS (cont.)

has been drawn down by any of them prior to the Closing, including amounts in escrow that would be eligible to be requested following the Closing and amounts that may be requested following the Closing that are contingent upon the occurrence of specified events or the satisfaction of certain conditions precedent, whether or not such events actually occur or such conditions ultimately are satisfied.

On January 17, 2023, January 26, 2023 and February 3, 2023, the Company filed amendments to its Registration Statement on Form S-4. The Registration Statement was declared effective by the SEC on February 13, 2023.

Subsequent to December 31, 2022, the Sponsor advanced the Company $275,000.

Near Intelligence Holdings Inc. and Subsidiaries

Consolidated Financial Statements

For Year ended December 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Near Intelligence Holdings Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Near Intelligence Holdings Inc. (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.
Melville, New York

March 6, 2023

Near Intelligence Holdings Inc. and Subsidiaries
Consolidated Balance Sheets
(in $, except per share data and share count)

	As of December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	16,599,897	8,839,402
Restricted cash	44,398,144	110,925
Marketable securities	—	260,417
Short term investments	—	1,111,483
Accounts receivable, net of allowance for credit losses of $3,417,845, and $2,073,836 as of December 31, 2022 and 2021	26,011,486	16,759,840
Prepaid expenses and other current assets	4,963,268	2,250,303
Total current assets	91,972,795	29,332,370

Property and equipment, net	4,658,579	8,733,023
Operating lease right-of-use assets	4,038,350	2,700,886
Goodwill	61,994,758	62,387,725
Intangible assets, net	10,689,108	11,516,398
Other assets	2,882,015	3,103,744
Total assets	176,235,605	117,774,146

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Current portion of long-term borrowings	2,783,060	7,785,066
Accounts payable	9,992,164	9,033,635
Accrued expenses and other current liabilities	20,004,468	7,267,190
Operating lease liabilities	936,685	563,862
Total current liabilities	33,716,377	24,649,753

Long-term borrowings, less current portion	85,563,588	10,685,089
Long-term operating lease liabilities	3,299,259	2,223,501
Warrant liabilities	16,765,776	5,376,932
Other liabilities	731,100	190,521
Total liabilities	140,076,100	43,125,796

Redeemable convertible preferred stock

Redeemable convertible preferred stock, $0.0001 par value, 307,299.000 shares authorized; 307,298.151, and 307,298.151, shares issued and outstanding as of December 31, 2022 and 2021 respectively; redemption amount of $253,045,305, and $253,045,305 as of December 31, 2022 and 2021 respectively	207,417,237	207,417,237

Stockholders’ deficit
Common stock, $0.0001 par value; 192,701.000 shares authorized; 77,057.894 and 71,963.894 shares issued and outstanding as of December 31, 2022 and 2021 respectively.	8	7
Additional paid-in-capital	70,900,679	4,399,815
Accumulated deficit	(240,787,341)	(136,369,447)
Accumulated other comprehensive loss	(1,371,078)	(799,262)
Total stockholders’ deficit	(171,257,732)	(132,768,887)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	176,235,605	117,774,146

The accompanying notes are an integral part of these consolidated financial statements.

Near Intelligence Holdings Inc. and Subsidiaries
Consolidated Statements of Operations
(in $, except per share data and share count)

	Year ended December 31,
	2022	2021
Revenue	59,745,771	45,320,675
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately)	18,667,419	12,918,041
Product and technology	27,254,765	16,718,467
Sales and marketing	23,508,921	10,731,042
General and administrative	74,361,222	14,400,851
Depreciation and amortization	9,818,985	8,230,623
Total costs and expenses	153,611,312	62,999,024
Operating loss	(93,865,541)	(17,678,349)
Interest expense, net	6,158,784	2,667,400
Changes in fair value of warrant liabilities	(790,693)	1,540,895
Loss (gain) on extinguishment of debt, net	5,157,364	(707,164)
Other income, net	(668,731)	(429,237)
Loss before income tax expense	(103,722,265)	(20,750,243)
Income tax expense	499,167	305,356
Net loss attributable to Near Intelligence Holdings Inc.	(104,221,432)	(21,055,599)
Accretion to preference stock redemption value	—	(13,463,002)
Net loss attributable to common stockholders	(104,221,432)	(34,518,601)

Net loss attributable to common stockholders, basic and diluted	(104,221,432)	(34,518,601)
Net loss per share attributable to common stockholders, basic and diluted	(1,076.28)	(539.42)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	96,835.154	63,992.300

The accompanying notes are an integral part of these consolidated financial statements.

Near Intelligence Holdings Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(in $, except per share data and share count)

	Year ended December 31
	2022	2021
Net loss	(104,221,432)	(21,055,599)
Other comprehensive loss:
Currency translation adjustments	(571,816)	(484,641)
Total comprehensive loss attributable to Near Intelligence Holdings Inc.	(104,793,248)	(21,540,240)

The accompanying notes are an integral part of these consolidated financial statements.

Near Intelligence Holdings Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in $, except per share data and share count)

	Redeemable convertible preferred stock		Stockholders’ Deficit
			Common stock		Additional paid in capital		Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020, after effect of reorganization (Note 1)	241,157.671	124,614,493	43,190.000	4	4,262,236		(101,850,846)	(314,621)	(97,903,227)
Issuance of Series U redeemable convertible preferred stock (note 18)	66,140.480	69,339,742	—	—	—		—	—	—
Accretion to preferred stock redemption value	—	13,463,002	—	—	—		(13,463,002)	—	(13,463,002)
Issuance of common stock on exercise of stock options	—	—	28,773.894	3	50,136		—	—	50,139
Stock options exercised and pending allotment	—	—	—	—	10,423		—	—	10,423
Stock based compensation	—	—	—	—	77,020		—	—	77,020
Net loss	—	—	—	—	—		(21,055,599)	—	(21,055,599)
Other comprehensive loss	—	—	—	—	—		—	(484,641)	(484,641)
Balance as of December 31, 2021, after effect of reorganization (Note 1)	307,298.151	207,417,237	71,963.894	7	4,399,815		(136,369,447)	(799,262)	(132,768,887)
Stock options exercised and pending allotment	—	—	—	—	3,035		—	—	3,035
Issuance of common stock on exercise of warrants	—	—	2,280.000	*	22,800		—	—	22,800
Allotment of common stock on stock options exercised previously	—	—	2,814.000	1	(*	)	—	—	1
Stock based compensation	—	—	—	—	66,475,029		—	—	66,475,029
Net loss	—	—	—	—	—		(104,221,432)	—	(104,221,432)
Other comprehensive loss	—	—	—	—	—		—	(571,816)	(571,816)
Distribution of stockholders as part of reorganization (note 1)	—	—	—	—	—		(196,462)	—	(196,462)
Balance as of December 31, 2022, after effect of reorganization (Note 1)	307,298.151	207,417,237	77,057.894	8	70,900,679		(240,787,341)	(1,371,078)	(171,257,732)

____________

*        Denotes less than $1

The accompanying notes are an integral part of these consolidated financial statements.

Near Intelligence Holdings Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in $, except per share data and share count)

	Year Ended December 31
	2022	2021
Cash flows from operating activities:
Net loss	(104,221,432)	(21,055,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,818,985	8,230,623
Stock based compensation	66,475,029	77,020
Gain on extinguishment of debt	(663,092)	(1,173,744)
Loss on extinguishment of debt	5,820,456	466,580
Changes in fair value of warrant liabilities	(790,693)	1,540,895
Allowance for credit losses on trade receivables and write off	1,400,885	72,577
In kind consideration of strategic investment	—	(1,500,000)
Amortization of debt discount due to warrants	1,602,100	1,121,747
Other	1,301,166	126,513
Changes in operating assets and liabilities:
Accounts receivable	(16,631,361)	(1,615,519)
Prepaid expenses and other current assets	(1,035,084)	(516,776)
Operating lease right-of-use assets	(1,411,335)	(1,200,696)
Other assets	207,873	(350,717)
Accounts payable	2,828,401	(7,286,199)
Accrued expenses and other current liabilities	6,461,880	248,520
Operating lease liabilities	1,528,589	1,237,852
Other liabilities	564,168	(19,675)
Net cash used in operating activities	(26,743,465)	(21,596,598)

Cash flows from investing activities:
Additions to property and equipment	(302,493)	(259,258)
Asset acquisition (note 9)	(784,237)	—
Proceeds from sale of property and equipment	—	171,286
Proceeds from sale of marketable securities	258,621	338,242
Purchase of short term investments	—	(1,085,430)
Proceeds from sale of short term investments	1,066,792	—
Purchase of strategic investment	—	(500,000)
Advance to related party (note 28)	(1,777,675)	—
Purchase of promissory note (note 6)	(686,690)	—
Cash acquired in purchase of business	—	2,707,863
Net cash provided by (used in) investing activities	(2,225,682)	1,372,703

Near Intelligence Holdings Inc. and Subsidiaries
Consolidated Statements of Cash Flows — (Continued)
(in $, except per share data and share count)

	Year Ended December 31
	2022	2021
Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	115,292,120	14,842,627
Proceeds from exercise of stock options	25,836	60,562
Proceeds from short term borrowing from related party (note 28)	2,213,493	—
Repayment of short term borrowing from related party (note 28)	(118,633)	—
Cash distributed to stockholders as part of reorganization	(538,556)	—
Repayments of debt	(35,674,154)	(6,693,137)
Net cash provided by financing activities	81,200,106	8,210,052
Effect of exchange rates on cash, cash equivalents and restricted cash	(183,245)	(487,180)
Net increase (decrease) in cash and cash equivalents and restricted cash	52,047,714	(12,501,023)
Cash and cash equivalents and restricted cash at beginning of period	8,950,327	21,451,350
Cash, cash equivalents and restricted cash at the end of the period	60,998,041	8,950,327

Supplemental disclosure of cash flow information:
Cash paid for income taxes	429,546	210,079
Cash paid for interest on borrowings	2,328,597	1,692,341

Non-cash investing and financing activities
Redeemable convertible preferred stock issued in connection with an acquisition	—	69,339,742
In kind consideration of strategic investment	—	1,500,000
Accretion of redeemable convertible preferred stock	—	13,463,002
In kind consideration of assets acquisition	3,808,099	—
Right-of-use assets obtained in exchange for lease obligations	1,917,196	—

The accompanying notes are an integral part of these consolidated financial statements.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

1    Reorganization and description of business

Reorganization

Near Pte. Ltd. and Near Intelligence Holdings Inc., a Delaware corporation formed for the purpose of reorganization (the “Company”) entered into a Contribution Agreement wherein effective April 19, 2022, Near Pte. Ltd. transferred legal title and beneficial ownership of substantially all of its assets (with the exception of investments in Near Australia Pty. Ltd., and Near India Pvt. Ltd. (collectively, the “Dormant Subsidiaries”)), to the Company and the Company assumed substantially all of Near Pte. Ltd.’s liabilities, warrants and other existing potential dilutive equity instruments in exchange for common stock of the Company. In consideration for this transfer, the Company issued 379,262.045 of its common stock to Near Pte. Ltd.

Also, Near Pte. Ltd. and the Company entered into an Exchange and Recapitalization Agreement dated June 13, 2022 wherein Near Pte. Ltd. exchanged all of the current common stock for a combination of common stock and preferred stock of the Company such that (a) the number of shares in common stock of the Company held by Near Pte. Ltd. is equivalent, on a 1000:1 basis, to the number of outstanding common stock of Near Pte. Ltd.; and (b) the number of each series of preferred stock of the Company is equivalent, on a 1000:1 basis, to the number of outstanding shares of the similarly named series of preferred stock of Near Pte. Ltd. Rights, preferences and privileges of each class of stock of the Company mimic the rights, preferences and privileges of the corresponding stock of Near Pte Ltd. Thereby, the Company’s capital structure would consist of 71,963.894 shares of common stock (Note 19) and 307,298.151 shares of various series of preferred stock (Note 18). As a next step, Near Pte. Ltd. distributed all of its shares in the Company to its stockholders by way of capital reduction and stockholders of Near Pte. Ltd. have become the stockholders of the Company. Ultimately, Near Pte. Ltd. does not hold any interests in the Company or vice versa.

Further, Near Pte. Ltd. and the Dormant Subsidiaries are in the process of winding up/liquidation and the retained cash of $538,556 will be used to settle net liabilities of $342,094 in these legal entities and also will be used to cover costs and fees for the liquidation and balance (if any) will be distributed to Near Pte. Ltd.’s stockholders. Consequently, net assets of $196,462 at the effective date of reorganization have been shown as distribution in these consolidated financial statements. The Company is not liable to bear any liquidation expenses of Near Pte. Ltd. and the Dormant Subsidiaries.

While the Company was the legal acquirer of Near Pte. Ltd., for accounting purposes, the reorganization is treated similar to a reverse recapitalization, whereby Near Pte. Ltd. is deemed to be the accounting acquirer, and the historical financial statements of Near Pte. Ltd. became the historical financial statements of the Company upon the closing of the reorganization.

Under this method of accounting, the Company is treated as the “acquired” company and Near Pte. Ltd. is treated as the acquirer for financial accounting purposes. Accordingly, for accounting purposes, the reorganization is treated as the equivalent of Near Pte. Ltd. issuing stock for the net assets of the Company accompanied by the reorganization. Because the reorganization is a common control transaction the net assets and prior year financial statements are stated at historical cost, with no goodwill or other intangible assets recorded, and the legal capital of Near Pte. Ltd. has been retroactively adjusted to reflect the capital of the legal acquirer (accounting acquiree), which is the Company. The shares and net loss per share prior to the reverse recapitalization have been retroactively ajusted to reflect the exchange ratio of 1000:1.

Description of business

The Company is incorporated under the laws of the state of Delaware in 2022 and has foreign subsidiaries located in India, Australia, United States of America, Japan, France and Singapore. The principal activities of the Company are those of data processing, hosting, advertising, data driven marketing and related activities.

The Company is a global, full stack data intelligence SaaS platform that stitches and enriches data on people and places from which its customers can derive actionable intelligence to help them make better decisions. The Company’s mission is bringing meaningful intelligence to customer behavior and helping enterprises use that intelligence to make

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

1    Reorganization and description of business (cont.)

meaningful decisions. The Company’s cloud -based platform provides accurate and comprehensive information on people, places, and products. This intelligence enables enterprises to make decisions in real time. With the Company’s Data intelligence Platform businesses can understand and reach their customer base.

On May 18, 2022, KludeIn I Acquisition Corp. (“KludeIn”), a Delaware corporation listed with NASDAQ in the United States, and Near Pte. Ltd. entered into an Agreement and Plan of Merger that will transform the Company into a publicly listed company. On December 23, 2022 KludeIn and Near entered into an amendment to the merger agreement dated May 18, 2022 revising the implied enterprise value for the company stockholders of approximately $675 million to approximately $575 million subject to customary closing conditions. Subject to customary closing conditions, the transaction is expected to close in the first quarter of 2023.

2    Summary of significant accounting policies

a) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with US GAAP.

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The results of subsidiaries acquired or disposed of are recorded in the consolidated statements of operations from the effective date of acquisition or up to the effective date of disposal, as appropriate.

b) Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which affect the reported amounts in the consolidated financial statements. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the incremental borrowing rate (“IBR”) applied in lease accounting, useful lives of property and equipment and intangible assets, the nature and timing of the satisfaction of performance obligations, allowance for credit losses on accounts receivables, fair values of investments and other financial instruments, fair value of acquired intangible assets and goodwill, stock based compensation, income taxes, certain deferred tax assets and tax liabilities, and other contingent liabilities. Management believes that the estimates used in the preparation of the consolidated financial statements are reasonable. Although these estimates are inherently subject to judgment and actual results could differ from those estimates, management believes that the estimates used in the preparation of the consolidated financial statements are reasonable.

Management monitors the effects of the global macroeconomic environment, including increasing inflationary pressures; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

c) Segment reporting

The Company has a single operating and reportable segment. The Company’s Chief Executive Officer is its Chief Operating Decision Maker, who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. For information regarding the Company’s revenue by geographic area, see note 20.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

d) Cash and cash equivalents

Cash and cash equivalents primarily represent bank balances in current accounts. The Company considers all short-term deposits with an original maturity of 90 days or less, when purchased, to be cash equivalents.

e) Restricted cash

Certain deposits are restricted as to withdrawal or usage against these deposits. Restricted term deposits are classified as current assets based on the term of the deposit and the expiration date of the underlying restriction. For information regarding the Company’s restricted cash, see note 4.

f) Investments

Equity securities

Equity investments, other than equity method investments, are measured at fair value with changes in fair value recognized in the consolidated statements of operations in accordance with Accounting Standard Updates (“ASU”) 2016-01, “Financial Instruments — Overall (Subtopic 825 – 10).

Marketable securities

Marketable securities represent investments in mutual funds having readily determinable fair value. These mutual funds meet certain criteria for equity investments in accordance with ASU 2016-01. Under this guidance, the Company measures these mutual funds at their estimated fair value, with changes in fair value recognized in other income (expense), net in the consolidated statements of operations.

Short term investments

Accounting for the Company’s debt securities varies depending on the legal form of the security, the Company’s intended holding period for the security, and the nature of the transaction. Investments in debt securities are classified as held-to-maturity securities as Company has the positive intent and ability to hold those securities to maturity and are initially recorded at transaction price plus transaction costs. Investments in held-to-maturity debt securities include commercial paper and shall be measured subsequently at amortized cost. Interest income on these investments is recognized using the effective interest rate method on a time proportionate basis. The effective interest rate approximates the contracted interest rate.

g) Financial instruments and concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk are reflected principally in cash and cash equivalents, restricted cash, marketable securities, investment in debt securities, term deposits with banks and accounts receivables. The Company places its cash and cash equivalents, marketable securities and investment in commercial paper, term deposits with banks and funds respectively with high credit/investment grade ratings to limit the amount of credit exposure with any one bank/fund and conducts ongoing evaluations of the creditworthiness of the banks and funds with which it does business. To reduce its credit risk on accounts receivable, the Company conducts ongoing credit evaluations of its debtors.

h) Accounts receivables, net

Accounts receivable primarily comprise of cash due from customers and are recorded at the invoiced amount, net of an allowance for credit losses. The Company pools its accounts receivable based on similar risk characteristics in estimating expected credit losses. Credit losses for accounts receivable are based on the roll-rate method, and the Company recognizes a loss allowance based on lifetime expected credit losses at each reporting date. The Company

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

has established a provision matrix based on historical credit loss experience, adjusted for forward-looking factors. The Company believes the most relevant forward-looking factors are economic environment, inflation rates and repayment capacity of debtors and accordingly the Company adjusts historical loss rates based on expected changes in these factors.

A financial asset is written off when it is deemed uncollectible and there is no reasonable expectation of recovering the contractual cash flows. Expected recoveries of amounts previously written off, not to exceed the aggregate amounts previously written off, are included in determining the allowance at each reporting period.

Allowance for credit losses are presented as a credit loss expense within “General and administrative” on the consolidated statements of operations. Subsequent recoveries of amounts previously written off are credited against the same line item.

i) Property and equipment

Recognition and measurement

Plant and equipment are stated at cost less accumulated depreciation and amortization and accumulated impairment loss. Expenditures for replacements and improvements are capitalized, whereas the costs of maintenance and repairs are charged to earnings as incurred.

The Company depreciates and amortizes all property and equipment using the straight-line method over the following estimated economic useful lives of the assets:

• Office equipment	5 years
• Computers	2 – 3 years
• Fixtures and fittings	10 years
• Servers	3 years
• Leasehold improvements	Useful life or lease term, whichever is lower

Software acquired for internal use is included in property and equipment on the Company’s consolidated balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of three years.

Capital work in progress is not depreciated until it is ready to be used.

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if appropriate.

j) Business combinations

The Company accounts for an acquisition as a business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with Accounting Standard Codification (“ASC”) Topic 805 “Business Combinations”. Such acquisitions are accounted using the acquisition method by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values.

Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition where the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions accounted for using the acquisition method of accounting and is not amortized. Goodwill is measured and tested for impairment on an annual basis in accordance with ASC 350, Intangibles — Goodwill and Other, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such events and changes may include: significant changes in performance related to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy.

The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the purposes of impairment testing, the Company determined that it has only one reporting unit. The Company completed the annual impairment test and did not recognize any goodwill impairment charges in the years ended December 31, 2022 and 2021.

Intangible assets

The Company amortizes intangible assets with finite lives over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized and reviews them for impairment whenever an impairment indicator exists.

k) Leases

The Company determines if a contract contains a lease at inception of the arrangement based on whether it has the right to obtain substantially all the economic benefits from the use of an identified asset and whether it has the right to direct the use of an identified asset in exchange for consideration, which relates to an asset which the Company does not own. Right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are initially measured at an amount equal to the lease liabilities and adjusted for lease incentives received and initial direct costs, if any. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, for the purpose of computing lease liabilities based on the remaining lease term and the rates prevailing in the jurisdiction where the lease was executed. Only fixed payments or in-substance fixed payments are included in the Company’s lease liability calculation.

The Company’s leases include its corporate offices. The lease term of operating leases vary from 11 months to 6 years. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. The Company’s lease agreements generally do not contain any residual value guarantees or restrictive covenants.

Operating leases are included in operating lease ROU assets, current and non-current operating lease liabilities, on the Company’s consolidated balance sheets. For operating leases, lease expense is recognized on a straight-line basis in the consolidated statement of operations over the lease term. Leases with a lease term of 12 months or less from the commencement date that do not contain a purchase option are recognized as an expense on a straight-line basis over the lease term.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

l) Impairment of long-lived assets

The Company evaluates its long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The Company measures the recoverability of the assets by comparing the carrying amount of such asset or asset group to the future undiscounted cash flows it expects the asset or asset group to generate. If the Company considers the asset or asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset or asset group exceeds its fair value.

m) Fair value measurements and financial instruments

The Company holds financial instruments that are measured at fair value which is determined in accordance with a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:

Level 1:	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2:

Inputs are quoted prices for similar assets and liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active and model- derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:

Inputs are unobservable inputs based on the Company’s assumptions and valuation techniques used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the determination of fair value of assets and liabilities and their placement within the fair value hierarchy levels. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and established a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, prepaid expenses and other assets accounts, accounts payable, and accrued expenses and other liabilities approximate fair value due to their relatively short maturities.

n) Foreign currency

The Company’s consolidated financial statements are reported in U.S. dollars which is also its functional currency. The functional currency for the Company’s subsidiaries in USA, Australia, Japan, India and France are their respective local currencies and the functional currency of the Company’s subsidiary in Singapore is U.S. dollars. The translation of the functional currencies of the Company’s subsidiaries into U.S. dollars is performed for balance sheet accounts using the exchange rates in effect as of the balance sheet date and for revenues and expense accounts using an average exchange rate prevailing during the respective period. The gains or losses resulting from such translation are reported as currency translation adjustments under accumulated other comprehensive loss as a separate component of stockholders’ deficit on the consolidated balance sheets.

Monetary assets and liabilities of each subsidiary denominated in currencies other than the subsidiary’s functional currency are translated into their respective functional currency at the rates of exchange prevailing on the balance sheet date. Transactions of each subsidiary in currencies other than the subsidiary’s functional currency are translated into the respective functional currencies at the average exchange rate prevailing during the period of the transaction. The gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

o) Fair value option

Under the Fair Value Option (FVO) subsections of ASC Subtopic 825-10, Financial Instruments — Overall, the Company has the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in earnings. Any changes in the fair value of liabilities resulting from changes in the instrument-specific credit risk would be reported in other comprehensive income (loss).

p) Variable interest entities

The Company evaluates its ownership, contractual and other interests in entities to determine if it has a variable interest in an entity. These evaluations are complex, involve judgment, and the use of estimates and assumptions based on available historical and prospective information, among other factors. If the Company determines that an entity for which it holds a contractual or ownership interest in is a VIE and that the Company is the primary beneficiary, the Company consolidates such entity in its consolidated financial statements. The primary beneficiary of a VIE is the party that meets both of the following criteria: (1) has the power to make decisions that most significantly affect the economic performance of the VIE; and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. If the Company is not deemed to be the primary beneficiary in a VIE, the Company accounts for the investment or other variable interests in a VIE in accordance with applicable GAAP.

q) Revenue recognition

The Company derives revenue primarily from i) core subscription services and ii) sale of operational products.

Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these services.

The Company applies the following steps for revenue recognition:

(i) Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

(ii) Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract, whereby, in respect of core subscription services, we have combined promises for access to the data intelligence platform, the output derived from such platform coupled with, in a marketing intelligence use case, access with the related obligation to provide use of the platform to execute customers’ marketing strategies as a single performance obligation. Sale of operational products is evaluated to be a distinct performance obligation, as further explained in the section “Sale of operational products”.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

(iii) Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The transaction price includes platform subscription fees based on the contracted usage of Near platform for analytics, data enrichment, data feeds as outputs from the platform and for executing customers’ marketing campaigns as well as variable consideration associated with overage fees on exceeded media execution limits as specified in respective contracts, where relevant. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. In a marketing intelligence use case, the Company would be entitled to a platform fee even if the customer does not opt for contracted usage level of media execution committed by the Company. None of the Company’s contracts contain a significant financing component.

(iv) Allocation of the transaction price to the performance obligations in the contract

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”). Contracts typically have one performance obligation of providing access to the core subscription service or access to relevant outputs from the Near platform. On occasion, contracts include provision of certain operational products on a short term, fixed fee basis which reflect their respective SSP.

(v) Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of core subscription services is recognized over the contractual terms during which the customer is given access to the platform or the output from the platform. With respect to revenue from operational products, the Company recognizes revenue as services are delivered. The Company generates all its revenue from contracts with customers.

Core subscription revenue

The Company generates revenue from subscriptions to customers that enable them to access the Company’s cloud-based platform or access the output from such platform and use the data intelligence derived therein for a variety of use cases around analytics, data enrichment, marketing and operational decision-making including to access and advertise target consumer base for digital marketing and advertising. Subscription arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Instead, customers are granted continuous access to the platform or its specific modules/outputs over the contractual period. The underlying database of the Near platform is continuously updated based on ongoing data gathering exercise coupled with the Company’s patented algorithms running on such gathered data resulting in intelligent output available through the platform and therefore, its customers benefit from an up-to-date database on people and places relevant for the promotion of their business interests.

A time-elapsed method is used to measure progress because the Company’s obligation is to provide the customers a continuous service of access to the Company’s cloud- based platform or outputs and modules from such platform in order to execute their marketing and operational strategies over the contractual period and control is transferred evenly over the contractual period. Accordingly, the fixed consideration related to subscription service is recognized ratably over the contract term beginning on the date access to the subscription product is provisioned. Most of the customer agreements have a minimum term of one (1) year with various payment terms ranging from monthly to quarterly in arrears and in few cases, payments in advance. Also, many contracts have auto-renewal provision unless the customer decides to terminate such contract by providing an advance written notice prior to the end of the then current term. Many contracts with customers, including those entered into with the standard terms and conditions, may be terminated by Near at any time but only may be terminated by the customer either in case of a breach, or in certain cases, after a specified notice period. Typically, Near does not charge any penalties for early termination by

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

the customer and the contracts do not entitle Near’s customers to a refund or partial refund upon cancellation of the relevant contracts. The auto renewal provisions are evaluated on a case-by-case basis but generally do not provide a material right as they do not provide a discount to the customer that is incremental to the range of discounts typically given for the same services that are sold to a similar class of customers, even when the stand-alone selling price of the services subject to the auto renewal provision is highly variable.

Sale of Operational products

The Company derives revenue from providing customized reports and other insights to customers on short term fixed fee basis. The Company recognizes such revenues from the sales of these operational products upon delivery to the customers (i.e., at a point in time basis). Refer note 20 for details.

Practical expedients

“The Company has utilized the practical expedient available under ASC 606, Revenue from Contracts with Customers and does not disclose the following:

i)       Value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company has no significant financing components in its contracts with customers.

ii)      Amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue.”

r) Employee benefit plans

Contributions to defined contribution plans are charged to the consolidated statements of operations in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees. Net actuarial gains and losses are immediately recognized in the consolidated statements of operations.

The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in net periodic cost in its entirety immediately. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

s) Stock-based compensation

Stock-based compensation awards granted by the Company are considered as equity-classified stock option awards (“equity options”) and accounted for under ASC Topic 718 — Compensation — Stock Compensation. Stock-based compensation awards issued to non-employees in exchange for consulting and advisory services are accounted for in accordance with the provisions of ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting.” The Company recognizes and measures compensation expense for all stock-based awards based on the grant date fair value. Grant date fair value is determined under the option-pricing model (Black-Scholes Merton model). The fair value of restricted stock units (“RSU”) is estimated based on the fair value of the Company’s common stock on the date of grant. The fair value determined at the grant date is expensed over the vesting period of the stock-based awards using the straight-line attribution method, however, the amount of compensation cost recognized at any date must at least equal the portion of the grant date fair value of the award that is vested at that date. Forfeitures

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

are accounted for as they occur. Stock-based compensation expense is allocated to cost of revenue, product and technology, sales and marketing and general and administrative on the consolidated statements of operations based on where the associated employee’s functional department is located.

t) Income taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered.

The Company accounts for uncertainty in tax positions recognized in the consolidated financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely- than-not recognition threshold at the effective date to be recognized.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback or carry forward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.

u) Net loss per share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to shares in undistributed earnings as if all income (loss) for the period had been distributed. Based on the above, the redeemable convertible preferred stock, stock options, restricted stock units and warrants are not considered as participating securities.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of this calculation, redeemable convertible preferred stock, stock options, unvested restricted stock units and warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

v) Expenses

Set forth below is a brief description of the components of the Company’s expenses:

i. Cost of revenue, exclusive of depreciation and amortization

Cost of revenue primarily consists of costs related to third-party hosting costs; employee-related expenses including salaries and related benefits for operations and support personnel; publishers cost; real-time data acquisition costs; and allocated overhead.

ii. Product and technology

Product and technology expenses primarily consist of personnel-related expenses such as salaries, related benefits and stock based compensation for the Company’s engineering and product/project management functions supporting research, new development, and related product enhancement departments. It also includes non-personnel-related expenses such as location coverage charges, data acquisition charges, third-party server charges and allocation of the Company’s general overhead expenses.

iii. Sales and marketing

Sales and marketing expenses primarily consist of personnel-related expenses such as salaries and related benefits for the Company’s sales, marketing, and product marketing functions departments. It also includes sales commission and advertisement costs being part of business development expense.

iv. General and administrative

General and administrative expenses consist primarily of personnel-related expenses for our finance, human resources, information technology, and legal organizations. These expenses also include non-personnel costs, such as legal, audit, accounting services, other professional fees, recruiting personnel cost, costs associated with acquisitions of businesses, as well as certain tax, license, and insurance-related expenses, and allocated overhead costs.

w) Changes in accounting policies and recently issued accounting pronouncements

The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470 – 20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815 – 40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which signifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted method for calculation of diluted earnings per share for all convertible instruments. The ASU is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

2    Summary of significant accounting policies (cont.)

In September 2022, the FASB issued ASU No. 2022-04 — Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated rollforward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of updating this accounting standard update will be material to the consolidated financial statements.

In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that reference LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. In December 2022, the FASB issued authoritative guidance to defer the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3    Acquisitions

(a) Uber Media Inc.

On March 31, 2021, the Company acquired 100% of the outstanding equity interests in Uber Media Inc., a Delaware corporation, engaged in providing location insights and advertising solutions. This acquisition expands the Company’s capabilities in improving customer experience of its clients through cloud technologies and advanced data analytics and expands its customer base in US. The Company issued 66,140.480 Series U Preferred stock amounting to $69,339,742 as purchase consideration.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

3    Acquisitions (cont.)

The following table summarizes the fair value of assets acquired and liabilities assumed as of the date of acquisition:

March 31, 2021
Assets acquired:
Cash and cash equivalents	2,707,863
Goodwill	56,423,109
Property and equipment	23,518
Intangible assets	15,236,631
Accounts receivable	3,167,292
Prepaid expenses and other current assets	89,493
Total assets acquired	77,647,906
Borrowings	3,397,620
Accounts payable	1,293,922
Accrued expenses and other current liabilities	3,616,622
Net assets acquired	69,339,742

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from expanded market opportunities when integrating the acquired developed technologies with the Company’s offerings as well as acquiring an assembled workforce. The goodwill balance is not deductible for income tax purposes.

Acquisition-related costs of $501,150 associated with the business combination were included in general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2021.

Since the acquisition date, $15,822,516 of revenue and $1,907,798 of net loss have been included in the consolidated statements of operations for the year ended December 31, 2021.

The following table sets forth the components of identifiable intangible assets acquired and their estimated useful lives as of the date of acquisition (in years):

	Fair value	Useful life
Customer relationships	9,614,578	3 years
Software platform	5,622,053	3 years
Total intangible assets	15,236,631

The following unaudited supplemental pro forma combined financial information presents the Company’s combined results of operations for the year ended December 31, 2021 as if the acquisition of UberMedia Inc. had occurred on January 1, 2021. The pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the Company’s operating results that may have occurred had the acquisition of UberMedia Inc. been completed on January 1, 2021. In addition, the unaudited pro forma financial information does not give effect to any anticipated cost savings, operating efficiencies or other synergies that may be associated with the acquisition, or any estimated costs that have been or will be incurred by the Company to integrate the assets and operations of UberMedia Inc.

Year ended December 2021
Revenues	50,110,360
Net loss	(21,422,321)

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

3    Acquisitions (cont.)

The unaudited pro forma financial information reflects pro forma adjustments to present the combined pro forma results of operations as if the acquisition had occurred on January 1, 2021 to give effect to certain events the Company believes to be directly attributable to the acquisition. These pro forma adjustments primarily include:

(i)     the elimination of UberMedia Inc. historical depreciation and amortization expense and the recognition of new depreciation and amortization expense;

(ii)    an adjustment to changes in fair value of warrant liabilities which in conjunction with the acquisition was settled at buyout fee as per warrant agreement.

(iii)   an adjustment to present acquisition-related transaction costs and other one-time costs directly attributable to the acquisition as if they were incurred in the earliest period presented; and

(iv)   the related income tax effects of the adjustments noted above, as applicable.

4    Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash consist of the following:

	As of December 31,
	2022	2021
Cash and cash equivalents	16,599,897	8,839,402
Restricted cash	44,398,144	110,925
	60,998,041	8,950,327

Restricted cash represents an automatically renewed short-term deposit held with a bank against a corporate credit card for $32,198 as of December 31, 2022. The Company has restricted deposits with a bank against commitment of office premises of $307,373, and $110,925 as of December 31, 2022 and 2021, respectively, which will be released upon vacating the premises leased. Also, with respect to the financing agreement with Blue Torch Finance LLC, the Company deposited $46,000,000 of cash into a restricted escrow account, to be later released upon the satisfaction of certain covenants and merger as specified. For more details refer note to 12. As of December 31, 2022, $44,058,573 is held in the account, which also includes accrued interest thereon.

5    Accounts receivable, net

Accounts receivable, net consists of the following

	As of December, 31
	2022	2021
Accounts receivable	29,429,331	18,833,676
Allowance for credit losses	(3,417,845)	(2,073,836)
Accounts receivable, net	26,011,486	16,759,840

As of December 31, 2022 and 2021, allowance for credit losses represented approximately 12% and 11% of gross accounts receivable respectively.

The following table provides details of the Company’s allowance for credit losses:

	Year ended December 31,
	2022	2021
Opening balance	2,073,836	4,383,573
Additions charged	1,344,009	49,709
Bad debts written off	—	(2,359,446)
Closing balance	3,417,845	2,073,836

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

5    Accounts receivable, net (cont.)

Accounts receivable includes amounts billed to customers as well as unbilled amounts recognized in accordance with the Company’s revenue recognition policies. Unbilled amounts included in trade accounts receivable, net, which generally arise from the performance of services to customers in advance of billings, were $1,817,073 and $1,551,415 as of December 31, 2022 and 2021, respectively.

6    Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	As of December 31
	2022	2021
Advanced income and non-income taxes	648,729	676,276
Deposits	349,041	342,157
Prepaid expenses	913,101	743,006
Contract assets	283,772	266,195
Advance to related party (note 28)	1,797,313	—
Promissory note*	686,690	—
Other receivables	284,622	222,669
	4,963,268	2,250,303

____________

*        KludeIn issued a promissory note dated as of November 18, 2022, in the aggregate principal amount of up to $686,690, to the Company to be drawn down in two instalments with $343,345 being the first installment in November 2022. No interest shall accrue on promissory note and these are payable by the KludeIn on the earlier of (a) the date that KludeIn consummates the initial business combination and (b) the date of the liquidation of the KludeIn.

7    Property and equipment, net

The components of property and equipment, net was as follows:

	As of December 31,
	2022	2021
Computers	387,267	269,279
Office equipment	90,111	96,808
Furniture and fixtures	194,715	77,212
Leasehold improvements	2,668	2,956
Servers	12,671,736	12,671,736
Total	13,346,497	13,117,991
Less: Accumulated depreciation and amortization	(8,722,333)	(4,384,968)
Capital work in progress	34,415	—
Total	4,658,579	8,733,023

Depreciation and amortization expense relating to property and equipment amounted to $4,364,448, and $4,359,803 for the years ended December 31, 2022 and 2021 respectively.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

8    Leases

The Company leases office spaces from various lessors. Some property leases contain extension options exercisable by the Company up to one year before the end of the non-cancellable contract period. The lease agreements do not contain any material residual value guarantees or material restrictive covenants. The components of lease cost for the year ended December 31, 2022 and 2021 are summarized below:

	Year ended December 31,
	2022	2021
Operating lease cost	927,802	636,369
Short-term lease cost	467,726	673,119
Total lease cost	1,395,528	1,309,488

Total lease cost is included under “general and administrative” in the consolidated statements of operations.

Other information — operating leases

	Year ended December 31,
	2022	2021
Weighted-average remaining lease term (in years)	4.38	3.96
Weighted-average discount rate	6.5%	10.1%
Cash paid for amounts included in the measurement of operating lease liabilities	$795,852	$581,641

Right-of-use assets obtained in exchange for operating lease liabilities for the year ended December 31, 2022 was $1,917,196.

The following table reconciles the future undiscounted cash flows of operating leases to the operating lease liabilities recorded on the consolidated balance sheet as of December 31, 2022:

Period range	As of December, 31 2022
0 – 1 years	1,174,592
1 – 2 years	1,240,071
2 – 3 years	1,017,122
3 – 4 years	622,184
4 – 5 years	402,709
After 5 year	302,032
Total undiscounted lease payments	4,758,710
Less: imputed interest	(522,766)
Total lease liabilities	4,235,944

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

9    Intangible assets, net

The amounts allocated to intangible assets from acquisitions includes customer relationships and software. The following table shows the amortization activity of intangible assets:

	As of December 31, 2022			As of December 31, 2021
	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer relationships	12,585,004	(5,978,395)	6,606,609	9,792,428	(2,492,570)	7,299,858
Software platform	5,622,053	(3,279,532)	2,342,521	5,622,053	(1,405,513)	4,216,540
Non compete agreement	1,830,236	(90,258)	1,739,978
	20,037,293	(9,348,185)	10,689,108	15,414,481	(3,898,083)	11,516,398

On October 3, 2022, the Company entered into an asset purchase agreement with BehaveGuru Pty. Ltd. which is engaged in the business data driven marketing, audience curation and management services. The Company acquired customer contracts, brand name, and a couple of employees. In addition, the agreement also provided for non-competition and non-solicitation for a period of five years and non-disparagement.

The transaction was accounted for as an asset acquisition. The purchase price was AUD 7,170,000 (approximately $4,633,256), which was determined based on the settlement of its existing receivables equivalent to AUD 5,820,000 (approximately$3,808,099) and the remaining balance in cash. Of the total purchase price, $2,803,020 was allocated to customer relationships with a useful life of three years, and $1,830,236 to non-compete agreement with a useful life of five years. No goodwill was recorded, and the Company’s acquisition-related costs were not material.

Amortization expense for the years ended December 31, 2022 and 2021 was $5,456,537 and $3,870,820, respectively.

As of December 31, 2022, the estimated amortization schedule for the Company’s intangible assets for future periods is set out below:

2023	6,407,164
2024	2,570,106
2025	1,070,002
2026	366,047
2027	275,789
Total future amortization expense	10,689,108

10    Goodwill

	As of December 31,
	2022	2021
A summary of the changes in carrying value of goodwill is as follows:
Opening balance	62,387,725	6,352,720
Goodwill relating to acquisitions consummated during the period	—	56,423,109
Effect of exchange rate changes	(392,967)	(388,104)
Closing balance	61,994,758	62,387,725

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

11    Other assets

	As of December 31,
	2022	2021
Other assets consist of the following:
Strategic investments (see note 26)	2,618,171	2,618,171
Deferred tax assets	84,470	78,370
Contract assets	78,697	380,159
Deposits	100,677	27,044
	2,882,015	3,103,744

12    Borrowings

The Company’s borrowings consist of the following:

	As of December 31,
	2022	2021
Harbert loan, net of debt amortization expenses	—	15,479,975
Blue Torch finance, net of debt amortization expenses	86,758,378	—
BPI France	839,473	1,147,826
CIN Phases	—	932,194
BNP Paribas	748,797	910,160
	88,346,648	18,470,155

Harbert loan

On January 30, 2019, the Company entered into a secured loan arrangement with an unrelated party, Harbert European Specialty Lending Company II S.A.R.L to borrow a loan aggregating to EUR 8,000,000 bearing interest at 12% or one-year EURIBOR screen rate in the form of Facility A — EUR 5,000,000 as cash advance which is repayable in 36 equal monthly installments starting from the end of 9 months interest only period and Facility B — EUR 3,000,000 as working capital facility which is repayable in 36 equal monthly installments starting from the drawdown date. The Company has drawn Facility A — EUR 5,000,000 and Facility B — EUR 1,000,000 on February 2019, Facility B — EUR 1,000,000 on March 2019 and Facility B — EUR 1,000,000 on May 2019. The loan is secured against all of the assets of the Company.

At the loan date itself, the Company also entered into a warrant agreement with the lender, governing the terms and conditions of the warrant. The aggregate number of warrant shares which are capable of issue to Harbert European Specialty Lending Company II S.A.R.L (Holder) on exercise of the subscription rights in full shall be equal to EUR 1,200,000 divided by the strike price of $500 per share.

The subscription price for each of the warrant share shall, at the absolute discretion of the Holder, be satisfied by either:

(a)     the payment in cash for each of the warrant share at the strike price; or

(b)    the exchange of its subscription rights for such number of the warrants calculated using the following formula:

Warrant shares are equal to the number of warrants as per (a) above multiplied by fair value of each warrant share at exercise date less strike price divided by the fair value of each warrant share at exercise date

The warrants are convertible into common stock or any class of new stock issued in a subsequent fundraising.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

12    Borrowings (cont.)

The warrants are exercisable at any time till 10 years after which the warrants would get expired. The strike price would also be adjusted for down round financing and other standard anti-dilution adjustments.

At the time of exit i.e., sale, sale event or listing as defined in the warrant agreement and the revised constitution of the Company, the holders can exercise conditionally on the exit.

In case of a sale event, if the Holder does not exercise their subscription rights, then the warrants shall lapse. However, for any other exit clauses, warrants will expire only on the 10 year expiry period.

In case of exit event, the Holder is eligible for at least an amount of EUR 1,500,000 in aggregate out of the proceeds of the exit, then the Holder shall have the right to elect to waive all rights under this instrument and instead require the Company to make a cash payment to the Holders of EUR 1,500,000 at the same time as paying proceeds to other stockholders participating in the exit.

Pursuant to an amendment agreement dated February 25, 2021, Harbert European Specialty Lending Company II S.A.R.L has provided additional Facility C for an amount Euro equivalent of $15,000,000 bearing interest at 12% or one-year EURIBOR screen rate, which the Company has drawn Euro equivalent of $5,000,000 on February 2021, Euro equivalent of $5,000,000 on April 2021 and Euro equivalent of $5,000,000 on July 2021. Facility C is repayable in 36 equal monthly installments starting from the end of 6 months interest only period.

The Company also entered into a deed of amendment dated February 25,2021, wherein it provided additional aggregate number of warrant shares which are capable of being issued to Holder on exercise of the subscription rights in full shall be equal to EUR 1,050,000 divided by the strike price of $730 per share.

Further, the deed of amendment dated February 25,2021 provided that in the event that there is an exit, the Holder is eligible for at least an amount of Euro equivalent of $2,500,000 in aggregate out of the proceeds of the exit, then the Holder shall have the right to elect to waive all rights under this Instrument and instead require the Company to make a cash payment to the Holders of the Euro equivalent of $2,500,000 at the same time as paying proceeds to other stockholders participating in the exit.

In April 2022, the Company modified the Harbert loan with below terms:

a)      Interest only on all tranches from March 1, 2022 to November 30, 2022.

b)      All tranches will begin amortizing on December 1, 2022 with 24 month amortization

c)      Payment of 1% additional backend fee of EUR 133,000, payable to Harbert on or before November 30, 2024.

d)      $730,000 worth of additional warrants to be issued by the Company to Harbert without any payment from Harbert based on the agreed strike price of $1,050. These warrants have a minimum exit value of EUR 300,000.

Additional warrants due to modification provides that in the event that there is an exit and the Holders following exercise of subscription rights in full would receive an amount less than EUR 300,000 in aggregate out of the proceeds of the exit, then the Holders shall have the right to elect to waive all rights under this Instrument and instead require the Company to make a cash payment to the Holders of EUR 300,000 at the same time as paying proceeds to other stockholders participating in the exit.

On November 3, 2022, the Company entered into a Global Deed of Discharge and Release to settle the facility out of the proceeds received from the Blue Torch finance. Settlement was effected on November 4, 2022 after deferring interest free balance of $1,218,757, to be payable on April 30, 2023. Settlement was accounted as an extinguishment of debt, and accordingly, the facility was derecognized and deferred settlement payment of $1,218,757 is presented under

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

12    Borrowings (cont.)

accrued expenses and other current liabilities. As a result of this extinguishment, the Company recorded $2,228,334 of loss on extinguishment of debt (including prepayment fees) in the consolidated statement of operations for the year ended December 31, 2022.

Refer to note 17 for more details for accounting of the above warrants.

BPI France

Through an acquisition in 2020, the Company acquired various unsecured loan arrangements with an unrelated party, BPI France bearing interest ranging from 1.46% to 5.78% and are repayable in a period ranging between 7 to 8 years.

CIN Phase I and Phase II:

Through an acquisition in 2020, the Company acquired two phased debts by BPI France, which is in respect of fulfilment of specified project. The debt is in the nature of interest free aid and was subject to waiver of certain amount provided the Company fulfils the pre-defined conditions. During September, 2022, BPI France waived off outstanding balance of $663,092 and the Company recorded the same as a gain on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2022.

BNP Paribas

Through an acquisition in 2020, the Company acquired debt under an unsecured loan arrangement with an unrelated party, BNP Paribas, which bears interest at 0.75% for reinforcement of the financial structure for which repayment started from July 2022.

Montage term advances

Through the acquisition of UberMedia Inc. on March 31, 2021, the Company assumed $1,139,935 Term I Advance and $1,094,604 Term II Advance aggregating $2,234,539 in debt from Montage Capital II, L.P.

The Term I Advance and Term II Advance are secured and bear interest at a rate of thirteen percent (13%) per annum.

With respect to the Term I Advance, principal payments of $44,000 begin on April 1, 2021 and each month thereafter, and the remaining outstanding balance of the Term I Advance becomes immediately due on the maturity date of December 31, 2021.

With respect to the Term II Advance, principal payments of $37,000 begin on April 1, 2021 and each month thereafter, and the remaining outstanding balance of the Term II Advance becomes immediately due on the maturity date of August 31, 2021.

On April 20, 2021, the Company prepaid the Montage term advances and as a result of this the Company recorded $466,580 of loss on extinguishment of debt (including prepayment fees) in the consolidated statement of operations for the year ended December 31, 2021.

Paycheck Protection Program (PPP) loan

Through the acquisition of UberMedia Inc. on March 31, 2021, the Company assumed $1,163,081 in debt under the Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) through Santa Cruz County Bank. The loan was originally obtained by UberMedia Inc. on April 27, 2020 for an amount of $1,152,910 and the loan is guaranteed by the United States Small Business Administration (“SBA”). Subject to certain limitations, to the extent that the loan is used for payroll, rent, or utilities during the applicable

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

12    Borrowings (cont.)

covered period following the disbursement of the loan, the loan may be forgiven by the SBA. Principal and interest payments will be deferred for the first six months from the month PPP is dated. Interest will accrue at 1% during this period. Subject to the eligible forgiveness amount determined by the U.S. Small Business Administration through the Paycheck Protection Program, any remaining principal will be amortized over the remaining term of PPP in equal monthly payments of principal and interest beginning on the seventh month from the month PPP is dated. All remaining principal and accrued interest is due and payable 2 years from the date of first disbursement. PPP loan is accounted for as debt as per the guidance in ASC 470. The Company applied for the forgiveness in November 2020. There was no interest or principal payments due since the Company applied within the deferral period. In June 2021, the Company received a letter dated June 17, 2021 from Santa Cruz County Bank confirming that the Paycheck Protection Program Loan granted pursuant to the CARES Act in the original principal amount together with all accrued interest thereon was forgiven in full. As a result of this forgiveness, the Company recorded $1,173,744 of gain on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2021.

Deutsche Bank Loan

On April 29, 2022, the Company entered into a facility agreement with an unrelated party, Deutsche Bank AG, London Branch to secure commitment of $30,000,000. The rate of interest is the percentage rate per annum which is the aggregate of the margin of 6.50% per annum and reference rate determined based on Term Secured Overnight Financing Rate (“SOFR”) and if that rate is less than one percent., the reference rate shall be deemed to be one percent. Principal repayment is to begin effective October 31, 2023 on a monthly basis at 5.56% of outstanding principal amount.

On May 13, 2022, the Company borrowed $20,000,000 of the total $30,000,000 facility. As part of the conditions subsequent, in addition to the lender fees, $3,000,000 is agreed as transaction costs which will be reduced from subsequent disbursal, out of which $1,000,000 was shown as deferred finance cost.

On November 3, 2022, the Company entered into a Global Deed of Discharge and Release to settle the facility out of the proceeds received from the Blue Torch finance. Settlement was effected on November 4, 2022 after deferring interest free balance of $2,000,000, to be payable on April 30, 2023. Settlement was accounted as an extinguishment and accordingly the existing facility along with deferred finance cost of $1,000,000 and unpaid finance cost of $3,000,000 as of the settlement date were derecognized and deferred payment of $2,000,000 is presented under accrued expense and other current liabilities. As a result of this extinguishment, the Company recorded $3,592,122 of loss on extinguishment of debt (including prepayment fees) in the consolidated statement of operations for the year ended December 31, 2022.

Blue Torch loan

On November 4, 2022, the Company entered a facility agreement with Blue Torch Finance LLC (as administrative agent and collateral agent) to secure a commitment of $100,000,000 from lenders. Borrowings under the financing agreement accrue interest at a floating rate per annum equal to the adjusted Term SOFR plus 9.75% (subject to a floor set at 3.891% as of the effective date). Interest is payable quarterly and the borrowing under the financing agreement is scheduled to mature on November 4, 2026.

Under the terms of the financing agreement, the Company established a controlled account into which $46,000,000 of the proceeds of the total funded amount of the term loans were deposited. Upon the satisfaction of certain conditions (including no default or event of default existing and the Company maintaining the first lien leverage ratios specified in the financing agreement), the Company may request these funds to be released. Upon the occurrence and continuance of any event of default or if the De-SPAC Mergers do not occur on or prior to March 31, 2023 (or such later date as may be agreed by the administrative agent in its sole discretion), then the funds may be released and applied to prepay the loans. As of December 31, 2022, the Company has withdrawn $2,000,000 out the controlled account.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

12    Borrowings (cont.)

The Blue Torch credit facility is subject to certain financial covenants of leverage ratio and liquidity as specified in the financing agreement. As of December 31, 2022, the Company is in compliance with the financial covenants.

On November 4, 2022, the Company utilized $34,993,903 out of total $100,000,000 facility towards repayment of existing Deutsche Bank loan and Harbert loan facilities and $15,191,125 was disbursed to one of the Company’s bank accounts for general corporate purposes, net of transaction costs.

In connection with the financing agreement, the Company also granted warrants to the lenders which are exercisable for an aggregate of 9,660 shares of the Company’s common stock at $0.001 per share. The warrants are exercisable at any time until 10 years after which the warrants would get expired. The strike price would also be adjusted for down round financing and other standard anti-dilution adjustments.

In lieu of payment for warrant at the time of exercise, it can be cashless exercised. In which case, the Company shall issue to the holder such number of fully paid and non-assessable shares as are computed using the following formula:

X = Y(A-B)/A

where:

X = the number of shares to be issued to the holder;

Y = the number of shares with respect to which warrant is being exercised;

A = the fair market value of one share; and

B = the warrant price

If shares are then traded, the fair market value of a share shall be the average of the closing price for the five trading days immediately preceding. If shares are not then traded, the fair market value of a share shall be as determined jointly by the board of directors of the Company and the holder, each acting in good faith. The fair market value in the case of an exercise in connection with an Acquisition or the de-SPAC Merger shall be the consideration paid per share in such Acquisition or the de-SPAC Merger, as applicable.

At any time on the earlier to occur of two years from the date of issuance or the occurrence of certain default and indebtedness-based triggers, each holder shall be entitled to require the Company to purchase all of its outstanding warrants at an aggregate price equal to (x) the total number of outstanding warrants by each holder, divided by (y) the aggregate number of warrants outstanding, multiplied by (z) $10 million.

Refer to note 17 for more details for accounting of the above warrants.

As of December 31, 2022, the aggregate maturities of long-term borrowings are as follows:

Annual Maturities
2023	2,783,060
2024	539,954
2025	380,966
2026	100,129,028
Total: aggregate maturities of long-term borrowings	103,833,008
Less: carrying value of unamortized borrowings financing costs	(15,486,360)
Net maturities of long-term borrowings	88,346,648
Less: current portion of long-term borrowings	(2,783,060)
Long-term borrowings	85,563,558

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

13    Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2022	2021
Accrued expenses	8,159,000	3,276,686
Deferred revenue	2,806,796	2,171,668
Accrued employee cost	1,579,960	578,601
Short-term borrowing from related party (note 28)	2,119,807	—
Deferred settlement*	3,218,757	—
Statutory liabilities	2,075,655	1,195,958
Retirement benefits (note 15)	44,493	44,277
	20,004,468	7,267,190

____________

*        In connection with settlement of Harbert loan facility and Deutsche Bank loan facility, the Company deferred payment of $1,218,757 and $2,000,000 for Harbert loan facility and Deutsche Bank loan facility respectively. Refer to note 12 for more details.

14    Stock based compensation

Employee Stock Option Plan 2014 (“ESOP 2014”)

Prior to reorganization, Near Pte. Ltd. adopted the ESOP 2014, under which the stock based awards such as options may be granted to employees, Directors and advisors on such terms as may be approved by the Board of directors. The Company has granted stock options to its eligible employees, Directors and advisors, which are convertible into equivalent number of common stock once exercised. Upon vesting, the respective person can acquire common stock as per their respective grant letter.

Options granted under this plan are exercisable up to 10 years after the options are vested. Options issued to employees under this plan vest typically over a four year period and is contingent upon continued employment on each vesting date. In general, options granted vest 25% after the first year of service and ratably each quarter over the remaining 12 quarter period.

The estimated fair value of stock options granted to employees was determined using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended December 31,2021:

2021
Expected dividend yield	0.00%
Expected volatility	52.60%
Risk-free interest rate	2.41%
Expected average life of options (in years)	9 Years

Expected volatility — Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. As the Company does not yet have sufficient history of its own volatility, the Company has identified several public entities of similar complexity and stage of development and calculates historical volatility using the volatility of these companies.

Risk-free interest rate — This rate is based on the yield on a US government zero-coupon bond, having a term that most closely resembles the expected life of the option.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

14    Stock based compensation (cont.)

Expected term — This is the period of time that the options granted are expected to remain unexercised. Options granted have a maximum term of ten years. The Company uses the simplified method to calculate the average expected term, which represents the average of the vesting period and the contractual term.

Expected dividend yield — Expected dividend yield is zero percent, as no dividend has been paid and the Company does not anticipate paying dividends on its common stock.

A summary of stock option activity during the years ended December 31, 2021 is set out below:

	Years Ended December 31, 2021
	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at January 1	41,862.299	$5.06	9.62	$1,988,967
Granted	13,185.400	429.47
Forfeited	(4,983.894)	(10.88)
Exercised	(29,876.229)	(2.13)
Outstanding at December 31	20,187.576	285.17	11.61	1,164,204
Vested and exercisable as of December 31, 2021				6,626.813
Weighted average grant-date fair value of options granted during the period				$60

Cash received by the Company upon the exercise of stock options during the years ended December 31, 2021 amounted to $60,562.

Effective as of April 1, 2022, each option award granted under the ESOP 2014 (whether any portion is a vested or unvested) is cancelled for no consideration without a concurrent replacement award (restricted stock units) as the terms of the restricted stock units awards including number of awards and related vesting conditions were not finalized. Therefore, the cancellation transaction was accounted for as a repurchase for no consideration. Previously unrecognized compensation cost for unvested options of $556,494 was recognized at the cancellation date of April 1, 2022.

No stock options were granted and no stock options were exercised for the period for January 1, 2022 up to the cancellation date. As of the cancellation date, the options outstanding were 20,187.576 out of which vested options were 6,658.063. Options outstanding had weighted average exercise price of $285.17, the weighted average remaining contractual life of options outstanding was 11.37 years, aggregate intrinsic value of options outstanding were $19,646,241, the aggregate intrinsic value of options outstanding and exercisable was $8,301,210 and weighted average remaining requisite vesting period was 2.92 years.

The aggregate intrinsic value of options is determined as the difference between the exercise price of the options and the estimated fair value of the common stock as of each period end.

The total stock-based compensation cost recognized for the years ended December 31, 2022 and 2021 is $603,882 and $77,020, respectively.

2022 Employee Restricted Stock Unit Plan (“RSU Plan”)

During the year ended December 31, 2022, the Company implemented the RSU plan to issue such number of restricted stock units (“RSUs”), not exceeding 105,000.000 stock units at such price and on such terms and conditions as may be fixed or determined by the management.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

14    Stock based compensation (cont.)

On May 12, 2022, the Company has granted RSUs at fair market value at the grant date under the RSU plan. Each RSU represents the right to receive one share of the Company’s common stock. The RSUs granted typically have graded vesting schedules of four years from the respective grantee’s original service joining date with first cliff vesting at March 31, 2023 and remaining ratably 6.25% each quarter with an exception of certain RSU awards which are fully vested at the grant date itself. RSUs are subject to the grantee’s continued service relationship with the Company through each such vesting date except for fully vested RSUs given to grantee’s on the grant date. Though, some of the RSU’s are fully vested from an accounting perspective as there is no underlying service vesting condition but the shares of common stock would be legally allotted to the grantees at cliff vesting date of March 31, 2023 and ownership rights would be with the grantees from that date itself.

The summary of RSUs activity for the year ended December 31, 2022 is set out below:

	Year ended December 31, 2022
	Number of shares	Weighted average grant date fair value per share*
Granted	52,120.000	1,392.20
Vested pending settlement	(44,706.000)	1,397.51
Forfeited	(1,446.000)	1,397.51
Unvested units as of December 31, 2022	5,968.000	1,351.15

____________

*        The fair value of RSUs is estimated based on the fair value of the Company’s common stock which is referenced to Company’s recent merger transaction (Note 1) which reflects a pre-money enterprise value as at the grant date.

During the year ended December 31, 2022, total RSU’s vested from an accounting perspective were 44,706.000, of which approximately 8,719.944 units will be withheld for statutory tax withholding requirements as issuance would be done on a net basis. This tax settlement and shares in common stock would be allotted by the Company on March 31, 2023 and the final tax truing up adjustment would be done at that date itself.

Total compensation cost for RSUs amounted to $65,871,147, which included $61,709,849 towards fully vested RSUs for the year ended December 31, 2022.

As of December 31, 2022, the total remaining unrecognized stock-based compensation cost for unvested RSUs amounted to $4,669,583, which will be recognized over the weighted average remaining requisite vesting period of 1.18 years.

Stock-based compensation expense for the stock options and RSUs, has been recorded as follows:

	Year ended December 31, 2022
	2022	2021
Cost of revenue	896,511	—
Product and technology	5,892,394	(98,487)
Sales and marketing	4,998,640	10,217
General and administrative	54,687,484	165,290
	66,475,029	77,020

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

15    Retirement benefits

The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.

Defined benefit plan (Unfunded)

In accordance with Indian law, the Company provides a defined benefit retirement plan (the “Gratuity Plan”) covering substantially all of its Indian employees. The Gratuity Plan provides a lump-sum payment to vested employees upon retirement or termination of employment in an amount based on each employee’s salary and duration of employment with the Company. The Gratuity Plan benefit cost for the year is calculated on an actuarial basis. The Company contributes the required funding for all ascertained liabilities to the Gratuity Plan. There is no plan asset against the defined benefit plan.

The following table sets forth the amounts recognized in the Company’s consolidated financial statements based on actuarial valuations carried out as of December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Change in benefit obligation
Projected benefit obligation at the beginning	230,588	205,139
Interest costs	11,676	10,174
Service costs	52,170	49,243
Actuarial gain	(31,227)	(14,553)
Benefits paid	(6,602)	(14,634)
Effect of exchange rate changes	(23,827)	(4,781)
Projected benefit obligation at the end	232,778	230,588

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities (recorded under accrued expenses and other current liabilities)	44,493	44,277
Non-current liabilities (recorded under other liabilities)	188,285	186,311
Unfunded amount recognized	232,778	230,588

Net defined benefit plan costs include the following components for:

	Year ended December 31,
	2022	2021
Interest costs	11,676	10,174
Service costs	52,170	49,243
Actuarial gain	(31,227)	(14,553)
Total	32,619	44,864

The Company estimates that it will pay $38,780 in fiscal 2023 related to contributions to defined benefit plans.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

15    Retirement benefits (cont.)

The principal assumptions used in determining gratuity for the Company’s plans are shown below:

	As of December 31,
	2022	2021
Discount rate	7%	5%
Rate of increase in compensation per annum	15%	15%
Retirement age (in years)	58	58

The Company evaluates these assumptions based on projections of the Company’s long-term growth and prevalent industry standards.

The expected benefit plan payments set forth below reflect expected future service:

Year ending December 31,	Amounts
2023	38,780
2024	38,166
2025	37,111
2026	34,401
2027	33,544
Thereafter	95,701
277,703

The Company’s expected benefit plan payments are based on the same assumptions that were used to measure the Company’s benefit obligations as of December 31, 2022.

Defined contribution plans

The Company makes contributions, determined as a specified percentage of employee salaries, in respect of qualifying employees towards defined contribution schemes. For the year ended December 31, 2022 and 2021, the Company contributed $73,031 and $44,755, respectively, to defined contribution plans in India.

16    Other liabilities

	As of December, 31
	2022	2021
Other liabilities consist of the following:
Deferred income tax liabilities	2,221	4,210
Deferred revenue	540,594	—
Retirement benefits (note 15)	188,285	186,311
	731,100	190,521

17    Warrant liabilities

In connection with the Harbert loan, the Company granted the lender, warrants equal to EUR 1,200,000 divided by the strike price of $500 per share (Tranche 1) and with respect to the additional facility dated February 25, 2021 additional warrants were granted equal to EUR 1,050,000 divided by the strike price of $730 per share (Tranche 2). Further, on April 29, 2022 additional warrants were granted equal to $730,000 divided by the strike price of $1,050 per share (Modified Warrants).

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

17    Warrant liabilities (cont.)

Tranche 1 and Tranche 2 warrant holders are guaranteed a minimum payout of EUR 2,500,000 (or $463 and $676 per warrant) in a scenario when equity share value falls below $963 and $1,406 and are guaranteed a minimum payout of EUR 1,500,000 (or $625 per warrant) in a scenario when equity share value falls below $1,125. Modified Warrants have a minimum exit value of EUR 300,000.

Further, in connection with the financing agreement with Blue Torch Finance LLC, the Company granted warrants to lenders which are exercisable for an aggregate of 9,660 shares of the Company’s common stock at $0.001 per share.

The Warrant has been treated as a liability whereby the value of the Warrant is estimated at the date of grant and recorded as a liability and as a discount on the loan facility. The warrant liability is revalued to fair value at each reporting date with the corresponding earnings (loss) reflected in the consolidated statements of operations as a change in fair value of warrant liability. The discount is amortized ratably through the original maturity date and each of the extended maturity dates.

The estimated fair value of the Company’s warrant liabilities, all of which are related to the detachable warrants issued in connection with the loan facilities, were estimated using a closed-ended option pricing model utilizing assumptions related to the contractual term of the instruments, estimated volatility of the price of the Company’s common stock and current interest rates.

A comparison of the assumptions used in calculating estimated fair value of such warrant liabilities as of December 31, 2022 and 2021 is as follows:

	As of December, 31
	2022	2021
Volatility	85.0% – 91.8%	58.0%
Risk-free rate	3.8% – 3.9%	0.22%
Contractual term (years)	6.1 – 9.9	0.58
Exercise price	500 – 1,512	963 – 1,406
Number of warrants in aggregate	14,961.265	4,606.027

Refer to note 25 for details on fair valuation methodology and summary of the changes in fair value.

18    Redeemable convertible preferred stock

On March 31, 2021, the Company issued 66,140.480 Series U Preferred stock amounting to $69,339,742 as purchase consideration to acquire 100% of the outstanding equity interests in UberMedia (see note 3). The preferred stock issuance costs were not material.

As of December 31, 2022 and 2021, the Company’s redeemable convertible preferred stock consisted of the following:

As of December 31, 2022 and 2021

	Authorized $0.0001 par value	Shares issued and outstanding	Issuance price per share	Per share conversion price	Aggregate redemption amount	Carrying value
Series A	95,418.000	95,418.000	62.8	62.8	11,987,196	9,814,725
Series B	49,635.000	49,635.000	377.8	377.8	37,500,000	32,074,289
Series C	4,910.000	4,909.756	1,018.4	1,018.4	10,000,000	8,412,280
Series D	91,195.000	91,194.915	666.7	666.7	121,000,000	87,189,092
Series U	66,141.000	66,140.480	1,048.4	1,048.4	72,558,109	69,926,851
	307,299.000	307,298.151			253,045,305	207,417,237

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

18    Redeemable convertible preferred stock (cont.)

The characteristics of the Company’s redeemable convertible preferred stock are as follows:

Dividend

The holders of all the series shall be entitled to receive on a pari-passu basis except the holders of Series D preferred stock, who shall be entitled to receive in priority to the Series A, Series B, Series C and Series U holders, non-cumulative dividends in preference to any dividend on common stock at the rate of 8% of the original issue price per annum, whenever funds are legally available and when, as and if declared by the board. No dividend shall be declared or paid on the common stock or any of them unless dividend have been declared and paid on the preferred stock.

Voting rights

Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion rights

Holders of preferred stock shall be entitled to convert all or any of the preferred stock into fully paid common stock at any time at the conversion ratio of one common stock for every one preferred stock.

Liquidation preference

In the event of liquidation, dissolution, winding up, any transaction resulting in loss of majority voting powers or control of the board of directors or sale, lease, license or other transfer of 50% or more of the Company’s assets (“Liquidation event”), first to the holders of Series D preferred stock, second to the holders of Series A Preferred stock, Series B Preferred stock, Series C Preferred stock and Series U Preferred stock on a pari passu basis and third, to the holders of common stock and the electing stockholders in the event such electing stockholders have elected to give up their right to receive the preference amount.

Such holders shall be paid an amount equal to (a) in the repayment of investment amount (based on, Series A, Series B, Series C, Series D and Series U original issue price) together with any arrears of any declared but unpaid non-cumulative dividend calculated to the date of payment over holders of common stock; and (b) any remaining liquidation proceeds after above payments, shall be distributed amongst all the stockholders (including the holders of preferred stock) in proportion to their respective stockholding.

If upon a liquidation event, the assets of the Company legally available for distribution to the holders of the preferred stock are insufficient to permit the payment to such holders of the full liquidation preference amount, then the entire assets of the Company legally available for distribution shall be distributed among all the holders of preferred stock in proportion to the liquidation preference such holders would otherwise be entitled to receive.

Anti-dilution rights

The Conversion price of the preferred stock will be subject to adjustment on a broad-based weighted average basis in the event that the Company issues additional shares at a purchase price less than the then current conversion price.

In fiscal year 2019, the Company issued 2,280.000 number of warrants to Series C preferred stockholders to purchase 2,280.000 of the Company’s fully paid common stock (i.e., 1:1) at an exercise price of $10 per share as a settlement of down round/anti-dilution adjustment triggering from issue of Series D preferred stock. Warrants given to the Series C Holders gave them the same benefit that they could have derived on downward adjustment to the conversion price i.e., effectively there is no gain/loss position from change in the legal form of the instrument (preferred stock to warrants). In accordance with ASC Subtopic 815-10, the warrants are deemed legally detachable

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

18    Redeemable convertible preferred stock (cont.)

and separately exercisable from the preferred stock and, thus, accounted for as a freestanding instrument. furthermore, as the number of shares to be purchased by preferred stockholders are fixed, the warrants are considered indexed to the Company’s own share as it also meets the additional conditions set forth in ASC 815-40-25-7 through 38. Accordingly, these warrants are equity classified and recognized under additional paid in capital. These are initially measured in relation to the underlying Series C preferred stock. During the year ended December 2022, the holders of these warrants exercised their rights in whole by making payment of contractual exercise price amount.

Redemption

The holders of redeemable convertible preferred stock have no voluntary rights to redeem their shares. The redeemable convertible preferred stock have deemed liquidation provisions which require the shares to be redeemed upon a change in control or deemed liquidation event as defined above. Further, subject to the priority in redemption of Series D Preferred stock, all the preferred stockholders have a redemption right on or before the expiry of 4 years from the issue date or 31 May 2023, whichever is later (Exit Period), in the event that the initial public offering or strategic sale has not occurred during that exit period. Such right shall only be exercised subject to the fulfilment of conditions of the applicable law. Although the redeemable convertible preferred stock are not mandatorily or currently redeemable, a Liquidation event or non-occurrence of initial public offering would constitute a redemption event outside the Company’s control. As a result of these liquidation features, all shares of redeemable convertible preferred stock have been classified outside of stockholders’ deficit on the consolidated balance sheets.

Accretion of redeemable convertible preferred stock

The Company records its redeemable convertible preferred stock at the amount of cash proceeds received (which also approximates fair value) on the dates of issuance, net of issuance costs except Series U preferred stock which were issued as consideration for acquisition of UberMedia Inc. and initially recorded at its fair value on the acquisition date. Since the preferred stock are not currently redeemable, but are probable of becoming redeemable at the option of the preference stockholders at a future date, the Company accretes the carrying amount of its redeemable convertible preferred stock to equal the redemption value at the end of each reporting period using the interest method. The accretion is charged against accumulated deficit. The redemption value of the redeemable convertible preferred stock in relation to Series A, Series B, Series C and Series D Preferred stock, are a USD equivalent of 2 times of the respective investment amount, plus any declared but unpaid dividends on the relevant preferred stock and in relation to Series U Preferred stock, a USD equivalent of 1.5 times of the investment amount, plus any declared but unpaid dividends on the Series U preferred stock.

The Company received a letter of intent dated August 26, 2021 from KludeIn I Acquisition Corp., a Delaware blank check company, for the potential business combination which would result in a qualified IPO position ultimately. Pursuant to this transaction, the Company determined that it is more than remote that a qualified IPO will occur before a redemption feature becomes exercisable. Accordingly, the Company did not accrete redeemable convertible preferred stock in accordance with ASC 480-10-S99-3A for the period after August 26, 2021 in fiscal year 2021. Subsequently, on May 18, 2022, the Company and KludeIn Acquisition Corp. entered into an agreement and plan of merger that will transform the Company in a public company.

19    Common stock

The authorized capital stock of the Company consists of five hundred thousand (500,000.000) shares, which consist of (i) one hundred ninety-two thousand seven hundred one (192,701.000) shares of common stock, $0.0001 par value, and (ii) an aggregate of three hundred seven thousand two hundred ninety-nine (307,299.000) shares of five series of preferred stock, $0.0001 par value, consisting of ninety-five thousand four hundred and eighteen (95,418.000) shares of Series A preferred stock, $0.0001 par value; forty-nine thousand six hundred thirty-five (49,635.000) shares of Series B preferred stock, $0.0001 par value; four thousand nine hundred ten (4,910.000) shares of Series C preferred stock, $0.0001 par value; ninety-one thousand one hundred ninety-five (91,195.000) shares of Series D preferred stock, $0.0001 par value; and sixty-six thousand one hundred forty-one (66,141.000) shares of Series U preferred stock, $0.0001 par value.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

19    Common stock (cont.)

The holders of common stock are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. In the event of liquidation, the holders of common stock are eligible to receive the remaining assets of the Company after distribution to holders of preferred stock based on their liquidation preference. The common stockholders have no preemptive, subscription, redemption or conversion rights.

As of December 31, 2022 and 2021, 77,057.894 and 71,963.894 shares of common stock were issued and outstanding, respectively.

The following table summarizes the Company’s common stock reserved for future issuance on an as-converted basis:

	As of December, 31
	2022	2021
Conversion of outstanding redeemable convertible preferred stock	307,298.151	307,298.151
Stock options issued and outstanding	—	20,187.576
Restricted stock units (vested pending settlement and unvested)	50,674.000	—
Warrants	14,961.265	6,886.027
Remaining shares available for future issuance under the ESOP Plan	—	101,457.955
Remaining shares available for future issuance under the RSU Plan	33,008.690	—

20    Revenue

The Company primarily derive subscription based revenue from customers’ access to its cloud based data intelligence platform. The customers use the platform to obtain actionable market intelligence in order to execute their digital marketing campaigns.

The following table summarizes revenue by the Company’s service offerings:

	Year ended December 31,
	2022	2021
Core Subscription Revenue	51,862,758	38,940,524
Sale of operational products recognized point in time	7,883,013	6,380,151
	59,745,771	45,320,675

Disaggregation of revenue

The following table shows the disaggregation of revenue by geographic areas, as determined based on the country location of its customers:

	Year ended December 31,
	2022	2021
Australia	4,567,608	4,170,115
France	12,022,258	6,601,755
India	103,900	371,475
Japan	309,063	199,695
Singapore	402,747	738,226
UAE	390,767	653,298
United Kingdom	1,558,806	2,334,095
United States	39,174,040	28,998,625
Others	1,216,582	1,253,391
	59,745,771	45,320,675

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

20    Revenue (cont.)

There were two customers that individually represented 30.0% and 16.1% of the Company’s revenue for the year ended December 31, 2022 and two customers that individually represented 61.4% and 10.8% of the Company’s accounts receivable balance as of December 31, 2022.

There was one customer that individually represented 29.5% of the Company’s revenue for the year ended December 31, 2021 and three customers that individually represented 32.1%, 14.1% and 11.7% of the Company’s accounts receivable balance as of December 31, 2021.

Deferred revenue

Deferred revenue consists of customer billings in advance of revenue being recognized from the Company’s subscription services arrangements. The following table summarizes the changes in the balance of deferred revenue during the periods:

	Year ended December 31,
	2022	2021
Balance at beginning of the period	2,171,668	249,804
Add: Billings	8,086,620	4,553,356
Add: Acquired in business combination	—	1,874,182
Less: Revenue recognized*	(6,923,927)	(4,502,956)
Less: foreign exchange loss	13,029	(1,998)
Balance at end of the period	3,347,390	2,171,668

____________

*        includes revenue recognized of $ 2,106,485 and $ 249,084 for the year ended December 31, 2022 and 2021, respectively that was included in the deferred revenue balance at the beginning of the period.

Contract assets

Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in “prepaid expenses and other current assets” and “other assets” in the consolidated balance sheets.

21    Interest expense, net

	Year ended December 31,
	2022	2021
Interest expense, net consists of the following:
Interest expense:
Interest on loans	6,174,086	2,821,388
Finance cost to related party	57,897	—
Interest income:
Deposits and short term investments	53,561	153,988
Finance income from related party	19,638	—
	6,158,784	2,667,400

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

22    Other income, net

	Year ended December 31,
	2022	2021
Income from marketable securities	11,644	21,077
Other	657,087	408,160
	668,731	429,237

23    Income taxes

The Company is subject to United States federal and state as well as other foreign income taxes.

The income tax expense consists of the following:

	Year ended December 31,
	2022	2021
Current:
Federal	—	4,316
State	17,551	5,755
Foreign	495,058	287,682
Total current	512,609	297,753
Deferred:
Federal	—	—
State	—	—
Foreign	(13,442)	7,603
Total provision	499,167	305,356

The reconciliation of the statutory income tax rate to the Company’s effective tax rate are as follows:

	Year ended December 31,
	2022	2021
U.S federal statutory income tax rate(a)	21.0%	17.0%
Valuation allowance	(17.3)%	(15.4)%
Non-deductible expenses	(0.2)%	(3.6)%
Stock based compensation	(5.0)%	—
Credits	0.4%	—
Internal restructuring	—	(0.3)%
Foreign rate differential	(0.5)%	0.8%
State and local income taxes, net of federal benefit	2.2%	—
Others	(1.1)%	—
Effective tax rate	(0.5)%	(1.5)%

____________

(a)      The statutory income tax rates used are U.S. and Singapore for the years ended December 31, 2022 and 2021, respectively, which represents the Company’s country of domicile during the respective year.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

23    Income taxes (cont.)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	18,495,760	13,109,201
Stock based compensation	10,142,989	—
Accrued expenses	63,627	—
Interest limitation	1,626,806	—
R&D and other tax credit carryforwards	3,275,931	2,916,264
Operating lease liabilities	235,782	324,503
Retirement benefits	—	58,034
Property and equipment	—	341
Others	325,324	462,697
Total deferred tax assets	34,166,219	16,871,040
Valuation allowance	(33,046,626)	(14,063,564)
Total deferred tax assets, net of valuation allowance	1,119,593	2,807,476

Deferred tax liabilities:
Depreciation and amortization	(820,603)	(2,423,334)
Operating lease right-of-use assets	(216,741)	(305,772)
Marketable securities	—	(4,210)
Total deferred tax liabilities	(1,037,344)	(2,733,316)
Net Deferred tax assets	82,249	74,160
	As of December 31,
	2022	2021
Classified as
Deferred income tax assets	84,470	78,370
Deferred income tax liabilities	2,221	4,210

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections and availability of taxable income in the carryback period, the Company recorded a valuation allowance against the Federal, state and international deferred tax assets of $33,046,626 as of December 31, 2022.

As of December 31, 2022, the Company has federal net operating losses of $50,435,271, state net operating losses of approximately $62,000,000 and foreign net operating losses of approximately $28,000,000. The Federal and state net operating losses begin to expire in 2030. The foreign net operating losses will carryforward indefinitely. Of the $50,435,271 of the total federal net operating losses, approximately $22,000,000 was generated after December 31, 2017 and will carry forward indefinitely but is subject to an 80% income limitation.

At December 31, 2022, the Company had federal and state research tax credit carryforwards of $3,763,076 and $1,090,913, respectively. Federal credit carryforwards will start to expire in 2029 and state credit carryforwards do not expire.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

23    Income taxes (cont.)

At December 31, 2022 and 2021, the Company recorded $1,456,197 and $1,302,053 respectively, of unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision. During the years ended December 31, 2022 and 2021, the Company recognized no interest and penalties related to uncertain tax positions.

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2022 is Nil, due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position.

The tax years ended December 31, 2019 through December 31, 2022 remain open to examination by the Internal Revenue Service and California Franchise Tax Board. In addition, the utilization of net loss carryforwards are subject to Federal and State review for the periods in which those net losses were incurred. The Company is not under audit by any taxing jurisdictions at this time.

Utilization of the net operating loss and research tax credit carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 and 383 of the Internal Revenue Code of 1986, as amended. The Company has done a preliminary Section 382 study and has determined that $30,300,000 of the state net operating losses will be permanently impaired due to the limitations.

The Inflation Reduction Act was passed in August 2022, providing significant incentives for businesses to become more energy efficient by extending, increasing or expanding credits applicable to the production of clean energy and fuels as well as other provisions. These changes did not have a material impact on the tax provision of the Company.

24    Net loss per share attributable to common stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Year ended December 31,
	2022	2021
Net loss attributable to common stockholders	(104,221,432)	(21,055,599)
Less: Accretion to preferred stock redemption value	—	(13,463,002)
	(104,221,432)	(34,518,601)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	96,835.154	63,992.300
Net loss per share attributable to common stockholders, basic and diluted	(1,076.28)	(539.42)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	As of December 31,
	2022	2021
Redeemable convertible preferred stock	307,298.151	307,298.151
Stock based compensation	—	20,187.576
Unvested restricted stock units	5,968.000	—
Warrants	14,961.265	6,886.027
Total	328,227.416	334,371.754

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

25    Fair value measurements

The Company measures certain financial assets and liabilities, including derivative instruments, at fair value on a recurring basis. The fair value measurements of these financial assets and liabilities were determined using the following inputs as of December 31, 2022 and 2021:

	As of December 31, 2022
	Fair value measurements at reporting date using
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant other unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)
Liabilities
Warrant liabilities(b)	—	—	16,765,776	16,765,776
	As of December 31, 2021
	Fair value measurements at reporting date using
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant other unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities(a)	260,417	—	—	260,417
Liabilities
Warrant liabilities(b)	—	—	5,376,932	5,376,932

____________

(a)      Warrant liabilities

The fair value of the warrant liabilities, which are related to the detachable warrants issued in connection with the Harbert loan, were estimated using a closed-ended option pricing model utilizing assumptions related to the contractual term of the instruments, estimated volatility of the price of the Company’s common stock and current interest rates.

(b)      The fair value of the marketable securities are valued using the closing NAV.

The following table presents the changes in fair value of warrant liabilities:

	Year ended December 31,
	2022	2021
Liability at beginning of the period	5,376,932	2,436,998
Additions	12,179,537	1,399,039
Change in fair value(1)	(790,693)	1,540,895
Liability at end of the period	16,765,776	5,376,932

____________

(1)      Changes in the fair value of warrant liabilities are reported in the consolidated statements of operations. The Company has determined that no adjustments to the fair values of its instruments recorded under the fair value option for instrument-specific credit risk were required at December 31, 2022 and 2021.

The Company did not make any transfers between the levels of the fair value hierarchy during the years ended December 31, 2022 and 2021.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value because their respective maturities are of short-term duration. The carrying value of the term loans were determined to approximate fair value due to the interest rate on the loans that approximate prevailing market interest rates as of each reporting period.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

26    Strategic investments

a) XLocations Inc.

The Company invested in XLocations Inc. in the amount of $137,100 in February 2018. In May 2018, additional funding from external investors received by XLocations Inc resulted in a dilution of the Company’s equity interest from 60% to 26.25%.

Despite the equity interest of 26.25%, the Company believes it does not have the ability to significantly influence the operational and financial policies of the investee and uses the measurement alternative for equity investments without readily determinable fair values. Accordingly, the retained interest was fair valued on the date of loss of control for $637,671. The basis for the measurement of fair value for this equity investment is Level 3 in the fair value hierarchy.

The carrying value of this investment amounted to $618,171 as of December 31, 2021 and 2021 respectively. The investment is included in other assets on the consolidated balance sheets. For the years ended December 31, 2022 and 2021, the Company assessed there was no permanent diminution in the value of the investment and accordingly, no impairment charge was recorded. There have been no upward or downward adjustments to this investment during the years ended December 31, 2022 and 2021.

b) Memob Plus FZ LLC

On July 2, 2021, the Company entered into a subscription and shareholders agreement to subscribe for 30 shares representing 10 percent of the issued share capital of Memob Plus FZ LLC, a free zone limited liability company incorporated in Dubai, in consideration for the payment of the aggregate amount of $2,000,000 comprising the amount of $500,000 in cash and $1,500,000 in kind consideration. The payment of the in-kind consideration deemed to have been satisfied by virtue of the execution of the Data Usage Agreement dated September 1, 2020.

The Company believes it does not have the ability to significantly influence the operational and financial policies of the investee and uses the measurement alternative for equity investments without readily determinable fair values. The carrying value of this investment amounted to $2,000,000 as of December 31, 2022 and 2021. The investment is included in other assets on the consolidated balance sheets. For the year ended December 31, 2022 and 2021, the Company assessed there was no permanent diminution in the value of the investment and accordingly, no impairment charge was recorded. There have been no upward or downward adjustments to this investment during the years ended December 31, 2022 and 2021.

27    Commitments and Contingencies

Commitments

The following table presents the Company’s future minimum purchase commitments at December 31, 2022. Purchase commitments primarily include contractual Commitments for the purchase of data, hosting services and software as a service arrangement:

Year ending December 31,	Contractual commitments
2023	3,309,184
2024	3,627,551
2025	18,368
6,955,103

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

27    Commitments and Contingencies (cont.)

Litigation and loss contingencies

From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the business or consolidated financial statements.

On July 12, 2022, Near received a letter from a company called Near GmbH claiming that Near is infringing Near GmbH’s European Union trademark registration for “Near” and its corresponding business designation rights in France. Near responded to Near GmbH stating that Near had received the letter and is evaluating its contents. Near’s German trademark counsel spoke to Near GmbH’s counsel in August 2022 and discussed a potential resolution to the matter. At this time no settlement agreement has been executed, but Near believes that it is reasonably possible that a loss may be incurred. The possible loss is estimated to be between $25,000 and $75,000.

28    Related party transactions

During April 2021, the Company was formed for the purpose of reorganization by Near Pte. Ltd. Post capital reduction, the Company’s Chief Executive Officer (the “Executive”) became sole owner of Near Pte. Ltd. Transactions with Near Pte. Ltd. and its affiliates are considered to be related parties due to the Executive’s direct ownership as well as his executive position in both the Company and Near Pte. Ltd.

During the year ended December 31, 2022, the Company advanced to Near Pte. Ltd. an amount of $ 1,777,675 bearing interest at 2.88% per annum. The advance to related party including accrued interest of $19,638 is included in prepaid expenses and other current assets on the consolidated balance sheet as of December 31, 2022. No interest was received for the year ended December 31, 2022.

During year ended December 31, 2022, the Company obtained borrowings of $2,213,493 from Near India Private Limited, an affiliate of Near Pte. Ltd., bearing interest at 7% per annum. Short term borrowing to related parties including accrued interest of $57,897 with a foreign exchange impact of $32,950 is included in accrued expenses and other current liabilities on the consolidated balance sheet as of December 31, 2022. The Company has repaid $118,633 of principal during the year ended December 31, 2022. No interest was paid during the year ended December 31, 2022.

29    Subsequent events

On May 18, 2022, KludeIn I Acquisition Corp. (“KludeIn”), a Delaware corporation listed with NASDAQ in the United States, and Near Pte. Ltd. entered into an Agreement and Plan of Merger that will transform the Company into a publicly listed company. On February 13, 2023, a notice of effectiveness on Form S-4 was received from the Securities and Exchange Commission and KludeIn is expected to hold a special meeting on March 20, 2023 in lieu of the 2022 annual meeting of KludeIn stockholders (the “Special Meeting”) to consider matters relating to the consummation of the Business Combination.

30    Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

Pursuant to the Agreement and Plan of Merger with KludeIn (the “Business Combination”), on March 23, 2023, the Company became a publicly listed company under the name of Near Intelligence, Inc. On March 24, 2023, following the consummation of the Business Combination, Near Intelligence, Inc.’s common stock and the Public Warrants began trading on Nasdaq under the symbols “NIR” and “NIRWW,” respectively. As a result of the Business Combination, Near Intelligence, Inc. received approximately $2.0 million from the KludeIn trust account and incurred approximately $25.4 million of related legal, financial advisory and other professional fees.

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

30    Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

On March 31, 2023, Near Intelligence, Inc. entered into a Securities Purchase Agreement with certain investors in connection with the issuance and sale of (i) Convertible Debentures in an aggregate principal amount of $6.0 million and (ii) warrants to purchase an aggregate of 149,234 Warrant Shares of Common Stock.

On April 21, 2023, the Company entered into amendment to the Global Deed of Discharge and Release agreement and made full and final settlement of $998,859 and $1,650,000 towards deferred balances of Harbert loan facility and Deutsche Bank loan facility respectively. For details of deferred balances of Harbert loan facility and Deutsche Bank loan facility refer note 10.

The Company did not fully satisfy the Junior Capital Financing Conditions under the Financing Agreement on or prior to April 15, 2023 and, as a result, the Company was required to prepay all outstanding obligations under the Financing Agreement. The Company did not make such prepayment and its failure to comply with such mandatory prepayment obligations constituted an event of default under the Financing Agreement.

Further, (i) from April 15, 2023 until April 30, 2023, the Company was required to not permit its Liquidity (as defined in the Financing Agreement) to be less than the sum of (x) $15.0 million and (y) the DB/Harbert Deferred Payment Amount (as defined in the Financing Agreement), and (ii) from May 1, 2023 forward, the Company was required to not permit its Liquidity to be less than the sum of (x) $20.0 million and (y) the DB/Harbert Deferred Payment Amount. As of April 15, 2023 and May 1, 2023, the Company’s Liquidity was less than the minimums required under the Financing Agreement and, as a result, the Company was in breach of the applicable covenants and such breaches constituted events of default under the Financing Agreement (the “Liquidity Defaults”). In addition, the Liquidity Defaults constituted Specified Events of Default (as defined in the Financing Agreement), resulting in a 2.00% increase in the interest rate per annum until the date the Liquidity Defaults were cured or waived in writing and a $5.0 million deferred consent fee related to Consent and Amendment No. 2, which deferred consent fee would be added to the outstanding principal amount of the loans under the Financing Agreement.

On May 5, 2023, the Company entered into the Forbearance Agreement with Blue Torch (the “Initial Forbearance Agreement”), pursuant to which Blue Torch agreed to temporarily forbear from exercising its default-related rights and remedies against the Company solely with respect to the events of default related to the Junior Capital Financing Conditions and the Liquidity Defaults (collectively, the “Existing Defaults”) during the period beginning on the date of the Initial Forbearance Agreement and ending on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivers a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default (as defined therein), or (iii) May 10, 2023. On May 10, 2023, the Company entered into another Forbearance Agreement with Blue Torch (the “Extended Forbearance Agreement”), which is substantially similar to the Initial Forbearance Agreement except that the forbearance period will end on the earlier to occur of (i) certain bankruptcy-related defaults under the Financing Agreement, (ii) the date on which Blue Torch delivers a notice terminating the forbearance period, which notice could be delivered at any time upon or after the occurrence of any Forbearance Default, or (iii) May 20, 2023.

Effective as of May 18, 2023, the Company entered into that certain Waiver and Amendment No. 3 to Financing Agreement (“Waiver and Amendment No. 3”) with Near Intelligence LLC, the Company’s subsidiary guarantors, Blue Torch and the Required Lenders, pursuant to which, among other things, (i) Blue Torch waived the Existing Defaults and (ii) the parties agreed to amend certain terms of the Financing Agreement relating to (x) the Junior Capital Financing Conditions, (y) the minimum Liquidity requirements and (z) the leverage ratios required for withdrawals of proceeds under the Financing Agreement. In accordance with Waiver and Amendment No. 3, on or prior to May 20, 2023 (or such later date as may be agreed in writing), the net cash proceeds from the issuance of Junior Capital after March 23, 2023, plus net cash proceeds from the trust account (the “Trust Account”) following the Business Combination, must be at least $21.0 million in the aggregate (the “Amended Junior Capital Financing Condition”). In addition, the Subsequent Financing Condition was eliminated. Furthermore, (i) from April 14, 2023 to May 20, 2023, the Company may not permit its Liquidity to be less than the sum of (x) $10.0 million and (y) the DB/Harbert Deferred Payment Amount (as defined in the Financing Agreement) reduced by $3.8 million, and (ii) from May 20, 2023 forward, the Company may not permit its Liquidity to be less than $20.0 million. Additionally, pursuant to Waiver

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

30    Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

and Amendment No. 3, the parties agreed that $2.0 million of a $5.0 million deferred consent fee payable under the Financing Agreement is due and payable as of May 18, 2023, and has been automatically paid-in-kind and capitalized on the outstanding principal amount of the loans. The remaining $3.0 million of the deferred consent fee will become due and payable (i) if as of May 20, 2023, (x) the Company fails to obtain net cash proceeds from the issuance of Junior Capital after March 23, 2023 of at least $20.0 million and (y) after giving effect to payment of all outstanding fees and expenses related to the Business Combination, pro forma liquidity is not at least $32.0 million, or (ii) upon occurrence of certain other events of default under the Financing Agreement.

As described below, on May 18, 2023, the Company raised additional Junior Capital in an amount which, together with the net proceeds from the issuance of the Part A-1 Convertible Debentures and the Trust Account, equaled or exceeded $21.0 million. Accordingly, the Company has satisfied the Amended Junior Capital Financing Condition.

On May 18, 2023, the Company entered into a securities purchase agreement (the “Part A-2 Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part A-2 Investors”), in connection with the issuance and sale by the Company of (i) convertible debentures in an aggregate principal amount of $2,500,000 (the “Part A-2 Convertible Debentures”) and (ii) warrants (the “Part A-2 Warrants”) to purchase an aggregate of 62,500 shares of Common Stock. Also on May 18, 2023, the Company entered into a securities purchase agreement (the “Part B Purchase Agreement”) with the investors listed on Schedule I thereto (the “Part B Investors” and together with the Part A-2 Investors, the “Part A-2/Part B Investors”), in connection with the issuance and sale by the Company of (i) convertible debentures in an aggregate principal amount of $11,440,217 (the “Part B Convertible Debentures”) and (ii) an aggregate of 263,125 shares of Common Stock (the “Commitment Fee Shares”). The Part B Convertible Debentures were issued at an original issue discount of 8%, resulting in aggregate gross proceeds to the Company of $10,525,000.

The Part A-2 Convertible Debentures bear interest at an annual rate of 0.01% and will mature on the date that is the later of (i) February 2, 2027 and (ii) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement. The Part B Convertible Debentures bear interest at an annual rate of 10% and will mature on the date that is the later of (i) the one-year anniversary of the issuance date of the Part B Convertible Debentures or (ii) the earlier of (a) 90 days after the final maturity date of the term loans issued pursuant to the Financing Agreement or (b) the termination or repayment of the term loans issued pursuant to the Financing Agreement. The interest rate is subject to increase to 15% upon the occurrence and during the continuance of any Event of Default (as defined therein). The maturity date of any Part A-2 Convertible Debenture or Part B Convertible Debenture may be extended at the option of the applicable Part A-2/Part B Investor. The Part A-2 Convertible Debentures and Part B Convertible Debentures are subordinate to all obligations of the Company to Blue Torch under the Financing Agreement, including Blue Torch’s security interests in the Company’s property.

Subject to the Stockholder Approval Requirement (as defined below), beginning November 14, 2023, any portion of the outstanding and unpaid principal amount of the Part A-2 Convertible Debentures, together with any accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $10.01, or (ii) 75% of the average of the daily VWAPs (as defined below) during the 20 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than a floor price of $0.45 (the “Floor Price”).

Subject to the Stockholder Approval Requirement, any portion of the outstanding and unpaid principal amount of the Part B Convertible Debentures, together with any redemption premium and accrued but unpaid interest, may be converted into shares of Common Stock based on a conversion price of the lower of (i) $2.23, or (ii) 90.0% of the lowest daily VWAP of the Common Stock during the seven consecutive trading days prior to the conversion date, but not lower than the Floor Price.

Subject to a subordination agreement among Blue Torch and the Part B Investors, the Company may, at its option, elect to redeem a portion or all amounts outstanding under either Part B Convertible Debenture in cash, plus a 5% redemption premium on the amount to be redeemed, provided that (i) the last reported closing price of the

Near Intelligence Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in $, except per share data and share count)

30    Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

Common Stock is less than $2.23 and (ii) the Company provides the applicable holder with at least five business days’ prior written notice of its desire to exercise such redemption right. Upon receipt of a redemption notice, a holder shall have five business days to elect to convert all or any portion of its Part B Convertible Debenture in lieu of redemption.

For purposes of the Convertible Debentures, “VWAP” means the daily dollar volume-weighted average price for such security on the Nasdaq Global Market as reported by Bloomberg through its “Historical Prices — Px Table with Average Daily Volume” functions.

Except for YA II PN, Ltd. (“Yorkville”), no Part A-2/Part B Investor may convert its Convertible Debentures until the transactions contemplated by the Securities Purchase Agreements have been approved by the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(d) (the “Stockholder Approval Requirement”). Yorkville may convert its Part B Convertible Debenture so long as the aggregate number of shares of Common Stock issued pursuant to its Part B Convertible Debenture does not exceed 6,004,000 shares (the “Exchange Cap”), provided, however, that the foregoing restriction will no longer apply upon satisfaction of the Stockholder Approval Requirement. Furthermore, the Convertible Debentures may not be converted into shares of Common Stock to the extent such conversion would result in the applicable Investor and its affiliates having beneficial ownership of more than 4.99% (or in the case of one investor, 9.99%) of the Company’s then outstanding shares of Common Stock, provided that this limitation may be waived by the Investor upon not less than 65 days’ prior notice to the Company.

The Part A-2 Warrants have an exercise price of $0.01, subject to certain adjustments. The Part A-2 Warrants will be immediately exercisable into shares of Common Stock upon satisfaction of the Stockholder Approval Requirement and expire at 5:00 p.m. Eastern Time on May 18, 2027. No portion of the Part A-2 Warrants may be exercised to the extent that, after giving effect to such exercise, the applicable Part A-2 Investor and its affiliates would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that this limitation may be waived by the Part A-2 Investor upon not less than 65 days’ prior notice to the Company.

The Part B Convertible Debentures provide that, upon the occurrence of a Trigger Event (as defined below) and subject to a Subordination Agreement among the Part B Investors and Blue Torch (the “Part B Subordination Agreement”), the Company must make monthly cash payments against the principal amount then outstanding in an amount equal to $1,000,000 of the principal amount of such Part B Convertible Debenture plus accrued and unpaid interest thereon, if any, plus a redemption premium of 5% of the triggered payment amount (each, a “Trigger Payment” and collectively, the “Trigger Payments”). A “Trigger Event” occurs if (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days (the “Floor Price Trigger”) or (ii) in the case of Yorkville only, at any time on or after July 31, 2023 the Company has issued in excess of 95% of the Common Stock available under the Exchange Cap (the “Exchange Cap Trigger”). The Company’s obligation to make Trigger Payments shall be reduced by an amount equal to any portion of the principal amount of such Part B Convertible Debenture, together with any accrued and unpaid interest, that, following the applicable Trigger Date, is converted into shares of Common Stock at the option of the holder. The Company’s obligation to make Trigger Payments will continue until, in the case of a Floor Price Trigger, the fifth consecutive trading day that the VWAP is greater than 110% of the Floor Price, or, with respect to an Exchange Cap Trigger, the Company has obtained stockholder approval to increase the number of shares of Common Stock under the Exchange Cap and/or the Stockholder Approval Requirement has been satisfied.

In connection with Yorkville’s investment in the Part B Convertible Debentures, entities affiliated with certain officers of the Company (collectively, the “Stockholder Guarantors”) entered into a Guaranty in favor of Yorkville (the “Stockholder Guaranty”). Pursuant to the Stockholder Guaranty, upon failure of the Company to make any Trigger Payment when due, including in the event the Company is unable to make a Trigger Payment as a result of the Part B Subordination Agreement, the Stockholder Guarantors will be obligated to make such Trigger Payment to Yorkville. Upon receipt of a Trigger Payment from any Stockholder Guarantor, Yorkville will transfer to such Stockholder Guarantor a portion of the Part B Convertible Debenture in an amount equal to the Trigger Payment received, less the redemption premium. Each Stockholder Guarantor also agreed to certain lock-up provisions during the term of the Stockholder Guaranty.

Near Intelligence, Inc.

48,231,701 Shares of Common Stock

Up to 2,897,733 Shares of Common Stock Underlying Convertible Debentures

Up to 5,349,234 Shares of Common Stock Underlying Warrants

5,200,000 Warrants to Purchase Shares of Common Stock

____________________

PROSPECTUS

____________________

July 31, 2023